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                            FILE NO. 1-9120



                              FORM U-3A-2



                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                          Statement by Holding Company
                      Claiming Exemption Under Rule U-3A-2
                           from the Provisions of the
                   Public Utility Holding Company Act of 1935



                      To Be Filed Annually Prior to March 1



                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

           -----------------------------------------------------------

                                (Name of company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935 and submits the following information:


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   1. Name, State of organization, location and nature of business of claimant, and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

1. Public Service Enterprise Group Incorporated (PSEG), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG has four direct wholly-owned subsidiaries, Public Service Electric and Gas Company (PSE&G), PSEG Power LLC (Power), PSEG Energy Holdings Inc. (Energy Holdings), and PSEG Services Corporation (Services). PSEG also has 409 indirect subsidiaries. Details are as follows:

1.1. PSE&G, a New Jersey corporation, with its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, is an operating public utility company engaged principally in the transmission, distribution and sale of electric energy service and in the transmission, distribution and sale of gas service in New Jersey. As of December 31, 2001, net of eliminations PSE&G comprised 51% of PSEG's assets. PSE&G's 2001 revenues were 40% of PSEG's revenues and PSE&G's earnings available to PSEG were 30% of PSEG's net income.

PSE&G has five direct wholly-owned subsidiaries; one direct 99%-owned subsidiary (the remaining 1% of which is owned by PSE&G's subsidiary, Public Service Corporation of New Jersey); one direct 50%-owned subsidiary (the remaining 50% of which is owned by Potomac Electric Power Company, a Virginia and District of Columbia corporation) and two indirect wholly-owned subsidiaries, as follows:


1.1.A. New Jersey Properties, Inc. (NJP), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. NJP acquires real estate from time to time.

1.1.B. Public Service Corporation of New Jersey (PSC of NJ), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSC of NJ owns 1% of Public Service New Millennium Economic Development Fund L.L.C. (see below).

1.1.C. Public Service New Millennium Economic Development Fund L.L.C. (New Millennium) has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. New Millennium is a direct 99%-owned subsidiary of PSE&G, with the remaining 1% owned by PSC of NJ. New Millennium supports economic development and programs providing technology to improve education and health care in urban areas of New Jersey, and has one direct wholly-owned subsidiary, discussed below.

1.1.D. Tradelink New Jersey International Business Center, Inc. (Tradelink), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tradelink is presently inactive.

1.1.E. Gridco International L.L.C. (Gridco International), a Delaware corporation, has its principal executive offices at 1209 Orange Street, New Castle County, Wilmington,

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Delaware 19801. Gridco International, a direct 50%-owned subsidiary of PSE&G with the remaining 50% owned by Potomac Electric Power Company and is currently inactive.

1.1.F. PSE&G Transition Funding LLC (Transition Funding), a Delaware limited liability company, has its principal offices at 1209 Orange Street, Wilmington, Delaware 19801. PSE&G is the sole member (parent) of Transition Funding. Transition Funding, which was organized for the purpose of purchasing intangible transition property and issuing transition bonds purchased PSE&G's property right in certain intangible transition property and issued transition bonds, on January 31, 2001.

1.1.G. PSEG Area Development LLC (Area Development), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Area Development, a wholly-owned subsidiary of PSE&G, was formed to hold membership interests in limited liability companies that will provide the following services in New Jersey: real estate site finding, listing and referral and corporate relocation, strategic land use and economic development planning.

1.1.G.1. PSEG SiteFinders LLC (SiteFinders), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. SiteFinders, a wholly-owned subsidiary of Area Development, was formed to provide real estate site finding, listing and referral services in New Jersey.

1.1.G.2. PSEG Economic Development LLC (Economic Development), a New Jersey limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Economic Development, a wholly-owned subsidiary of Area Development, was formed to provide corporate relocation, strategic land use and economic development planning services in New Jersey.

1.2. PSEG Power LLC (Power), a Delaware limited liability company and a wholly-owned subsidiary of PSEG, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Power and its subsidiaries were formed to acquire, own, operate and market the output of the electric generation-related assets formerly owned by PSE&G as well as new plants that it acquires or develops. Power has five direct wholly-owned subsidiaries and 11 indirect wholly-owned subsidiaries, discussed below. As of December 31, 2001, net of eliminations, Power comprised 20% of PSEG's assets. Power's 2001 revenues were 48% of PSEG's revenues and Power's 2001 earnings available to PSEG were 50% of PSEG's net income.

1.2.A. PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil is an EWG and was formed to own and operate the fossil-fueled electric generation assets formerly owned by PSE&G, as well as to acquire, own and operate additional fossil-fueled electric generation assets. Fossil has 7 direct wholly-owned subsidiaries, discussed below.

1.2.A.1. PSEG Power New York Inc. (Power New York), a Delaware corporation, has its principal executive offices at Route 144 Glenmont, New York 12077. Power New York was formed in 1999 to acquire a fossil-fueled electric generation plant from Niagara Mohawk Power

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Corporation located near Albany, New York. EWG status was granted on June 21,
2000. Power New York has one direct wholly-owned subsidiary discussed below.

1.2.A.1.(a) PSEG Power Hudson LLC (Power Hudson), a New York limited liability company, has its registered office at 111 Eighth Avenue, New York, NY 10011. Power Hudson was formed to acquire fossil-fueled electric generation assets located in the state of New York.

1.2.A.2. PSEG Power Cross Hudson Corporation (formerly PSEG Midwest Operating Company Inc.) (Cross Hudson), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was renamed in 2001 for the purpose of developing power projects for delivery into New York City. This company is a wholly-owned subsidiary of Fossil. Cross Hudson has two direct wholly-owned subsidiaries discussed below.

1.2.A.2.(a) PSEG In-City I LLC (formerly PSEG Sidney Township Energy Company
LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was renamed in 2001 for the purpose of developing power projects for delivery into New York City.

1.2.A.2.(b) PSEG In-City II LLC (formerly PSEG Power Fostoria Energy LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was renamed in 2001 for the purpose of developing power projects for delivery into New York City.

1.2.A.3. PSEG Lawrenceburg Energy Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana. This company received EWG status on March 26, 2001.

1.2.A.4. PSEG Morristown Energy Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in Indiana.

1.2.A.5. PSEG Waterford Energy LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Waterford, Ohio. This company is a wholly-owned subsidiary of Fossil. This company received EWG status on March 26, 2001.

1.2.A.6. PSEG Power Development LLC (formerly PSEG Americas Development LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power facilities in the Midwestern United States.

1.2.A.7. PSEG Power Midwest LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of operating power facilities in the Midwestern United States.

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1.2.B. PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear is an EWG and was formed to own and operate the nuclear-fueled electric generation assets formerly owned by PSE&G, as well as to acquire, own and operate additional nuclear-fueled generation assets. Nuclear has one direct wholly-owned subsidiary, discussed below.

1.2.B.1 The Francis Corporation (TFC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. TFC acquires real estate from time to time.

1.2.C. PSEG Power Fuels LLC (Power Fuels), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. This company was formed in 2000 to hold an interest in Keystone Fuel LLC.

1.2.D. PSEG Energy Resources & Trade LLC (ER&T), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. ER&T will provide energy and capacity to PSE&G under a full requirements contract through the end of July 2002 and will also market electricity, natural gas and capacity and ancillary services throughout the greater North East region (Northeast, Mid Atlantic and Mid-West) of the United States.

1.2.E. PSEG Power Capital Investment Co. (Power Capital), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 602, Wilmington, Delaware 19801. This company was formed to provide financing to Power and its subsidiaries.

1.3. PSEG Energy Holdings Inc. (Energy Holdings), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Energy Holdings is the parent of PSEG's other energy-related businesses besides Power. As of December 31, 2001, Energy Holdings comprised 29% of PSEG's assets. Energy Holdings' 2001 revenues were 12% of PSEG's revenues and Energy Holdings' 2001 earnings available to PSEG were 21% of PSEG's net income. Energy Holdings' six direct wholly-owned subsidiaries and 385 indirect subsidiaries are as follows:

1.3.A. PSEG Resources Inc. (PSEG Resources), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEG Resources provides energy infrastructure financing in developed countries. PSEG Resources invests primarily in energy related financial transactions and manages a diversified portfolio of more than 60 investments, including leveraged leases, operating leases and leveraged buyout (LBO) funds, limited partnerships and marketable securities. The remainder of PSEG Resources' portfolio is further diversified across a wide spectrum of asset types and business sectors, including leveraged leases of aircraft, railcars, real estate and industrial equipment, limited partnership interests in project finance transactions, LBO and venture funds and marketable securities. Some of the transactions in which PSEG Resources and its subsidiaries participate involve other equity investors. As of December 31, 2001, PSEG Resources comprised 12% of PSEG's assets. PSEG Resources' 2001 revenues were 2% of PSEG's revenues and PSEG Resources' 2001 earnings available to PSEG were 8% of PSEG's net income. PSEG Resources is a wholly-owned subsidiary of Energy Holdings. PSEG Resources has 14 direct and 26 indirect wholly-owned subsidiaries as follows:

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1.3.A.1. Resources Capital Financing Corporation (RCFC), a New Jersey
corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCFC is presently inactive.

1.3.A.2. Resources Capital Investment Corporation (RCIC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. RCIC has investments in several leveraged lease transactions.

1.3.A.3. Resources Capital Sales Corporation (RCSC) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, and Saint Thomas, United States Virgin Islands 00801. RCSC was formed in connection with investment activities of PSEG Resources to receive the benefits available to a foreign sales corporation (FSC) under the Internal Revenue Code for the purpose of arranging the export of sales and leases of United States manufactured products, including the financing, management, negotiation and contracting of such sales and leases.

1.3.A.4. Resources Capital Management Corporation (RCMC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. As of December 31, 2001, RCMC comprised 4% of PSEG's assets. RCMC's 2001 revenues were 1% of PSEG's revenues and RCMC's 2001 net income was 4% of PSEG's income. RCMC has investments in a project financing and several leveraged leases. RCMC has seven direct and four indirect wholly-owned subsidiaries as follows:

1.3.A.4.(a) Renaissance Tower Associates, Inc. (Tower), a Connecticut corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Tower is presently inactive and in the process of dissolution.

1.3A.4.(b) LMC Phase II, LLC (LMC), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. LMC acts as ground lessee, operating lessor and borrower of a first mortgage loan with respect to the leveraged lease investment of RCMC in a Detroit, Michigan office complex.

1.3.A.4.(c) RCMC Sales Corporation (RCMC SC) is incorporated under the laws of the United States Virgin Islands, and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. RCMC SC was formed as a FSC in connection with investment activities of RCMC. RCMC SC is presently inactive.

1.3.A.4.(d) RCMC One, Incorporated, a New Jersey corporation has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

1.3.A.4.(e) RCMC, Inc. (RCMCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMCI has an investment in a limited partnership investment in an advanced flue gas desulfurization facility in Porter County, Indiana.

1.3.A.4.(f) RCMC I, Inc. (RCMC I), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. RCMC I has investments in a

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leveraged lease of an undivided interest of System Energy Resources Inc.'s interest in a nuclear generating station in Port Gibson, Mississippi and in a leveraged lease of an office facility in Denver, Colorado.

1.3.A.4.(g) PSEG Newburgh Holdings LLC, (Newburgh), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Newburgh has indirect investments in two (2) oil/natural gas-fired boiler and steam turbine generators, and an undivided interest in certain common facilities related thereto located in Newburgh, New York. Newburgh has two direct and two indirect wholly-owned subsidiaries as follows:

1.3.A.4.(g)(i) Danskammer OP LLC, (Danskammer OP), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Roseton OP is the Owner Participant in connection with Newburgh's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG. Danskammer OP has one direct wholly-owned subsidiary as follows:

1.3.A.4.(g)(i)(A) Danskammer OL LLC, (Danskammer OL), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Danskammer OL is the Owner Lessor in connection with Newburgh's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG.

1.3.A.4(g)(ii) Roseton OP LLC, (Roseton OP), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Danskammer OP is the Owner Participant in connection with Newburgh's investment in the Roseton facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG. Roseton OP has one direct wholly-owned subsidiary as follows:

1.3.A.4.(g)(ii)(A) Roseton OL LLC, (Roseton OL), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Roseton OL is the Owner Lessor in connection with Newburgh's investment in the Danskammer facility, an oil/natural gas-fired boiler and steam turbine generator, and an undivided interest in certain common facilities related thereto located in Newburgh, New York, and is an EWG.

1.3.A.5. PSRC Sales Corporation One (PSRC One) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC One was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.6. PSRC Sales Corporation Two (PSRC Two) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Two was formed as a FSC in connection with certain investment activities of PSEG Resources.

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1.3.A.7. PSRC Sales Corporation Three (PSRC Three) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Three was formed as a FSC in connection with certain investment activities of PSEG Resources, and is presently inactive.

1.3.A.8. PSRC Sales Corporation Four (PSRC Four) is incorporated under the laws of the United States Virgin Islands and has its principal executive offices at Guardian Building, Havensight, Saint Thomas, United States Virgin Islands 00801. PSRC Four was formed as a FSC in connection with certain investment activities of PSEG Resources.

1.3.A.9. PSRC, Inc. (PSRCI), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRCI has investments in several leveraged lease transactions and a limited partnership interest in a developer of an historic real estate rehabilitation project in Philadelphia, Pennsylvania.

1.3.A.10. PSRC II, Inc. (PSRC II), a Delaware corporation, has its principal executive offices at 1300 Market Street, Suite 405, Wilmington, Delaware 19801. PSRC II has investments in leveraged buyout funds, limited partnerships and securities.

1.3.A.11. Enterprise Energy Technology Group, Inc., a Delaware corporation, has its principal executive offices at 1300 Market Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.A.12. PSEG Collins Generation, LLC (Collins Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins Generation has indirect investments in five gas/oil-fired steam generating units located in Grundy County, Illinois. Collins Generation has four direct wholly-owned subsidiaries as follows:

1.3.A.12.(a) Collins Generation I, LLC (Collins I), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins I is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.12.(b) Collins Generation II, LLC (Collins II), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins II is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.12.(c) Collins Generation III, LLC (Collins III), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins III is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

1.3.A.12.(d) Collins Generation IV, LLC (Collins IV), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Collins IV is the Owner Participant in connection with an undivided interest in five gas/oil-fired steam generating units located in Grundy County, Illinois.

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1.3.A.13. PSEGR PJM, LLC (PSEGR PJM), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR PJM has indirect investments in three (3) generation facilities: (1) the Conemaugh Station (Conemaugh), a generating facility located near New Florence, Pennsylvania. PSEGR PJM indirectly owns an undivided interest in Conemaugh, (2) the Keystone Station (Keystone), a generating facility located in Plumcreek Township, Pennsylvania. PSEGR PJM indirectly owns an undivided interest in Keystone, and (3) the Shawville Station (Shawville), a generating facility located in Bradford Township, Pennsylvania. PSEGR PJM indirectly owns a 100% interest in Shawville. PSEGR PJM has three direct and six indirect wholly-owned subsidiaries as follows:

1.3.A.13.(a) PSEGR Conemaugh, LLC (PSEGR Conemaugh), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Conemaugh has an indirect investment in Conemaugh. PSEGR Conemaugh has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.13.(a)(i) PSEGR Conemaugh Generation, LLC (Conemaugh Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Generation is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 1,711 megawatts located in New Florence, Pennsylvania (Conemaugh). Conemaugh Generation has one direct wholly-owned subsidiary as follows:

1.3.A.13.(a)(i)(A) Conemaugh Lessor Genco, LLC (Conemaugh Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor is the lessor of an undivided interest in Conemaugh, and is an EWG.

1.3.A.13.(b) PSEGR Keystone, LLC (PSEGR Keystone), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Keystone has an indirect investment in Keystone. PSEGR Keystone has one direct and one indirect wholly-owned subsidiary as follows:

1.3.A.13.(b)(i) PSEGR Keystone Generation, LLC (Keystone Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Generation is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 1,711 megawatts located in Plumcreek Township, Pennsylvania (Keystone). Keystone Generation has one direct wholly-owned subsidiary as follows:

1.3.A.13.(b)(i)(A) Keystone Lessor Genco, LLC (Keystone Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor is the lessor of an undivided interest in Keystone, and is an EWG.

1.3.A.13.(c) PSEGR Shawville, LLC (PSEGR Shawville), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Shawville has an indirect investment in Shawville. PSEGR Shawville has one direct and one indirect wholly-owned subsidiary as follows:

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1.3.A.13.(c)(i) PSEGR Shawville Generation, LLC (Shawville Generation), a
Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Generation is the Owner Participant in connection with an undivided interest in three generating stations with a collective capacity of approximately 613 megawatts located in Bradford Township, Pennsylvania (Shawville). Shawville Generation has one direct wholly-owned subsidiary as follows:

1.3.A.13.(c)(i)(A) Shawville Lessor Genco, LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor is the lessor of an undivided interest in Shawville, and is an EWG.

1.3.A.14. PSEGR Midwest, LLC (PSEGR Midwest), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. PSEGR Midwest has an indirect investment in two coal-fired steam generating units located in Pekin, Illinois (Powerton) and Joliet, Illinois (Joliet), respectively with a collective capacity of approximately 2,582 megawatts. PSEGR Midwest has two direct wholly-owned subsidiaries as follows:

1.3.A.14.(a) Powerton Generation I, LLC (Powerton Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Powerton Generation is the Owner Participant in connection with a 100% interest in Powerton.

1.3.A.14.(b) Joliet Generation I, LLC (Joliet Generation), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Joliet Generation is the Owner Participant in connection with a 100% interest in Joliet.

1.3.B. PSEG Global Inc. (PSEG Global), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global invests and participates in the development and operation of projects in the generation and distribution of energy, which includes cogeneration and independent power production facilities (IPP), and electric distribution companies. The majority of such IPPs are domestic facilities designated as "qualifying facilities" (QFs) under the Public Utility Regulatory Policies Act of 1978, as amended (PURPA), some of which are designated as "foreign utility companies" (FUCOs) under the Public Utility Holding Company Act of 1935, as amended (PUHCA), and some of which are designated as "exempt wholesale generators" (EWGs) under PUHCA. PSEG Global is a wholly-owned subsidiary of PSEG Energy Holdings Inc. PSEG Global has three direct wholly-owned subsidiaries, PSEG Baja Inc. (Baja), PSEG Global USA Inc. (PSEG Global USA), and PSEG Global Holding Company, as well as 316 indirect subsidiaries including limited and general partnership interests. Baja invests in projects in New Jersey. PSEG Global USA and its subsidiaries invest in projects which sell power to other domestic and foreign entities as well as transmission and distribution projects. PSEG Global Holding Company and its subsidiaries invest in projects internationally. In addition to its investment in Baja, PSEG Global USA, and PSEG Global Holding Company, PSEG Global is a limited partner in 2 QFs: (i) UAH-Hydro Kennebec Limited Partnership (15.6% limited partnership interest) which owns a hydroelectric facility in Winslow, Maine, and (ii) Luz Solar Partners, III (8.9% limited partnership interest) which owns a solar facility in Kramer Junction, California. PSEG Global also is a limited partner in (i) Indeck North American Power Fund, L.P. (Indeck), (6.8% limited partnership interest) which invests in QFs and EWGs, and (ii) Indeck North

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American Power Partners, L.P., (13.3% limited partnership interest) which is the general partner of Indeck (1% general partnership interest). In addition, Indeck owns a 99% interest in Black Hills Harbor, LLC (Black Hills Harbor), formerly Indeck Harbor, LLC and, in turn, Black Hills Harbor owns a 70% general partnership interest in Harbor Cogeneration Company. As of December 31, 2001, PSEG Global comprised 16% of PSEG's assets. PSEG Global's 2001 revenues were 5% of PSEG's revenues and PSEG Global's 2001 earnings available to PSEG were 15% of PSEG's net income.

1.3.B.1. PSEG Baja Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilimington, Delaware 19801 and was formed for the purpose of investing in North America.

1.3.B.2. PSEG Global USA, a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG Global USA has a total of 114 direct and indirect subsidiaries including limited and general partnership interests as described below:

1.3.B.2.(a) CEMAS Corporation (CEMAS), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. CEMAS owns 18.63% of Inversora de San Nicolas, S.A. (ISN), 100% of Empresa Argentina Electrica I, Inc. (EAEI), and 4.95% of AES San Nicolas, Inc. (ASNI), (defined below).

1.3.B.2.(a)(i) ASNI, a Delaware corporation, has its principal office at 1001 N. 19th Street, Arlington, Virginia 22209, and is owned 4.95% by CEMAS. ASNI owns 62.74% of ISN, (defined below).

1.3.B.2.(a)(i)(A) ISN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. ISN owns an 88% controlling stockholder interest in Central Termica San Nicolas, S.A. (CTSN), (defined below).

1.3.B.2.(a)(i)(A)(i) CTSN, an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3, (1062), Buenos Aires (Capital Federal), Argentina. CTSN owns a coal-fired electric generating station in San Nicolas, Argentina, and is an EWG.

1.3.B.2.(b) PSEG Sviluppo Srl, an Italian Company, has its registered office at Via Guiseppe Cuboni, n.12, Rome Italy and was formed for the purpose of asset management in Italy. PSEG Sviluppo Srl is owned 98% by PSEG Global USA Inc. and 2% by PSEG International Inc.

1.3.B.2.(c) National Energy Partners, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns 100% of GWF Power Systems Company, Inc. (GWF PSC). PSEG Global USA is a 50% general partner in National Energy Partners. National Energy Partners has one direct subsidiary and two indirect subsidiaries, described below.

1.3.B.2.(c)(i) GWF PSC, a California corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. GWF PSC has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(c)(i)(A) GWF Bay Area, Inc. (GWF Bay), a California corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. GWF Bay is a 2% managing general partner of GWF Power Systems LP (GWFLP). GWF Bay is an indirect 50% owned subsidiary of PSEG Global USA.

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1.3.B.2.(c)(i)(A)(i) GWFLP, a Delaware limited partnership, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565, and owns and operates five petroleum coke-fired small power production QFs in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. In addition, PSEG Bay Area Inc. (PSEG
Bay)(described below), owns a 0.5% general partnership interest in GWFLP.

1.3.B.2.(c)(i)(B) GWF Hanford, Inc. (GWF HI), a California corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. GWF HI is a 2% managing general partner of Hanford L.P. (HLP). GWF HI is an indirect 50% owned subsidiary of PSEG Global USA.

1.3.B.2.(c)(i)(B)(i) HLP, a Delaware limited partnership, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565 and is the owner of a petroleum coke -fired smallpower production QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP. PSEG Hanford Inc. (PSEG HI) owns a 0.5% general partnership interest in HLP.

1.3.B.2.(d) PSEG Asia Inc. (PSEG Asia), a Delaware corporation, has its principal executive offices at Room 1701 Harbour Centre, 25 Harbour Road, Wanchai, Hong Kong Special Administrative Region, People's Republic of China (China) and is presently inactive. PSEG Asia has one direct wholly-owned subsidiary, as discussed below.

1.3.B.2.(d)(i) PSEG Asia Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and is a developer of EWG and FUCO power production facilities in Asia. PSEG Asia Ltd. is presently inactive.

1.3.B.2.(e) PSEG Conemaugh Management Inc. (PSEG CMI), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG CMI is a 0.5% general partner in Pennsylvania Renewable Resources Associates (PRRA).

1.3.B.2.(e)(i) PRRA, a Pennsylvania limited partnership, has its principal executive offices at 1370 Avenue of the Americas, Suite 3300, New York, New York 10019. PRRA owns a hydroelectric QF in Saltsburg, Pennsylvania. PSEG Mount Carmel Inc. (described below) is a 49.5% limited partner in PRRA.

1.3.B.2.(f) PSEG GWF Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and has two direct wholly-owned subsidiaries as described below:

1.3.B.2.(f)(i) PSEG Bay, a Delaware corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. PSEG Bay is a 0.5% general partner in GWFLP (described above), which is the owner and operator of five petroleum coke-fired small power production facilities in Contra Costa County, California. PSEG Global USA directly owns a 48.5% limited partnership interest in GWFLP. All five facilities are QFs.

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

1.3.B.2.(f)(ii) PSEG HI, a Delaware corporation, has its principal executive offices at 4300 Railroad Avenue, Pittsburg, California 94565. PSEG HI is a 0.5% general partner in Hanford L.P. (HLP) (described above), which is the owner of a petroleum coke and natural gas-fired cogeneration QF in Hanford, California. PSEG Global USA directly owns a 48.5% limited partnership interest in HLP.

1.3.B.2.(g) PSEG Hawaiian Investment Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 48.49% limited partnership interest in Kalaeloa Investment Partners, L.P. (KIPLP), a Delaware limited partnership.

1.3.B.2.(h) PSEG Hawaiian Management Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is a 1% general partner in KIPLP.

1.3.B.2.(h)(i) KIPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a 99% limited partnership interest in Kalaeloa Partners, L.P. (KPLP).

1.3.B.2.(h)(i)(a) KPLP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

1.3.B.2.(i) PSEG India Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and holds one share of PSEG India Private Limited (PIPL).

1.3.B.2.(j) PIPL, an Indian company, has its principal executive offices at "Prince Towers", Floor No. 9, No. 25-26, College Road, Chennai, India 600006, and was formed for the purpose of developing power production facilities in India. All but one share of PIPL is owned by PSEG Global USA Inc. The remaining 1 share is owned by PSEG India Inc.

1.3.B.2.(k) PSEG International Services Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(l) PSEG Kalaeloa Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acquiring a 1% general partnership interest in KPLP (described above), a Delaware limited partnership. (The remaining 99% limited partnership interest is owned by KIPLP, which is also described above.)

1.3.B.2.(m) PSEG Leasing Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 50% general partner in National Energy Leasing Partners, (NELP).

1.3.B.2.(m)(i) NELP, a Delaware limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244. NELP has entered into lease transactions with respect to certain of the equipment installed at the Hanford small power production QF of HLP (described above) and the five Contra Costa County, California small power production QFs of GWFLP (described above).

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

1.3.B.2.(n) PSEG Henrietta Turbine Inc., formerly PSEG Mexico Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(o) PSEG Mount Carmel Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a 49.5% limited partner in PRRA (described above). PSEG Conemaugh Management Inc. owns a 0.5% general partnership interest in PRRA, resulting in a 50% indirect ownership by PSEG Global USA.

1.3.B.2.(p) PSEG New Hampshire Inc. (PSEG NH), a New Hampshire corporation, has its principal executive offices in Bridgewater, New Hampshire. PSEG NH is a co-managing 40% general partner in Bridgewater Power Company, L.P. (BPCLP).

1.3.B.2.(p)(i) BPCLP, a New Hampshire limited partnership, has its principal executive offices at Route 3, Bridgewater, New Hampshire 03222. BPCLP owns a biomass-fired small power production QF in Bridgewater, New Hampshire.

1.3.B.2.(q) PSEG Project Services Inc. (PSEG PRO), a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054. PSEG PRO provides engineering, procurement, construction and management services and owns a 50% general partnership interest in each of the two following limited partnerships:

1.3.B.2.(q)(i) National Energy Constructors, a California limited partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35244, and has constructed five petroleum coke-fired small power production QFs owned and operated by GWFLP (described above) and a petroleum coke-fired small power production QF owned by HLP (described above).

1.3.B.2.(q)(ii) Tracy Operators, a California limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376, and operates and maintains a biomass-fired small power production QF in Tracy, California in which PSEG Tracy Inc. (described below) has an ownership interest.

1.3.B.2.(r) PSEG Tracy Inc., a New Jersey corporation, has its principal executive offices at 35 Waterview Boulevard, Parsippany, New Jersey 07054, and is a co-managing 34.5% general partner in Thermal Energy Development Partnership, L.P. (TEDPLP).

1.3.B.2.(r)(i) TEDPLP, a Delaware limited partnership, has its principal executive offices at 14800 West Schulte Road, Tracy, California 95376. TEDPLP owns a biomass-fired small power production QF in Tracy, California.

1.3.B.2.(s)  PSEG  U.S.  Services  Inc.,  a  Delaware  corporation,   has  its
registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purposes of future investment in Texas and is now inactive.

1.3.B.2.(t) PSEG International Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(t)(i) PSEG Americas Services Inc. (PSEG-ASI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG-ASI provides management, operations and maintenance personnel to some of the international subsidiaries of PSEG Global USA.

1.3.B.2.(t)(ii) PSEG Middle East Inc., formerly PSEG Barka Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has one direct wholly-owned subsidiary:

1.3.B.2.(t)(ii)(A) PSEG Global Power Holdings Ltd. (GPH), formerly Barka Power Holdings Ltd., a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton HMCX HM11, Bermuda. GPH was formed for the purpose of investing in power facilities in Muscat, Oman, which are expected to qualify upon completion as an EWG.

1.3.B.2.(t)(iii) PSEG (Bermuda) Holdings II Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(t)(iii)(A) PSEG Bhilai Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius has one direct 45% owned subsidiary, and is an EWG.

1.3.B.2.(t)(iii)(A)(i) Bhilai Power Supply Company Limited, an Indian company, has its registered office at Vijaya Building (7th Floor), 17 Barakhamba Road, New Delhi 110001, India, and will construct and own a 574 MW coal-fired power plant in Malhya Pradish, India.

1.3.B.2.(t)(iv) ECI International Development, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(t)(v) PSEG Americas Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries and owns a 0.01% interest in PSEG Americas Operating Company (PSEGAOC) as described below:

1.3.B.2.(t)(v)(A) La Plata I Inc.(La Plata I), a Delaware Company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. La Plata I is a direct and wholly owned subsidiary of PSEG Americas Inc.

1.3.B.2.(t)(v)(A)(i) La Plata Partners L.P., a Delaware limited partnership, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of holding shares or other equity interests and to invest in other entities which are directly or indirectly engaged in the electric energy business. La Plata I holds a direct 33.33% interest in La Plata Partners L.P. La Plata II, Inc. (described below) holds a direct 1% interest in La Plata Partners L.P.

1.3.B.2.(t)(v)(A)(i)(a) La Plata Holdings, Inc.(La Plata Holdings), a Delaware corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in Camille, Ltd. La Plata Holdings is a direct wholly-owned subsidiary of La Plata Partners L.P.

1.3.B.2.(t)(v)(A)(i)(a)(i) Camille Ltd., a Cayman Islands company, has its registered offices at Leeward One Building, Safe Haven Corporate Centre, West Bay Road, P.O. Box 31106SMB, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of executing, delivering and performing its obligations under and consummating the transaction contemplated by the Stock Purchase Agreement. 100% of Class A Preferred stock is directly owned by La Plata Holdings 33.33% of the Class B Common stock is directly owned by Wildwood I Ltd. (described below).

1.3.B.2.(t)(v)(A)(i)(a)(i)(A) Luz de la Plata S.A., an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of investing in generation, transmission, distribution, commercialization, purchase and sale of electricity. Luz de la Plata S.A. is a direct wholly-owned subsidiary of Camille Ltd.

1.3.B.2.(t)(v)(A)(i)(a)(i)(B) Compania de Inversiones en Electricidad S.A. (COINELEC), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of making investments, including participation in joint ventures, buying and selling stocks, bonds, debentures or other assets, public or private, and any related activities. A 40% interest in COINELEC is directly owned by Camille Ltd. (described above), the remaining 60% interest is directly owned by Luz de la Plata S.A. (described above).

1.3.B.2.(t)(v)(A)(i)(a)(i)(B)(i) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, is a FUCO, and was formed for the purpose of offering services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. (described above) and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

1.3.B.2.(t)(v)(A)(i)(a)(i)(B)(ii) Central Dique Sociedad Anonima (Central Dique), an Argentine Sociedad Anonima, has its registered offices in Buenos Aires, Argentina, and was formed for the purpose of producing electricity and selling it in bulk. COINELEC (described above) holds 51% Class A shares in Central Dique.

1.3.B.2.(t)(v)(B) La Plata II, Inc., a Delaware Corporation, has its principal executive offices at 1001 North 19th Street, Arlington, Virginia 22209, and was formed for the purpose of acting as a holding company for purposes of investing in and holding interests in La Plata Partners, L.P. A 33.33% interest in La Plata II, Inc. is directly held by PSEG Americas Inc. (described above).

1.3.B.2.(t)(v)(C) PSEG Texgen Holdings Inc. (Texgen Holdings), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of future investments in Texas. Texgen Holdings has the following direct and indirect subsidiaries:

1.3.B.2.(t)(v)(C)(i) PSEG Texgen I Inc. (Texgen I), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 0.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(t)(v)(C)(ii) PSEG Texgen II Inc. (Texgen II), a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 49.5% interest in Texas Independent Energy, L.P.

1.3.B.2.(t)(v)(C)(ii)(a) Texas Independent Energy, L.P. (TIELP), a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power generating facilities in Texas. PSEG Texgen I and II together own 50% of TIELP. TIELP has seven direct and 4 indirect subsidiaries as described below.

1.3.B.2.(t)(v)(C)(ii)(a)(i) Archer Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 1% general partnership interest in Archer Power Partners, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(b) Archer Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 99% limited partnership interest in Archer Power Partners, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(b)(i) Archer Power Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a future power generating facility in Archer County, Texas, which will be an EWG if built.

1.3.B.2.(t)(v)(C)(ii)(c) Guadalupe Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 1% general partnership interest in Guadalupe Power Partners, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(d) Guadalupe Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 99% limited partnership interest in Guadalupe Power Partners, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(d)(i) Guadalupe Power Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a power generating facility in Guadalupe, Texas, which is an EWG.

1.3.B.2.(t)(v)(C)(ii)(e) Odessa-Ector Power I, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 1% general partnership interest in Odessa-Ector Power Partners, LP and Odessa-Ector Power Partners Services LP as described below.

1.3.B.2.(t)(v)(C)(ii)(f) Odessa-Ector Power II, LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a 99% limited partnership interest in Odessa-Ector Power Partners Services, LP as described below.

1.3.B.2.(t)(v)(C)(ii)(f)(i) Odessa-Ector Power Partners, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and owns a power generating facility in Odessa, Texas, which is an EWG.

1.3.B.2.(t)(v)(C)(ii)(f)(ii) Odessa-Ector Power Partners Services, LP, a Delaware limited partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in power generating facilities in Odessa, Texas.

1.3.B.2.(t)(v)(C)(ii)(g) Texas Independent Energy Operating Company, LLC (TIE), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed to own and operate the eligible power generating facility owned by Odessa-Ector Power Partners, L.P., a Delaware limited liability company, and the sole limited partner is Odessa-Ector Power II, LLC, a Delaware limited liability company. EWG status was granted to TIE on April 11, 2000.

1.3.B.2.(t)(v)(D) Andina Mendoza Company (AMCO), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in Latin America.

1.3.B.2.(t)(v)(E) PSEG Global Funding II LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and directly owns PSEG Global Funding Corp. (PSEG GFC).

1.3.B.2.(t)(v)(E)(i) PSEG GFC, a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and wholly owns PSEG Global Funding III Company (PSEG GFCIII). In addition, PSEG GFC has an 80% interest in Asociacion o Cuentas en Participacion (ACP).

1.3.B.2.(t)(v)(E)(i)(a) PSEG GFCIII, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, has two subsidiaries as follows:

1.3.B.2.(t)(v)(E)(i)(a)(i) ACP, is simply a contractual obligation which is considered a non-entity according to Chilean law, but is treated as an entity for U.S. tax purposes and was formed in accordance with Chilean tax laws. It has the following subsidiaries:

1.3.B.2.(t)(v)(E)(i)(a)(i)(a) PSEG Finance Company (PSEGFC), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman

Islands, British West Indies and was formed for tax reasons under Chilean tax law. PSEGFC is wholly owned by ACP.

1.3.B.2.(t)(v)(E)(i)(a)(i)(b) PSEG Peru SRL, a Peruvian limited liability company, has its registered office at Victor Andres Belaunde 147, Via Principal 155, Edificio Centro Empresarial Camino Real, Oficina 1201, San Isidro, Peru and is 99.99% owned by ACP and .01% owned by PSEGFC.

1.3.B.2.(t)(v)(F) PSEG Global Management Inc., formerly Mendoza Energia, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, was formed for the purpose of providing energy-related services.

1.3.B.2.(t)(v)(G) Sempra Energy International Chile Holdings I B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and was formed for the purpose of investing in Latin America.

1.3.B.2(t)(v)(H) PSEG Energy Co., formerly Cuyana, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in projects in North America.

1.3.B.2.(t)(vi) PSEG China Holdings Ltd., formerly PSEG Gongyi Power Ltd., (China Holdings), a Bermuda limited liability company, has its principal offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and has the following wholly-owned subsidiaries :

1.3.B.2.(t)(vi)(A) Pinyi Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vi)(B) PSEG Asia I Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vi)(C) PSEG Asia II Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vi)(D) PSEG Wuxue Cogeneration Ltd., (formerly PSEG Asia III Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vi)(E) PSEG Doulinzi Hydropower Ltd., (formerly PSEG Asia IV Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vi)(F) PSEG Haian Power Co. Ltd. (formerly PSEG Asia V Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

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

1.3.B.2.(t)(vi)(G) PSEG Philippines Power LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.2.(t)(vi)(H) PSEG Xuzhou Cogeneration Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vi)(I) PSEG Zhuzhou Cogen Power Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China.

1.3.B.2.(t)(vii) PSEG Philippines Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, has one direct 27.8% owned subsidiary and four indirect partially owned subsidiaries as described below:

1.3.B.2.(t)(vii)(A) Magellan Capital Holdings Corporation (MCHC), a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines which are expected to qualify upon completion as EWGs and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.2.(t)(vii)(A)(i) Magellan Utilities Development Corporation (MUDC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and was formed for the purpose of investing in a power facility in the Philippines which is expected upon completion to qualify as an EWG. MUDC is 60% owned by MCHC.

1.3.B.2.(t)(vii)(A)(i)(a) Pinammoran Power Corporation (PPC), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and is presently inactive. PPC is 99.8% owned by MUDC.

1.3.B.2.(t)(vii)(A)(i)(b) Batangas Agro-Industrial Development Corporation
(BAID), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines and owns certain real property that is the site of the EWG to be constructed by MUDC. BAID is 100% owned by MCHC.

1.3.B.2.(t)(vii)(A)(i)(c) Pinamucan Industrial Estates, Inc. (PIE), a Philippines company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, and is presently inactive. PIE is 99.9% owned by MCHC.

1.3.B.2.(t)(viii) PSEG Full Moon Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

1.3.B.2.(t)(ix) PSEG Pontianak Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Indonesia.

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1.3.B.2.(t)(x)  PSEG Pontianak (L) Ltd., a Malaysian company,  has its offices at Level 10, Wisma Oceanic, Jalan O.K.K. Awang Besar, 87007 Labuan F.T., Malaysia, and has one direct 93.75% owned subsidiary as described below:

1.3.B.2.(t)(x)(A) PT Pontianak Power, an Indonesian company, has its principal executive offices at JI. Dr. Saharjo 52 Jakarta, 12970 Indonesia, and was formed for the purpose of investing in power facilities in Pontianak, Indonesia.

1.3.B.2.(t)(xi) PSEG Zhou Kou Power Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct wholly-owned subsidiary as described below:

1.3.B.2.(t)(xi)(A) PSEG Zhou Kou Power Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zhou Kou, China which are expected to qualify upon completion as an EWG.

1.3.B.2.(t)(xii) PSEG Europe Ltd., (formerly PSEG Global Ltd.), a United Kingdom company, has its principal executive offices at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, and was formed for the purpose of managing development activities in Europe and the Middle East. PSEG Europe Ltd. has the following wholly-owned subsidiaries described below:

1.3.B.2.(t)(xii)(A) PSEG Plan Ltd. (formerly Opalshore Limited), a United Kingdom company, has its principal executive offices at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, and was formed for the purpose of serving PSEG Europe Ltd. as Trustee for its benefits plan and is currently inactive.

1.3.B.2.(t)(xii)(B) PSEG Technical Services Ltd., a United Kingdom company, has its principal executive offices at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing technical services to power facilities in Poland.

1.3.B.2.(t)(xii)(C) PSEG Offshore Operations Ltd., formerly PSEG Operations Ltd., a United Kingdom company, has its principal executive offices at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of providing construction, management, operation and maintenance services offshore to Carthage Power Company Sarl.

1.3.B.2.(t)(xii)(D) PSEG Operations (Tunisia) Ltd., a United Kingdom company, has its principal executive offices at Millbank Tower, 30th Floor, 21-24 Millbank, London SW1P 4QP, England, was formed for the purpose of investing in power facilities in Europe and the Middle East.

1.3.B.2.(t)(xiii) (E) PSEG Operaciones I Company (PSEG Operaciones I), formerly PSEG Elecrica and Turbogeneradores de Cagua Company., a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

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1.3.B.2.(t)(ivx) PSEG Operaciones II Company (PSEG Operaciones II), formerly
Peru Power LTD., a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(ivx)(i) Asociacion o Cuentas en Participacion II, a Chilean contractual obligation treated as an entity for U.S. tax purposes, is owned 80% by PSEG Operaciones II and 20% by PSEG Operaciones I and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(ivx)(i)(a) PSEG Cuenta Finance Company, formerly Andina Mendoza I Company, a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.2.(t)(ivx)(i)(b) PSEG Genaracione y Energia Chile Limitada, a Chilean Company, was formed for the purpose of making investments in Latin America.

1.3.B.2 (u) PSEG Chilquinta Finance LLC (Chilquinta Finance), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of operating and investing in various projects in Latin America. Chilquinta Finance has the following 50% owned subsidiary:

1.3.B.2 (u)(i) Chilquinta Energia Finance Co. LLC (Energia Finance), a Delaware limited liability company, has its registered office in Delaware, and was formed for the purpose of operating and investing in various projects in Latin America.

1.3.B.2.(v) PSEG Polska Sp. z o.o. (Polska), a Polish company, has its registered office at ul. Emilii Plater #53, Warsaw, Poland 00-113, and was formed for the purpose of investing in Poland

1.3.B.2.(w) North Bay Power LLC, a Delaware company , a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America.

1.3.B.2.(x) PSEG California Corp., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America and has the following 50% owned subsidiary:

1.3.B.2.(x)(i) GWF Energy LLC, a Delaware company a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in three natural gas-fired peaker facilities in California, one of which is operating and is an EWG.

1.3.B.2.(y) PSEG California II Corp., formerly Andina Electrica, Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America.

1.3.B.2.(z) PSEG California III Corp., formerly Andian Mendoza Partners LP, a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America.

1.3.B.2.(aa) PSEG Tracy Turbine Inc., formerly PSEG Peru Inc., a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and is presently inactive.

1.3.B.3. PSEG Global Holding Company (formerly PSEG Americas Holdings Company), a Cayman Islands company, has its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in South America.

1.3.B.3.(a) PSEG Europe (Delaware) LLC, formerly PSEG Europe (Delaware) Inc. and PSEG Elcho (Delaware) Inc. (PED LLC), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(a)(i) PSEG Europe B.V. (PSEG Europe), a Netherlands company, has its principal executive offices at Weena 340, 3012 NJ Rotterdam, The Netherlands. PSEG Europe is a direct wholly owned subsidiary of PEDLLC and has the following direct wholly-owned subsidiaries, 99% owned subsidiaries, and indirect subsidiaries:

1.3.B.3.(a)(i)(A) PSEG Investments B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Turkey. PSEG Investments B.V. is owned 99% by PSEG Europe and 1% by PEDLLC.

1.3.B.3.(a)(i)(A)(i) Konya Ilgin Elektrik Uretim ve Ticaret Limited Sirketi (Konya), a Turkish company, has its registered address at Piyade Sk. 18 C Blok Flat No. 8, Cankaya, Akara, Turkey. Konya is owned 99% by PSEG Investments B.V. and 1% by PSEG Turkey B.V. and was formed for the purpose of investing in Turkey.

1.3.B.3.(a)(i)(B) PSEG Roma B.V., formerly PSEG Poland B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and is currently inactive. PSEG Roma B.V. is wholly-owned by PSEG Europe.

1.3.B.3 (a)(i)(C) PSEG Silesia B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and has one wholly owned subsidiary and one indirect 55.34% owned subsidiary as follows:

1.3.B.3 (a)(i)(C)(i) PSEG Chorzow B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and has a 55.34% interest in Elektrocieplownia Chorzow Elcho Sp. z.o.o. (Chorzow).

1.3.B.3.(a)(i)(C)(i)(a) Elektrocieplownia Chorzow Elcho Sp. z o.o., a Polish company, has its principal executive offices at ul. Kosciuszki 6, 41-500 Chorzow, Poland, and is developing a coal-fired power station in Chorzow, Poland, which is expected to qualify upon completion as an EWG.

1.3.B.3 (a)(i)(D) PSEG Spain B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, has one wholly-owned subsidiary and is currently inactive.

1.3.B.3 (a)(i)(D)(i) PSEG Guadalcacin B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and is currently inactive.

1.3.B.3.(a)(i)(E) PSEG Turkey B.V., formerly Konya Ilgin Electric Production B.V., a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for the purpose of investing in power facilities in Turkey. PSEG Turkey B.V. is owned 99% by PSEG Europe and 1% by PEDLLC.

1.3.B.3.(a)(i)(F) PSEG Italia B.V. (formerly Ramat Hovav, B.V.), a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands and was formed for the purpose of investing in power facilities in Italy. PSEG Italia B.V. owns a 51.02% interest in Prisma 2000 S.p.A. (Prisma) and an indirect interest in the following subsidiaries of Prisma.

1.3.B.3.(a)(i)(F)(i) Prisma, an Italian company, has its registered office at Via G. de Castro, 4-20144 Milan, Italy and was formed for the purpose of construction, operation and maintenance of, and investing in, power projects in Italy. Prisma has the following direct wholly owned and partially owned subsidiaries:

1.3.B.3 (a)(i)(F)(i)(a) Cellulosa Calabra S.p.A., an Italian company, has its registered office at Strada Statale 106, Zona Industriale 88900 Crotone, Italy and was formed for the purpose of investing in power facilities in Italy.

1.3.B.3 (a)(i)(F)(i)(b) Energ S.p.A., an Italian company, has its registered office at Via Toledo (Piazzetta Duca d'Aosta) 265-80100 Napoli, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly owned by Prisma.

1.3.B.3 (a)(i)(F)(i)(c) San Marco Bioenergie S.p.A., an Italian company, has its registered office at Via G. de Castro, 4-20144 Milan, Italy and was formed for the purpose of investing in power facilities in Italy, is wholly owned by Prisma.

1.3.B.3 (a)(i)(F)(i)(d) Idrogest S.p.A., an Italian company, has its registered office at Via Piemonte 117, Roma, Italy and is currently inactive.

1.3.B.3 (a)(i)(F)(i)(e) Elettrica Centro Nord Srl, an Italian company, has its registered office at Corso Nizza 10 (Int 5), 12100 Cuneo, Italy and is currently inactive.

1.3.B.3 (a)(i)(F)(i)(f) Sicob Energia Srl, an Italian company, has its registered office at Castel San Giorgio, Localita Zona Industriale, 84083, Salerno, Italy and is currently inactive

1.3.B.3 (a)(i)(F)(i)(g) Ecogen S.p.A., an Italian company, has its registered address at Strada Cipata 118, 46100, Mantova, Italy, is owned 0.005% by Prisma and is currently inactive.

1.3.B.3 (a)(i)(F)(i)(h) Biomass Italia S.p.A., an Italian company, has its registered office at Strada Statale 106, Zona Industriale, 88900-Crotone, Italy and was formed for the purpose of investing in power facilities in Italy. Prisma, owns a 50% interest in Biomass Italia S.p.A.

1.3.B.3 (a)(i)(F)(i)(h)(i) P.A. Energy Srl, an Italian company, has its registered office at Viale Citta d'Europa 681, Roma, Italy and is currently inactive.

1.3.B.3 (a)(i)(F)(i)(h)(ii) Barzellotti Lemerangi Bioenergia Srl, an Italian company, has its registered office at Corso Cavour 9, 06034 Foligno (PG), Perugia Italy and is currently inactive.

1.3.B.3 (a)(i)(F)(i)(h)(iii) La Montagnola Leopardi Srl, an Italian company, has its registered office at Corso Cavour 9, 06034 Foligno (PG), Perugia, Italy and is currently inactive.

1.3.B.3 (a)(i)(F)(i)(h)(iv) Pontedera Energia S.p.A., an Italian company, has its registered office at Via Carducci 8, Empoli (FI), Firenze, Italy and is currently inactive.

1.3.B.3 (a)(i)(G) PSEG Poland Distribution B.V., a Netherlands company, has its principal executive offices at Weena 340, Rotterdam, The Netherlands 3012NJ, and was formed for the purpose of investing in power facilities in Poland.

1.3.B.3.(a)(i)(H) PSEG Europe I B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for investment purposes.

1.3.B.3.(a)(i)(I) PSEG Europe II B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for investment purposes.

1.3.B.3.(a)(i)(J) PSEG Europe III B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for investment purposes.

1.3.B.3.(a)(i)(K) PSEG Europe IV B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for investment purposes.

1.3.B.3.(a)(i)(L) PSEG Europe V B.V. a Netherlands company, has its principal executive offices at Weena 340, 3012NJ Rotterdam, The Netherlands, and was formed for investment purposes.

1.3.B.3 (b) PSEG Global International Holdings LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of serving as a holding company for various international investments. This company is wholly-owned by PSEG Global Holding Company.

1.3.B.3.(b)(i) PSEG Americas Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEG Americas Ltd. has the following direct and indirect wholly and partially owned subsidiaries as described below.

1.3.B.3.(b)(i)(B) PSEG Chile Holding S.A.(PSEGCH), a Chilean company, has its registered address in Chile and was formed for the purpose of investing in Latin America. PSEGCH is 99.99% owned by PSEG Americas Ltd. and 0.01% owned by PSEG Chilean Equity II Ltd.

1.3.B.3.(b)(i)(B)(i) Inversiones PSEG Chile I Limitada (IPCIL), a Chilean company, has its registered office in Santiago, Chile and was formed for the purpose of investing in Latin America. IPCIL is 99.99% owned by PSEGCH Ltd. and 0.01% by PSEG Chilean Equity II Ltd.

1.3.B.3.(b)(i)(B)(i)(a)(i) Sociedad Austral de Electricidad S.A. (Saesa), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. Saesa has six direct and indirect, partially and wholly owned subsidiaries described below.

1.3.B.3.(b)(i)(B)(i)(a)(i)(a) Empresa de Energia Rio Negro S.A. (Edersa), an Argentine company, has its registered office in Argentina and was formed for the purpose of investing in Latin America. Edersa is 50% owned by Saesa.

1.3.B.3.(b)(i)(B)(i)(a)(i)(b) Empresa Electrica de la Frontera S.A. (Frontel), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. Frontel is 82.93% owned by Saesa and has four direct and indirect partially owned subsidiaries.

1.3.B.3.(b)(i)(B)(i)(a)(i)(b)(i) Empresa Electrica de Aisen S.A. (Edelaysen), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. Edelaysen is 91.66% owned by Frontel, above.

1.3.B.3.(b)(i)(B)(i)(a)(i)(b)(ii) Compania Electrica Osorno S.A. (Creo), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. Creo is .10% owned by Frontel and 99.90% owned by Saesa.

1.3.B.3.(b)(i)(B)(i)(a)(i)(b)(iii) Sistema de Transmision del Sur S.A. (STS), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. STS is .10% owned by Frontel and 99.90% owned by Saesa. STS has one 8.33% owned subsidiary, below.

1.3.B.3.(b)(i)(B)(i)(a)(i)(b)(iii)(a) Centro de Despacho Economico de Carga del Sistema Electrico Interconectado Central CDEC-SIC Limitada (CDEC-SIC), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America. CDEC-SIC is 8.33% owned by STS.

1.3.B.3.(b)(i)(B)(i)(a)(ii) Sociedad Austral de Electricidad II S.A. (SaesaII), a Chilean Company, has its registered office in Chile and was formed for the purpose of investing in Latin America.

1.3.B.3.(b)(i)(C) PSEGAOC, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns a 99.99% interest in PSEG Operating Argentina S.A.(PSEG OA). The remaining 0.01% interest is owned by CEMAS Corporation (described above). PSEGAOC is a directly 90% owned subsidiary of PSEG Americas Ltd. PSEG Americas Inc. holds an additional 0.01% interest in this company.

1.3.B.3.(b)(i)(C)(i) PSEG OA, an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and has two 33.34% owned subsidiaries:

1.3.B.3.(b)(i)(C)(ii) Empresa Distribuidora de Energia Norte S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.3.(b)(i)(C)(iii) Empresa Distribuidora de Energia Sur S.A., an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina and owns a distribution facility in the province of Buenos Aires, Argentina, and is a FUCO.

1.3.B.3.(b)(i)(D) Compania de Inversiones en Energia Electrica S.A. (CIEESA), an Argentine company, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of investing in power facilities in Latin America. CIEESA is 49% directly owned by PSEG Americas Ltd.

 1.3.B.3.(b)(i)(E) Inversora en Distribucion de Entre Rios S.A. (Inverder), an Argentine company, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of investing in power facilities in Latin America. Inverder is 53.5% owned by CIEESA and 19% owned by PSEG Americas Ltd.

1.3.B.3.(b)(i)(E)(i) Empresa Distribuidora De Electricidad De Entre Rios S.A. (EDEERSA), an Argentine corporation, has its registered offices in Buenos Aires, Argentina and was formed for the purpose of distributing and transmitting electric power to the province of Entre Rios, Argentina. EDEERSA is 90% directly owned by Inverder.

1.3.B.3.(b)(i)(F) PSEG Brasil Ltda., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree)Andar Conjunto 81, Sao Paulo, CEP04575-020, Brazil, and provides management and business development services. PSEG Brasil Ltda. is 99.9% directly owned by PSEG Americas Ltd. (described above) and 0.1% directly owned by IPE Energia S.A. (IPE) (described below).

1.3.B.3.(b)(i)(G) PSEG Brazil II Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary.

1.3.B.3.(b)(i)(G)(i) PSEG Trader S.A. (PSEGTSA), formerly Terra Roxa Participacoes S.A., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala A Sao Paulo, CEP04575-020, Brazil and is currently inactive. PSEG Brazil III Company owns the remaining 50% interest in PSEGTSA.

1.3.B.3.(b)(i)(H) PSEG Brazil III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and has one 50% owned subsidiary, (PSEGTSA) (described above) which is also 50% owned by PSEG Brazil II Company (described above).

1.3.B.3.(b)(i)(I) PSEG Brazil Investment Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. PSEG Brazil Investment Company has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(I)(i) Pampa Energia Ltda., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring privatized assets in Brazil. Pampa Energia Ltda. has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(I)(i)(a) PSEG Brazil Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of indirectly acquiring an interest in Rio Grande Energia, S.A. (RGE), formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian electrical distribution company located in the State of Rio Grande do Sul and currently owns a 50% interest in PSEG Participacoes S.A. and IPE. The remaining 50% interest in each company is owned by PSEG Brazil I Company.

1.3.B.3.(b)(i)(I)(i)(a)(i) PSEG Participacoes S.A., a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar, Conjunto 81, Sala B Sao Paulo, CEP04575-020, Brazil and is presently inactive. PSEG Participacoes has a 0.3% interest in Sul Geradora S.A. (described below).

1.3.B.3.(b)(i)(I)(i)(a)(ii) IPE Energia S.A., (IPE) a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar Conjunto 81, Sala B Sao Paulo, CEP04575-020, Brazil, and owns a 32.62% interest in RGE. IPE also owns 0.01% of PSEG Brazil Ltda.

1.3.B.3.(b)(i)(I)(i)(a)(ii)(A) RGE, a Brazilian company, has its registered office at Rua da Consolaco #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903, is 32.62% owned by IPE, and is a FUCO. RGE holds 99.7% interest in Sul Geradora Participacoes S.A., described below:

1.3.B.3.(b)(i)(I)(i)(a)(ii)(A)(i) Sul Geradora Participacoes S.A. (Sul), a Brazilian company, has its registered office at Av. Eng. Luiz Carlos Berrini, 1297-13 anadar parte, CEP 04571-010, Sao Paulo,

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Brazil and was formed for the purpose of participation in importation, exportation and commerce of agricultural products.

1.3.B.3.(b)(i)(I)(ii) PSEG Brazil I Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of acquiring an indirect ownership interest in RGE and currently owns a 50% interest in PSEG Participacoes S.A. and a 50% interest in IPE. The remaining 50% interest in each company is owned by PSEG Brazil Company, (described above), and a 99.91% interest in Conversora de Fertilizante e Energia do Parana Ltda. (COFEPAR). The remaining 0.09% ownership interest in COFEPAR is held by PSEG Brazil Company.

1.3.B.3.(b)(i)(I)(i)(a)(iii) COFEPAR (formerly CEA Brasil Operacoes Ltda.), a Brazilian company, has its registered office at Rua Luigi Galvani 200, 8(degree) Andar Conjunto 81, Sala C Sao Paulo, CEP04575-020, Brazil, and is developing a cogeneration facility in Brazil which is expected to qualify upon completion as an EWG. PSEG Brasil I Company presently owns a direct 99.9% interest in Conversora de Fertilizante e Energia do Parana Ltda., and PSEG Brazil Company directly owns the remaining 0.1%.

1.3.B.3.(b)(i)(J) PSEG Brazil Operating Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and is presently inactive.

1.3.B.3 (b)(i)(K) PSEG (Bermuda) Holdings III Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in India. It has one direct wholly-owned subsidiary and ten indirect subsidiaries as described below.

1.3.B.3.(b)(i)(K)(i) PSEG India Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns the following direct wholly-owned and indirect partially-owned subsidiaries:

1.3.B.3.(b)(i)(K)(i)(a) PSEG Ambalamugal Energy Company Ltd. (Ambalamugal), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(b) PSEG Cochin Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(c) PSEG Kakinada Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(d) PSEG North Chennai Ltd. (formerly PSEG North Madras Ltd.), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd.

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has a 26% interest in Tri-Sakthi Investments Limited (TSIL) and a 50% interest in Tri-Sakthi Energy Private Limited (TSEPL).

1.3.B.3.(b)(i)(K)(i)(d)(i) TSIL, a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and has a 50% interest in TSEPL.

1.3.B.3.(b)(i)(K)(i)(d)(i)(a) TSEPL, an Indian company, has its registered office at No. 7 "Mamatha Complex", II Floor, 13 Whites Road, Chennai, India 600014 and was formed for future investments in India.

1.3.B.3.(b)(i)(K)(i)(e) PSEG Yamunanagar Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in India.

1.3.B.3.(b)(i)(K)(i)(f) PSEG Tanir Bavi Energy Company Ltd., formerly Sundawn Mauritius Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and owns a 49% interest in Tanir Bavi Power Company Private Limited.

1.3.B.3.(b)(i)(K)(i)(g) Alterio Mauritius Co. Ltd. (Altero), a Mauritius company, has its principal offices in Mauritius and owns a 40.99% interest in Tanir Bavi Power Company Private Limited. Alterio is 61% owned by PSEG India Ltd.

1.3.B.3.(b)(i)(K)(i)(g)(i) Tanir Bavi Power Company Private Limited, an Indian company, has its principal offices in India and is a power generating facility which has recently applied for EWG status.

1.3.B.3.(b)(i)(L) PSEG Cayman Americas Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following wholly-owned and partially-owned direct and indirect subsidiaries as described below:

1.3.B.3.(b)(i)(L)(i) PSEG Cayman Americas V Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has five partially-owned subsidiaries as described below:

1.3.B.3.(b)(i)(L)(i)(a) AES Parana Operations SRL, an Argentine company, has its registered office in Buenos Aires, Argentina and will provide maintenance and operations services to the project being constructed by AES Parana SCA. AES Parana Operations SRL is 33.26% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(i)(b) Shazia SRL, an Argentine company, has its registered office in Buenos Aires, Argentina and owns 1% of AES Parana SCA. Shazia SRL is 33.33% owned by PSEG Cayman Americas V Company.

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

1.3.B.3.(b)(i)(L)(i)(c) AES Parana SCA, an Argentine company, has its registered office in Buenos Aires, Argentina and owns a natural gas-fired electric generating facility under construction in Argentina and its FUCO approval is pending. AES Parana SCA is 33% owned by PSEG Cayman Americas V Company and 1% owned by Shazia SRL.

1.3.B.3.(b)(i)(L)(i)(d) AES Parana Gas S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and provides natural gas brokerage services. AES Parana Gas S.A. is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iii)(e) AES Parana Propiedades S.A., an Argentine company, has its registered office in Buenos Aires, Argentina and provides administration of personal and real property. AES Parana Propiedades S.A. is 33.33% owned by PSEG Cayman Americas V Company.

1.3.B.3.(b)(i)(L)(iv) PSEG Inversora S.A., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina, and was formed for the purpose of making future investments in Latin America. PSEG Cayman Americas Company (described above) owns 99.99% of PSEG Inversora S.A. PSEG Americas Ltd. owns the remaining 0.01% of PSEG Inversora S.A.

1.3.B.3.(b)(i)(M) PSEG Global Funding II Corp., a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for future investments in South America.

1.3.B.3.(b)(i)(N) PSEG Luxembourg S.a.r.l., a Luxembourg company, has its registered office at 4 Rue Carlo Hemmer, Luxembourg, and was formed as a holding company for entities in various jurisdiction.

1.3.B.3.(b)(i)(O) Transamerica Energy Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Panama. It has a 20% interest in Asociacion en Participacion, described below.

1.3.B.3.(b)(i)(O)(i) Asociacion en Participacion, a Peruvian contractual obligation treated as an entity for U.S. tax purposes and it held 20% by Transamerica Energy Company and 80% PSEG Americs Ltd.. AenP has two direct and one indirect subsidiaries described below.

1.3.B.3.(b)(i)(O)(i)(a) Inversiones Elegia S.R.L., a Peruvian company , has its registered address in Peru and wholly owns Empresa de Electricidad de los Andes S.A. (Electroandes).

1.3.B.3.(b)(i)(O)(i)(a)(i) Empresa de Electricidad de los Andes S.A., a Peruvian company , has its registered address in Peru and was formed for the purpose of investing in Latin America.

1.3.B.3.(b)(i)(O)(i)(b) PSEG Peru Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West

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Indies and is currently inactive. PSEG Peru Company is wholly owned by
Asociacion en Participacion and was formed for the purpose of investing in Latin America.

1.3.B.3.(b)(i)(P) Venergy Holdings Company, formerly Turbogeneradores de Maracay Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect partially and wholly-owned subsidiaries.

1.3.B.3.(b)(i)(P)(i) Turboven Company Inc., a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and has four direct wholly owned subsidiaries described below. Turboven Company is a direct 50% owned subsidiary of Venergy Holdings Company.

1.3.B.3.(b)(i)(P)(ii) Turboven Cagua Company Inc., a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(P)(iii) Turboven Maracay Company Inc., a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(P)(iv) Turboven Valencia Company Inc., a Cayman Islands company, has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(P)(v) Turboven La Victoria Company Inc., a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making a future investment in Latin America.

1.3.B.3.(b)(i)(Q) Rayo-Andino Gestora Company, formerly Turbogeneradores de Valencia Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 0.014% owned subsidiary described below. A 92.843% interest is owned by Rayo-Andino Inversora Company (described below).

1.3.B.3.(b)(i)(Q)(a) Promotora Termica del Cafe SCA, a Colombian company, has its registered office at Carrera 11 No. 86-60, Oficina 301 de Santafe de Bogota, Colombia, and was formed for the purpose of making future investments in Colombia.

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

1.3.B.3.(b)(i)(R) Rayo-Andino Inversora Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 92.843% owned subsidiary described above. A 0.014% interest is owned by Rayo-Andino Gestora Company, also described above.

1.3.B.3.(b)(i)(S) Wildwood I Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and is a direct wholly-owned subsidiary of PSEG Americas Ltd.

1.3.B.3.(b)(i)(T) PSEG Chilean Equity II Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, is a direct wholly-owned subsidiary of PSEG Americas Ltd., and has the following direct and indirect subsidiaries:

1.3.B.3.(b)(i)(T)(i) Tecnored S.A. (Tecnored), a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile and is an energy-related services company. Tecnored is 50% owned by PSEG Chilean Equity II Ltd.

1.3.B.3.(b)(i)(T)(i)(a) PSEG Chilean Equity Ltd. (Chilean Equity), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in Chile and Peru. PSEG Chilean Equity II Ltd. owns 99.9% of Chilean Equity.

1.3.B.3.(b)(i)(T)(i)(a)(i) PSEG Venezuela S.R.L., a Venezuelan company, owned 99% by Chilean Equity and 1% by PSEG Chilean Equity III Ltd., was formed for the purpose of making investments in South America.

1.3.B.3.(b)(i)(T)(i)(a)(ii) PSEG Chilean Equity III Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in Chile.


1.3.B.3.(b)(i)(T)(i)(a)(iii) Asociacion en Participacion, a Peruvian contractual obligation treated as an entity for U.S. tax purposes, owned 25.6% by Chilean Equity and 74.4% by PSEG Americas Ltd., was formed for the purpose of making investments in South America.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a) Inversiones Sempra-PSEG Chile S.A. (Inversiones Sempra-PSEG), a Chilean company, has its principal executive offices at Av. Apoquindo 3721, Piso 13, Santiago, Chile and was formed for the purpose of making investments in Chile and Peru. Chilean Equity, through Asociacion en Participacion above, holds a direct 50% interest in Inversiones Sempra-PSEG.


1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i) Chilquinta Energia S.A., a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, is a FUCO and was formed for the purpose of making investments in Chile and Peru. A 99.99% interest in Chilquinta Energia S.A. is directly held by Inversiones Sempra-PSEG described above and .000004% owned by Chilean Equity.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(a) International Technical Operators A.V.V.
(ITO), (formerly Chilquinta International A.V.V.), an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 99% interest in ITO is directly owned by Chilquinta Energia S.A. The remaining 1% interest is directly owned by Tecnored S.A. (described above).

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(a)(i) Chilquinta Argentina S.A., an Argentine company, with registered offices in Buenos Aires, Argentina was formed for the purpose of investing in Latin America. Chilquinta Argentina S.A. is 99.99% owned by ITO and the remaining 0.01% is owned by Tecnored S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(b) Energas S.A., a Chilean company, has its principal place of business at General Cruz No. 222, Valparaiso, Chile and was formed for the purpose of acquiring, producing, storing, distributing and selling gas and related business in the Fifth Region of Chile. A 99.99% interest in Energas S.A. is directly owned by Chilquinta Energia S.A. and the remaining 0.01% is owned by Compania Electrica del Litoral S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(c) Energia de Casablanca S.A., a Chilean company, has its principal place of business at Portales 187, Casablanca, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 68.97% interest in Energia de Casablanca S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d) Compania Electrica del Litoral S.A., a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 75.61% interest in Compania Electrica del Litoral S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(i) Inmobiliaria del Litoral S.A., a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. An 80% interest in Inmobiliaria del Litoral S.A. is directly owned by Compania Electrica del Litoral S.A. and the remaining 20% interest is held by Generadora Electrica Sauce los Andes S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(ii) Generadora Electrica Sauce los Andes S.A. (Sauce), a Chilean company, has its principal place of business at Alameda 949, Of. 2002, Santiago, Chile and was formed for the purpose of producing, acquiring, transporting, distributing and selling electric energy and related business. A 99.5% interest in Sauce is directly owned by Compania Electrica del Litoral S.A. and the remaining 0.5% interest is held by Chilquinta Energia S.A.

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

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(e) Luzlinares S.A., a Chilean company, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 52.5% interest in Luzlinares S.A. is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(f) Distribuidora Parral S.A./Luz Par S.A. (Luz Parral), a Chilean company, has its principal place of business at Max Jara 478, Linares, Chile and was formed for the purpose of distributing, generating, acquiring and selling electric or other kinds of energy and related business. A 51% interest in Luz Parral is directly owned by Chilquinta Energia S.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(b) Peruvian Opportunity Company SAC (Peru), a Peruvian company, has its registered office at Victor Andres Belaunde 147, Edificio Real 3, Piso 12, San Isidro, Lima 27, Peru and it is 50% owned by PSEG Americas Ltd. . It has the following direct and indirect, wholly and partially owned subsidiaries as follows:

1.3.B.3.(b)(i)(T)(i)(iii)(b)(i) PSEG Sempra Peruvian Services Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Latin America. PSPSC owns 100%, less one share, of Inversiones en Servicios Electricos S.R.L. (IeSE). One share of IeSE is owned by PSEG Sempra Peruvian Services Company II (PSPSCII).

1.3.B.3.(b)(i)(T)(i)(a)(iii)(b)(i)(a) IeSE, a Peruvian company, has its registered office in Peru and was formed for the purpose of investing in Latin America. IeSE owns a 51.79% interest in Tecsur S.A.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(b)(ii) PSPSCII, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Latin America. PSPSCII owns one share of IeSE.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(c) PSEG Cayman Americas IV Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of making future investments in Latin America.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d) Ontario Quinta A.V.V., an Aruban company, has its principal executive offices at Zoutmanstraat 35, Oranjestad, Aruba and was formed for the purpose of making investments in Peru. A 55.3% interest in Ontario Quinta A.V.V. is directly owned by Chilquinta Energia S.A., Peruvian Opportunity Company S.A.C. owns the remaining 44.7% interest.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(i) Tecsur S.A.A., a Peruvian company, has its executive offices at Pasaje Calango 158 San Juan De Mirafloref, Lima, Peru and is an energy-related services company.

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

A 3.72% interest is owned by Ontario Quinta A.V.V., 31.5% interest is owned by Chilquinta Energia S.A. and 51.79% interest is owned by Inversiones en Servicios Electricos S.R.L.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(ii) Luz del Sur S.A.A., a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima, Peru and is a FUCO and an electric distribution company serving southern Lima, Peru. Luz del Sur S.A.A. is 61.16% owned by Ontario Quinta A.V.V, 22.89% owned by Peruvian Opportunity Company S.A.C. and 3.83% owned by Energy Business International A.V.V.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(ii)(a) Empresa de Distribucion Electrica de Canete S.A. (EDE Canete S.A.), a Peruvian company, has its executive offices at Av. 28 de Julio 386, San Vicente de Canete, Canete. A 99.9999% interest is owned by Luz del Sur S.A.A. and each of Tecsur S.A.A. and Inmobiliaria Luz del Sur S.A. owns a 0.00005% interest.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(ii)(b) Inmobiliaria Luz del Sur S.A., a Peruvian company , has its principal executive offices in Peru and is 99.9999% owned by Luz del Sur S.A.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(d)(ii)(c) Luz del Sur International A.V.V., an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is wholly-owned by Luz del Sur S.A.A.

1.3.B.3.(b)(i)(T)(i)(a)(iii)(a)(i)(e) Energy Business International A.V.V.
(EBI), an Aruban company, has its principal place of business at Zoutmanstraat 35, Oranjestad, Aruba and is a holding company with a 3.83% interest in Luz del Sur S.A.A. EBI is a wholly owned direct subsidiary of Chilquinta Energia S.A.

1.3.B.3.(b)(i)(U) InfraMax, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the future provision of services and materials relating to energy and communication delivery. InfraMax holds a direct 33.34% interest in each of the following company.

1.3.B.3.(b)(i)(U)(i) B.A. Services.Com S.R.L., an Argentine company, has its registered office in Buenos Aires, Argentina, and was formed for the purpose of providing internet access services to the EDEN/EDES area. BA Services.Com S.R.L. is 33.34% owned by Inframax.

1.3.B.3.(b)(i)(U)(ii) B.A. Trading S.R.L., an Argentine Company, has its registered office in Buenos Aires, Argentina, and was formed for the purpose of investing in Latin America and is 33.34% owned by Inframax.

1.3.B.3.(b)(i)(U)(iii) B.A. Renewables S.R.L., an Argentine Company, has its registered office in Buenos Aires, Argentina, and was formed for the purpose of investing in Latin America and is 33.34% owned by Inframax.

1.3.B.3.(b)(i)(V) PSEG Americas II Ltd. (PSEGAII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. PSEGAII has one direct 50% owned subsidiary, and one indirect 17.13% owned subsidiary as described below.

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1.3.B.3.(b)(i)(V)(i) Turbogeneradores de Venezuela, C.A. (TGV), a Venezuelan
company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGV is 50% directly owned by PSEGAII. TGV owns 17.13% of Turbogeneradores Maracay, C.A. (TGM).

1.3.B.3.(b)(i)(V)(i)(a) TGM, a Venezuelan company, has its principal executive offices at Avenida Francisco de Miranda, Torre Country Club, Chacaito, Caracas 1050, Venezuela. TGM owns an investment in a gas-fired electric power generation facility in Maracay, Venezuela, and is a FUCO.

1.3.B.3.(b)(i)(W) PSEG China Inc. (PSEG China), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(W)(i) Meiya Power Company Limited (MPC), a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is 50% owned by PSEG China and has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(W)(i)(a) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in Zuojiang, China and is an EWG. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd., described below.

1.3.B.3.(b)(i)(W)(i)(a)(i) Guangxi Zuojiang Meiya Hydropower Co. Ltd., a Chinese joint venture company, has its registered office at 17 You Ai North Road, Nanning City, Guangxi Zhuang Nationality Autonomous Region, China and owns and operates a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China which is an EWG.

1.3.B.3.(b)(i)(W)(i)(b) PSEG Huangshi Power Ltd., a Bermuda limited liability company, has its registered offices at Clarenden House, 2 Church Street, Hamilton, Bermuda and was formed for the purpose of investing in power facilities in China. PSEG Huangshi Power Ltd. has a direct 49% interest in Hubei Xisaishan Power Generation Company Ltd.(HXPGCL), described below.

1.3.B.3.(b)(i)(W)(i)(b)(i) HXPGCL, a Chinese company, has its registered offices at Xi Sai Xiang, Shi Hui Yao Qu, Huangshi City, Hubei Province and was formed for the purpose of investing in power facilities in China.

1.3.B.3.(b)(i)(W)(i)(c) PSEG Shanghai BFG Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one direct 50% owned subsidiary and one indirect subsidiary, described below.

1.3.B.3.(b)(i)(W)(i)(c)(i) CanAm Energy China Holdings, LLC (CanAm), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in power facilities in China which is qualified as a

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FUCO. PSEG China indirectly owns 25% of CanAm. CanAm has a 65% interest in
Shanghai Wei-Gang Energy Company Ltd., described below.

1.3.B.3.(b)(i)(W)(i)(c)(i)(1) Shanghai Wei-Gang Energy Company Ltd., (SWGEC), a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which has FUCO status.

1.3.B.3.(b)(i)(W)(i)(d) PSEG Tongzhou Cogen Power Ltd., (TMC), a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and has one direct 80% owned subsidiary as described below.

1.3.B.3.(b)(i)(W)(i)(d)(i) Tongzhou Meiya Cogeneration Company Limited (TMCC), a Chinese joint venture company, has its offices at Jin Tong Lu, Tongzhou City, Jiangsu Province, China, and owns and operates a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China, which is an EWG. PSEG China indirectly owns 40% of TMCC.

1.3.B.3.(b)(i)(W)(i)(e) PSEG (Bermuda) Holdings Ltd., a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and owns a 60% interest in Shanghai Meiya Jinqiao Energy Co., Ltd. (SMJE), as described below.

1.3.B.3.(b)(i)(W)(i)(e)(i) SMJE, a Chinese joint venture company, has its registered office at Lot #21, Jinqiao EPZ, Shanghai, China, and owns and operates a coal/oil-fired steam plant in Shanghai, China. PSEG China indirectly owns 30% of SMJE.

1.3.B.3.(b)(i)(W)(i)(f) China U.S. Power Partners I, Ltd., a Bermuda limited liability company, has its registered offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is an EWG, and has a 30% interest in Jingyuan Second Power Co., Ltd., (Jingyuan), as described below.

1.3.B.3.(b)(i)(W)(i)(f)(i) Jingyuan, a Chinese joint venture company, has its registered office at Lanzhou City, Gansu Province, China, and owns a coal-fired electric power generation facility in Jingyuan, China which is an EWG. PSEG China indirectly owns 15% of Jingyuan.

1.3.B.3.(b)(i)(W)(i)(f)(i)(a) Meiya Power China Holdings Limited, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns the following direct and indirect subsidiaries:

1.3.B.3.(b)(i)(W)(i)(f)(i)(a)(1) Meiya Power International Holding I, Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and owns a 100% interest in Meiya Electric Asia, Ltd.

1.3.B.3.(b)(i)(W)(i)(f)(i)(a)(1)(A) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Entergy Heat & Power Co. Ltd., (Nantong). EWG status was granted on June 2, 2000.

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1.3.B.3.(b)(i)(W)(i)(f)(i)(a)(1)(A)(1) Nantong, a Chinese joint venture company, has its registered office at West of Shi Hua Road, Nantong Economic and Technological Development Zone, Nantong Municipality, Jiangsu Province, China, and owns and operates a steam turbine electric power generation facility in Jiangsu, China which is qualified as an EWG.

1.3.B.3.(b)(i)(W)(i)(g) PSEG Rongjiang Hydropower Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG Rongjiang Hydropower Ltd. owns a 55% interest in Guangxi Rongjiang Meiya Company Ltd. (GRMCL) and an 80% interest in Guangxi Rongjiang Meiya Hydropower Company Ltd. (GRMHCL). EWG status was granted on June 2, 2000.

1.3.B.3.(b)(i)(W)(i)(g)(i) GRMCL, a Chinese joint venture company, has its registered office at 29 Guang Ya Lu, Liuzhou City, Guangxi, China, and owns a dam station, which is expected to qualify as an EWG upon completion.

1.3.B.3.(b)(i)(W)(i)(g)(i)(a) GRMHCL, a Chinese joint venture company, has its registered office at 29 Guang Ya Lu, Liuzhou City, Guangxi, China, and owns a hydropower station, which is expected to qualify as an EWG upon completion.

1.3.B.3.(b)(i)(W)(i)(h) Yaneng Consulting (Shanghai) Company Limited, a Chinese company, has its principal executive office at Unit 08-13, 14th Floor, POS Plaza, 1600 Century Avenue, Pudong New District, Shanghai, People's Republic of China and to render consulting services on technology and other services in relation to the electric and thermal power industry.

1.3.B.3.(b)(i)(W)(i)(i) Meiya (Tao Yuan) Power Company Ltd., a Malaysian company, has its registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia and owns a 35% interest in Kuo Kuang Power Company Ltd. (Kuo Kuang) described below.

1.3.B.3.(b)(i)(W)(i)(i)(a) Kuo Kuang, a Taiwanese company, has its registered office at 15/F., 9 Shiang Yang Road, Taipei, Taiwan, Republic of China, and was formed for the purpose of investing in power facilities in Taiwan.

1.3.B.3.(b)(i)(W)(i)(j) Meiya Sanjiang Hydropower Limited, formerly Meiya Rudong Cogen Power Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of making investments in China.

1.3.B.3.(b)(i)(W)(i)(k) Meiya Power Development Company Ltd., a Hong Kong company, was formed for the purpose of investing in China.

1.3.B.3.(b)(i)(W)(i)(l) Meiya Qujing Power Company Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose making investments in China.

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

1.3.B.3.(b)(i)(W)(i)(m) Meiya (Taiwan) Power Development Limited, a Malaysian company, has its registered office at Level 13(E), Main Office Tower, Financial Park Labuan, Jalan Merdeka, 87000, Labuan F.T., Malaysia, was formed purpose of investing in Taiwan.

1.3.B.3.(b)(i)(X) PSEG Salalah Inc. (PSEG SI), a Delaware corporation, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801. PSEG SI has the following direct and indirect wholly and partially owned subsidiaries:

1.3.B.3.(b)(i)(X)(i) PSEG Oman Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purposes of future investment in Oman.

1.3.B.3.(b)(i)(X)(ii) Salalah Power Holdings, Ltd. (SPH), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, is wholly owned by PSEG SI and has the following direct and indirect wholly and partially owned subsidiaries described below.

1.3.B.3.(b)(i)(X)(ii)(b) Salalah Power Holdings II, Ltd. (SPHII), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and was formed for the purpose of investing in power facilities in Salalah, Oman, and is currently inactive.

1.3.B.3.(b)(i)(X)(ii)(c) Dhofar Power Company SAOC (Dhofar), an Oman company has its registered offices in Oman and was formed for the purpose of investing in power facilities in Oman. Dhofar is 81% owned by SPH described above. Dhofar owns a 99.99% interest in Dhofar Generating Company SAOC.

1.3.B.3.(b)(i)(X)(ii)(c)(i)) Dhofar Generating Company SAOC, an Oman company, has its registered office in Oman and was formed for the purpose of investing in power facilities in Oman.

1.3.B.3.(b)(i)(X)(iii) PSEG Oman Power Holdings Company, a Cayman Islands company has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in power facilities in Salalah, Oman.

1.3.B.3.(b)(i)(Y) PSEG International Holding Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has the following direct and indirect subsidiaries:

1.3.B.3.(b)(i)(Y)(i) PSEG International Holding II Company, a Cayman Island company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and wholly owns PSEG International Ltd. and indirectly partially owns Carthage Power Company Sarl described below.

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

1.3.B.3.(b)(i)(Y)(i)(a) PSEG International Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda HM11, and has a 60% interest in Carthage Power Company Sarl, which is an EWG, described below.

1.3.B.3.(b)(i)(Y)(i)(a)(i) Carthage Power Company Sarl, a Tunisian company, has its registered offices at Immeuble al Badr, Rue 102, Les Berges du Lac, 2045 Tunis and was formed for the purpose of developing, constructing, owning and operating a 471 MW combined-cycle power generation facility in Rades, Tunisia.

1.3.B.3.(b)(i)(Y)(ii) PSEG Holdings Pte Ltd., a Singapore company, has its principal executive offices at 95 South Bridge Road, #09-00 Pidemco Centre, Singapore 058717, and was formed for the purpose of investing in power facilities in Israel.

1.3.B.3.(b)(i)(II) PSEG India Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. PSEG India Company has one direct wholly owned subsidiary and five indirect wholly and partially owned subsidiaries described below.

1.3.B.3.(b)(i)(II)(i) PSEG EAMS Ltd. (PSEG EAMS), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and is a wholly owned subsidiary of PSEG India Company and has two direct wholly-owned subsidiaries, two indirect partially owned and one wholly owned subsidiary which are described below.

1.3.B.3.(b)(i)(II)(i)(a) PSEG Operations Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and has one direct wholly owned subsidiary and one partially owned subsidiary, described below.

1.3.B.3.(b)(i)(II)(i)(a)(i) PSEG PPN Operations Private Ltd., an Indian company, has its registered office at Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed for the purpose of operation and maintenance of power facilities in India and is an EWG. PSEG Ambalamugal Energy Company Ltd. (described above) owns one share of PSEG PPN Operations Private Ltd.

1.3.B.3.(b)(i)(II)(i)(a)(ii) GMR PSEG Operations Private Limited, and Indian company, has its registered office at 'Prince Towers', Floor 9, 25-26, College Road, Chennai, India 600 006, was formed to provide O&M support to projects in India. PSEG Operations Ltd. has a 51% interest in GMR PSEG Opertations Private Limited.

1.3.B.3.(b)(i)(II)(i)(b) PSEG PPN Energy Company Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, was formed for the purpose of investing in power facilities in India. As of March 1, 1999, status as an EWG was granted. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited (PPN PGC) as described below.

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

1.3.B.3.(b)(i)(II)(i)(b)(i) PPN PGC, an Indian company, has its registered office at Jhaver Plaza III Floor, I A Nungambakkam High Road, Nungambakkam, Chennai, India 600034, and was formed for the purpose of owning and operating power facilities in India.

1.3.B.3.(b)(i)(JJ) Inversiones PSEG Americas Chile Holding Limitada, a Chilean company, owned 99.9% by PSEG Americas Ltd. and 0.1% by PSEG Chilean Equity II Ltd. and was formed for the purpose of investing in South America.

1.3.B.3.(b)(i)(KK) PSEG Argentina Holding Company LLC, a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in Latin America.

1.3.B.3.(b)(i)(LL) PSEG Cayman Americas I Company (Cayman I), a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and has one 99.9916% subsidiary as described below (PSEG Cayman Americas II Company (Cayman II) owns the remaining 0.0083%).

1.3.B.3.(b)(i)(LL)(i) PSEG Operadora S.R.L., an Argentine company, has its registered office at Marcelo T. de Alvear 684, Piso 2, Buenos Aires, Argentina.

1.3.B.3.(b)(i)(MM) PSEG Cayman II, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and owns 0.0083% of PSEG Operadora S.R.L. (described above).

1.3.B.3.(b)(i)(NN) PSEG Ummalnar Energy Company Ltd., formerly PSEG Cayman Americas III Company, a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies, and was formed for the purpose of investing in the United Arab Emirates.

1.3.B.3.(b)(i)(OO) Servicios Tecnicos PSEG Chile Limitada (STPC), a Chilean company, has its registered office in Santiago, Chile and was formed for the purpose of investing in Latin America. STPC is 99.9% owned by PSEG Americas Ltd. and .1% owned by PSEG Chilean Equity II Ltd.

1.3.B.3.(b)(i)(PP) PSEG Edeersa Company, formerly PSEG Sharquia Power Holdings Ltd., a Cayman Islands company, has its registered office at Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies and was formed for the purpose of investing in Latin America. PSEG Edeersa Company is wholly owned by PSEG Americas Ltd.

1.3.B.3.(b)(i)(X)(ii)(a) PSEG Chile Generation Ltd., formerly Salalah Power Holdings I Ltd., a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda, and is being used for the purpose of investing in power facilities in Chile.

1.3.C. Enterprise Group Development Corporation (EGDC), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. EGDC is a nonresidential real estate property management business. EGDC has investments in seven

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commercial real estate properties (one of which is developed) in several states.
EGDC is an 80% joint venture partner in each of State Street Square Urban
Renewal Partners (SSSURPI), State Street Square Urban Renewal Partners II (SSSURPII), State Street Square Partners III (SSSIII), State Street Square 36 West Partners (SSS36W) and State Street Square NSB Partners (SSSNSB). EGDC is a wholly-owned subsidiary of Energy Holdings. EGDC has nine direct and two indirect subsidiaries, including general partnership interests as described below.

1.3.C.1. EGDC - Concourse, Incorporated (Concourse), a Florida corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Concourse is a 75% general partner in Concourse at Maitland Associates (CMA). EGDC owns 100% of Concourse.

1.3.C.1.(a) CMA, a Florida general partnership, has its principal executive offices at One Riverchase Parkway South, Birmingham, Alabama 35201, and is presently inactive.

1.3.C.2. EGDC - Fairfax, Incorporated (Fairfax), a Virginia corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fairfax is a 50% general partner in Monument Place Associates (MPA).

1.3.C.2.(a) MPA, a Virginia general partnership, has its principal executive offices at 1416 Dodge Street, Room 1100, Omaha, Nebraska 68179, and owns land on which it plans to develop an office complex in Fairfax County, Virginia.

1.3.C.3. SSSURPI, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land and improvements comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.4. SSSURPII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns vacant land presently used for surface parking comprising one phase of a commercial office complex in Trenton, New Jersey.

1.3.C.5. SSSIII, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns land in Trenton, New Jersey.

1.3.C.6. SSSNSB, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and owns the former National State Bank Building in Trenton, New Jersey.

1.3.C.7. SSS36W, a New Jersey general partnership, has its principal executive offices at 50 West State Street, Trenton, New Jersey 08608, and is presently inactive.

1.3.C.8. EGDC - Largo Incorporated (Largo), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and owns land on which it plans to develop an office complex in Largo, Maryland.

1.3.C.9. EGDC - Largo Management Incorporated (Largo Management), a Maryland corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102, and is presently inactive.

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   1.3.D. PSEG Energy Technologies Inc. (PSEG Energy Technologies), a New Jersey
corporation, has its principal executive offices at 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. PSEG Energy Technologies, an energy services business, is a wholly-owned subsidiary of PSEG Energy Holdings. Energy Technologies is an energy management company that constructs, operates and maintains heating, ventilating and air conditioning (HVAC) systems for and provides energy-related engineering, consulting and mechanical contracting services to industrial and commercial customers in the Northeastern and Middle Atlantic United States. As of December 31, 2001, Energy Technologies had assets of $290 million.

   We are evaluating the future prospects of Energy Technologies' business model and its fit in the PSEG portfolio given the slower pace of retail energy deregulation in the markets in which we are active, as well as, the substandard performance of Energy Technologies since its inception.

  As of December 31, 2001, PSEG Energy Technologies comprised 1% of PSEG's assets and 5% of PSEG's revenues and PSEG Energy Technologies' 2001 net loss comprised (3)% of PSEG's net income. PSEG Energy Technologies has the following 14 direct (wholly-owned, unless otherwise indicated) and 13 indirect subsidiaries:

1.3.D.1. The Dowling Group, Inc. (Dowling Group), a Pennsylvania corporation, has its principal executive offices at 9815 Roosevelt Boulevard, Philadelphia, Pennsylvania 19114. Dowling Group has one direct subsidiary and two indirect subsidiaries, as follows:

1.3.D.1.(a) Fluidics, Inc. (Fluidics), a Pennsylvania corporation, has its principal executive offices at 9815 Roosevelt Boulevard, Philadelphia, Pennsylvania 19114. Fluidics is a 14% directly-owned subsidiary of PSEG Energy Technologies and an 86% directly-owned subsidiary of Dowling Group. Fluidics provides mechanical, construction and building services. Fluidics has two wholly-owned subsidiaries, as follows:

1.3.D.1.(a)(i) Fluidics of New Jersey, Inc., a New Jersey corporation, has its principal executive offices at 499 Thornall Street, Edison, New Jersey 08837. Fluidics of New Jersey, Inc. provides mechanical, construction and building services.

1.3.D.1.(a)(ii) Wredna, Inc. (Wredna), a Delaware Corporation, has its principal executive offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. Wredna owns various Fluidics trade and service marks which it licenses to Fluidics. Wredna is also the General Partner of Quonset Point Cogen.

1.3.D.2. Arden Engineering Constructors, Inc. (Arden), a Rhode Island corporation, has its principal executive offices at 435 Narragansett Park Drive, Pawtucket, Rhode Island 02861. Arden provides mechanical, construction and building services.

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

1.3.D.3. East Coast Mechanical, Inc. (East Coast), a Virginia corporation, has its principal executive offices at 552 Central Drive, Suite 112, Virginia Beach, Virginia 23454. East Coast provides mechanical, construction and building services.

1.3.D.4. Barham-McBride Company Incorporated (BaMCo), a New Jersey corporation, has its principal executive offices at 4239 Route 33, Tinton Falls, New Jersey 07713. BaMCo is a partially-owned subsidiary of PSEG Energy Technologies, whose shareholders are 90% PSEG Energy Technologies, and 10% Terence McBride. BaMCo provides mechanical contracting services and has five direct subsidiaries.

1.3.D.4.(a) McBride Realty Company (McBride Realty), a New Jersey corporation, has its principal executive offices at 233 Central Avenue, Hawthorne, New Jersey 07507. McBride Realty is currently inactive and in the process of dissolution.

1.3.D.4.(b) Urban Comm-Data, Inc. (Urban), a New Jersey corporation, has its principal executive offices at 128 Bauer Drive, Suite 3, Oakland, New Jersey 07436. Urban provides mechanical and electrical services.

1.3.D.4.(c) Independent Electrical Construction Company (Independent Electrical), a New Jersey corporation, has its principal executive offices at 128 Bauer Drive, Suite 3, Oakland, New Jersey 07436. Independent Electrical provides mechanical and electric contracting services.

1.3.D.4.(d) Independent Sheet Metal Co. Inc. (Independent Sheet), a New Jersey corporation, has its principal executive offices at PO Box 649, 50 Fifth Avenue, Hawthorne, New Jersey 07506. Independent Sheet provides sheet metal fabrication and installation services, primarily for mechanical applications.

1.3.D.4.(e) McBride Energy Services Company, LLC (MESCO), a New Jersey limited liability company, has its principal offices at 233 Central Avenue, Hawthorne, New Jersey 07506. MESCO is an energy services business. MESCO is owned 90% by BaMCo and 10% by Todd Meyer.
..
1.3.D.4.(f) Barham-McBride Joint Venture (B-M JV), a New Jersey joint venture of, and owned equally by, BaMCo and Thomas H. Barham Co. (Barham) (see below). B-M JV provides mechanical contracting services for various casinos in Atlantic City and the Tosco facility in Linden, New Jersey.

1.3.D.5. Liber Rich & Sons, Inc. (Liber Rich), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Liber Rich is a partially owned subsidiary of PSEG Energy Technologies, whose shareholders are 90% PSEG Energy Technologies, and 10% Joseph Rich Jr. Liber Rich provides mechanical contracting services.

1.3.D.6. Rich Fire Protection Company, Inc. (Rich Fire), a New Jersey corporation, has its principal executive offices at 701 West Delilah Road, Pleasantville, New Jersey 08232. Rich Fire provides fire protection and mechanical contracting services.

1.3.D.7. Keith H. Struble Air Conditioning, Inc. (Struble), a New Jersey corporation, has its principal executive offices at 321 Fairfield Road, Fairfield, New Jersey 07004. Struble provides mechanical contracting services.

1.3.D.8. Barham, a New Jersey corporation, has its principal executive offices at 4239 Highway 33, Tinton Falls, NJ 07753. Barham is a partially owned subsidiary of PSEG Energy Technologies, whose shareholders are 90% PSEG Energy Technologies, and 10% Thomas M. Barham. Barham provides mechanical contracting services.

1.3.D.9 Central Plumbing and Heating Company, Inc. (Central), a Pennsylvania corporation, has its principal offices at 622 Hanover Avenue, Allentown, Pennsylvania 18103. Central provides fire protection and mechanical services.

1.3.D.10. Tougher Industries, Inc. (Tougher), a New York corporation, has its principal offices at 175 Broadway, Albany, New York 12204. Tougher provides mechanical contracting services and fabricates and installs sheet metal for primarily mechanical applications.

1.3.D.10.(a) Tougher Mechanical, Inc. (Mechanical), a New York corporation, has its principal offices at 175 Broadway, Albany, New York 12204. Mechanical provides in house union payroll services.

1.3.D.11 Quonset Point Cogen Corp. (QPC Corp.), a Delaware corporation, has its principal offices at 499 Thornall Street, 4th Floor, Edison, New Jersey 08837. QPC Corp. is the limited partner in Quonset Point Cogen L.P. (QPC LP).

1.3.D.11.(a) QPC LP, a Delaware limited partnership, has its principal offices at 900 Market Street, Suite 200, Wilmington, Delaware 19801. QPC LP is a limited partnership that has as its general partner Wredna, Inc. and as its limited partner QPC Corp. QPC LP owns certain contractual agreements in place and will, upon completion, own and operate a central plant facility at Toray Plastics (America) Inc. in the State of Rhode Island.

1.3.D.12. PSEG Energy Technologies Asset Management Company LLC (AMC LLC), a New Jersey limited liability company, has its principal offices at c/o Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark New Jersey 07102-1171. AMC LLC's sole member is PSEG Energy Technologies. AMC LLC has two subsidiaries discussed below.

1.3.D.12.(a) PSEG Energy Technologies Demand Management Assets Company LLC (DMA
LLC), a New Jersey limited liability company, has its principal offices at c/o Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark New Jersey 07102-1171. DMA LLC is currently inactive.

1.3.D.12.(b) PSEG Energy Technologies Asset Services Company LLC (AS LLC), a New Jersey limited liability company, has its principal offices at c/o Public Service Enterprise Group Incorporated, 80 Park Plaza, P.O. Box 1171, Newark New Jersey 07102-1171. AS LLC is currently inactive.

1.3.D.13. PSEG ET 211 S. Broad Street Company LLC (ET 211), a Delaware limited liability company, has its principal office at 1209 Orange Street, Wilmington, Delaware 19801. ET 211 is currently inactive.

1.3.D.14. PSEG ET ONE NFL Plaza Company LLC (ET NFL), a Delaware limited liability company, has its principal office at 1209 Orange Street, Wilmington, Delaware 19801. ET NFL is currently inactive.

1.3.E. PSEG Capital Corporation (Capital), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Capital is a wholly-owned financing subsidiary of Energy Holdings, which serves as a capital financing vehicle for Energy Holdings' businesses, borrowing up to $650 million at any one time outstanding on their behalf on the basis of a minimum net worth maintenance agreement with PSEG.

1.3.F. Enterprise Capital Funding Corporation (Funding), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Funding, a wholly-owned subsidiary of Energy Holdings, formerly served as a capital financing vehicle for Energy Holdings' businesses (excluding EGDC and PSEG Energy Technologies), borrowing on their behalf, on the basis of an unconditional guaranty from Energy Holdings, but without direct support from PSEG, as well as investing their short-term funds. Funding is currently inactive.

1.4. PSEG Services Corporation (Services), a New Jersey corporation, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Services, a wholly-owned subsidiary of PSEG, was formed in 1999 to provide internal support services to PSEG's operating subsidiaries.

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

   PSEG owns no property used for the generation, transmission, or distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas.

   PSEG's only subsidiary public utility company is PSE&G, which is an operating electric and gas utility company. As noted previously, during 2000, PSE&G transferred its generation-related assets to Power and its subsidiaries Nuclear and Fossil to own and operate such assets in the deregulated electric generation market in New Jersey. A description of the properties of PSE&G used for the transmission and distribution of electric energy for sale, and for the transmission and distribution of natural gas, which are located predominantly in New Jersey follows:

In addition to the facilities in New Jersey and Pennsylvania as discussed above, as of December 31, 2001, We owned 39 switching and/or generating stations in New Jersey with an aggregate installed capacity of 30,417,670 kilovolt-amperes and 249 substations with an aggregate installed capacity of 7,446,000 kilovolt-amperes. In addition, six substations in New Jersey having an aggregate installed capacity of 108,000 kilovolt-amperes were operated on leased property.

   Electric Transmission and Distribution Properties

   As of December 31, 2001, PSE&G's transmission and distribution system included approximately 21,760 circuit miles, of which approximately 6,363 miles were underground, and approximately 836,068 poles, of which approximately 536,780 poles were jointly owned. Approximately 99% of this property is located in New Jersey.

   In addition, as of December 31, 2001, PSE&G owned five electric distribution headquarters and four sub headquarters in four operating divisions all located in New Jersey.

   Gas Distribution Properties

   As of December 31, 2001, the daily gas capacity of PSE&G's 100%-owned peaking facilities (the maximum daily gas delivery available during the three peak winter months) consisted of liquid petroleum air gas (LPG) and liquefied natural gas (LNG) and aggregated 2,973,000 therms (approximately 2,886,000 cubic feet on an equivalent basis of 1,030 Btu/cubic foot) as shown in the following table:


                                                             Daily Capacity
   Plant                                  Location           --------------
   -----                                  --------              (Therms)
   Burlington LNG...................      Burlington, NJ         773,000
   Camden LPG.......................      Camden, NJ             280,000
   Central LPG......................      Edison Twp., NJ        960,000
   Harrison LPG.....................      Harrison, NJ           960,000
                                                               ---------
     Total..........................                           2,973,000
                                                               =========

   As of December 31, 2001, PSE&G owned and operated approximately 16,888 miles of gas mains, owned 11 gas distribution headquarters and 2 sub headquarters all in 2 operating regions located in New Jersey and owned one meter shop in New Jersey serving all such areas. In addition, PSE&G operated 61 natural gas metering or regulating stations, all located in New Jersey, of which 28 were located on land owned by customers or natural gas pipeline companies supplying PSE&G with natural gas and were operated under lease, easement or other similar arrangement. In some instances, the pipeline companies owned portions of the metering and regulating facilities.

   3. The following information is for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

                  (a) Number of kwh. (megawatt (Mwh.) = 1,000 kilowatts) of electric energy sold (at retail or wholesale), and Mcf. of natural or manufactured gas distributed at retail.

                  PSEG    -   None.

                  PSE&G   -   41,473,741 Mwh. (retail and wholesale) sold
                              primarily in the state of New Jersey providing revenue of approximately $3,709 million in 2001.

                  PSE&G   -   374,170,928 Mcf. (2001 basis of 1,035 BTU/cubic
                              foot) sold in the state of New Jersey providing revenue of approximately $2,171 million in 2001.

                  (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                  PSEG    -   None.

                  PSE&G   -   None.

                  (c) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                  PSEG    -   None.

                  PSE&G   -   None.

                  PSE&G   -   40,886,078 Mcf. total off-system sales sold in the
                              states of New Jersey (at N.J. City-Gate), New
                              York, Pennsylvania, Maryland, South Carolina,
                              Ohio, Washington D.C., Virginia, North Carolina,
                              Georgia, Texas, Mississippi and Louisiana providing revenue of approximately $207 million in 2001.

                  (d) Number of Mwh. of electric energy and Mcf. of natural or manufactured gas purchased outside the state in which each such company is organized or at the state line.

                  PSEG    -   None.

                  PSE&G   -   None.

                  PSE&G   -   322,158,613 Mcf. received through sales and
                              transportation agreements with interstate pipelines having delivery points within the State from the states of New Jersey, New York, Pennsylvania, Ohio, Texas, Louisiana and
                              Mississippi at a cost of approximately $1,774 million in 2001.

     4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

                  (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or the distribution at retail of natural or manufactured gas.

                        (i) PSEG Bhilai Energy Company Ltd. (BHILAI), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. BHILAI has a 45% interest in Bhilai Power Supply Company Limited, which will construct and own a 587 MW coal-fired power plant in Malhya Pradish, India. BHILAI is a direct wholly-owned subsidiary of PSEG (Bermuda) Holdings II Ltd.

                        (ii) Central Termica San Nicolas, S.A. (CTSN), an Argentine corporation, has its principal executive offices at Cerrito 1294, Piso 3,
                                (1062), Buenos Aires (Capital Federal),
                                Argentina. CTSN owns and operates a coal, petroleum coke, natural gas and oil-fired electric power generating facility located at San Nicolas, Argentina. CTSN is an indirectly owned subsidiary of CEMAS Corporation.

                        (iii) China U.S. Power Partners I, Ltd. (CUPPI), a Bermuda limited liability company, has its registered office at Clarendon House, 2 Church Street, Hamilton, Bermuda. CUPPI has a 30% interest in Jingyuan Second Power Co., Ltd. (Jingyuan), which owns a coal-fired electric power generation facility in Jingyuan, China. PSEG China indirectly owns 15% of Jingyuan.

                        (iv) PSEG Zuojiang Hydropower Ltd. (ZHL), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius. ZHL has a direct 60% interest in Guangxi Zuojiang Meiya Hydropower Co. Ltd. (GZMHCL), which owns a hydroelectric power facility in Zuojiang, Guangxi Zhuang Nationality Autonomous Region, China. PSEG China indirectly owns 30% of GZMHCL.

                        (v) PSEG Tongzhou Cogen Power Ltd. (TMC), a Bermuda limited liability company, has its principal executive offices at Clarendon House, 2 Church Street, Hamilton, Bermuda. TMC owns an 80% interest in Tongzhou Meiya Cogeneration Company Limited (TMCC), which owns a coal-fired cogeneration facility in Tongzhou City, Jiangsu Province, China. PSEG China indirectly owns 40% of TMCC.

                        (vi) Rio Grande Energia, S.A.,(RGE), formerly Companhia Norte-Nordeste de Distribuicao de Energia Eletrica, a Brazilian company, has its registered office at Rua da Consolacao #247, 8th Floor, Room 12, Sao Paulo, Brazil 01301903. RGE is an electric distribution company serving the State of Rio Grande do Sul, Brazil. RGE is 32.62% owned by Ipe Energia S.A., a Brazilian company, which is owned 50% each by PSEG Brazil Company and PSEG Brazil I Company, both Cayman companies, which in turn are wholly-owned by Pampa Energia Ltda.

                        (vii)   Empresa Distribuidora de Energia Norte S.A.
                                (EDEN), an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDEN owns a distribution facility in the province of Buenos Aires, Argentina. EDEN is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Global International Holdings LLC.

                        (viii)  Empresa Distribuidora de Energia Sur S.A.
                                (EDES), an Argentine company, has its principal executive offices at Calle 48, numero 786, La Plata, Argentina. EDES owns a distribution facility in the province of Buenos Aires, Argentina. EDES is a direct 33.34% owned subsidiary of PSEG OA, which in turn is 99.99% owned by PSEGAOC, a Cayman company and 0.01% owned by CEMAS Corporation. PSEGAOC is in turn 90% owned by PSEG Americas Ltd., a Bermuda limited liability company. PSEG Americas Ltd. is a wholly-owned subsidiary of PSEG Global International Holdings LLC.

                        (ix) Turbogeneradores Maracay, C.A. (TGM), a Venezuela company, has its principal offices located at Avenida Francisco de Miranda, Piso 12, Torre Country Club, Chacaito, and Caracas, Venezuela. TGM owns and operates two nominal 20 MW simple-cycle gas turbine generators at the paper mill facilities of Manufacturas de Papel C.A. in Maracay, Venezuela. TGM is a direct

                                17.13% owned subsidiary of Turbogeneradores de Venezuela, C.A., (TGV). TGV is a direct 50% owned subsidiary of PSEG Americas II, Ltd.

                        (x) Empresa Distribuidora La Plata Sociedad Anonima (EDELAP), an Argentine Sociedad Anonima, with its executive offices in Buenos Aires, Argentina. The principal purpose of EDELAP is to offer services of distribution and commercialization of electricity in accordance with the terms of the Concession Contract. 51% of EDELAP Class A stock is directly owned by COINELEC (described above), 31.942% of EDELAP Class B shares is directly owned by Luz de la Plata S.A. and an additional 7.058% of EDELAP Class B Shares are directly owned by Camille Ltd. (described above).

                        (xi) Turboven Cagua Company Inc. (CAGUA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                        (xii) Turboven Maracay Company Inc. (MARACAY), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                        (xiii) Turboven Valencia Company Inc. (VALENCIA), a Cayman Islands company has its registered office at c/o Trident Trust Company (Cayman) Limited, Fourth Floor, One Capital Place, P. O. Box 847, Grand Cayman, Cayman Islands, British West Indies, is a FUCO, and was formed for the purpose of making a future investment in Latin America.

                        (xiv) PSEG PPN Energy Company Ltd. (PPN Energy), a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and was formed for the purpose of investing in power facilities in Kerala, India. PSEG PPN Energy Company Ltd. has a 20% ownership interest in PPN Power Generating Company Limited.

                        (xv) PSEG PPN Operations Private Ltd. (PPN Operations), an Indian company, has its registered office at "Prince Towers",

                                Floor 9, 25-26, College Road, Chennai, India
                                600006, is an EWG and was formed for the purpose of providing operations and maintenance services to power facilities in India.

                        (xvi) Carthage Power Company Sarl (Tunisia), a Tunisian company, was formed for the purpose of developing, constructing, owning and operating a 471 MW combined-cycle power generation facility in Rades, Tunisia.

                        (xvii) Tri-Sakthi Energy Private Limited (TSEPL), an Indian company, has its registered office at No, 7 "Mamatha Complex" II Floor, 1`3 Whites Road, Chennai, India 600014, and was formed for the purpose of investing in power facilities in India. PSEG North Chennai Ltd. and Tri-Sakthi Investments Limited each own a 50% interest in TSEPL.

                        (xviii) Guadalupe Power Partners, LP (Guadalupe), has
                                its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Guadalupe Power I, LLC and Guadalupe Power II, LLC.

                        (xix) Archer Power Partners, LP (Archer), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Archer Power I, LLC and Archer Power II, LLC.

                        (xx) Odessa-Ector Power Partners, LP (Odessa), has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for making future investments in Texas. PSEG Texgen I and II together own 50% of Texas Independent Energy, L.P., which owns 100% of Odessa-Ector Power I, LLC and Odessa-Ector Power II, LLC.

                        (xxi) Chilquinta Energia S.A. (Chilquinta), a Chilean company, has its principal executive offices at General Cruz No. 222, Valparaiso, Chile, and was formed for the purpose of making investments in Chile and Peru. Inversiones Sempra-PSEG Chile S.A. holds a 99.98% interest in Chilquinta.

                        (xxii) Luz del Sur S.A.A. (Luz del Sur), a Peruvian company, has its principal executive offices at Canaval y Moreyra 380, Piso 18, San Isidro Lima Peru, and is a FUCO and an electric distribution company serving southern Lima, Peru. A 61.16% interest in Luz del Sur is directly owned by Ontario Quinta A.V.V. Peruvian Opportunity S.A.C. holds a direct interest of 22.89% in Luz del Sur and Energy Business International A.V.V. owns 3.83%.

                        (xxiii) AES Parana Operations SRL (AES Parana), an
                                Argentine company, has registered office in Buenos Aires, Argentina, and will provide maintenance and operations services to the project being constructed by AES Parana. AES Parana is 33.26% owned by PSEG Cayman Americas V Company and was formed for the purpose of making investments in Argentina.

                        (xxiv) PSEG Fossil LLC (Fossil), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Fossil, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the fossil fueled electric generation assets of PSE&G which were transferred to Power during 2000.

                        (xxv) PSEG Nuclear LLC (Nuclear), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Nuclear, a wholly-owned subsidiary of Power, is an EWG, and was formed to operate the nuclear fueled electric generation assets of PSE&G which were transferred to Power during 2000.

                        (xxvi) PSEG Chorzow B.V., a Netherlands Company, has its principal executive offices at Weena 340, Rotterdam, and was formed for the purpose of holding shares in Electrocieplownia Chorzow Elcho Sp.z.o.o. of which it currently holds 55.34%.

                        (xxvii) PSEG Rongjiang Hydropower Ltd., a Mauritius
                                company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius, and was formed for the purpose of investing in power facilities in China. PSEG China indirectly owns 50% interest in PSEG Rongjiang Hydrowpower Ltd.

                        (xxviii) Kalaeloa Partners, LP, a Delaware limited
                                partnership, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and it owns a heavy oil-fired cogeneration QF on the Island of Oahu in Hawaii.

                        (xxix) Meiya Electric Asia, Ltd., a Mauritius company, has its registered office at 608 St. James Court, St. Denis Street, Port Louis, Mauritius and owns a 92% interest in Nantong Meiya Cogeneration Co. Ltd., (Nantong), which owns a coal-fired cogeneration facility in Nantong, Jiangsu Province, China. PSEG China indirectly owns 46% of Nantong.

                        (xxx) Shanghai Wei-Gang Energy Company Ltd., a Chinese joint venture company, has its registered office at 735 Changjiang Road, Shanghai, China 200431, and owns and operates a blast furnace gas-fired electric power generation facility in Shanghai, China which has FUCO status. PSEG China indirectly owns 16.25% of this company.

                        (xxxi) PSEG Power New York. Inc. (Power New York), a Delaware corporation, has its principal executive offices at Route 144 Glen Mount, Albany, New York 12077. Power New York, a wholly-owned subsidiary of Fossil, was formed to acquire electric generation assets located in the state of New York.

                        (xxxii) GWF Energy LLC, a Delaware limited liability
                                company, has its registered office at 1209
                                Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in North America.

                        (xxxiii) Biomass Italia S.p.A., an Italian company, has
                                its registered office at Via Sant Andrea 19, Milan, Italy and was formed for the purpose of investing in power facilities in Italy.

                        (xxxiv) Tanir Bavi Power Company Private Limited, an
                                Indian company, has its registered offices in India, and was formed for the purpose of investing in power facilities in India.

                        (xxxv) Texas Independent Energy Operating Company, LLC, a Delaware company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801, and was formed for the purpose of investing in Texas.

                        (xxxvi) Empresa Distribuidora de Electricidad de Entre
                                Rios S.A., an Argentine company, has its registered office in Argentina and was formed for the purpose of investing in Latin America.


                        (xxxvii) AES Parana S.C.A., an Argentine company, has
                                registered office in Buenos Aires, Argentina, and was formed for the purpose of making investments in Argentina. AES Parana S.C.A. is owned 33% by PSEG Cayman Americas V Company.

                        (xxxviii) Danskammer OP LLC (Danskammer OP), a Delaware
                                limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Danskammer OP, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                        (xxxix) Danskammer OL LLC (Danskammer OL), a Delaware
                                limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Danskammer OL, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                        (xl) Roseton OP LLC (Roseton OP), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Roseton OP, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                        (xli) Roseton OL LLC (Roseton OL), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Roseton OL, an indirect wholly-owned subsidiary of RCMC, was formed for the purpose of investing in power facilities in the State of New York.

                        (xlii) Conemaugh Lessor Genco LLC (Conemaugh Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Conemaugh Lessor, an indirect wholly-owned subsidiary of PSEG Resources, was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania.

                        (xliii) Keystone Lessor Genco LLC (Keystone Lessor), a
                                Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Keystone Lessor, an indirect wholly-owned subsidiary of PSEG Resources, was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania.

                        (xliv) Shawville Lessor Genco LLC (Shawville Lessor), a Delaware limited liability company, has its principal executive offices at 80 Park Plaza, Newark, New Jersey 07102. Shawville Lessor, an indirect wholly-owned subsidiary of PSEG Resources, was formed for the purpose of investing in power facilities in the Commonwealth of Pennsylvania.

                        (xlv) Magellan Capital Holdings Corporation (Magellan), a Philippine company, has its offices at 4/F Ortigas Bldg., Ortigas Avenue, Pasig City, Philippines, was formed for the purpose of investing in power facilities in the Philippines.

                        (xlvi)  PSEG Lawrenceburg Energy Company LLC
                                (Lawrenceburg), a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Lawrenceburg, Indiana. This company is wholly-owned by Fossil.

                        (xlvii) PSEG Waterford Energy Company LLC (Waterford),
                                a Delaware limited liability company, has its registered office at 1209 Orange Street, Wilmington, Delaware 19801 and was formed for the purpose of investing in a power facility in Waterford, Ohio. This company is wholly-owned by Fossil.

                        (b) Name of each system company that holds an interest
                            in such EWG or foreign utility company; and description of the interest held.

                            See Exhibit C attached hereto and Items 1 and 4(a) above.

                        (c) Type and amount of capital invested, directly or
                            indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                        (i) BHILAI
                            As of December 31, 2001, PSEG has an indirect aggregate capital investment in BHILAI of U.S. $0.

                        (ii)CTSN
                            As of December 31, 2001, PSEG has reclassified its indirect investment in CTSN of U.S. $27,795,014 all of which is equity into the Asset Held for Sale category.

                       (iii)CUPPI

                                As of December 31, 2001, PSEG has an indirect aggregate capital investment in CUPPI of U.S. $30,247,080 all of which is equity.

                        (iv)    ZHL
                                As of December 31, 2001, PSEG has an indirect aggregate capital investment in ZHL of U.S. $19,652,237 all of which is equity.

                        (v)     TMC
                                As of December 31, 2001, PSEG has an indirect aggregate capital investment in TMC of U.S. $6,008,242 all of which is equity.

                        (vi)    RGE
                                As of December 31, 2001, PSEG has an indirect aggregate capital investment in RGE of U.S. $277,382,984 all of which is equity.

                        (vii)   EDEN
                                As of December 31, 2001, PSEG has reclassified its indirect investment into EDEN of U.S. $155,483,988, of which U.S. $148,441,580 is equity and U.S. $0 is debt into the Asset Held for Sale category.

                        (viii)  EDES
                                As of December 31, 2001, PSEG has reclassified its indirect investment into EDES of U.S. $65,077,645 of which U.S. $62,130,053 is equity and U.S. $0 is debt into the Asset Hold for Sale category.

                        (ix)    TGM
                                As of December 31, 2001, PSEG has an indirect capital investment in TGM of U.S. $1,844,199 all of which is equity. PSEG and its subsidiaries (direct and indirect) have no other security guarantees, debt or other financial obligations relative to TGM.

                        (x)     EDELAP
                                As of December 31, 2001, PSEG has reclassified its indirect investment into EDELAP of U.S. $101,148,413 all of which is equity into the Asset Held for Sale category.

                        (xi)    CAGUA
                                Turboven Company Inc., a Cayman company, is the 100% direct parent of CAGUA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2001, PSEG has an indirect capital investment in Turboven Company Inc. of U.S. $51,452,718.

                        (xii)   MARACAY
                                Turboven Company Inc., a Cayman company, is the 100% direct parent of MARACAY. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2001, PSEG has an indirect capital investment in Turboven Company Inc. of U.S. $51,452,718.

                        (xiii)  VALENCIA
                                Turboven Company Inc., a Cayman company, is the 100% direct parent of VALENCIA. PSEG has a 50% indirect interest in Turboven Company, Inc. As of December 31, 2001, PSEG has an indirect capital investment in Turboven Company Inc. of U.S. $51,452,718.

                        (xiv)   PPN Energy
                                As of December 31, 2001, PSEG has an indirect capital investment in PPN Energy of U.S. $23,062,871 all of which is equity.

                        (xv)    PPN Operations
                                As of December 31, 2001, PSEG has an indirect capital investment in PPN Operations of U.S. $2,283,900.

                        (xvi)   Carthage
                                As of December 31, 2001, PSEG has an indirect capital investment in Carthage of U.S. $39,982,040.

                        (xvii)  Tri-Sakthi
                                As of December 31, 2001, PSEG has an indirect capital investment in Tri-Sakthi of U.S. $0.

                        (xviii) Guadalupe Power Partners
                                Texas Independent Energy L.P. is the 100% indirect parent of Guadalupe Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2001, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $284,404,733, of which

                                U.S. $117,359,639 is equity and U.S.
                                $164,045,094 is partnership advances.

                        (xix)   Archer Power Partners
                                Texas Independent Energy L.P. is the 100% indirect parent of Archer Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2001, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $284,404,733, of which U.S. $117,359,639 is equity and U.S. $164,045,094 is partnership advances.

                        (xx)    Odessa Power Partners
                                Texas Independent Energy L.P. is the 100% indirect parent of Odessa Power Partners. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2001, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $284,404,733, of which U.S. $117,359,639 is equity and U.S. $164,045,094 is partnership advances.

                        (xxi)   Chilquinta
                                As of December 31, 2001, PSEG has an indirect capital investment in Chilquinta of U.S. $384,553,674, of which U.S. $224,553,674 is equity and U.S. $0 is debt (including interest).

                        (xxii)  Luz del Sur
                                As of December 31, 2001, PSEG has an indirect capital investment in Luz del Sur of U.S. $122,224,420.

                        (xxiii) AES Parana
                                As of December 31, 2001, PSEG has an indirect capital investment in AES Parana of U.S. $0.

                        (xxiv)  Fossil
                                As of December 31, 2001, PSEG has an indirect capital investment in Fossil of U.S. $299,337,096, all of which is equity.

                        (xxv)   Nuclear

                                As of December 31, 2001, PSEG has an indirect capital investment in Nuclear of U.S. $170,506,714, all of which is equity.

                        (xxvi)  PSEG Chorzow B.V.
                                As of December 31, 2001, PSEG has an indirect capital investment in PSEG Chorzow B.V. of U.S. $13,873,665 all of which is equity.

                        (xxvii) PSEG Rongjiang
                                As of December 31, 2001, PSEG has an indirect capital investment in PSEG Rongjiang of U.S. $9,795,813 all of which is equity.

                        (xxviii) Kalaeloa Partners, LP
                                As of December 31, 2001, PSEG has an indirect capital investment in Kalaeloa Partners LP of U.S. $26,170,684 all of which is equity.

                        (xxix)  Meiya Electric Asia Ltd.
                                As of December 31, 2001, PSEG has an indirect capital investment in Meiya Electric Asia Ltd. of U.S. $2,035,630 all of which is equity.

                        (xxx)   Shanghai Wei-Gang Energy Company Ltd.
                                As of December 31, 2001, PSEG has an indirect capital investment in Shanghai Wei-Gang Energy Company Ltd. of U.S. $7,129,687 all of which is equity.

                        (xxxi)  Power New York
                                As of December 31, 2001, PSEG has an indirect capital investment in Power New York of U.S. ($1,502,366) all of which is equity.

                        (xxxii) GWF Energy LLC
                                As of December 31, 2001, PSEG has an indirect capital investment in GWF Energy LLC of U.S. $32,557,688 all of which is equity.

                        (xxxiii)Biomass Italia S.p.A.
                                Prisma 2000 S.p.A. is the 50% indirect parent of Biomass Italia S.p.A. PSEG has a 50% indirect interest in Prisma 2000 S.p.A. As of December 31, 2001, PSEG has an indirect capital investment in Prisma 2000 S.p.A. of U.S. $21,675,238 is equity, and U.S. $46,395,053 is joint venture advances.

                        (xxxiv) Tanir Bavi Power Company Private Limited.
                                As of December 31, 2001, PSEG has an indirect capital investment in Tanir Bavi Power Company Private Limited of U.S. $57,525,122 all of which is equity.

                        (xxxv) Texas Independent Energy Operating Company. Texas Independent Energy L.P. is the 100% indirect parent of Texas Independent Energy Operating Company. PSEG has a 50% indirect interest in Texas Independent Energy. As of December 31, 2001, PSEG has an indirect capital investment in Texas Independent Energy L.P. of U.S. $284,404,733, of which U.S. $117,359,639 is equity and U.S. $164,045,094 is partnership advances.

                        (xxxvi) Empresa Distribuidora Electricidad de Entre
                                Rios S.A.
                                As of December 31, 2001, PSEG has an indirect capital investment in Empresa Distribuidora de Electricidad de Entre Rios S.A. of U.S. $212,256,214 all of which is equity.

                        (xxxvii)AES Parana S.C.A.
                                As of December 31, 2001 PSEG has reclassified it's indirect investment into AES Parana S.C.A. of U.S. $24,840,780 all of which is equity into the asset held for sale category.

                        (xxxviii)Danskammer OP
                                As of December 31, 2001, PSEG has an indirect capital investment in Danskammer OP of U.S. $49,567,961 all of which is equity.

                        (xxxix) Danskammer OL
                                As of December 31, 2001, PSEG has an indirect capital investment in Danskammer OL of U.S. $49,567,961 all of which is equity.

                        (xl)    Roseton OP

                                As of December 31, 2001, PSEG has an indirect capital investment in Roseton OP of U.S. $102,410,475 all of which is equity.

                        (xli)   Roseton OL

                                As of December PSEG has an indirect capital investment in Roseton OL of U.S. $102,410,475 all of which is equity.

                        (xlii) Conemaugh Lessor
                                As of December PSEG has an indirect capital investment in Conemaugh Lessor of U.S. $65,709,431 of which U.S. $6,802,429 is equity and U.S. $58,907,002 is debt (including
                                interest).

                        (xliii) Keystone Lessor
                                As of December PSEG has an indirect capital investment in Keystone Lessor of U.S. $65,481,825 of which U.S. $6,774,420 is equity and U.S. $58,707,405 is debt (including
                                interest).

                        (xliv)  Shawville Lessor
                                As of December PSEG has an indirect capital investment in Shawville Lessor of U.S. $70,834,220 of which U.S. $7,344,890 is equity and U.S. $64,489,330 is debt (including
                                interest).

                        (xlv)   Magellan Capital Holdings Corporation
                                As of December 31, 2001, PSEG has an indirect capital investment in Magellan Capital Holdings Corporation of U.S. $3,100,018 all of which is equity.

                        (xlvi)  Lawrenceburg
                                As of December 31, 2001, PSEG has an indirect capital investment in Lawrenceburg of U.S. $0.

                        (xlvii) Waterford
                                As of December 31, 2001, PSEG has an indirect capital investment in Waterford of U.S. $0.

         (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.



                                   (i) BHILAI
                                   ----------
                                    12/31/01
                                                             $ U.S.
                                                             ------
                    Capitalization                                  $0
                                                         ==============

                    Net Income                                      $0
                                                         ==============

                                  (ii) CTSN
                                  ---------
                                   12/31/01
                                                       $ U.S.
                                                       ------

              Capitalization                                  $0

              Net Income                              $6,971,470


                                 (iii) CUPPI
                                 -----------
                                  12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                             $19,170
              Non-current Assets                      56,598,428
                                                   --------------
              Total Assets                           $56,617,598
                                                   ==============

              Liabilities
              Current Liabilities                             $0
              Non-current Liabilities                  7,352,324
                                                   --------------
              Total Liabilities                        7,352,324

              Equity                                  49.265,274
                                                   --------------
              Total Liabilities and Equity           $56,617,598
                                                   ==============

              Net Income for Year-Ended              $5,980,759
              12/31/01

                                   (iv) ZHL
                                   --------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $8,937,807
              Non-current Assets                      52,939,495
                                                   --------------
              Total Assets                           $61,877,302
                                                   ==============

              Liabilities
              Current Liabilities                    $16,676,464
              Non-current Liabilities                     12,068
                                                   --------------
              Total Liabilities                       16,688,532

              Equity                                  45,188,770
                                                   --------------
              Total Liabilities and Equity           $61,877,302
                                                   ==============

              Net Income for Year-Ended               $3,300,456
              12/31/01





                                   (v) TMC
                                   -------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $2,868,753
              Non-current Assets                      24,805,988
                                                   --------------
              Total Assets                           $27,674,741
                                                   ==============

              Liabilities
              Current Liabilities                     $3,117,477
              Non-current Liabilities                 12,767,493
                                                   --------------
              Total Liabilities                       15,884,970

              Equity                                  11,789,771
                                                   --------------
              Total Liabilities and Equity           $27,674,741
                                                   ==============

              Net Income for Year-Ended                 $290,257
              12/31/01

                                   (vi) RGE
                                   --------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $116,114,685
              Non-current Assets                      974,815,717
                                                   ---------------
              Total Assets                         $1,090,930,402
                                                   ===============

              Liabilities
              Current Liabilities                    $251,777,443
              Non-current Liabilities                 274,610,504
                                                   ---------------
              Total Liabilities                       526,387,947

              Equity                                  564,542,455
                                                   ---------------
              Total Liabilities and Equity         $1,090,930,402
                                                   ===============

              Net Income for Year-Ended               $39,132,318
              12/31/01

                                   (vi) RGE
                                   --------
                                   12/31/01


                                  (vii) EDEN
                                  ----------
                                   12/31/01
                                                       $ U.S.
                                                       ------

              Capitalization                                  $0

              Net Income                              $7,938,560

                                 (viii) EDES
                                 -----------
                                   12/31/01
                                                       $ U.S.
                                                       ------

              Capitalization                                  $0

              Net Income                              $4,191,600



                                   (ix) TGM
                                   --------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $6,407,673
              Non-current Assets                      14,327,860
                                                   --------------
              Total Assets                           $20,735,533
                                                   ==============

              Liabilities
              Current Liabilities                     $6,537,716
              Non-current Liabilities                  3,001,319
                                                   --------------
              Total Liabilities                        9,539,036

              Equity                                  11,196,497
                                                   --------------
              Total Liabilities and Equity           $20,735,533
                                                   ==============

              Net Income for Year-Ended               $1,604,546
              12/31/01

                                  (x) EDELAP
                                  ----------
                                   12/31/01
                                                       $ U.S.
                                                       ------

              Capitalization                                  $0

              Net Income                              $5,842,480


                                  (xi) CAGUA
                                  ----------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $6,779,219
              Non-current Assets                      40,596,899
                                                   --------------
              Total Assets                           $47,376,118
                                                   ==============

              Liabilities
              Current Liabilities                    $17,361,667
              Non-current Liabilities                     81,372
                                                   --------------
              Total Liabilities                       17,443,039

              Equity                                  29,932,181
                                                   --------------
              Total Liabilities and Equity           $47,376,118
                                                   ==============

              Net Income for Year-Ended               $1,086,315
              12/31/01

                                (xii) MARACAY
                                -------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $5,582,084
              Non-current Assets                      38,298,092
                                                   --------------
              Total Assets                           $43,880,176
                                                   ==============

              Liabilities
              Current Liabilities                     $9,557,302
              Non-current Liabilities                  4,332,406
                                                   --------------
              Total Liabilities                       13,889,708

              Equity                                  29,990,467
                                                   --------------
              Total Liabilities and Equity           $43,880,176
                                                   ==============

              Net Income for Year-Ended               $1,845,299
              12/31/01




                               (xiii) VALENCIA
                               ---------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                             $49,364
              Non-current Assets                       2,769,121
                                                   --------------
              Total Assets                            $2,818,485
                                                   ==============

              Liabilities
              Current Liabilities                     $1,676,250
              Non-current Liabilities
                                                   --------------
              Total Liabilities                        1,676,250

              Equity                                   1,142,235
                                                   --------------
              Total Liabilities and Equity            $2,818,485
                                                   ==============

              Net Income for Year-Ended                  $80,463
              12/31/01

                               (xiv) PPN Energy
                               ----------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                             $37,996
              Non-current Assets                      29,094,874
                                                   --------------
              Total Assets                           $29,132,870
                                                   ==============

              Liabilities
              Current Liabilities                     $6,069,999
              Non-current Liabilities                          0
                                                   --------------
              Total Liabilities                        6,069,999

              Equity                                  23,062,871
                                                   --------------
              Total Liabilities and Equity           $29,132,870
                                                   ==============

              Net Income for Year-Ended               $3,159,336
              12/31/01






                             (xv) PPN Operations
                             -------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $2,399,914
              Non-current Assets                               0
                                                   --------------
              Total Assets                            $2,399,914

              Liabilities
              Current Liabilities                       $109,166
              Non-current Liabilities                      6,848
                                                   --------------
              Total Liabilities                          116,014

              Equity                                   2,283,900
                                                   --------------
              Total Liabilities and Equity            $2,399,914

              Net Income for Year-Ended                  $(5,700)
              12/31/01

                                (xvi) Carthage
                                --------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $5,728,646
              Non-current Assets                     189,849,185
                                                   --------------
              Total Assets                          $195,577,831

              Liabilities
              Current Liabilities                      3,142,795
              Non-current Liabilities                149,776,245
                                                   --------------
              Total Liabilities                      152,919,040

              Equity                                  42,658,791
                                                   --------------
              Total Liabilities and Equity          $195,577,831

              Net Income for Year-Ended                       $0
              12/31/01



                              (xvii) Tri-Sakthi
                              -----------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Capitalization                                  $0
                                                   ==============

              Net Income                                      $0
                                                   ==============


                              (xviii) Guadalupe
                              -----------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $14,062,000
              Non-current Assets                     405,739,000
                                                   --------------
              Total Assets                          $719,801,000

              Liabilities
              Current Liabilities                     $8,504,000
              Non-current Liabilities                246,724,000
                                                   --------------
              Total Liabilities                     $255,228,000

              Equity                                 164,573,000
                                                   --------------
              Total Liabilities and Equity          $719,801,000

              Net Income for Year-Ended              $14,570,154
              12/31/01

                                 (xix) Archer
                                 ------------
                                   12/31/01
                                                       $ U.S.
                                                       ------

              Capitalization                                $0

              Net Income for Year-Ended            $(1,052,096)
              12/31/01




                              (xx) Odessa-Ector
                              -----------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $4,635,000
              Non-current Assets                     431,710,000
                                                   --------------
              Total Assets                          $436,345,000

              Liabilities
              Current Liabilities                    $15,265,000
              Non-current Liabilities                256,930,000
                                                   --------------
              Total Liabilities                     $272,195,000

              Equity                                 164,150,000
                                                   --------------
              Total Liabilities and Equity          $436,345,000

              Net Income for Year-Ended              $(7,720,762)
              12/31/01

                               (xxi) Chilquinta
                               ----------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $31,609,367
              Non-current Assets                      831,839,559
                                                   ---------------
              Total Assets                           $863,448,926

              Liabilities
              Current Liabilities                     $43,515,326
              Non-current Liabilities                 373,402,734
                                                   ---------------
              Total Liabilities                       416,918,060

              Equity                                  446,530,866
                                                   ---------------
              Total Liabilities and Equity           $863,448,926

              Net Income for Year-Ended               $40,669,417
              12/31/01



                              (xxii) Luz del Sur
                              ------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $62,640,465
              Non-current Assets                     458,462,927
                                                   --------------
              Total Assets                          $521,103,392

              Liabilities
              Current Liabilities                    $64,546,646
              Non-current Liabilities                193,098,793
                                                   --------------
              Total Liabilities                      257,645,439

              Equity                                 263,457,953
                                                   --------------
              Total Liabilities and Equity          $521,103,392

              Net Income for Year-Ended              $63,027,954
              12/31/01

                            (xxiii) AES Parana SCA
                            ----------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------

              Capitalization                               $0

              Net Income for Year-Ended                    $0
              12/31/01




                                (xxiv) Fossil
                                -------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $54,555,262
              Non-current Assets                   2,603,970,317
                                                  ---------------
              Total Assets                        $2,658,525,579
                                                  ===============

              Liabilities
              Current Liabilities                   $586,455,281
              Non-current Liabilities              1,772,733,202
                                                  ---------------
              Total Liabilities                    2,359,188,483

              Equity                                 299,337,096
                                                  ---------------
              Total Liabilities and Equity        $2,658,525,579
                                                  ===============

              Net Income for Year-Ended             $197,249,799
              12/31/01

                                (xxv) Nuclear
                                -------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                        $103,233,433
              Non-current Assets                   1,108,667,934
                                                  ---------------
              Total Assets                        $1,211,901,367
                                                  ===============

              Liabilities
              Current Liabilities                 $(114,113,975)
              Non-current Liabilities              1,155,508,628
                                                  ---------------

              Total Liabilities                    1,041,394,653

              Equity                                 170,506,714
                                                  ---------------
              Total Liabilities and Equity        $1,211,901,367
                                                  ===============

              Net Income for Year-Ended             $226,319,118
              12/31/01

                           (xxvi) PSEG Chorzow B.V.
                           ------------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                           $1,169,618
              Non-current Assets                       14,790,927
                                                   --------------
              Total Assets                             15,960,545
                                                   ==============

              Liabilities
              Current Liabilities                      $2,087,518
              Non-current Liabilities                        (638)
                                                   --------------
              Total Liabilities                         2,086,880

              Equity                                   13,873,665
                                                   --------------
              Total Liabilities and Equity            $15,960,545
                                                   ==============

              Net Income for Year-Ended                 $(940,152)
              12/31/01

                            (xxvii) PSEG Rongjiang
                            ----------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                           $2,023,308
              Non-current Assets                       55,921,252
                                                   --------------
              Total Assets                            $57,944,560
                                                   ==============

              Liabilities
              Current Liabilities                      $2,559,884
              Non-current Liabilities                  37,088,746
                                                   --------------
              Total Liabilities                       $39,648,630

              Equity                                   18,295,930
                                                   --------------
              Total Liabilities and Equity            $57,944,560
                                                   ==============

              Net Income for Year-Ended                $1,659,620
              12/31/01


                        (xxviii) Kalaeloa Partners LP
                        -----------------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $17,911,962
              Non-current Assets                      215,119,611
                                                   --------------
              Total Assets                           $233,031,573
                                                   ==============

              Liabilities
              Current Liabilities                     $14,831,156
              Non-current Liabilities                 172,805,352
                                                   --------------
              Total Liabilities                      $187,636,508

              Equity                                   45,395,065
                                                   --------------
              Total Liabilities and Equity           $233,031,573
                                                   ==============

              Net Income for Year-Ended                $7,427,007
              12/31/01

                        (xxix) Meiya Electric Asia Ltd
                        ------------------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $5,355,460
              Non-current Assets                      36,586,649
                                                   --------------
              Total Assets                           $41,942,109
                                                   ==============

              Liabilities
              Current Liabilities                    $13,502,995
              Non-current Liabilities                 18,041,584
                                                   --------------
              Total Liabilities                       31,544,579

              Equity                                  10,397,530
                                                   --------------
              Total Liabilities and Equity           $41,942,109
                                                   ==============

              Net Income for Year-Ended              $(1,507,418)
              12/31/01


                    (xxx) Shanghai Wei-Gang Energy Co. Ltd
                    --------------------------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $16,133,172
              Non-current Assets                      44,422,004
                                                   --------------
              Total Assets                           $60,555,176
                                                   ==============

              Liabilities
              Current Liabilities                     $9,806,082
              Non-current Liabilities                 15,881,250
                                                   --------------
              Total Liabilities                       25,687,332

              Equity                                  34,867,844
                                                   --------------
              Total Liabilities and Equity           $60,555,176
                                                   ==============

              Net Income for Year-Ended               $6,708,845
              12/31/01

                            (xxxi) Power New York
                            ---------------------
                                   12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $13,596,711
              Non-current Assets                      69,290,875
                                                   --------------
              Total Assets                           $82,887,586
                                                   ==============

              Liabilities
              Current Liabilities                    $67,893,031
              Non-current Liabilities                 16,496,921
                                                   --------------
              Total Liabilities                       84,389,952

              Equity                                 (1,502,366)
                                                   --------------
              Total Liabilities and Equity           $82,887,586
                                                   ==============

              Net Income for Year-Ended             $(11,405,711)
              12/31/01


                             (xxxii) GWF Energy LLC
                             ----------------------
                                    12/31/01
                                                      $ U.S.
                                                       ------
              Assets
              Current Assets                          $8,729,319
              Non-current Assets                     124,192,352
                                                   --------------
              Total Assets                          $132,921,671
                                                   ==============

              Liabilities
              Current Liabilities                    $60,019,979
              Non-current Liabilities                    334,322
                                                   --------------
              Total Liabilities                       60,354,301

              Equity                                  72,567,370
                                                   --------------
              Total Liabilities and Equity          $132,921,671
                                                   ==============

              Net Income for Year-Ended              $13,311,608
              12/31/01


                         (xxxiii) Biomass Italia S.p.A.
                         ------------------------------
                                    12/31/01

              Capitalization                         $        0
              Net Income for Year-Ended              $        0
              12/31/01


                (xxxiv) Tanir Bavi Power Company Private Limited
                ------------------------------------------------
                                    12/31/01
                                                      $ U.S.
                                                       ------
              Assets
              Current Assets                         $35,851,000
              Non-current Assets                     190,030,000
                                                   --------------
              Total Assets                          $225,881,000
                                                   ==============

              Liabilities
              Current Liabilities                    $44,405,005
              Non-current Liabilities                108,535,995
                                                   --------------
              Total Liabilities                      152,941,000

              Equity                                  72,940,000
                                                   --------------
              Total Liabilities and Equity          $225,881,000
                                                   ==============

              Net Income for Year-Ended              $12,658,600
              12/31/01


               (xxxv) Texas Independent Energy Operating Company
               -------------------------------------------------
                                    12/31/01
                                                      $ U.S.
                                                       ------
              Assets
              Current Assets                          $2,330,000
              Non-current Assets                               0
                                                   --------------
              Total Assets                            $2,330,000
                                                   ==============

              Liabilities
              Current Liabilities                     $1,272,000
              Non-current Liabilities                          0
                                                   --------------
              Total Liabilities                       $1,272,000

              Equity                                   1,058,000
                                                   --------------
              Total Liabilities and Equity            $2,330,000
                                                   ==============

              Net Income for Year-Ended                    $(227)
              12/31/01


    (xxxvi) Empresa Distribuidora de Electricidad de Entre Rios S.A. Company
    ------------------------------------------------------------------------
                                    12/31/01
                                                      $ U.S.
                                                       ------
              Assets
              Current Assets                         $31,228,982
              Non-current Assets                     240,675,557
                                                   --------------
              Total Assets                           271,904,539
                                                   ==============

              Liabilities
              Current Liabilities                    $26,858,157
              Non-current Liabilities                 82,000,000
                                                   --------------
              Total Liabilities                     $108,858,157

              Equity                                 163,046,382
                                                   --------------
              Total Liabilities and Equity          $271,904,539
                                                   ==============

              Net Income for Year-Ended               $9,528,319
              12/31/01


                           (xxvii) AES Parana, S.C.A.
                           --------------------------
                                    12/31/01
                                                     $ U.S.
                                                       ------

              Capitalization                                  $0

              Net Income for Year-Ended                       $0
              12/31/01


                             (xxxviii) Danskammer OP
                             -----------------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                       $         -
              Non-current Assets                       49,567,961
                                                   --------------

              Total Assets                         $   49,567,961
                                                   ==============

              Liabilities
              Current Liabilities                  $          -
              Non-current Liabilities              $          -
                                                   --------------
              Total Liabilities

              Equity                               $   49,567,961
                                                   --------------

                Total Liabilities and Equity       $   49,567,961
                                                   ==============


              Net Income for Year-Ended
              12/31/01                             $    3,817,961

                              (xxxix) Danskammer OL
                             ----------------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                       $         -
              Non-current Assets                       49,567,961
                                                   --------------
              Total Assets                            $49,567,961
                                                   ==============

              Liabilities
              Current Liabilities                  $          -
              Non-current Liabilities              $          -
                                                   --------------
              Total Liabilities

              Equity                                 $49,567,961
                                                   --------------
                Total Liabilities and Equity         $49,567,961
                                                   ==============

              Net Income for Year-Ended
              12/31/01                                $3,817,961



                                 (xl) Roseton OP
                               ------------------
                                    12/31/01
                                                      $ U.S.
                                                       ------
              Assets
              Current Assets                       $          -
              Non-current Assets                   $102,410,475
                                                   --------------
              Total Assets                         $102,410,475
                                                   ==============

              Liabilities
              Current Liabilities                  $          -
              Non-current Liabilities              $          -
                                                   --------------
              Total Liabilities

              Equity                               $102,410,475
                                                   --------------
                Total Liabilities and Equity       $102,410,475
                                                   ==============

              Net Income for Year-Ended
              12/31/01                             $  7,860,475

                                (xli) Roseton OL
                                -----------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                        $          -
              Non-current Assets                    $102,410,475

                                                   --------------
              Total Assets                          $102,410,475
                                                   ==============

              Liabilities
              Current Liabilities                   $          -
              Non-current Liabilities               $          -
                                                   --------------
              Total Liabilities

              Equity                                $102,410,475
                                                   --------------
                Total Liabilities and Equity        $102,410,475
                                                   ==============

              Net Income for Year-Ended
              12/31/01                              $  7,860,475


                          (xlii) Conemaugh Lessor Genco
                         ------------------------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                        $   276,908
              Non-current Assets                     65,432,923
                                                   --------------
              Total Assets                          $65,709,431
                                                   ==============

              Liabilities
              Current Liabilities                   $58,907,002
              Non-current Liabilities               $         -
                                                   --------------
              Total Liabilities                     $58,907,002

              Equity                                $ 6,802,429
                                                   --------------
              Total Liabilities and Equity          $65,709,431
                                                   ==============

              Net Income for Year-Ended
              12/31/01                              $ 6,640,264

                          (xliii) Keystone Lessor Genco
                         ------------------------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                        $   281,512
              Non-current Assets                     65,200,313
                                                   --------------
              Total Assets                          $65,481,825
                                                   ==============

              Liabilities
              Current Liabilities                   $58,707,405
              Non-current Liabilities               $         0
                                                   --------------
              Total Liabilities                     $58,707,405

              Equity                                $ 6,774,420
                                                   --------------
              Total Liabilities and Equity          $65,481,825
                                                   ==============

              Net Income for Year-Ended
              12/31/01                              $ 6,598,610


                          (xliv) Shawville Lessor Genco
                        --------------------------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                        $ 2,389,342
              Non-current Assets                     68,444,878
                                                   --------------
              Total Assets                          $70,834,220
                                                   ==============

              Liabilities
              Current Liabilities                   $64,489,330
              Non-current Liabilities               $         0
                                                   --------------
              Total Liabilities                     $64,489,330

              Equity                                $ 7,344,890
                                                   --------------
                Total Liabilities and Equity        $70,834,220
                                                   ==============

              Net Income for Year-Ended
              12/31/01                              $ 6,647,332


                                 (xlv) Magellan
                                 --------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                         $9,093,747
              Non-current Assets                     13,343,589
                                                   --------------
              Total Assets                          $22,437,336
                                                   ==============

              Liabilities
              Current Liabilities                      $333,067
              Non-current Liabilities                    58,198
                                                   --------------
              Total Liabilities                        $391,264

              Equity                                 22,046,072
                                                   --------------
              Total Liabilities and Equity          $22,437,336
                                                   ==============

              Net Income for Year-Ended
              12/31/01                               $1,065,303


                              (xlvi) Lawrenceburg
                              -------------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                                  $0
              Non-current Assets                     462,000,000
                                                   --------------
              Total Assets                          $462,000,000
                                                   ==============

              Liabilities
              Current Liabilities                    $47,000,000
              Non-current Liabilities                415,000,000
                                                   --------------
              Total Liabilities                     $462,000,000

              Equity                                          $0
                                                   --------------
              Total Liabilities and Equity          $462,000,000
                                                   ==============

              Net Income for Year-Ended
              12/31/01                                        $0


                               (xlvii) Waterford
                               -----------------
                                    12/31/01
                                                       $ U.S.
                                                       ------
              Assets
              Current Assets                          $2,000,000
              Non-current Assets                     392,000,000
                                                   --------------
              Total Assets                          $394,000,000
                                                   ==============

              Liabilities
              Current Liabilities                    $15,000,000
              Non-current Liabilities                355,000,000
                                                   --------------
              Total Liabilities                      370,000,000

              Equity                                 $24,000,000
                                                   --------------
              Total Liabilities and Equity          $394,000,000
                                                   ==============

              Net Income for Year-Ended
              12/31/01                                        $0

         (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

              (i)       BHILAI
                        None.

              (ii)      CTSN
                        None.

              (iii)     CUPPI
                        None.

              (iv)      ZHL
                        None.

              (v)       TMC
                        None.

              (vi)      RGE
                        RGE has an Operators Agreement with IPE under which IPE provides certain support services to RGE in connection with electricity distribution.

              (vii)     EDEN
                        PSEGAOC has an Operators Agreement with EDEN under which PSEGAOC provides certain support services to EDEN in connection with electricity distribution.

              (viii)    EDES
                        PSEGAOC has an Operators Agreement with EDES under which PSEGAOC provides certain support services to EDES in connection with electricity distribution.

              (ix)      TGM
                        None.

              (x)       EDELAP
                        None.

              (xi)      CAGUA
                        None.

              (xii)     MARACAY
                        None.

              (xiii)    VALENCIA
                        None.

              (xiv)     PPN Energy
                        None.

              (xv)      PPN Operations
                        PPN Operations has an Operation and Maintenance Agreement with PPN PGC to provide certain services in connection with mobilization, operation and maintenance of 330 MW combined cycle electric power generating facility of PPN PGC located in Pillaiperumalnallur in the state of Tamilnadu, India. Under said agreement, PPN Operations will receive a fee equal to fifteen percent (15%) of the non fuel and insurance related operating expenses of the said facility.

              (xvi)     Carthage
                        None.

              (xvii)    TSEPL
                        None.

              (xviii)   Guadalupe
                        None.

              (xix)     Archer
                        None.

              (xx)      Odessa
                        None.

              (xxi)     Chilquinta
                        None.

              (xxii)    Luz del Sur
                        None.

              (xxiii)   AES Parana
                        None.

              (xxiv)    Fossil
                        Fossil has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

              (xxv)     Nuclear
                        Nuclear has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

              (xxvi)    PSEG Chorzow B.V.
                        None.

              (xxvii)   PSEG Rongjiang Hydropower Ltd.
                        None.

              (xxviii)  Kalaeloa Partners, L.P.
                        None.

              (xxix)    Meiya Electric Asia, Ltd.
                        None.

              (xxx)     Shanghei Wei-Gang Energy Company Ltd.
                        None.

              (xxxi)    Power New York
                        Power New York has a Service Agreement with ER&T to provide all energy, capacity, and ancillary services to ER&T.

              (xxxii)   GWF Energy LLC
                        None.

              (xxxiii)  Biomass Italia S.p.A.
                        None.

              (xxxiv)   Tanir Bavi Company Private Limited
                        None.

              (xxxv)    Texas Independent Energy Operating Company, LLC
                        None.

              (xxxvi) Empresa Distribuidora de Electricidad de Entre Rios S.A. None.

              (xxxvii)  AES Parana S.C.A.
                        None.

              (xxxviii) Danskammar OP
                        None.

              (xxxix)   Danskammar OL
                        None.

              (xl)      Roseton OP
                        None.

              (xli)     Roseton OL
                        None.

              (xlii)    Conemaugh  Lessor Genco
                        None.

              (xliii)   Keystone  Lessor Genco
                        None.

              (xliv)    Shawville Lessor Genco
                        None.

              (xlv)     Magellan
                        None.

              (xlvi)    Lawrenceburg
                        ER&T has entered into a tolling agreement pursuant to which it is obligated to purchase the output of this facility at stated prices. As a result, ER&T will bear the price risk related to the output of this generation facility which is scheduled to be completed in 2003.

              (xlvii)   Waterford
                        ER&T has entered into a tolling agreement pursuant to which it is obligated to purchase the output of this facility at stated prices. As a result, ER&T will bear the price risk related to the output of this generation facility which is scheduled to be completed in 2003.

                                   EXHIBIT A

   A consolidating statement of income and surplus of claimant and its direct or indirect affiliated subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

   Exhibit A includes all required consolidating financial statements described above to be filed with this report and are attached hereto. Subsidiaries described under Item 1 above include all PSEG's direct and indirect subsidiaries. Direct and indirect subsidiaries of PSEG that exceeded 2% of PSEG's consolidated assets or consolidated revenues are PSE&G, Power, Fossil, Nuclear, ER&T, Energy Holdings, PSEG Resources, RCMC, PSEG Global, PSEG Global USA, PSEG International, PSEG Americas Inc., PSEG Americas Ltd., PSEG Chile Holding, PSEG Global Holding Co. and PSEG Energy Technologies and included in Exhibit A and cross-referenced for additional information to
   Item I.

                                    EXHIBIT B

                             Financial Data Schedule

   If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

   Exhibit B, attached to this report, includes all financial and other data that are applicable to the registrant on a consolidated basis.

                                    EXHIBIT C

   An organizational chart showing the relationship of each EWG or foreign utility company to the associate companies in the holding-company system.

   See attached Exhibit C.

     The above-named Claimant (PSEG) has caused this statement to be duly executed on its behalf by its authorized officer on this XXth day of February, 2002.


                           Public Service Enterprise Group Incorporated
                           --------------------------------------------
                                        (Name of Claimant)

                                 By        PATRICIA A. RADO
                                    -----------------------------------
                                           Patricia A. Rado
                                    Vice President and Controller
                                    (Principal Accounting Officer)

   (CORPORATE SEAL)

   Attest:


            E. J. BIGGINS, JR.
       ----------------------------
            E. J. Biggins, Jr.
            Corporate Secretary


     Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:


      James T. Foran                             Associate General Counsel
  ----------------------                         -------------------------
         (Name)                                           (Title)


        80 Park Plaza, T5B, P. O. Box 1171, Newark, New Jersey 07101-1171
        -----------------------------------------------------------------
                                    (Address)

                                                                      EXHIBIT B


                             Financial Data Schedule


                 Public Service Enterprise Group Incorporated
                                December 31, 2001
                              (Millions of Dollars)


               Consolidated Total Assets                       $25,397

               Consolidated Total Operating Revenues            $9,815

               Consolidated Net Income                            $770

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF INCOME
For The Year Ended December 31, 2001
(Millions of Dollars, except for Per Share Data)



                                                                                                     INTERCOMPANY
                                                                                     PSEG            ELIMINATIONS       PSE&G &
                                                                                    CONSOL.           & RECLASS.        SUBS. (A)
                                                                                ---------------    ----------------   ------------
     OPERATING REVENUES
           Electric                                                                $ 4,156             $ (2,125)         $ 3,798
           Gas                                                                       2,293                    -            2,293
           Trading                                                                   2,403                    -                -
           Other                                                                       963                    -                -
                                                                                ---------------    ----------------   ------------
             Total Operating Revenues                                                9,815               (2,125)           6,091
                                                                                ---------------    ----------------   ------------

     OPERATING EXPENSES                                                                                       -
        Energy Costs                                                                 1,119               (2,126)           2,317
        Gas Costs                                                                    1,596                    -            1,596
        Trading Costs                                                                2,256                    -                -
        Operation and Maintenance                                                    2,264                    -              975
        Depreciation and Amortization                                                  522                    -              384
        Taxes Other Than Income Taxes                                                  166                    1              137
                                                                                ---------------    ----------------   ------------
               Total Operating Expenses                                              7,923               (2,125)           5,409
                                                                                ---------------    ----------------   ------------

     OPERATING INCOME                                                                1,892                    -              682
     Other Income and Deductions                                                        21                 (856)              22
     Interest Expense - net                                                           (705)                  46             (356)
     Preferred Securities Dividend Requirements
        and Premium on Redemption                                                      (72)                  (1)             (24)
     INCOME BEFORE INCOME TAXES,                                                ---------------    ----------------   ------------
       EXTRAORDINARY ITEM AND CUMULATIVE
       EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                    1,136                 (811)             324

     Income Taxes                                                                     (373)                  (1)             (89)
     Extraordinary Item (net of tax)                                                    (2)                   -                -
     Cumulative Effect of a Change in Accounting Principle (net of tax)                  9                    -                -
                                                                                ---------------    ----------------   ------------
      NET INCOME                                                                     $ 770               $ (812)           $ 235
                                                                                ===============    ================   ============

      WEIGHTED AVERAGE COMMON SHARES
        OUTSTANDING (000's)                                                        208,226
                                                                                 =========

      EARNINGS PER SHARE (BASIC AND DILUTED):
      Net Income                                                                    $ 3.70
                                                                                 =========

      DIVIDENDS PAID PER SHARE OF COMMON STOCK                                      $ 2.16
                                                                                 =========


        (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.



        PSEG  - Public Service Enterprise Group Incorporated
        PSE&G - Public Service Electric and Gas Company
        PSEG Power - PSEG Power LLC
        PSEG Services - PSEG Services Corporation
        Energy Holdings  - PSEG Energy Holdings Inc.



                                                                          PSEG                                   ENERGY
                                                                          POWER &            PSEG              HOLDINGS &
                                                                         SUBS. (A)         SERVICES             SUBS. (A)
                                                                       -----------     ---------------      ----------------
OPERATING REVENUES
      Electric                                                             $2,311              $ -                   $172
      Gas                                                                       -                -                      -
      Trading                                                               2,403                -                      -
      Other                                                                     -                -                    963
                                                                       -----------     ---------------      ----------------
        Total Operating Revenues                                            4,714                -                  1,135
                                                                       -----------     ---------------      ----------------

OPERATING EXPENSES
   Energy Costs                                                               843                -                     85
   Gas Costs                                                                    -                -                      -
   Trading Costs                                                            2,256                -                      -
   Operation and Maintenance                                                  711               (6)                   591
   Depreciation and Amortization                                               95                3                     27
   Taxes Other Than Income Taxes                                               22                -                      6
                                                                       -----------     ---------------      ----------------
          Total Operating Expenses                                          3,927               (3)                   709
                                                                       -----------     ---------------      ----------------

OPERATING INCOME                                                              787                3                    426
Other Income and Deductions                                                     -                -                     (3)
Interest Expense - net                                                       (143)              (3)                  (190)
Preferred Securities Dividend Requirements
   and Premium on Redemption                                                    -                -                      -
INCOME BEFORE INCOME TAXES,                                            -----------     ---------------      ----------------
  EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                                  644                -                    233

Income Taxes                                                                 (250)               -                    (57)
Extraordinary Item (net of tax)                                                 -                -                     (2)
Cumulative Effect of a Change in Accounting Principle (net of tax)              -                -                      9
                                                                       -----------     ---------------      ----------------
 NET INCOME                                                                 $ 394              $ -                  $ 183
                                                                       ===========     ===============      ================



                                                                                       ENTERPRISE        ENTERPRISE      ENTERPRISE
                                                                                         CAPITAL           CAPITAL         CAPITAL
                                                                         PSEG            TRUST I          TRUST II        TRUST III
                                                                     ------------     -----------       -----------      -----------
OPERATING REVENUES
      Electric                                                            $ -                $ -                $ -             $ -
      Gas                                                                   -                  -                  -               -
      Trading                                                               -                  -                  -               -
      Other                                                                 -                  -                  -               -
                                                                     ------------     -----------       -----------      -----------
        Total Operating Revenues                                            -                  -                  -               -
                                                                     ------------     -----------       -----------      -----------

OPERATING EXPENSES
   Energy Costs                                                             -                  -                  -               -
   Gas Costs                                                                -                  -                  -               -
   Trading Costs                                                            -                  -                  -               -
   Operation and Maintenance                                               (7)                 -                  -               -
   Depreciation and Amortization                                           13                  -                  -               -
   Taxes Other Than Income Taxes                                            -                  -                  -               -
                                                                     ------------     -----------       -----------      -----------
          Total Operating Expenses                                          6                  -                  -               -
                                                                     ------------     -----------       -----------      -----------

OPERATING INCOME                                                           (6)                 -                  -               -
Other Income and Deductions                                               816                 17                 14              11
Interest Expense - net                                                    (59)                 -                  -               -
Preferred Securities Dividend Requirements
   and Premium on Redemption                                               (5)               (17)               (14)            (11)
INCOME BEFORE INCOME TAXES,                                          ------------     -----------       -----------      -----------
  EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                              746                  -                  -               -

Income Taxes                                                               24                  -                  -               -
Extraordinary Item (net of tax)                                             -                  -                  -               -
Cumulative Effect of a Change in Accounting Principle (net of tax)          -                  -                  -               -
                                                                     ------------     -----------       -----------      -----------
 NET INCOME                                                             $ 770                $ -                $ -             $ -
                                                                     ============     ===========       ===========      ===========


    PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)

                                                                                 INTERCOMPANY                        PSEG
                                                                    PSEG         ELIMINATIONS        PSE&G &        POWER &
                                                                   CONSOL.        & RECLASS.          SUBS.          SUBS.
                                                                ------------    ---------------     ----------    -----------
    CURRENT ASSETS
      Cash and Cash Equivalents                                      $ 169                $  -          $ 102            $ 9
      Accounts Receivable:
        Customer Accounts Receivable                                   824                   -            556              -
        Other Accounts Receivable                                      348                (192)            67            429
        Allowance for Doubtful Accounts                                (43)                  -            (38)             -
     Unbilled Electric and Gas Revenue                                 291                   -            291              -
     Fuel                                                              509                   -            415             76
     Materials and Supplies, net of  valuation reserves                174                   -             50            124
     Prepayments                                                        74                   -             40             13
     Energy Trading Contracts                                          454                   -             32            422
     Restricted Cash                                                    13                   -             13              -
     Assets held for Sale                                              422                   -              -              -
     Other                                                              24                   -             21              2
                                                                ------------    ---------------     ----------    -----------

       Total Current Assets                                          3,259                (192)         1,549          1,075
                                                                ------------    ---------------     ----------    -----------

    PROPERTY, PLANT AND EQUIPMENT
      Generation                                                     4,232                   -              -          4,232
      Transmission and Distribution                                  8,988                   -          8,785              -
      Other                                                          1,666                   -            385              6
                                                                ------------    ---------------     ----------    -----------
        Total                                                       14,886                   -          9,170          4,238
      Accumulated Depreciation and Amortization                     (4,822)                  -         (3,329)        (1,253)
                                                                ------------    ---------------     ----------    -----------
        Net Property, Plant and Equipment                           10,064                   -          5,841          2,985
                                                                ------------    ---------------     ----------    -----------



    NONCURRENT ASSETS
     Regulatory Assets                                               5,220                   -          5,220              -
     Long-Term Investments, net of accumulated amortization
       and net of valuation allowances                               4,818              (6,020)           112             36
     Nuclear Decommissioning Fund                                      817                                  -            817
     Other Special Funds                                               222                   -            130             55
     Goodwill, net of accumulated amortization                         649                   -              -             21
     Deferred Income Taxes                                               -                (579)             -            579
     Other,  net of accumulated amortization                           348                   4             84             66
                                                                ------------    ---------------     ----------    -----------
       Total Noncurrent Assets                                      12,074              (6,563)         5,546          1,574
                                                                ------------    ---------------     ----------    -----------

                                                                                             0

    TOTAL                                                         $ 25,397            $ (6,755)      $ 12,936        $ 5,634
                                                                ============    ==============       =========    ===========


                                                                                     ENERGY                             ENTERPRISE
                                                                PSEG                HOLDINGS &                           CAPITAL
                                                              SERVICES                SUBS.                PSEG           TRUST I
                                                            ---------------      ----------------       ------------     -----------
CURRENT ASSETS
  Cash and Cash Equivalents                                            $ -                  $ 56                 $ 2             $ -
  Accounts Receivable:
    Customer Accounts Receivable                                         -                   268                   -               -
    Other Accounts Receivable                                            1                    47                  (4)              -
    Allowance for Doubtful Accounts                                      -                    (5)                  -               -
 Unbilled Electric and Gas Revenue                                       -                     -                   -               -
 Fuel                                                                    -                    18                   -               -
 Materials and Supplies, net of  valuation reserves                      -                     -                   -               -
 Prepayments                                                             3                     3                  15               -
 Energy Trading Contracts                                                -                     -                   -               -
 Restricted Cash                                                         -                     -                   -               -
 Assets held for Sale                                                    -                   422                   -               -
 Other                                                                   -                     -                   1               -
                                                             ---------------      ----------------       ------------     ----------

   Total Current Assets                                                  4                   809                  14               -
                                                             ---------------      ----------------       ------------     ----------

PROPERTY, PLANT AND EQUIPMENT
  Generation                                                             -                     -                   -               -
  Transmission and Distribution                                          -                   203                   -               -
  Other                                                                 31                 1,164                  80               -
                                                             ---------------      ----------------       ------------     ----------
    Total                                                               31                 1,367                  80               -
  Accumulated Depreciation and Amortization                             (3)                 (190)                (47)              -
                                                             ---------------      ----------------       ------------     ----------
    Net Property, Plant and Equipment                                   28                 1,177                  33               -
                                                             ---------------      ----------------       ------------     ----------



NONCURRENT ASSETS
 Regulatory Assets                                                       -                     -                                   -
 Long-Term Investments, net of accumulated amortization
   and net of valuation allowances                                       -                 4,671               5,477             232
 Nuclear Decommissioning Fund                                            -                     -                   -               -
 Other Special Funds                                                    37                     -                   -               -
 Goodwill, net of accumulated amortization                               -                   628                   -               -
 Deferred Income Taxes                                                   -                     -                   -               -
 Other,  net of accumulated amortization                                 8                   154                   -               -
                                                             ---------------      ----------------       ------------     ----------
   Total Noncurrent Assets                                              45                 5,453               5,477             232
                                                             ---------------      ----------------       ------------     ----------



TOTAL                                                                 $ 77               $ 7,439              $5,524           $ 232
                                                             ===============      ================       ============     ==========


    PSEG  - Public Service Enterprise Group Incorporated
    PSE&G - Public Service Electric and Gas Company
    PSEG Power - PSEG Power LLC
    PSEG Services - PSEG Services Corporation
    Energy Holdings  - PSEG Energy Holdings Inc.

                                                                ENTERPRISE       ENTERPRISE
                                                                  CAPITAL          CAPITAL
                                                                 TRUST II         TRUST III
                                                                 -----------      -----------
CURRENT ASSETS
  Cash and Cash Equivalents                                              $ -             $ -
  Accounts Receivable:
    Customer Accounts Receivable                                           -               -
    Other Accounts Receivable                                              -               -
    Allowance for Doubtful Accounts                                        -               -
 Unbilled Electric and Gas Revenue                                         -               -
 Fuel                                                                      -               -
 Materials and Supplies, net of  valuation reserves                        -               -
 Prepayments                                                               -               -
 Energy Trading Contracts                                                  -               -
 Restricted Cash                                                           -               -
 Assets held for Sale                                                      -               -
 Other                                                                     -               -
                                                                 -----------      -----------

   Total Current Assets                                                   -               -
                                                                 -----------      -----------
PROPERTY, PLANT AND EQUIPMENT
  Generation                                                              -               -
  Transmission and Distribution                                           -               -
  Other                                                                   -               -
                                                                 -----------      -----------
    Total                                                                 -               -
  Accumulated Depreciation and Amortization                               -               -
                                                                 -----------      -----------
    Net Property, Plant and Equipment                                     -               -
                                                                 -----------      -----------
NONCURRENT ASSETS
 Regulatory Assets                                                        -               -
 Long-Term Investments, net of accumulated amortization
   and net of valuation allowances                                      155             155
 Nuclear Decommissioning Fund                                             -               -
 Other Special Funds                                                      -               -
 Goodwill, net of accumulated amortization                                -               -
 Deferred Income Taxes                                                    -               -
 Other,  net of accumulated amortization                                  -               -
                                                                 -----------      -----------
   Total Noncurrent Assets                                              155             155
                                                                 -----------      -----------
TOTAL                                                                 $ 155           $ 155
                                                                 ===========      ===========



                                                                                      INTERCOMPANY                       PSEG
                                                                     PSEG             ELIMINATIONS        PSE&G &       POWER &
                                                                    CONSOL.            & RECLASS.          SUBS.         SUBS.
                                                                  -----------        --------------     -----------    ---------
    CURRENT LIABILITIES
      Long-Term Debt Due Within One Year                             $ 1,213                 $ -            $ 668           $ -
      Commercial Paper and Loans                                       1,338                   -                -             -
      Accounts Payable                                                   790                (165)             642           470
      Energy Trading Contracts                                           602                  (1)             169           434
      Other                                                              751                   3              280           111
                                                                  -----------        --------------     -----------    ---------

           Total Current Liabilities                                   4,694                (163)           1,759         1,015
                                                                  -----------        --------------     -----------    ---------

    NONCURRENT LIABILITIES
      Deferred Income Taxes and ITC                                    3,205                (573)           2,551             -
      Regulatory Liabilities                                             373                   -              373             -
      Nuclear Decommissioning                                            817                   -                -           817
      OPEB Costs                                                         476                   -              466             8
      Cost of Removal                                                    146                                    -           146
      Other                                                              488                  (6)             205           103

                                                                  -----------        --------------     -----------    ---------
           Total Noncurrent Liabilities                                5,505                (579)           3,595         1,074
                                                                  -----------        --------------     -----------    ---------

    COMMITMENTS AND CONTINGENT LIABILITIES                                 -                   -                -             -
                                                                  -----------        --------------     -----------    ---------

   CAPITALIZATION:

      LONG TERM DEBT                                                  10,301                (542)           4,977         2,685
                                                                  -----------        --------------     -----------    ---------

      SUBSIDIARIES' PREFERRED SECURITIES:
        Preferred Stock Without Mandatory Redemption                      80                   -               80             -
        Guaranteed Preferred Beneficial Interest in Subordinated
         Debentures                                                      680                  16              155             -

                                                                  -----------        --------------     -----------    ---------
           Total Subsidiaries' Preferred Securities                      760                  16              235             -
                                                                  -----------        --------------     -----------    ---------

      COMMON STOCKHOLDERS' EQUITY:
        Common Stock, issued; 2001 and 2000 -- 231,957,608 shares      3,599              (1,434)             892             -
        Contributed Capital                                                -              (2,840)               -         1,350
        Basis Adjustment                                                   -                   -              986          (986)
        Treasury Stock, at cost; 2001 - 26,118,590 shares,                 -                   -                -             -
           2000 - 23,986,290 shares                                     (981)                  -                -             -
        Retained Earnings                                              1,809              (1,501)             493           498
        Accumulated Other Comprehensive Loss                            (290)                288               (1)           (2)

                                                                  -----------        --------------     -----------    ---------
           Total Common Stockholders' Equity                           4,137              (5,487)           2,370           860

                                                                  -----------        --------------     -----------    ---------
                Total Capitalization                                  15,198              (6,013)           7,582         3,545
                                                                  -----------        --------------     -----------    ---------
    TOTAL                                                           $ 25,397            $ (6,755)        $ 12,936       $ 5,634
                                                                  ===========        ==============     ===========    ========


                             ENERGY                              ENTERPRISE            ENTERPRISE            ENTERPRISE
          PSEG             HOLDINGS &                             CAPITAL               CAPITAL               CAPITAL
        SERVICES              SUBS.              PSEG             TRUST I               TRUST II             TRUST III
       ----------         ------------         --------         ------------          -------------         ------------

             $ -               $ 270             $ 275                $ -                   $ -                   $ -
               -                 585               753                  -                     -                     -
              30                 188              (375)                 -                     -                     -
               -                   -                 -                  -                     -                     -
              10                 154               193                  -                     -                     -
       ----------         ------------         --------         ------------          -------------         ------------

              40               1,197               846                  -                     -                     -
       ----------         ------------         --------         ------------          -------------         ------------


              16               1,211                 -                  -                     -                     -
               -                   -                 -                  -                     -                     -
               -                   -                 -                  -                     -                     -
               2                   -                 -                  -                     -                     -
               -                   -                 -                  -                     -                     -
              19                 167                 -                  -                     -                     -

       ----------         ------------         --------         ------------          -------------         ------------
              37               1,378                 -                  -                     -                     -
       ----------         ------------         --------         ------------          -------------         ------------

               -                   -                 -                  -                     -                     -
       ----------         ------------         --------         ------------          -------------         ------------



               -               2,640               541                  -                     -                     -
       ----------         ------------         --------         ------------          -------------         ------------


               -                                     -                  -                     -                     -

               -                 509                 -                  -                     -                     -

       ----------         ------------         --------         ------------          -------------         ------------
               -                 509                 -                  -                     -                     -
       ----------         ------------         --------         ------------          -------------         ------------


               -                   -             3,599                232                   155                   155
               -               1,490                 -                  -                     -                     -
               -                   -                 -                  -                     -                     -
               -                   -                 -                  -                     -                     -
               -                   -              (981)                 -                     -                     -
               -                 510             1,809                  -                     -                     -
               -                (285)             (290)                 -                     -                     -

       ----------         ------------         --------         ------------          -------------         ------------
               -               1,715             4,137                232                   155                   155

       ----------         ------------         --------         ------------          -------------         ------------
               -               4,864             4,678                232                   155                   155

       ----------         ------------         --------         ------------          -------------         ------------
            $ 77             $ 7,439           $ 5,524              $ 232                 $ 155                 $ 155
       ==========         ============         ========         ============          =============         ============



    PSEG - Public Service Enterprise Group Incorporated
    PSE&G - Public Service Electric and Gas Company
    PSEG Power - PSEG Power LLC
    PSEG Services - PSEG Services Corporation
    Energy Holdings  - PSEG Energy Holdings Inc.

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
(Millions of Dollars)


                                                        Intercompany
                                          PSEG          Eliminations
                                         Consol.         & Reclass.
                                       ------------   ------------------
BALANCE JANUARY 1, 2001                    $ 1,493               $ (832)

     Net Income                                770                 (812)
                                       ------------   ------------------
                 Total                       2,263               (1,644)
                                       ------------   ------------------

Cash Dividends:
Preferred Stock, at required rates               -                   27
Common Stock                                  (449)                 116
                                       ------------   ------------------
     Total Cash Dividends                     (449)                 143
                                       ------------   ------------------

                                       ------------   ------------------
     Other Deductions                           (5)                   -
                                       ------------   ------------------

BALANCE DECEMBER 31, 2001                  $ 1,809             $ (1,501)
                                       ============   ==================


                                                          PSEG             Energy
                                        PSE&G &          POWER &         Holdings &
                                         Subs.            SUBS.            Subs.            PSEG
                                     --------------   --------------   ---------------   ------------
BALANCE JANUARY 1, 2001                 $ 375            $ 104             $ 353           $ 1,493

     Net Income                           235              394               183               770

                                     --------------   --------------   ---------------   ------------
                 Total                    610              498               536             2,263
                                     --------------   --------------   ---------------   ------------

Cash Dividends:
Preferred Stock, at required rates         (5)               -               (22)                -
Common Stock                             (112)               -                (4)             (449)
                                     --------------   --------------   ---------------   ------------
     Total Cash Dividends                (117)               -               (26)             (449)
                                     --------------   --------------   ---------------   ------------

                                     --------------   --------------   ---------------   ------------
     Other Deductions                       -                -                 -                (5)
                                     --------------   --------------   ---------------   ------------

BALANCE DECEMBER 31, 2001               $ 493            $ 498             $ 510           $ 1,809
                                     ==============   ==============   ===============   ============



PSEG  - Public Service Enterprise Group Incorporated
PSE&G - Public Service Electric and Gas Company
PSEG Power - PSEG Power LLC
PSEG Service - PSEG Services Corporation
Energy Holdings - PSEG Energy Holdings Inc.

     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
     CONSOLIDATING STATEMENT OF INCOME
     For The Year Ended December 31, 2001
     (Millions of Dollars)


                                                                         INTERCOMPANY
                                                           PSE&G         ELIMINATIONS                   TRANSITION          NEW
                                                         CONSOL. (A)      & RECLASS.         PSE&G        FUNDING        MILLENNIUM
                                                        -------------   --------------     --------    -------------    ------------
     OPERATING REVENUES
        Electric Transmission and Distribution            $ 1,481               $(1)        $ 1,235          $ 247             $  -
        Bundled                                                 -                 -               -              -                -
        Power Supply                                        2,317                 -           2,317              -                -
        Generation                                              -                 -               -              -                -
        Gas Distribution                                    2,293                 -           2,293              -                -
        Trading                                                 -                 -               -              -                -
                                                        -------------   --------------     --------    -------------    ------------
            Total Operating Revenues                        6,091                (1)          5,845            247                -
                                                        -------------   --------------     --------    -------------    ------------
     OPERATING EXPENSES
        Power Supply                                        2,317                 -           2,317              -                -
        Gas Costs                                           1,596                 -           1,596              -                -
        Generation                                              -                 -               -              -                -
        Trading                                                 -                 -               -              -                -
        Operation and Maintenance                             975                (1)            974              2                -
        Depreciation and Amortization                         384                 -             293             91                -
        Taxes Other Than Income Taxes                         137                 -             137              -                -
                                                        -------------   --------------     --------    -------------    ------------
               Total Operating Expenses                     5,409                (1)          5,317             93                -
                                                        -------------   --------------     --------    -------------    ------------

     OPERATING INCOME                                         682                 -             528            154                -
     Other Income and Deductions                               22               (26)             23              -                -
     Interest Expense-net                                    (356)               25            (227)          (154)               -
     Preferred Securities Dividend Requirements               (24)                1               -                               -
                                                        -------------   --------------     --------    -------------    ------------
     INCOME BEFORE INCOME TAXES                               324                 -             324              -                -
     Income Taxes                                             (89)                -             (89)             -                -
                                                        -------------   --------------     --------    -------------    ------------
     NET INCOME                                             $ 235              $  -          $  235           $  -              $ -
                                                        =============   ==============     ========    =============    ============



                                                 PSE&G            PSE&G
                                                CAPITAL          CAPITAL            PSE&G
                                                TRUST I          TRUST II      CAPITAL, L.P.
                                               ---------        -----------   ---------------
 OPERATING REVENUES
    Electric Transmission and Distribution    $      -         $        -             $   -
    Bundled                                          -                  -                 -
    Power Supply                                     -                  -                 -
    Generation                                       -                  -                 -
    Gas Distribution                                 -                  -                 -
    Trading                                          -                  -                 -
                                              ---------        -----------   ---------------
        Total Operating Revenues                     -                  -                 -
                                              ---------        -----------   ---------------
 OPERATING EXPENSES
    Power Supply                                     -                  -                 -
    Gas Costs                                        -                  -                 -
    Generation                                       -                  -                 -
    Trading                                          -                  -                 -
    Operation and Maintenance                        -                  -                 -
    Depreciation and Amortization                    -                  -                 -
    Taxes Other Than Income Taxes                    -                  -                 -
                                              ---------        -----------   ---------------
           Total Operating Expenses                  -                  -                 -
                                              ---------        -----------   ---------------

 OPERATING INCOME                                    -                  -                 -
 Other Income and Deductions                         9                  8                 8
 Interest Expense net                                -                                    -
 Preferred Securities Dividend Requirements         (9)                (8)               (8)
                                              ---------        -----------   ---------------
 INCOME BEFORE INCOME TAXES                          -                  -                 -
 Income Taxes                                        -                  -                 -
                                              ---------        -----------   ---------------
 NET INCOME                                       $  -             $    -              $  -
                                               =========        ===========   ===============




 (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.


 PSE&G - Public Service Electric and Gas Company
 TRANSITION FUNDING - PSE&G Transition Funding LLC
 NEW MILLENIUM - Public Service New Millennium Economic Development Fund LLC

    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)


                                                                        INTERCOMPANY
                                                             PSE&G      ELIMINATIONS               TRANSITION          NEW
                                                            CONSOL.      & RECLASS.      PSE&G      FUNDING        MILLENNIUM
                                                           ---------   --------------   -------   ------------   --------------
    CURRENT ASSETS
      Cash and Cash Equivalents                               $ 102              $ -      $ 101             $ 1          $ -
      Accounts Receivable:
        Customer Accounts Receivable                            556                -        556               -            -
        Other Accounts Receivable                                67              (52)        67              52            -
        Allowance for Doubtful Accounts                         (38)               -        (38)              -            -
      Unbilled Revenues                                         291                -        291               -            -
      Fuel                                                      415                -        415               -            -
      Materials and Supplies, net of  valuation reserves         50                -         50               -            -
      Prepayments                                                40                -         40               -            -
      Energy Contracts                                           32                -         32               -
      Restricted Cash                                            13                -          1              12
      Other                                                      21                -         21               -            -
                                                           --------           -------   ----------      --------        --------
           Total Current Assets                               1,549              (52)     1,536              65            -
                                                           --------           -------   ----------      --------        --------

    PROPERTY, PLANT AND EQUIPMENT
      Electric                                                5,501                -      5,501               -            -
      Gas                                                     3,284                -      3,284               -            -
      Other                                                     385                -        385               -            -
                                                           --------           -------   ----------      --------        --------
           Total                                              9,170                -      9,170               -            -
      Accumulated depreciation and amortization              (3,329)               -     (3,329)              -            -
                                                           --------           -------   ----------      --------        --------
           Net Property, Plant and Equipment                  5,841                -      5,841               -            -
                                                           --------           -------   ----------      --------        --------
    NONCURRENT ASSETS
     Regulatory Assets                                        5,220                -      2,651           2,556            -
     Notes Receivable - Affiliated Companies                      -                -          -               -            -
     Long-Term Investments                                      112             (189)       131               -           10
     Other Special Funds                                        130                -        130               -            -
      Other                                                      84                -         84               -            -
                                                           --------           -------   ----------      --------        --------
           Total Noncurrent Assets                            5,546             (189)     2,996           2,556           10
                                                           --------           -------   ----------      --------        --------

    TOTAL                                                  $ 12,936           $ (241)   $10,373         $ 2,621         $ 10
                                                           ========           =======   ==========      ========        ========


                                                               PSE&G         PSE&G
                                                              CAPITAL       CAPITAL           PSE&G
                                                       NJP    TRUST I       TRUST II      CAPITAL, L.P.
                                                      -----  ---------     ----------    ----------------
CURRENT ASSETS
  Cash and Cash Equivalents                             $ -        $ -           $ -                 $ -
  Accounts Receivable:
    Customer Accounts Receivable                          -          -             -                   -
    Other Accounts Receivable                             -          -             -                   -
    Allowance for Doubtful Accounts                       -          -             -                   -
  Unbilled Revenues                                       -          -             -                   -
  Fuel                                                    -          -             -                   -
  Materials and Supplies, net of  valuation reserves      -          -             -                   -
                                                        -----      -----        ------              -------
  Prepayments                                             -          -             -                   -
                                                        -----      -----        ------              -------
  Energy Contracts
  Restricted Cash
  Other                                                   -          -             -                   -
       Total Current Assets                               -          -             -                   -


PROPERTY, PLANT AND EQUIPMENT
  Electric                                                -          -             -                   -
  Gas                                                     -          -             -                   -
  Other                                                   -          -             -                   -
                                                        -----      -----        ------              -------
       Total                                              -          -             -                   -
  Accumulated depreciation and amortization               -          -             -                   -
                                                        -----      -----        ------              -------
       Net Property, Plant and Equipment                  -          -             -                   -
                                                        -----      -----        ------              -------
NONCURRENT ASSETS
 Regulatory Assets                                       13          -             -                   -
 Notes Receivable - Affiliated Companies                             -             -                   -
 Long-Term Investments                                    -          -            98                  62
 Other Special Funds                                      -          -             -                   -
  Other                                                   -          -             -                   -
                                                        -----      -----        ------              -------
       Total Noncurrent Assets                           13          -            98                  62
                                                        -----      -----        ------              -------
TOTAL                                                   $13        $ -          $ 98                $ 62


    PSE&G  -Public Service Electric and Gas Company
    TRANSITION FUNDING -PSE&G Transition Funding LLC
    NEW MILLENIUM -Public Service New Millennium Economic Development Fund LLC NJP -New Jersey Properties, Inc.

    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)


                                                                                     INTERCOMPANY
                                                                       PSE&G         ELIMINATIONS                        TRANSITION
                                                                      CONSOL.         & RECLASS.           PSE&G           FUNDING
                                                                     ---------      --------------        -------       ------------
    CURRENT LIABILITIES
      Long-Term Debt Due Within One Year                                 $ 668             $    -           $ 547            $ 121
      Commercial Paper and Loans                                             -                  -               -                -
      Accounts Payable                                                     642                 50             573                6
      Energy Contracts                                                     169                  -             169                -
      Other                                                                280                 12             255               13
                                                                     ---------      --------------        -------       ------------
           Total Current Liabilities                                     1,759                 62           1,544              140
                                                                     ---------      --------------        -------       ------------

    NONCURRENT LIABILITIES
      Deferred Income Taxes and ITC                                      2,551                  -           2,551                -
      Regulatory Liabilities                                               373                  -             373                -
      OPEB Costs                                                           466                  -             466                -
      Other                                                                205               (115)            203              117
                                                                     ---------      --------------        -------       ------------
           Total Noncurrent Liabilities                                  3,595                166           3,593              117
                                                                     ---------      --------------        -------       ------------


    COMMITMENTS AND CONTINGENT LIABILITIES                                   -                  -               -                -
                                                                     ---------      --------------        -------       ------------

    CAPITALIZATION:
      LONG TERM DEBT                                                     4,977               (160)          2,786            2,351
                                                                     ---------      --------------        -------       ------------

      PREFERRED SECURITIES:
        Preferred Stock Without Mandatory Redemption                        80                  -              80                -
        Subsidiaries Preferred Securities:
          Guaranteed Preferred Beneficial Interest in Subordinated
          Debentures                                                       155                 (5)              -                -
                                                                     ---------      --------------        -------       ------------
           Total Preferred Securities                                      235                 (5)             80                -
                                                                     ---------      --------------        -------       ------------



      COMMON STOCKHOLDERS' EQUITY:
        Common Stock                                                       892                  -             892                -
        Contributed Capital                                                  -                (23)              -               13
        Basis Adjustment                                                   986                  -             986                -
        Retained Earnings                                                  493                  4             493                -
        Accumulated Other Comprehensive Income (Loss)                       (1)                 -              (1)               -
                                                                     ---------      --------------        -------       ------------
           Total Common Stockholders' Equity                             2,370                (23)          2,370               13
                                                                     ---------      --------------        -------       ------------
                Total Capitalization                                     7,582               (188)          5,236            2,364
                                                                     ---------      --------------        -------       ------------
    TOTAL                                                              $12,936             $ (241)         10,373          $ 2,621
                                                                     =========      ==============        =======       ============


                                                                                        PSE&G       PSE&G
                                                             NEW                       CAPITAL     CAPITAL           PSE&G
                                                           MILLENNIUM       NJP        TRUST I     TRUST II      CAPITAL, L.P.
                                                          ------------     -----      ---------   ----------    ----------------
CURRENT LIABILITIES
  Long-Term Debt Due Within One Year                             $ -         $ -           $ -         $ -                 $ -
  Commercial Paper and Loans                                       -           -             -           -                   -
  Accounts Payable                                                 -          13             -           -                   -
  Energy Contracts                                                 -           -             -           -                   -
  Other                                                            -           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------
       Total Current Liabilities                                   -          13             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------

NONCURRENT LIABILITIES
  Deferred Income Taxes and ITC                                    -           -             -           -                   -
  Regulatory Liabilities                                           -           -             -           -                   -
  OPEB Costs                                                       -           -             -           -                   -
  Other                                                            -           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------
       Total Noncurrent Liabilities                                -           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------


COMMITMENTS AND CONTINGENT LIABILITIES                             -           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------

CAPITALIZATION:
  LONG TERM DEBT                                                   -           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------

  PREFERRED SECURITIES:
    Preferred Stock Without Mandatory Redemption                   -           -             -           -                   -
    Preferred Stock With Mandatory Redemption                      -           -             -           -                   -
    Subsidiaries Preferred Securities:
      Guaranteed Preferred Beneficial Interest in
       Subordinated Debentures                                     -           -             -          98                  62
                                                          ------------     -----      ---------   ----------    ----------------
       Total Preferred Securities                                  -           -             -          98                  62
                                                          ------------     -----      ---------   ----------    ----------------



  COMMON STOCKHOLDERS' EQUITY:
    Common Stock                                                   -           -             -           -                   -
    Contributed Capital                                           10           -             -           -                   -
    Basis Adjustment                                               -           -             -           -                   -
    Retained Earnings                                              -           -             -           -                   -
    Accumulated Other Comprehensive Income (Loss)                  -           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------
       Total Common Stockholders' Equity                          10           -             -           -                   -
                                                          ------------     -----      ---------   ----------    ----------------
            Total Capitalization                                  10           -             -          98                  62
                                                          ------------     -----      ---------   ----------    ----------------
TOTAL                                                           $ 10         $13           $ -        $ 98                $ 62
                                                          ============     =====      =========   ==========    ================





    PSE&G  -Public Service Electric and Gas Company
    TRANSITION FUNDING -PSE&G Transition Funding LLC
    NEW MILLENIUM -Public Service New Millennium Economic Development Fund LLC NJP -New Jersey Properties, Inc.

PUBLIC SERVICE ELECTRIC AND GAS COMPANY
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
(Millions of Dollars)

                                                     INTERCOMPANY
                                         PSE&G       ELIMINATIONS
                                        CONSOL.       & RECLASS.         PSE&G
                                       ---------    ---------------     -------
BALANCE JANUARY 1, 2001                   $ 375               $ -        $ 375

     Net Income                             235                 -          235
                                       ---------    ---------------     -------
                 Total                      610                 -          610
                                       ---------    ---------------     -------

Cash Dividends on Preferred Stock            (5)                -           (5)
Cash Dividends on Common Stock             (112)                -         (112)
                                       ---------    ---------------     -------
Total Cash Dividends                       (117)                -         (117)
                                       ---------    ---------------     -------
BALANCE DECEMBER 31, 2001                 $ 493               $ -        $ 493
                                       ========     ===============      =====


PSE&G - Public Service Electric and Gas Company

    PSEG POWER LLC
    CONSOLIDATING STATEMENT OF INCOME
    For The Year Ended December 31, 2001
     (Millions of Dollars)



                                                     PSEG       INTERCOMPANY                                              PSEG
                                                   POWER &      ELIMINATIONS   PSEG      PSEG       PSEG         PSEG     POWER
                                                  SUBS. (A)     & RECLASS.    POWER    FOSSIL (A) NUCLEAR (A)    ER&T    INVEST CO
                                                 -----------   ------------   -------  ---------  ----------   ------   ----------

     OPERATING REVENUES
        Generation                                 $ 2,311          $ -          $ 2      $ 653       $ 941      $ 715       $ -
        Trading                                      2,403            -            -          2           -      2,401         -
                                                 -----------   ------------   -------  ---------  ----------   -------- ---------
               Total Revenues                        4,714            -            2        655         941      3,116         -
                                                 -----------   ------------   -------  ---------  ----------   -------- ---------
     OPERATING EXPENSES
        Energy Costs                                   843            -            -         22         117        704         -
        Trading Costs                                2,256            -            -          -           -      2,256         -
        Operation and Maintenance                      711            -           86        230         374         21         -
        Depreciation and Amortization                   95            -            4         53          38          -         -
        Taxes Other Than Income Taxes                   22            -            1         14           7          -         -
                                                 -----------   ------------   -------  ---------  ----------   -------- ---------
               Total Operating Expenses              3,927            -           91        319         536      2,981         -
                                                 -----------   ------------   -------  ---------  ----------   -------- ---------
     OPERATING INCOME                                  787            -          (89)       336         405        135         -
     Other Income and Deductions                         -         (584)         584                      -          -         -
     Interest Expense                                 (143)           -         (192)       (42)        (22)         7       106
     Preferred Securities Dividend Requirements          -            -            -          -           -          -         -
                                                 -----------   ------------   -------  ---------  ----------   -------- ---------
     INCOME BEFORE INCOME TAXES                        644         (584)         303        294         383        142       106
     Income Taxes                                     (250)           -           91        (95)       (157)       (52)      (37)
                                                 -----------   ------------   -------  ---------  ----------   -------- ---------
     NET INCOME                                      $ 394       $ (584)       $ 394      $ 199       $ 226       $ 90      $ 69
                                                 ===========   ============   =======  =========  ==========   ======== =========


        (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.


        PSEG POWER - PSEG Power LLC
        PSEG FOSSIL - PSEG Fossil LLC
        PSEG NUCLEAR - PSEG Nuclear LLC
        PSEG ER&T - PSEG Resources & Trade LLC

   PSEG POWER LLC
   CONSOLIDATING BALANCE SHEET
   For The Year Ended December 31, 2001
   (Millions of Dollars)


                                                              PSEG      INTERCOMPANY
                                                             POWER &     ELIMINATIONS       PSEG       PSEG       PSEG        PSEG
                                                              SUBS.       & RECLASS.       POWER      FOSSIL     NUCLEAR      ER&T
                                                            ---------   --------------    -------    --------  -----------   ------
    CURRENT ASSETS
      Cash and Cash Equivalents                                  $ 9             $ -         $ -         $ 6          $ 2        $ 1
      Accounts Receivable                                        270             (48)          -           -           14        256
      Accounts Receivable - Affiliated Companies                 159             159           -           -            -          -
      Materials and Supplies, net of  valuation reserves         124               -           7          35           82          -
      Fuel                                                        76               -           -           8            2         66
      Energy Trading Contracts                                   422               -           -           -            -        422
      Other                                                       15               -           2           6            4          3
                                                            ---------   --------------    -------    --------  -----------   -------
           Total Current Assets                                1,075             111           9          55          104        748
                                                            ---------   --------------    -------    --------  -----------   -------

    PROPERTY, PLANT AND EQUIPMENT
      Property, Plant and Equipment                            4,238               -          57       3,396          779          6
      Accumulated Depreciation and Amortization               (1,253)              -         (17)       (796)        (440)         -
                                                            ---------   --------------    -------    --------  -----------   -------
           Net Property, Plant and Equipment                   2,985               -          40       2,600          339          6
                                                            ---------   --------------    -------    --------  -----------   -------

    NONCURRENT ASSETS
     Nuclear Decommissioning Fund                                817               -           -           -          817          -
     Deferred Income Taxes                                       579               -         681         (58)         (45)         1
      Other                                                      178          (3,242)      2,155          63           (3)        36
                                                            ---------   --------------    -------    --------  -----------   -------
           Total Noncurrent Assets                             1,574          (3,242)      2,836           5          769         37
                                                            ---------   --------------    -------    --------  -----------   -------
    TOTAL                                                    $ 5,634        $ (3,131)     $2,885     $ 2,660      $ 1,212      $ 791
                                                            =========   ==============    =======    ========  ===========   =======


                                                        PSEG
                                                        POWER
                                                      INVEST CO
                                                      -----------
CURRENT ASSETS
  Cash and Cash Equivalents                                   $ -
  Accounts Receivable                                          48
  Accounts Receivable - Affiliated Companies                    -
  Materials and Supplies, net of  valuation reserves            -
  Fuel                                                          -
  Energy Trading Contracts                                      -
  Other                                                         -
                                                       -----------
       Total Current Assets                                    48
                                                       -----------

PROPERTY, PLANT AND EQUIPMENT
  Property, Plant and Equipment                                 -
  Accumulated Depreciation and Amortization                     -
                                                       -----------
       Net Property, Plant and Equipment                        -
                                                       -----------

NONCURRENT ASSETS
 Nuclear Decommissioning Fund                                   -
 Deferred Income Taxes                                          -
  Other                                                     1,171
                                                       -----------
       Total Noncurrent Assets                              1,171
                                                       -----------
TOTAL                                                     $ 1,219
                                                       ===========



    PSEG POWER - PSEG Power LLC
    PSEG FOSSIL - PSEG Fossil LLC
    PSEG NUCLEAR - PSEG Nuclear LLC
    PSEG ER&T - PSEG Resources & Trade LLC

    PSEG POWER LLC
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)

                                                     PSEG      INTERCOMPANY                                               PSEG
                                                    POWER &     ELIMINATIONS      PSEG      PSEG       PSEG    PSEG       POWER
                                                    SUBS.       & RECLASS.       POWER     FOSSIL    NUCLEAR   ER&T     INVEST CO
                                                  ---------   --------------    -------   --------  --------- ------   -----------
    CURRENT LIABILITIES

      Accounts Payable                               $ 333           $ -          $ 47      $ 24        $ 30  $ 232          $ -
      Accounts Payable -Affiliated Companies           137            63           (68)      648        (163)  (343)           -
      Energy Trading Contracts                         434             -             -         -           -    434            -
      Other                                            111           (49)           80        12          17     51            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------
           Total Current Liabilities                 1,015            14            59       684        (116)   374            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------

    NONCURRENT LIABILITIES
      Nuclear Decommissioning                          817             -             -         -         817      -            -
      Cost of Removal Liability                        146             -             -       146           -      -            -
      Environmental                                     53             -             -        53           -      -            -
      Other                                             58             -            30         4         (12)    36            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------
           Total Noncurrent Liabilities              1,074             -            30       203         805     36            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------

    COMMITMENTS AND CONTINGENT LIABILITIES               -             -             -         -           -      -            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------

    CAPITALIZATION:

      LONG TERM DEBT
      Notes Payable - Affiliated Company                 -        (1,171)           21       800         350      -            -
      Long-Term Debt                                 2,685             -         1,915       770           -      -            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------
           Total Long-Term Debt                      2,685        (1,171)        1,936     1,570         350      -            -

      MEMBER'S EQUITY:
        Contributed Capital                          1,350        (1,104)        1,350       (42)        (30)    26        1,150
        Basis Adjustment                              (986)            -          (986)        -           -      -            -
        Retained Earnings                              498          (869)          498       244         203    353           69
        Accumulated Other Comprehensive Loss            (2)           (1)           (2)        1           -      -            -
                                                  ---------   --------------    -------   --------  --------- ------   -----------
           Total Member's Equity                       860        (1,974)          860       203        (173)   379        1,219
                                                  ---------   --------------    -------   --------  --------- ------   -----------
                Total Capitalization                 3,545        (3,145)        2,796     1,773        (523)   379        1,219
                                                  ---------   --------------    -------   --------  --------- ------   -----------
    TOTAL                                          $ 5,634      $ (3,131)       $2,885    $2,660     $ 1,212  $ 789      $ 1,219
                                                  =========   ==============    =======   ========  ========= ======   ===========



    PSEG POWER - PSEG Power LLC
    PSEG FOSSIL - PSEG Fossil LLC
    PSEG NUCLEAR - PSEG Nuclear LLC
    PSEG ER&T - PSEG Resources & Trade LLC

PSEG POWER LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
(Millions of Dollars)




                                PSEG     INTERCOMPANY                                              PSEG
                              POWER &    ELIMINATIONS     PSEG      PSEG        PSEG     PSEG      POWER
                               SUBS.      & RECLASS.      POWER    FOSSIL     NUCLEAR    ER&T    INVEST CO
                             ---------  --------------   -------  --------   ---------  ------  -----------
BALANCE JANUARY 1, 2001         $ 104       $ (355)        $ 104      $ 45        $ 47  $ 263          $ -
     Net Income                   394         (584)          394       199         226     90           69
                                                 -
                             ---------  --------------   -------  --------   ---------- ------  -----------
                 Total            498         (939)          498       244         273    353           69
                             ---------  --------------   -------  --------   ---------- ------  -----------
Cash Dividends:
Common Stock                        -           70             -         -         (70)     -            -
                             ---------  --------------   -------  --------   ---------- ------  -----------
     Total Cash Dividends           -           70             -         -         (70)     -            -
                             ---------  --------------   -------  --------   ---------- ------  -----------
BALANCE DECEMBER 31, 2001       $ 498       $ (869)        $ 498     $ 244        $ 203  $ 353         $ 69
                             =========  ==============   =======  ========   ========== ======  ===========




PSEG POWER - PSEG Power LLC
PSEG FOSSIL - PSEG Fossil LLC
PSEG NUCLEAR - PSEG Nuclear LLC
PSEG ER&T - PSEG Resources & Trade LLC

     PSEG FOSSIL LLC
     CONSOLIDATING STATEMENT OF INCOME
     For The Year Ended December 31, 2001
     (Millions of Dollars)




                                                PSEG         INTERCOMPANY       PSEG      PSEG POWER       PSEG
                                             FOSSIL LLC      ELIMINATIONS      FOSSIL      NEW YORK     MORRISTOWN
                                             & SUBS. (A)      & RECLASS.        LLC           INC         ENERGY
                                           --------------   --------------   ---------   ------------  ------------
     OPERATING REVENUES
        Generation                                $653      $           -        $631           $22            $ -
        Trading                                      2                  -                         2              -
                                           --------------   --------------   ---------   ------------  ------------
               Total Operating Revenues            655                  -         631            24              -
                                           --------------   --------------   ---------   ------------  ------------
     OPERATING EXPENSES                                                 -
        Electric Energy Costs                       22                  -           5            17              -
        Operation and Maintenance                  230                  -         216            14              -
        Depreciation and Amortization               53                  -          51             2              -
        Taxes Other Than Income Taxes               14                  -           8             6              -
                                           --------------   --------------   ---------   ------------  ------------
               Total Operating Expenses            319                  -         280            39              -
                                           --------------   --------------   ---------   ------------  ------------
     OPERATING INCOME                              336                  -         351           (15)             -

     Other Income and Deductions                     -                  7          (7)            -              -
     Interest Expense                              (42)                 -         (44)           (2)             4
                                           --------------   --------------   ---------   ------------  ------------
     INCOME BEFORE INCOME TAXES                    294                  7         300           (17)             4
     Income Taxes                                  (95)                 -        (101)            6              -
                                           --------------   --------------   ---------   ------------  ------------
     NET INCOME                            $       199      $           7       $ 199         $ (11)           $ 4
                                           ==============   ==============   =========   ============  ============



     (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

    PSEG FOSSIL LLC
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)

                                                              PSEG        INTERCOMPANY      PSEG     PSEG POWER         PSEG
                                                           FOSSIL LLC     ELIMINATIONS     FOSSIL     NEW YORK     LAWRENCEBURG
                                                            & SUBS.        & RECLASS.        LLC        INC            ENERGY
                                                          ------------   --------------   --------  -----------   --------------
    CURRENT ASSETS
      Cash and Cash Equivalents                                   $ 6             $ -         $ 6         $ -               $ -
      Other Accounts Receivable                                     -               -           -           -                 -
      Fuel                                                          8               -           -           8                 -
      Materials and Supplies, net of  valuation reserves           35               -          32           3                 -
      Prepayments                                                   3               -           -           3                 -
      Other                                                         3               -           1           -                 -
                                                          ------------   --------------   --------  -----------   --------------
           Total Current Assets                                    55               -          39          14                 -
                                                          ------------   --------------   --------  -----------   --------------
    PROPERTY, PLANT AND EQUIPMENT
      Property, Plant and Equipment                             3,396               -       2,441          12               462
      Accumulated Depreciation and Amortization                  (796)              -        (794)         (2)                -
                                                          ------------   --------------   --------  -----------   --------------
           Net Property, Plant and Equipment                    2,600               -       1,647          10               462
                                                          ------------   --------------   --------  -----------   --------------

    NONCURRENT ASSETS
      Deferred Income Taxes                                       (58)              -         (57)          -                 -
      Other                                                        63             (29)         32          60                 -
                                                          ------------   --------------   --------  -----------   --------------
           Total Noncurrent Assets                                  5             (29)        (25)         60                 -
                                                          ------------   --------------   --------  -----------   --------------
    TOTAL                                                     $ 2,660           $ (29)    $ 1,661        $ 84             $ 462
                                                          ============   ==============   ========  ===========   ==============


                                                         PSEG           PSEG
                                                      MORRISTOWN      WATERFORD
                                                        ENERGY           LLC
                                                     ------------    -----------
CURRENT ASSETS
  Cash and Cash Equivalents                                  $ -            $ -
  Other Accounts Receivable                                    -              -
  Fuel                                                         -              -
  Materials and Supplies, net of  valuation reserves           -              -
  Prepayments
  Other                                                        -              2
                                                     ------------    -----------
       Total Current Assets                                    -              2
                                                     ------------    -----------
PROPERTY, PLANT AND EQUIPMENT
  Property, Plant and Equipment                               88            393
  Accumulated Depreciation and Amortization                    -              -
                                                     ------------    -----------
       Net Property, Plant and Equipment                      88            393
                                                     ------------    -----------

NONCURRENT ASSETS
  Deferred Income Taxes                                        -             (1)
  Other                                                        -              -
                                                     ------------    -----------
       Total Noncurrent Assets                                 -             (1)
                                                     ------------    -----------
TOTAL                                                       $ 88          $ 394
                                                     ============    ===========



    PSEG FOSSIL LLC
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)

                                                    PSEG        INTERCOMPANY      PSEG     PSEG POWER        PSEG           PSEG
                                                 FOSSIL LLC     ELIMINATIONS     FOSSIL     NEW YORK     LAWRENCEBURG    MORRISTOWN
                                                  & SUBS.        & RECLASS.       LLC         INC           ENERGY         ENERGY
                                                ------------   --------------   --------  -----------   --------------  ------------
    CURRENT LIABILITIES
      Accounts Payable                                $ 672            $ 4        $ 471         $ 54            $ 45         $ 84
      Other                                              12              -            -            9               2            -
                                                ------------   --------------   --------  -----------   --------------  ------------
           Total Current Liabilities                    684              4          471           63              47           84
                                                ------------   --------------   --------  -----------   --------------  ------------

    NONCURRENT LIABILITIES
      Cost of Removal                                   146              -          132           14               -            -
      Environmental                                      53              -           53            -               -            -
      Other                                               4              -            2            2               -            -
                                                ------------   --------------   --------  -----------   --------------  ------------
           Total Noncurrent Liabilities                 203              -          187           16               -            -
                                                ------------   --------------   --------  -----------   --------------  ------------

    COMMITMENTS AND CONTINGENT LIABILITIES                -              -            -            -               -            -
                                                ------------   --------------   --------  -----------   --------------  ------------
    CAPITALIZATION:
      LONG TERM DEBT
      Notes Payable - Affiliated Company                800              -          800            -               -            -
      Long-Term Debt                                    770              -            -            -             415            -
                                                ------------   --------------   --------  -----------   --------------  ------------
           Total Long-Term Debt                       1,570              -          800            -             415            -


      COMMON STOCKHOLDERS' EQUITY:
        Contributed Capital                             (42)           (49)         (42)          26               -            -
        Retained Earnings                               244             17          244          (21)              -            4
        Accumulated Other Comprehensive Income            1             (1)           1            -               -            -
                                                ------------   --------------   --------  -----------   --------------  ------------
           Total Common Stockholders' Equity            203            (33)         203            5               -            4
                                                ------------   --------------   --------  -----------   --------------  ------------
                Total Capitalization                  1,773            (33)       1,003            5             415            4
                                                ------------   --------------   --------  -----------   --------------  ------------
    TOTAL                                           $ 2,660          $ (29)     $ 1,661         $ 84           $ 462         $ 88
                                                ============   ==============   ========  ===========    =============  ============


                                                PSEG
                                             WATERFORD
                                                LLC
                                            -----------
 CURRENT LIABILITIES
   Accounts Payable                              $ 14
   Other                                            1
                                            -----------
        Total Current Liabilities                  15
                                            -----------

 NONCURRENT LIABILITIES
   Cost of Removal                                  -
   Environmental                                    -
   Other                                            -
                                            -----------
        Total Noncurrent Liabilities                -
                                            -----------

 COMMITMENTS AND CONTINGENT LIABILITIES             -
                                            ----------
 CAPITALIZATION:
   LONG TERM DEBT
   Notes Payable - Affiliated Company               -
   Long-Term Debt                                 355
                                            ----------
        Total Long-Term Debt                      355


   COMMON STOCKHOLDERS' EQUITY:
     Contributed Capital                           23
     Retained Earnings                              -
     Accumulated Other Comprehensive Income         1
                                            -----------
        Total Common Stockholders' Equity          24
                                            -----------
             Total Capitalization                 379
                                            -----------
 TOTAL                                          $ 394
                                            ===========


PSEG FOSSIL LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
(Millions of Dollars)


                                 PSEG              INTERCOMPANY             PSEG             PSEG POWER                PSEG
                              FOSSIL LLC           ELIMINATIONS            FOSSIL             NEW YORK              MORRISTOWN
                               & SUBS.              & RECLASS.               LLC                INC                   ENERGY
                             ------------         --------------          --------          ------------           ------------
BALANCE JANUARY 1, 2001             $ 45                   $ 10               $ 45                $ (10)                   $ -

     Net Income                      199                      7                199                  (11)                     4
                             ------------         --------------          --------          ------------           ------------

                 Total               244                     17                244                  (21)                     4
                             ------------         --------------          --------          ------------           ------------
Cash Dividends:
Common Stock                           -                      -                  -                    -                      -
                             ------------         --------------          --------          ------------           ------------
     Total Cash Dividends              -                      -                  -                    -                      -
                             ------------         --------------          --------          ------------           ------------


BALANCE DECEMBER 31, 2001          $ 244                   $ 17              $ 244                $ (21)                   $ 4
                             ============         ==============          ========          ============           ============

     PSEG NUCLEAR LLC
     CONSOLIDATING STATEMENT OF INCOME
     For The Year Ended December 31, 2001
     (Millions of Dollars)

                                               PSEG          INTERCOMPANY      PSEG
                                            NUCLEAR LLC      ELIMINATIONS     NUCLEAR      FRANCIS
                                            & SUBS. (A)       & RECLASS.        LLC          CORP
                                           -------------    --------------   ---------    ---------
     OPERATING REVENUES
        Generation                                 $941               $ -         $941         $ -
        Trading                                       -                 -            -           -
                                           -------------    --------------   ---------    ---------
               Total Operating Revenues             941                 -          941           -
                                           -------------    --------------   ---------    ---------
     OPERATING EXPENSES                                                 -
        Electric Energy Costs                       117                 -          117           -
        Operation and Maintenance                   374                 -          374           -
        Depreciation and Amortization                38                 -           38           -
        Taxes Other Than Income Taxes                 7                 -            7           -
                                           -------------    --------------   ---------    ---------
               Total Operating Expenses             536                 -          536           -
                                           -------------    --------------   ---------    ---------
     OPERATING INCOME                               405                 -          405           -
     Other Income and Deductions                      -                 -            -           -
     Interest Expense                               (22)                -          (22)          -
                                           -------------    --------------   ---------    ---------
     INCOME BEFORE INCOME TAXES                     383                 -          383           -
     Income Taxes                                  (157)                -         (157)          -
                                           -------------    --------------   ---------    ---------
     NET INCOME                                   $ 226               $ -        $ 226         $ -
                                           =============    ==============   =========    =========






     (A) Exceeds 2% of Enterprise's consolidated operating revenues. For additional information, see Item I.

    PSEG NUCLEAR LLC
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)

                                                              PSEG         INTERCOMPANY     PSEG
                                                          NUCLEAR LLC      ELIMINATIONS    NUCLEAR    FRANCIS
                                                            & SUBS.         & RECLASS.       LLC        CORP
                                                         -------------    --------------  ---------  ---------
    CURRENT ASSETS
      Cash and Cash Equivalents                                  $ 2              $ -          $ 2        $ -
      Other Accounts Receivable                                   14                -           14          -
      Fuel                                                         2                -            2          -
      Materials and Supplies, net of  valuation reserves          82                -           82          -
      Prepayments                                                  -                -            -          -
      Other                                                        4                -            4          -
                                                         -------------    --------------  ---------  ---------
           Total Current Assets                                  104                -          104          -
                                                         -------------    --------------  ---------  ---------

    PROPERTY, PLANT AND EQUIPMENT
      Property, Plant and Equipment                              779                -          774          5
      Accumulated Depreciation and Amortization                 (440)               -         (440)         -
                                                         -------------    --------------  ---------  ---------
           Net Property, Plant and Equipment                     339                -          334          5
                                                         -------------    --------------  ---------  ---------

    NONCURRENT ASSETS
      Deferred Income Taxes                                      (45)               -          (45)         -
      Other                                                      814                -          814          -
                                                         -------------    --------------  ---------  ---------
           Total Noncurrent Assets                               769                -          769          -
                                                         -------------    --------------  ---------  ---------
    TOTAL                                                    $ 1,212              $ -      $ 1,207        $ 5
                                                         =============    ==============  =========  =========

    PSEG NUCLEAR LLC
    CONSOLIDATING BALANCE SHEET
    For The Year Ended December 31, 2001
    (Millions of Dollars)

                                                      PSEG       INTERCOMPANY      PSEG
                                                  NUCLEAR LLC    ELIMINATIONS     NUCLEAR      FRANCIS
                                                    & SUBS.       & RECLASS.        LLC         CORP
                                                 -------------  --------------   ---------    ---------
    CURRENT LIABILITIES
      Accounts Payable                                 $ (133)            $ -      $(134)          $ 1
      Other                                                17               -         17             -
                                                 -------------  --------------   ---------    ---------
           Total Current Liabilities                     (116)              -       (117)            1
                                                 -------------  --------------   ---------    ---------

    NONCURRENT LIABILITIES
      Nuclear Decommissioning                             817               -        817             -
      Other                                               (12)              -        (12)            -
                                                 -------------  --------------   ---------    ---------
           Total Noncurrent Liabilities                   805               -        805             -
                                                 -------------  --------------   ---------    ---------

    COMMITMENTS AND CONTINGENT LIABILITIES                  -               -          -             -


    CAPITALIZATION:
      LONG TERM DEBT
      Notes Payable - Affiliated Company                  350               -        350             -
      Long-Term Debt                                        -               -          -             -
                                                 -------------  --------------   ---------    ---------
           Total Long-Term Debt                           350               -        350             -

      COMMON STOCKHOLDERS' EQUITY:
        Contributed Capital                               (30)              -        (34)            4
        Retained Earnings                                 203               -        203             -
        Accumulated Other Comprehensive Income              -               -          -             -

                                                 -------------  --------------   ---------    ---------
           Total Common Stockholders' Equity              173               -        169             4
                                                 -------------  --------------   ---------    ---------
                Total Capitalization                      523               -        519             4
                                                 -------------  --------------   ---------    ---------
    TOTAL                                             $ 1,212             $ -    $ 1,207           $ 5
                                                 =============  ==============   =========    =========

PSEG NUCLEAR LLC
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
(Millions of Dollars)

                                 PSEG       INTERCOMPANY     PSEG
                             NUCLEAR LLC    ELIMINATIONS    NUCLEAR    FRANCIS
                               & SUBS.       & RECLASS.       LLC        CORP
                            -------------  --------------  ---------  ---------
BALANCE JANUARY 1, 2001            $ 47            $ -         $ 47        $ -

     Net Income                     226              -          226          -
                            -------------  --------------  ---------  ---------
                 Total              273              -          273          -
                            -------------  --------------  ---------  ---------
Cash Dividends:
Common Stock                        (70)             -          (70)         -
                            -------------  --------------  ---------  ---------
     Total Cash Dividends           (70)             -          (70)         -
                            -------------  --------------  ---------  ---------


BALANCE DECEMBER 31, 2001         $ 203            $ -        $ 203        $ -
                            =============  ==============  =========  =========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2001
(MILLIONS OF DOLLARS)

                                                               PSEG
                                                              ENERGY      INTERCOMPANY     PSEG        PSEG        PSEG
                                                             HOLDINGS     ELIMINATIONS    ENERGY      GLOBAL     RESOURCES
                                                              CONSOL.      & RECLASS.    HOLDINGS
                                                           -----------   -------------  ----------   ---------  -----------
REVENUES:
      Income from joint ventures and partnerships          $      144    $         --   $      --    $    143   $        1
      Income from capital lease agreements                        206              --          --          --          206
      Income from operating leases                                  8              --          --          --            8
      Gain on withdrawal of sale of partnership                    76              --          --          76           --
      Interest and dividend income                                 48              --           1          46            1
      Investment losses                                            (2)             --          --          --           (2)
      Energy service revenues                                     443              --          --          --           --
      Consulting and O&M fees                                       3              --          --           3           --
      Electric revenues                                           184              --          --         184           --
      DSM revenues                                                 25              --          --          --           --
      Interest and other - associated cos.                         --            (181)        142          --           --
      Equity in subsidiary earnings                                --            (185)        185          --           --
                                                           -----------   -------------  ----------   ---------  -----------
TOTAL REVENUES                                                   1135            (366)        327         452          215
                                                           -----------   -------------  ----------   ---------  -----------
OPERATING EXPENSES:
      Electric energy costs                                        85              --          --          85           --
      Operation and maintenance                                   448              --          --          29            4
      Depreciation and amortization                                27              --          --          15            4
      Write-down of project investments                             7              --          --           7           --
      Administrative and general                                  143             (11)         19          57            7
                                                           -----------   -------------  ----------   ---------  -----------

TOTAL OPERATING EXPENSES                                          709             (11)         19         193           15
                                                           -----------   -------------  ----------   ---------  -----------

OPERATING INCOME                                                  426            (355)        308         259          200
                                                           -----------   -------------  ----------   ---------  -----------

OTHER INCOME                                                        1              --           4          (6)          --
                                                           -----------   -------------  ----------   ---------  -----------
INTEREST EXPENSE:
      PSEG Capital Corporation                                     --             (40)         --          12           26
      PSEG Energy Holdings Inc.                                    --            (131)         --          56           72
      Enterprise Group Development Corp.                           --              --          --          --           --
      PSEG Energy Technologies Inc.                                --              --          --          --           --
      PSEG                                                          2              --           2          --           --
      Other                                                       204              --         131          32            3
      Capitalized interest                                        (16)             --          --         (16)          --
                                                           -----------   -------------  ----------   ---------  -----------
NET INTEREST EXPENSE                                              190            (171)        133          84          100
                                                           -----------   -------------  ----------   ---------  -----------

INCOME BEFORE INCOME TAXES                                        237            (186)        180         169          100
                                                           -----------   -------------  ----------   ---------  -----------
INCOME TAXES:
      Current                                                    (101)             --          (5)         25         (111)
      Deferred                                                    152              --           2           8          140
      Investment and energy tax credits - net                      (1)             --          --          (1)          (1)
      Foreign                                                       7              --          --           7           --
                                                           -----------   -------------  ----------   ---------  -----------
TOTAL INCOME TAXES                                                 57              --          (3)         39           29
                                                           -----------   -------------  ----------   ---------  -----------

MINORITY INTERESTS                                                  4              --          --           4           --
                                                           -----------   -------------  ----------   ---------  -----------
NET INCOME BEFORE EXTRAORDINARY
 ITEM AND CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE                            $      176            (185)        183         125           70
                                                           -----------   -------------  ----------   ---------  -----------

      Extraordinary loss on early retirement of debt               (2)             --          --          (2)          --
      Cumulative eff.of change in acctg.principle                   9              --          --           9           --
                                                           -----------   -------------  ----------   ---------  -----------

NET INCOME                                                 $      183            (185)        183         133           70

      Preferred stock dividend requirements                        23             (23)         23          17            6
                                                           -----------   -------------  ----------   ---------  -----------

EARNINGS AVAILABLE TO COMMON STOCK                         $      161    $       (162)  $     161    $    116   $       64
                                                           ===========   =============  ==========   =========  ===========

                                                                 PSEG
                                                                ENERGY                   PSEG
                                                             TECHNOLOGIES      EGDC     CAPITAL      ECFC

                                                            --------------   --------  ---------   ---------
REVENUES:
      Income from joint ventures and partnerships           $          --    $     1   $     --    $     --
      Income from capital lease agreements                             --         --         --          --
      Income from operating leases                                     --         --         --          --
      Gain on withdrawal of sale of partnership                        --         --         --          --
      Interest and dividend income                                     --         --         --          --
      Investment losses                                                --         --         --          --
      Energy service revenues                                         443         --         --          --
      Consulting and O&M fees                                          --         --         --          --
      Electric revenues                                                --         --         --          --
      DSM revenues                                                     25         --         --          --
      Interest and other - associated cos.                             --         --         39          --
      Equity in subsidiary earnings                                    --         --         --          --
                                                            --------------   --------  ---------   ---------
TOTAL REVENUES                                                        467          1         39          --
                                                            --------------   --------  ---------   ---------
OPERATING EXPENSES:
      Electric energy costs                                            --         --         --          --
      Operation and maintenance                                       414          1         --          --
      Depreciation and amortization                                     7         --         --          --
      Write-down of project investments                                --         --         --          --
      Administrative and general                                       70         --         --          --
                                                            --------------   --------  ---------   ---------

TOTAL OPERATING EXPENSES                                              491          1         --          --
                                                            --------------   --------  ---------   ---------

OPERATING INCOME                                                      (24)        --         39          --
                                                            --------------   --------  ---------   ---------

OTHER INCOME                                                            2         --         --          --
                                                            --------------   --------  ---------   ---------
INTEREST EXPENSE:
      PSEG Capital Corporation                                          1         --         --          --
      PSEG Energy Holdings Inc.                                         4         --         --          --
      Enterprise Group Development Corp.                               --         --         --          --
      PSEG Energy Technologies Inc.                                    --         --         --          --
      PSEG                                                             --         --         --          --
      Other                                                            --         --         39          --
      Capitalized interest                                             --         --         --          --
                                                            --------------   --------  ---------   ---------
NET INTEREST EXPENSE                                                    5         --         39          --
                                                            --------------   --------  ---------   ---------

INCOME BEFORE INCOME TAXES                                            (26)        --         --          --
                                                            --------------   --------  ---------   ---------
INCOME TAXES:
      Current                                                          (9)        --         --          --
      Deferred                                                          1         --         --          --
      Investment and energy tax credits - net                          --         --         --          --
      Foreign                                                          --         --         --          --
                                                            --------------   --------  ---------   ---------
TOTAL INCOME TAXES                                                     (8)        --         --          --
                                                            --------------   --------  ---------   ---------

MINORITY INTERESTS                                                     --         --         --          --
                                                            --------------   --------  ---------   ---------
NET INCOME BEFORE EXTRAORDINARY
 ITEM AND CUMULATIVE EFFECT OF
 CHANGE IN ACCOUNTING PRINCIPLE                                       (18)        --         --          --
                                                            --------------   --------  ---------   ---------

      Extraordinary loss on early retirement of debt                   --         --         --          --
      Cumulative eff.of change in acctg.principle                      --         --         --          --
                                                            --------------   --------  ---------   ---------

NET INCOME                                                            (18)        --         --          --

      Preferred stock dividend requirements                            --         --         --          --
                                                            --------------   --------  ---------   ---------

EARNINGS AVAILABLE TO COMMON STOCK                          $         (18)   $    --   $     --    $     --
                                                            ==============   ========  =========   =========

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
(MILLIONS OF DOLLARS)

                                         PSEG             INTERCOMPANY
                                    ENERGY HOLDINGS       ELIMINATIONS           PSEG                PSEG            PSEG
                                        CONSOL.            & RECLASS.       ENERGY HOLDINGS         GLOBAL         RESOURCES
                                   -----------------     --------------    -----------------     ------------    -------------

 BALANCE  JANUARY 1, 2001          $            353      $       (171)     $            353      $       124     $        206

 NET INCOME                                     183              (185)                  183              133               70

                                   -----------------     --------------    -----------------     ------------    -------------
     TOTAL                                      536              (356)                  536              257              276
                                   -----------------     --------------    -----------------     ------------    -------------

 DIVIDENDS DECLARED                              26               (26)                   26               20                6
                                   -----------------     --------------    -----------------     ------------    -------------


                                   -----------------     --------------    -----------------     ------------    -------------
  BALANCE  DECEMBER 31, 2001       $            510      $       (330)     $            510      $       237     $        270
                                   =================     ==============    =================     ============    =============

                                          PSEG
                                         ENERGY                              PSEG
                                      TECHNOLOGIES          EGDC            CAPITAL           ECFC
                                     --------------     -------------    -------------     ------------

 BALANCE  JANUARY 1, 2001            $        (59)      $       (100)    $         --      $        --

 NET INCOME                                   (18)                --               --               --

                                     --------------     -------------    -------------     ------------
     TOTAL                                    (77)              (100)              --               --
                                     --------------     -------------    -------------     ------------

 DIVIDENDS DECLARED                            --                 --               --               --
                                     --------------     -------------    -------------     ------------


                                     --------------     -------------    -------------     ------------
  BALANCE  DECEMBER 31, 2001         $        (77)      $       (100)    $         --      $        --
                                     ==============     =============    =============     ============

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
(MILLIONS OF DOLLARS)

                                                      PSEG          INTERCOMPANY
                                                 ENERGY HOLDINGS    ELIMINATIONS         PSEG              PSEG          PSEG
                                                     CONSOL.         & RECLASS.     ENERGY HOLDINGS       GLOBAL       RESOURCES
                                                ----------------  ----------------  ---------------  --------------  --------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments       $            56   $            --   $          --    $         52    $           4
      Accounts receivable:
        Trade                                               250                --              --             130               --
           Allowance for doubtful accounts                   (5)               --              --              --               --
        Other                                                19                --               1              17                1
        PSEG Service Corp                                    --                (2)              2              --               --
        PSE&G                                                --                (1)             --               1               --
        PSEG                                                 --               (27)              8              19               --
        Other associated companies                           --               (83)             57              --               --
      Notes receivable:                                                                                        --
        Associated companies                                 --            (2,387)          1,931              --               --
        Other                                                25                --              --               5               --
      Interest and dividends receivable                       2                --              --               1               --
      Inventory                                              18                --              --              18               --
      Cost and earnings in excess of billings                19                --              --              --               --
      Assets held for sale                                  422                --              --             399               --
      Restricted cash                                        --                --              --              --               --
      Prepayments                                             3                --              --               1               --
                                                ----------------  ----------------  ---------------  --------------  --------------
 Total Current Assets                                       809            (2,500)          1,999             642                5
                                                ----------------  ----------------  ---------------  --------------  --------------
PROPERTY AND EQUIPMENT
      Real estate                                           115                --              --              27               72
      Generation assets                                     863                --              --             863               --
      Furniture and equipment                                62                --               2              24                9
      Construction work in progress                         345                --              --             345               --
      Other                                                  26                --              --               8               --
      Accum. depr. and amortization                        (190)               --              (2)           (137)             (19)
      Valuation allowances                                   --                --              --              --               --
                                                ----------------  ----------------  ---------------  --------------  --------------
 Property and Equipment-net                               1,221                --              --           1,129               62
                                                ----------------  ----------------  ---------------  --------------  --------------
INVESTMENTS
      Subsidiaries                                           --            (2,521)           2521              --               --
      Capital lease agreements                            2,791                --              --              --            2,791
      Limited partnerships                                  615                --              --             452              163
      General partnerships                                   58                --              --              24               --
      Corporate joint ventures                            1,111                --              --           1,111               --
      Securities                                              5                --              --              --                5
      DSM investments                                        47                --              --              --               --
      Other investments                                      10                --              --              --                5
      Valuation allowances                                  (21)               --              --              --               (7)
                                                ----------------  ----------------  ---------------  --------------  --------------
 Total Investments                                        4,616            (2,521)          2,521           1,585            2,958
                                                ----------------  ----------------  ---------------  --------------  --------------
OTHER ASSETS
      Long-term receivables                                  10                --              --              10               --
      Deferred project costs                                 84                --              --              82               --
      Prepaid pension costs                                   8                --              (2)              2                1
      Goodwill                                              628                --              --             576               --
      Derivative asset                                       39                                --              39               --
      Other                                                  23               (12)             13              11               --
                                                ----------------  ----------------  ---------------  --------------  --------------
 Total Other Assets                                         793               (12)             15             719                1
                                                ----------------  ----------------  ---------------  --------------  --------------

 TOTAL ASSETS                                   $         7,439   $       ( 5,033)  $       4,536    $      4,074    $       3,026
                                                ================  ================  ===============  ==============  ==============

                                                      PSEG
                                                     ENERGY                            PSEG
                                                  TECHNOLOGIES         EGDC           CAPITAL            ECFC
                                                 --------------   --------------  ---------------   ---------------
ASSETS

CURRENT ASSETS
      Cash and temporary cash investments        $          --    $          --   $           --    $           --
      Accounts receivable:
        Trade                                              120               --               --                --
           Allowance for doubtful accounts                  (5)              --               --                --
        Other                                                1               --               --                --
        PSEG Service Corp                                   --               --               --                --
        PSE&G                                               --               --               --                --
        PSEG                                                --               --               --                --
        Other associated companies                          --               --               25                --
      Notes receivable:
        Associated companies                                --                1              455                --
        Other                                               21               --               --                --
      Interest and dividends receivable                      2               --               --                --
      Inventory                                              1               --               --                --
      Cost and earnings in excess of billings               19               --               --                --
      Assets held for sale                                  --               23               --                --
      Restricted cash                                       --               --               --                --
      Prepayments                                            1               --               --                --
                                                 --------------   --------------  ---------------   ---------------
 Total Current Assets                                      158               24              481                --
                                                 --------------   --------------  ---------------   ---------------
PROPERTY AND EQUIPMENT
      Real estate                                           --               17               --                --
      Generation assets                                     --               --               --                --
      Furniture and equipment                               27               --               --                --
      Construction work in progress                          1               --               --                --
      Other                                                 17               --               --                --
      Accum. depr. and amortization                        (32)              --               --                --
      Valuation allowances                                  --               --               --                --
                                                 --------------   --------------  ---------------   ---------------
 Property and Equipment-net                                 13               17               --                --
                                                 --------------   --------------  ---------------   ---------------
INVESTMENTS
      Subsidiaries                                          --               --               --                --
      Capital lease agreements                              --               --               --                --
      Limited partnerships                                  --               --               --                --
      General partnerships                                  --               34               --                --
      Corporate joint ventures                               3               --               --                --
      Securities                                            --               --               --                --
      DSM investments                                       47               --               --                --
      Other investments                                      4               --               --                --
      Valuation allowances                                  --              (14)              --                --
                                                 --------------   --------------  ---------------   ---------------
 Total Investments                                          54               20               --                --
                                                 --------------   --------------  ---------------   ---------------
OTHER ASSETS
      Long-term receivables                                 --               --               --                --
      Deferred project costs                                 2               --               --                --
      Prepaid pension costs                                  2               --               --                --
      Goodwill                                              53               --               --                --
      Derivative asset                                      --               --               --                --
      Other                                                  7                4               --                --
                                                 --------------   --------------  ---------------   ---------------
 Total Other Assets                                         64                4               --                --
                                                 --------------   --------------  ---------------   ---------------

 TOTAL ASSETS                                    $         290    $          65   $          481    $           --
                                                 ==============   ==============  ===============   ===============

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001                                        PSEG         INTERCOMPANY
(MILLIONS OF DOLLARS)                               ENERGY HOLDINGS   ELIMINATIONS         PSEG             PSEG           PSEG
                                                        CONSOL.        & RECLASS.     ENERGY HOLDINGS      GLOBAL        RESOURCES
                                                    ---------------  ---------------  ----------------  -------------  -------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                     $          100   $           --   $            --   $         63   $         --
          Taxes                                                 21               --                --             21             --
          Other                                                 66               --                 1             44              4
          Interest                                              49               --                36             11              1
          Associated companies                                  49             (113)                9             38            105
       Billings in excess of costs and earnings                 19               --                --             --             --
       Notes payable:
          PSEG Capital Corporation                              --             (455)               --            185            258
          PSEG Energy Holdings                                  --           (1,931)               --            986            924
          Enterprise Group Development Corp.                    --               (1)               --             --             --
          Enterprise Capital Funding Corp.                      --               --                --             --             --
          Borrowings under lines of credit                     300               --               300             --             --
          Other                                                322               --                38            285             --
       Current portion of long-term debt                       270               --                --             42              1
                                                    ---------------  ---------------  ----------------  -------------  -------------
 Total Current Liabilities                                   1,197           (2,500)              384          1,674          1,293
                                                    ---------------  ---------------  ----------------  -------------  -------------

TOTAL LONG-TERM DEBT                                         2,640               --             1,644            721             22
                                                    ---------------  ---------------  ----------------  -------------  -------------
DEFERRED CREDITS
       Deferred income taxes                                 1,203              (12)               (4)            19          1,199
       Deferred investment and energy tax credits                8               --                --              8             --
       Deferred revenues                                        22               --                --             22             --
       Derivitive liability                                     63                                                63
       Other long-term payables                                 16               --                 3              7              1
                                                    ---------------  ---------------  ----------------  -------------  -------------
 Total Deferred Taxes and Other Liabilities                  1,312              (12)               (1)           119          1,200
                                                    ---------------  ---------------  ----------------  -------------  -------------

MINORITY INTERESTS                                              66               --                --             66             --
                                                    ---------------  ---------------  ----------------  -------------  -------------
STOCKHOLDER'S EQUITY
       Common stock                                             --             (171)               --             63            107
       Preferred stock                                         509             (509)              509            375            134
       Additional paid-in capital                            1,490           (1,511)            1,490          1,104             --
       Retained earnings                                       510             (330)              510            237            270
       Accumulated Other Comprehensive Loss                   (285)              --                --           (284)            --
                                                    ---------------  ---------------  ----------------  -------------  -------------
 Total Stockholder's Equity                                  2,224           (2,521)            2,509          1,495            511
                                                    ---------------  ---------------  ----------------  -------------  -------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $        7,439   $       (5,033)  $         4,536   $      4,074   $      3,026
                                                    ===============  ===============  ================  =============  =============

PSEG ENERGY HOLDINGS INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001                                         PSEG
(MILLIONS OF DOLLARS)                                    ENERGY                           PSEG
                                                      TECHNOLOGIES         EGDC          CAPITAL             ECFC
                                                     ---------------   -------------  ---------------   -------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       Accounts payable:
          Trade                                      $           38    $         --   $           --    $         --
          Taxes                                                  --              --               --              --
          Other                                                  16              --               --              --
          Interest                                               --              --               --              --
          Associated companies                                    9               1               --              --
       Billings in excess of costs and earnings                  19              --               --              --
       Notes payable:
          PSEG Capital Corporation                               12              --               --              --
          PSEG Energy Holdings                                   21              --               --              --
          Enterprise Group Development Corp.                     --              --                1              --
          Enterprise Capital Funding Corp.                       --              --               --              --
          Borrowings under lines of credit                       --              --               --              --
          Other                                                  --              --               --              --
       Current portion of long-term debt                         --              --              228              --
                                                     ---------------   -------------  ---------------   -------------
 Total Current Liabilities                                      116               1              229              --
                                                     ---------------   -------------  ---------------   -------------

TOTAL LONG-TERM DEBT                                              1              --              252              --
                                                     ---------------   -------------  ---------------   -------------
DEFERRED CREDITS
       Deferred income taxes                                      1              --               --              --
       Deferred investment and energy tax credits                --              --               --              --
       Deferred revenues                                         --              --               --              --
       Derivitive liability
       Other long-term payables                                   5              --               --              --
                                                     ---------------   -------------  ---------------   -------------
 Total Deferred Taxes and Other Liabilities                       6              --               --              --
                                                     ---------------   -------------  ---------------   -------------

MINORITY INTERESTS                                               --              --               --              --
                                                     ---------------   -------------  ---------------   -------------
STOCKHOLDER'S EQUITY
       Common stock                                              --               1               --              --
       Preferred stock                                           --              --               --              --
       Additional paid-in capital                               243             164               --              --
       Retained earnings                                        (77)           (101)              --              --
       Accumulated Other Comprehensive Loss                      --              --               --              --
                                                     ---------------   -------------  ---------------   -------------
 Total Stockholder's Equity                                     167              63
                                                     ---------------   -------------  ---------------   -------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $          290    $         65   $          481    $         --
                                                     ===============   =============  ===============   =============

                                PSEG GLOBAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                                                                              PSEG
                                                        PSEG      INTERCOMPANY                           GLOBAL HOLDING
                                                       GLOBAL     ELIMINATIONS     PSEG       PSEG USA       COMPANY       PSEG NJ
                                                       CONSOL.     & RECLASS.     GLOBAL       CONSOL.       CONSOL.       CONSOL.
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
REVENUES:
   Income from partnerships                           $ 142,679    $       (3)   $      81    $ 75,022    $      67,579    $      -
   Income from capital lease agreements                       -             -            -           -                -           -
   Gain on Withdrawal from Partnership                   76,161             -            -      24,919              667      50,575
   Interest and dividend income                          45,917           242            -      15,804           15,447      14,424
   Other                                                 15,108             3           27       1,334           13,744           -
   Electric Revenues
     Generation                                          78,681                                                  78,681
     Distribution                                        93,205                                                  93,205
   Equity in subsidiary earnings                              -      (170,457)     170,457           -                -           -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 Total Revenues                                         451,751      (170,215)     170,565     117,079          269,323      64,999
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 OPERATING EXPENSES:
   Operation and maintenance                             28,517             -            -           -           28,517           -
   Write-off of Investments                               6,937                                                   6,937
   Depreciation and amortization                         15,211             -          591         706           13,914           -
   Electric and Energy Costs                             84,829                          -                       84,829
   Administrative and general                            57,370           (23)      21,816      19,732           14,560       1,285
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 Total Operating Expenses                               192,864           (23)      22,407      20,438          148,757       1,285
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

 OPERATING INCOME                                       258,887      (170,192)     148,158      96,641          120,566      63,714
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

 OTHER INCOME
   Foreign currency Translation Gain/Loss                (6,024)            5            -      (5,801)            (228)          -
   Change in Derivative Fair Value - FAS 133               (238)                                                   (238)
   Realized gains (losses) on investments                   155                          5        (801)             951           -
   Other                                                    135                        226         (91)               -           -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 Total Other Income                                      (5,972)            5          231      (6,693)             485           -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 INTEREST EXPENSE:
   PSEG Capital Corporation                              12,297             -       11,910         271                -         116
   PSEG Energy Holdings                                  55,866             -       54,049         692              835         290
   Enterprise Capital Funding Corp.                           -             -            -           -                            -
   Other Associated Companies                                (6)            -            2          (8)               -           -
   Other                                                 31,686           270         (317)     11,673           20,060           -
   Capitalized interest                                 (16,127)            -      (15,445)          -             (682)          -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 Net Interest Expense                                    83,715           270       50,199      12,628           20,213         405
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

 INCOME BEFORE INCOME TAXES                             169,200      (170,457)      98,190      77,320          100,838      63,309
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 INCOME TAXES:
   Current                                               24,878             -      (34,608)     26,764               39      32,683
   Deferred                                               7,780             -          101      (1,419)          16,671      (7,573)
   Foreign Taxes                                          7,212                                                   7,212
   Investment and energy tax credits - net                 (459)            -          (25)       (434)               -           -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 Total Income Taxes                                      39,411             -      (34,532)     24,911           23,922      25,110
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

 MINORITY INTERESTS                                       4,237             -            -           1            4,236           -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------
 INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
    EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE          125,552      (170,457)     132,722      52,408           72,680      38,199
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

    Extraordinary Loss on Early Retirement of Debt
      (net of tax)                                       (1,679)                                (1,679)               -
    Cumulative Effect of a Change in Accounting
      Principle                                           8,849                                      -            8,849
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

 NET INCOME                                             132,722      (170,457)     132,722      50,729           81,529      38,199
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

          Preferred Dividend Requirement                 16,763             -       16,763           -                -
                                                     -----------  ------------  -----------  ----------  ---------------  ----------

 EARNINGS AVAIABLE TO COMMON STOCK                    $ 115,959    $ (170,457)   $ 115,959    $ 50,729    $      81,529    $ 38,199
                                                     ===========  ============  ===========  ==========  ===============  ==========

                                PSEG GLOBAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                                                                        PSEG
                                    PSEG         INTERCOMPANY                                      GLOBAL HOLDING
                                   GLOBAL        ELIMINATIONS         PSEG          PSEG USA           COMPANY           PSEG NJ
                                  CONSOL.         & RECLASS.         GLOBAL          CONSOL.           CONSOL.           CONSOL.
                               --------------   --------------   --------------   -------------   ------------------   ------------
BALANCE  JANUARY 1, 2001        $    124,414    $    (233,296)    $    124,414     $    65,383     $         66,927    $   100,986

NET INCOME                           132,722         (147,578)         132,722          50,729               81,529         38,199

                               --------------   --------------   --------------   -------------   ------------------   ------------
           TOTAL                     257,136         (380,874)         257,136         116,112              148,456        139,185
                               --------------   --------------   --------------   -------------   ------------------   ------------

DIVIDENDS DECLARED                    20,004                -           20,004               -                    -              -
                               --------------   --------------   --------------   -------------   ------------------   ------------

                               --------------   --------------   --------------   -------------   ------------------   ------------
BALANCE  DECEMBER 31, 2001      $    237,132     $   (380,874)    $    237,132     $   116,112     $        148,456     $  139,185
                               ==============   ==============   ==============   =============   ==================   ============

                                PSEG GLOBAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                                                                            PSEG
                                              PSEG        INTERCOMPANY                                 GLOBAL HOLDING
                                             GLOBAL       ELIMINATIONS       PSEG         PSEG USA         COMPANY        PSEG NJ
                                            CONSOL.        & RECLASS.       GLOBAL        CONSOL.          CONSOL.        CONSOL.
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 ASSETS

 CURRENT ASSETS
    Cash and temporary cash investments   $     51,971    $          -    $       142    $    10,827    $      41,002    $        -
    Accounts and Notes receivable:                                   -
      Trade                                    129,801               -            848          7,647          121,260            46
      Other                                     16,663               -            113             51           16,500            (1)
      Service Corp                               1,093               -            712              -              381
      PSEG                                      18,763               -         18,762              1                -
      PSEG Power                                   241               -            165             76                -
      PSEG Energy Holdings                           5               -           (501)            40              466             -
      Other associated companies                     3      (2,090,160)       390,754      1,001,982          530,625       166,802
    Notes receivable:                                                                                               -             -
      Associated companies                           -               -              -              -                -             -
      Other                                      4,673                              -              -            4,673             -
    Interest receivable                              7                              -              -                7             -
    Assets held for sale                       399,188               -          5,820         67,319          326,049             -
    Restricted Cash                                  -                                                              -
    Prepayments                                  1,441               -            174            499              768             -
    Inventory                                   17,785                                                         17,785             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 Total Current Assets                          641,634      (2,090,160)       416,989      1,088,442        1,059,516       166,847
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 PROPERTY, PLANT AND EQUIPMENT
    Real estate and Plant                      877,179               -              -         54,797          822,382             -
    Other                                      388,604               -          3,807          3,740          381,057             -
    Accum. depr. and amortization             (136,743)              -           (798)        (1,082)        (134,863)            -
    Valuation allowances                             -               -              -              -                -             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 Property, Plant and Equipment-net           1,129,040               -          3,009         57,455        1,068,576             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 INVESTMENTS
    Subsidiaries                                     -      (2,626,803)     2,626,803              -                -             -
    Capital lease agreements                         -               -              -              -                -             -
    Partnership interests                      476,177               -         14,974        461,210               (7)            -
    Corporate joint ventures                 1,108,528               -         18,944        180,498          909,086             -
    Securities                                       -               -              -              -                -             -
    Valuation allowances                             -               -              -              -                -             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 Total Investments                           1,584,705      (2,626,803)     2,660,721        641,708          909,079             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 OTHER ASSETS
    Goodwill                                   575,584               -              -              -          575,584
    Derivative Asset                            38,659                                                         38,659
    Other                                      104,817               -          4,165         27,996           72,656             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------
 Total Other Assets                            719,060               -          4,165         27,996          686,899             -
                                         --------------  --------------  -------------  -------------  ---------------  ------------

 TOTAL ASSETS                             $  4,074,439    $ (4,716,963)   $ 3,084,884    $ 1,815,601    $    3,724,070   $   166,847
                                         ==============  ==============  =============  =============  ===============  ============

                                PSEG GLOBAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                                                                            PSEG
                                            PSEG        INTERCOMPANY                                   GLOBAL HOLDING
                                           GLOBAL       ELIMINATIONS        PSEG          PSEG USA         COMPANY         PSEG NJ
                                          CONSOL.        & RECLASS.        GLOBAL          CONSOL.         CONSOL.         CONSOL.
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

 CURRENT LIABILITIES
    Accounts payable:
       Trade                            $    62,932     $          -     $       488     $      585     $      61,859     $       -
       Taxes                                 20,649                -           4,192          2,614             7,363         6,480
       Other                                 44,311                            9,149         11,525            23,609            28
       Interest                              11,107                -               -            948            10,159             -
       Associated companies                  38,166       (2,090,160)        414,018        501,498         1,211,486         1,324
    Notes payable:                                                                                                  -             -
       PSEG Capital Corporation             184,960                -         179,069          4,153                 -         1,738
       PSEG Energy Holdings                 985,704                          965,681          7,342             9,609         3,072
       Other                                284,597                -               -              -           284,597             -
    Current portion of long-term debt        41,703                -               -              -            41,703             -
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 Total Current Liabilities                1,674,129       (2,090,160)      1,572,597        528,665         1,650,385        12,642
                                       -------------   --------------   -------------   ------------   ---------------   -----------

 TOTAL LONG-TERM DEBT                       721,379                -               -        161,600           559,779             -
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 DEFERRED CREDITS
 Deferred income taxes                       18,965                           12,276          6,694               301          (306)
 Deferred investment                                                                                                -             -
   and energy tax credits                     7,999                -           1,011          6,988                 -             -
 Derivative Liability                        62,915                                                            62,915
 Other                                       28,965                -           4,458         15,997             8,510             -
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 Total Deferred Credits                     118,844                -          17,745         29,679            71,726          (306)
                                       -------------   --------------   -------------   ------------   ---------------   -----------

 MINORITY INTEREST                           65,545                -               -            (21)           65,566
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 STOCKHOLDER'S EQUITY
    Capital stock                           437,880              (20)        437,880             10                 -            10
    Stock Subs Payable                            -                -               -              -                 -             -
    Contributed capital                   1,103,937       (2,497,468)      1,103,937        991,190         1,490,962        15,316
    Retained earnings                       237,132         (403,753)        237,132        116,112           148,456       139,185
    Other Comprehensive Income              (26,235)          26,235         (26,235)        (9,013)          (17,222)
    Cumulative Translation Adjustment      (258,172)         248,203        (258,172)        (2,621)         (245,582)            -
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 Total Stockholder's Equity               1,494,542       (2,626,803)      1,494,542      1,095,678         1,376,614       154,511
                                       -------------   --------------   -------------   ------------   ---------------   -----------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                 $ 4,074,439     $ (4,716,963)    $ 3,084,884     $1,815,601     $   3,724,070     $ 166,847
                                       =============   ==============   =============   ============   ===============   ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                                      INTERCOMPANY
                                                                      PSEG USA        ELIMINATIONS         PSEG           PSEG
                                                                       CONSOL.         & RECLASS.          USA          CONEMAUGH
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                            $ 75,022                $ -       $ 31,936            $ -
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                   24,919                  -                             -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                          15,804                  -              -              -
    Other                                                                  1,334                  -              -              -
    Equity in subsidiary earnings                                              -            (37,823)        37,824              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                           117,079            (37,823)        69,760              -
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                            706                  -            201              -
    Administrative and general                                            19,732                  -         10,330              1
                                                                    -------------   ----------------   ------------    -----------
TOTAL OPERATING EXPENSES                                                  20,438                  -         10,531              1
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                          96,641            (37,823)        59,229             (1)
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                (5,801)                 -              -              -
    Other                                                                    (91)
    Gain on sale                                                            (801)                             (801)
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                        (6,693)                 -           (801)             -
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                 271                  -            271              -
    Energy Holdings                                                          692                  -            692              -
    Other Associated Companies                                                (8)                 -             (8)             -
    Other                                                                 11,673                  -            (47)             -
    Capitalized interest                                                       -                  -                             -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                      12,628                  -            908              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                77,320            (37,823)        57,520             (1)
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                               26,764                  -         10,808            853
    Deferred                                                              (1,419)                 -         (3,658)          (718)
    Investment and energy tax credits - net                                 (434)                 -           (359)             -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                        24,911                  -          6,791            135
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             1                  1              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                 52,408            (37,824)        50,729           (136)
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)           (1,679)
    Cumulative Effect of a Change in Accounting Principle                      -
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                              $ 50,729          $ (37,824)      $ 50,729         $ (136)
                                                                    =============   ================   ============    ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                                          PSEG             PSEG
                                                                        PSEG            PROJECT            GWF            PSEG
                                                                        TRACY           SERVICES         CONSOL.         LEASING
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                               $ 335                $ -          $ 325            $ -
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                        -                  -              -              -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                               -                  -              -              -
    Other                                                                    308                  -              -              -
    Equity in subsidiary earnings                                              -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                               643                  -            325              -
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                              -                  -              -              -
    Administrative and general                                               232                  1             15              2
                                                                    -------------   ----------------   ------------    -----------
                                                                                    ----------------
TOTAL OPERATING EXPENSES                                                     232                  1             15              2
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                             411                 (1)           310             (2)
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                     -                  -              -              -
    Other
    Gain on sale
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                   -                  -              -              -
    Energy Holdings                                                            -                  -              -              -
    Other Associated Companies                                                 -                  -              -              -
    Other                                                                      -                  -              -              -
    Capitalized interest                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                           -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                   411                 (1)           310             (2)
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                                  976                 54            178              2
    Deferred                                                                (808)               (54)           (43)             -
    Investment and energy tax credits - net                                    -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                           168                  -            135              2
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                    243                 (1)           175             (4)
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)
    Cumulative Effect of a Change in Accounting Principle
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                                 $ 243               $ (1)         $ 175           $ (4)
                                                                    =============   ================   ============    ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                                                                          PSEG
                                                                        PSEG              PSEG             PSEG           INDIA
                                                                       DEBLOIS           MOUNT          HENRIETTA        PRIVATE
                                                                     INVESTMENT          CARMEL          TURBINE          LTD.
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                                 $ -                $ -            $ -            $ -
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                        -                  -              -              -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                               -                  -              -              -
    Other                                                                      -                  -              -              -
    Equity in subsidiary earnings                                              -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                                 -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                              -                  -              -             98
    Administrative and general                                                 -                  -              1          2,923
                                                                    -------------   ----------------   ------------    -----------
TOTAL OPERATING EXPENSES                                                       -                  -              1          3,021
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                               -                  -             (1)        (3,021)
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                     -                  -              -             (7)
    Other
    Gain on sale
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                             -                  -              -             (7)
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                   -                  -              -              -
    Energy Holdings                                                            -                  -              -              -
    Other Associated Companies                                                 -                  -              -              -
    Other                                                                      -                  -              -              -
    Capitalized interest                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                           -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                     -                  -             (1)        (3,028)
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                                    -                451              -              -
    Deferred                                                                   -               (403)             -              -
    Investment and energy tax credits - net                                    -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                             -                 48              -              -
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                      -                (48)            (1)        (3,028)
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)
    Cumulative Effect of a Change in Accounting Principle
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                                   $ -              $ (48)          $ (1)      $ (3,028)
                                                                    =============   ================   ============    ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                                                                          PSEG
                                                                                                           PSEG           ASIA
                                                                        PSEG                           INTERNATIONAL      INC.
                                                                        BAJA             CEMAS           SERVICES        CONSOL.
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                                 $ -            $ 2,506            $ -            $ -
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                   24,919                  -              -              -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                               -                 87              -              -
    Other                                                                      -                145              -              -
    Equity in subsidiary earnings                                              -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                            24,919              2,738              -              -
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                              -                  -              -              -
    Administrative and general                                                 -                  7          1,125            611
                                                                    -------------   ----------------   ------------    -----------
TOTAL OPERATING EXPENSES                                                       -                  7          1,125            611
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                          24,919              2,731         (1,125)          (611)
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                     -                  -              3              1
    Other
    Gain on sale                                                                                                                -
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                             -                  -              3              1
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                   -                  -              -              -
    Energy Holdings                                                            -                  -              -              -
    Other Associated Companies                                                 -                  -              -              -
    Other                                                                      -                  -              -              -
    Capitalized interest                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                           -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                24,919              2,731         (1,122)          (610)
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                               10,179                  -           (110)           (29)
    Deferred                                                                   -                  -            110             25
    Investment and energy tax credits - net                                    -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                        10,179                  -              -             (4)
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                 14,740              2,731         (1,122)          (606)
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)
    Cumulative Effect of a Change in Accounting Principle
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                              $ 14,740            $ 2,731       $ (1,122)        $ (606)
                                                                    =============   ================   ============    ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                                                           PSEG           PSEG
                                                                        PSEG              PSEG           AMERICAS     INTERNATIONAL
                                                                        INDIA         US SERVICES       DEVELOPMENT       INC.
                                                                        INC.              INC.           CO. LLC         CONSOL.
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                                 $ -                $ -            $ -       $ 30,561
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                        -                  -              -              -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                               -                  -              -         15,717
    Other                                                                      -                  -              -             99
    Equity in subsidiary earnings                                              -                  -              -             (1)
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                                 -                  -              -         46,376
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                             18                  -              -            389
    Administrative and general                                                 -                103              -          4,265
                                                                    -------------   ----------------   ------------    -----------
TOTAL OPERATING EXPENSES                                                      18                103              -          4,654
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                             (18)              (103)             -         41,722
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                     -                  -              -         (5,798)
    Other                                                                                                                     (91)
    Gain on sale                                                                                                                -
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                             -                  -              -         (5,889)
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                   -                  -              -              -
    Energy Holdings                                                            -                  -              -              -
    Other Associated Companies                                                 -                  -              -              -
    Other                                                                      -                  -              -         11,649
    Capitalized interest                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                           -                  -              -         11,649
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                   (18)              (103)             -         24,184
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                                  428                (36)             -            537
    Deferred                                                                (434)                 -              -          3,335
    Investment and energy tax credits - net                                    -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                            (6)               (36)             -          3,872
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                    (12)               (67)             -         20,312
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)                                                            (1,679)
    Cumulative Effect of a Change in Accounting Principle                                                                       -
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                                 $ (12)             $ (67)           $ -       $ 18,633
                                                                    =============   ================   ============    ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                        PSEG              PSEG             PSEG           PSEG
                                                                         NEW            HAWAIIAN         HAWAIIAN       KALAELOA
                                                                      HAMPSHIRE           MGT.          INVESTMENT        INC.
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                             $ 5,457               $ 76        $ 3,547           $ 74
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                        -                  -              -              -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                               -                  -              -              -
    Other                                                                    147                  -              -            635
    Equity in subsidiary earnings                                              -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                             5,604                 76          3,547            709
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                              -                  -              -              -
    Administrative and general                                               135                  -              1            (20)
                                                                    -------------   ----------------   ------------    -----------
TOTAL OPERATING EXPENSES                                                     135                  -              1            (20)
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                           5,469                 76          3,546            729
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                     -                  -              -              -
    Other
    Gain on sale
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                   -                  -              -              -
    Energy Holdings                                                            -                  -              -              -
    Other Associated Companies                                                 -                  -              -              -
    Other                                                                      -                  -              -              -
    Capitalized interest                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                           -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                 5,469                 76          3,546            729
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                                1,869                  7            262            300
    Deferred                                                                  71                 23          1,127              8
    Investment and energy tax credits - net                                  (75)                 -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                         1,865                 30          1,389            308
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                  3,604                 46          2,157            421
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)
    Cumulative Effect of a Change in Accounting Principle
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                               $ 3,604               $ 46        $ 2,157          $ 421
                                                                    =============   ================   ============    ===========

                                                              PSEG USA
                                                 CONSOLIDATING STATEMENT OF INCOME
                                               FOR THE YEAR ENDING DECEMBER 31, 2001
                                                          ($ IN THOUSANDS)
                                                                        PSEG                                              PSEG
                                                                     CHILQUINTA           PSEG                           MIDWEST
                                                                       FINANCE          SVILUPPO           PSEG         OPERATING
                                                                         LLC              SRL             POLSKA         CO. INC.
                                                                    -------------   ----------------   ------------    -----------
REVENUES:
    Income from partnerships                                               $ 205                $ -            $ -            $ -
    Income from capital lease agreements                                       -                  -              -              -
    Gain on Withdrawal from Partnership                                        -                  -              -              -
    Realized gains (losses) on investments                                     -                  -              -              -
    Interest and dividend income                                               -                  -              -              -
    Other                                                                      -                  -              -              -
    Equity in subsidiary earnings                                              -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL REVENUES                                                               205                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

OPERATING EXPENSES:
    Operation and maintenance                                                  -                  -              -              -
    Depreciation and amortization                                              -                  -              -              -
    Administrative and general                                                 -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL OPERATING EXPENSES                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

OPERATING INCOME                                                             205                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

OTHER INCOME
    Foreign currency Translation Gain/Loss                                     -                  -              -              -
    Other
    Gain on sale
                                                                    -------------   ----------------   ------------    -----------
TOTAL OTHER INCOME                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INTEREST EXPENSE:
    PSEG Capital Corporation                                                   -                  -              -              -
    Energy Holdings                                                            -                  -              -              -
    Other Associated Companies                                                 -                  -              -              -
    Other                                                                     71                  -              -              -
    Capitalized interest                                                       -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
NET INTEREST EXPENSE                                                          71                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE INCOME TAXES                                                   134                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME TAXES:
    Current                                                                   35                  -              -              -
    Deferred                                                                   -                  -              -              -
    Investment and energy tax credits - net                                    -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------
TOTAL INCOME TAXES                                                            35                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

MINORITY INTERESTS                                                             -                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

INCOME BEFORE EXTRAORDINARY ITEM AND
    CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                     99                  -              -              -
                                                                    -------------   ----------------   ------------    -----------

    Extraordinary Loss on Early Retirement of Debt (net of tax)
    Cumulative Effect of a Change in Accounting Principle
                                                                    -------------   ----------------   ------------    -----------

NET INCOME                                                                  $ 99                $ -            $ -            $ -
                                                                    =============   ================   ============    ===========

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                              INTERCOMPANY
                                                              PSEG USA        ELIMINATIONS         PSEG           PSEG
                                                               CONSOL.         & RECLASS.          USA         CONEMAUGH
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                        $ 65,383          $ (12,163)      $ 65,384         $ (387)

NET INCOME                                                        50,729            (37,824)        50,729           (136)

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                 116,112            (49,987)       116,113           (523)
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -             26,275              -              -
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                     $ 116,112          $ (76,262)     $ 116,113         $ (523)
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                                  PSEG             PSEG
                                                                PSEG            PROJECT            GWF            PSEG
                                                                TRACY           SERVICES         CONSOL.        LEASING
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                        $ (4,213)          $ (1,222)      $ 14,563       $ (1,685)

NET INCOME                                                           243                 (1)           175             (4)

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                  (3,970)            (1,223)        14,738         (1,689)
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -                  -              -              -
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                      $ (3,970)          $ (1,223)      $ 14,738       $ (1,689)
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                                                                 PSEG
                                                                                  PSEG             PSEG          INDIA
                                                                PSEG             MOUNT          HENRIETTA       PRIVATE
                                                               DEBLOIS           CARMEL          TURBINE          LTD.
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                        $ (1,735)          $ (2,479)          $ (7)      $ (2,033)

NET INCOME                                                             -                (48)            (1)        (3,028)

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                  (1,735)            (2,527)            (8)        (5,061)
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -                  -              -              -
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                      $ (1,735)          $ (2,527)          $ (8)      $ (5,061)
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                                                                  PSEG
                                                                                                   PSEG           ASIA
                                                                PSEG                            INTERNATIONAL     INC.
                                                                BAJA             CEMAS           SERVICES       CONSOL.
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                          $ (885)          $ 13,144       $ (7,944)     $ (14,153)

NET INCOME                                                        14,740              2,731         (1,122)          (606)

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                  13,855             15,875         (9,066)       (14,759)
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -                  -              -              -
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                      $ 13,855           $ 15,875       $ (9,066)     $ (14,759)
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                                                   PSEG           PSEG
                                                                PSEG              PSEG           AMERICAS    INTERNATIONAL
                                                                INDIA         US SERVICES       DEVELOPMENT       INC.
                                                                INC.              INC.           CO. LLC        CONSOL.
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                        $ (1,841)             $ (37)           $ -         $ (577)

NET INCOME                                                           (12)               (67)             -         18,633

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                  (1,853)              (104)             -         18,056
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -                  -              -        (26,275)
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                      $ (1,853)            $ (104)           $ -       $ 44,331
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                PSEG              PSEG             PSEG           PSEG
                                                                 NEW            HAWAIIAN         HAWAIIAN       KALAELOA
                                                              HAMPSHIRE           MGT.          INVESTMENT        INC.
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                        $ 17,756              $ (11)       $ 5,443          $ 466

NET INCOME                                                         3,604                 46          2,157            421

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                  21,360                 35          7,600            887
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -                  -              -              -
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                      $ 21,360               $ 35        $ 7,600          $ 887
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                        CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                           FOR THE YEAR ENDING DECEMBER 31, 2001
                                                      ($ IN THOUSANDS)
                                                                PSEG                                              PSEG
                                                             CHILQUINTA           PSEG                          MIDWEST
                                                               FINANCE          SVILUPPO           PSEG        OPERATING
                                                                 LLC              SRL             POLSKA        CO. INC.
                                                            -------------   ----------------   ------------   ------------
BALANCE  JANUARY 1, 2001                                             $ -                $ -            $ -            $ -

NET INCOME                                                            99                  -              -              -

                                                            -------------   ----------------   ------------   ------------
           TOTAL                                                      99                  -              -              -
                                                            -------------   ----------------   ------------   ------------

DIVIDENDS DECLARED                                                     -                  -              -              -
                                                            -------------   ----------------   ------------   ------------


                                                            -------------   ----------------   ------------   ------------
BALANCE  DECEMBER 31, 2001                                          $ 99                $ -            $ -            $ -
                                                            =============   ================   ============   ============

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                                        INTERCOMPANY
                                                     PSEG USA           ELIMINATIONS            PSEG              PSEG
                                                      CONSOL.            & RECLASS.             USA             CONEMAUGH
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                $ 10,827                   $ -               $ -               $ -
    Accounts  and Notes receivable:
      Trade                                               7,647                  (187)              541                 -
      Other                                                  51                     -                28                 -
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    1                     -                 1                 -
      PSEG Power                                             76                                      52
     PSEG Energy Holdings                                    40                     -                 -                 -
      Other associated companies                      1,001,982              (252,277)          548,580               576
    Notes receivable:                                         -
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale                                 67,319                                     203
    Prepayments                                             499                     -                95                 -
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                  1,088,442              (252,464)          549,500               576
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                          54,797                     -            54,797                 -
    Other                                                 3,740                     -             1,213                 -
    Accum. depr. and amortization                        (1,082)                    -              (451)                -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                        57,455                     -            55,559                 -
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -              (638,244)          638,223                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                               461,210                     -           120,153                 2
    Corporate joint ventures                            180,498                     -             4,824                 -
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                       641,708              (638,244)          763,200                 2
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables                                     -
    Other                                                27,996                   (26)            4,052                 -
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                       27,996                   (26)            4,052                 -
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                        $ 1,815,601            $ (890,734)      $ 1,372,311             $ 578
                                                   =============      ================      ============       ===========

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                                            PSEG                PSEG
                                                       PSEG               PROJECT               GWF               PSEG
                                                       TRACY              SERVICES            CONSOL.            LEASING
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                     $ -                   $ -               $ -               $ -
    Accounts  and Notes receivable:
      Trade                                                 485                     -                 1                 -
      Other                                                   -                     -                (1)                -
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    -                     -                 -                 -
      PSEG Power
     PSEG Energy Holdings                                     -                     -                                   -
      Other associated companies                             19                     1            43,228            41,601
    Notes receivable:
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale
    Prepayments                                               -                     3                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                        504                     4            43,228            41,601
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                               -                     -                 -                 -
    Other                                                     -                     -                 -                 -
    Accum. depr. and amortization                             -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                             -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -                     -                 -                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                                     -                 7,580             1,438            (2,671)
    Corporate joint ventures                                  -                     -                 -                 -
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                             -                 7,580             1,438            (2,671)
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables
    Other                                                     -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                            -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                              $ 504               $ 7,584          $ 44,666          $ 38,930
                                                   =============      ================      ============       ===========

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                                                                                  PSEG
                                                                            PSEG                PSEG              INDIA
                                                       PSEG                MOUNT             HENRIETTA           PRIVATE
                                                      DEBLOIS              CARMEL             TURBINE             LTD.
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                     $ -                   $ -               $ -             $ 453
    Accounts  and Notes receivable:
      Trade                                                   -                     -                 1                48
      Other                                                   -                     -                 -                 -
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    -                     -                 -                 -
      PSEG Power
     PSEG Energy Holdings                                     -                     -                 -                 -
      Other associated companies                              -                   (65)                9             1,546
    Notes receivable:
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale
    Prepayments                                               -                     -                 -                13
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                          -                   (65)               10             2,060
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                               -                     -                 -                 -
    Other                                                     -                     -                 -               845
    Accum. depr. and amortization                             -                     -                 -              (140)
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                             -                     -                 -               705
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -                     -                 -                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                                     -                   198                 -                 -
    Corporate joint ventures                                  -                     -                 -                 -
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                             -                   198                 -                 -
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables
    Other                                                     -                     -                 -               241
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                            -                     -                 -               241
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                                $ -                 $ 133              $ 10           $ 3,006
                                                   =============      ================      ============       ===========

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                                                                                  PSEG
                                                                                                PSEG              ASIA
                                                       PSEG                                  INTERNATIONAL        INC.
                                                       BAJA                CEMAS              SERVICES           CONSOL.
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                     $ -                   $ 3               $ -              $ (1)
    Accounts  and Notes receivable:
      Trade                                                   -                     -                 -                 -
      Other                                                   -                     -                 -                11
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    -                     -                 -                 -
      PSEG Power
     PSEG Energy Holdings                                     -                     -                17                23
      Other associated companies                         19,695                21,344             8,197             3,956
    Notes receivable:                                                                                                   -
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale                                                       27,795
    Prepayments                                               -                     -                51                 -
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                     19,695                49,142             8,265             3,989
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                               -                     -                 -                 -
    Other                                                     -                     -                 -                 -
    Accum. depr. and amortization                             -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                             -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -                    21                 -                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                                     -                     -                 -                 -
    Corporate joint ventures                                  -                     -                 -                 -
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                             -                    21                 -                 -
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables
    Other                                                     -                     -             1,784                (2)
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                            -                     -             1,784                (2)
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                           $ 19,695              $ 49,163          $ 10,049           $ 3,987
                                                   =============      ================      ============       ===========

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                                                                PSEG              PSEG
                                                                            PSEG              AMERICAS        INTERNATIONAL
                                                       PSEG             US SERVICES          DEVELOPMENT          INC.
                                                       INDIA                INC.              CO. LLC            CONSOL.
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                     $ -                   $ -               $ -          $ 10,416
    Accounts  and Notes receivable:
      Trade                                                   -                     1                 -             6,528
      Other                                                  (2)                    -                 -                13
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    -                     -                 -                 -
      PSEG Power                                                                                                       24
     PSEG Energy Holdings                                     -                     -                 -                 -
      Other associated companies                          2,759                   409                 -           544,682
    Notes receivable:                                                                                                   -
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale                                                                                           39,321
    Prepayments                                               -                    12                 -               324
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                      2,757                   422                 -           601,308
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                               -                     -                 -                 -
    Other                                                   123                     -                 -             1,559
    Accum. depr. and amortization                           (79)                    -                 -              (412)
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                            44                     -                 -             1,147
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -                     -                 -                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                                     -                     -                 -           303,200
    Corporate joint ventures                                  -                     -                 -           175,866
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                             -                     -                 -           479,066
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables                                                                                               -
    Other                                                     -                     4                 -            21,942
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                            -                     4                 -            21,942
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                            $ 2,801                 $ 426               $ -        $1,103,463
                                                   =============      ================      ============       ===========

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                       PSEG                 PSEG                PSEG              PSEG
                                                        NEW               HAWAIIAN            HAWAIIAN          KALAELOA
                                                     HAMPSHIRE              MGT.             INVESTMENT           INC.
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                     $ -                   $ -               $ -            $ (143)
    Accounts  and Notes receivable:
      Trade                                                   -                     -                 -               194
      Other                                                   -                     1                 -                 1
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    -                     -                 -                 -
      PSEG Power
     PSEG Energy Holdings                                     -                     -                 -                 -
      Other associated companies                         12,250                   106             5,018               348
    Notes receivable:
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale
    Prepayments                                               -                     -                 -                 1
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                     12,250                   107             5,018               401
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                               -                     -                 -                 -
    Other                                                     -                     -                 -                 -
    Accum. depr. and amortization                             -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                             -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -                     -                 -                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                                 5,132                   362            25,133               683
    Corporate joint ventures                                  -                     -                 -                 -
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                         5,132                   362            25,133               683
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables
    Other                                                     -                     -                 1                 -
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                            -                     -                 1                 -
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                           $ 17,382                 $ 469          $ 30,152           $ 1,084
                                                   =============      ================      ============       ===========

                                                          PSEG USA
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 2000
                                                      ($ IN THOUSANDS)
                                                       PSEG                                                       PSEG
                                                    CHILQUINTA              PSEG                                 MIDWEST
                                                      FINANCE             SVILUPPO              PSEG            OPERATING
                                                        LLC                 SRL                POLSKA            CO. INC.
                                                   -------------      ----------------      ------------       -----------
ASSETS

CURRENT ASSETS
    Cash and temporary cash investments                     $ -                  $ 12              $ 87               $ -
    Accounts  and Notes receivable:
      Trade                                                  35                     -                 -                 -
      Other                                                   -                     -                 -                 -
      PSE&G                                                   -                     -                 -                 -
      PSEG                                                    -                     -                 -                 -
      PSEG Power
     PSEG Energy Holdings                                     -                     -                 -                 -
      Other associated companies                              -                     -                 -                 -
    Notes receivable:
      Associated companies                                    -                     -                 -                 -
       Other                                                  -                     -                 -                 -
    Interest receivable                                       -                     -                 -                 -
    Assets held for sale                                      -                     -                 -
    Prepayments                                               -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Current Assets                                         35                    12                87                 -
                                                   -------------      ----------------      ------------       -----------

PROPERTY, PLANT AND EQUIPMENT
    Real estate                                               -                     -                 -                 -
    Other                                                     -                     -                 -                 -
    Accum. depr. and amortization                             -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Property, Plant and Equipment-net                             -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------

INVESTMENTS
    Subsidiaries                                              -                     -                 -                 -
    Capital lease agreements                                  -                     -                 -                 -
    Partnership interests                                     -                     -                 -                 -
    Corporate joint ventures                               (192)                    -                 -                 -
    Securities                                                -                     -                 -                 -
    Valuation allowances                                      -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Investments                                          (192)                    -                 -                 -
                                                   -------------      ----------------      ------------       -----------

OTHER ASSETS
    Long-term receivables
    Other                                                     -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------
Total Other Assets                                            -                     -                 -                 -
                                                   -------------      ----------------      ------------       -----------

TOTAL ASSETS                                             $ (157)                 $ 12              $ 87               $ -
                                                   =============      ================      ============       ===========

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                                     INTERCOMPANY
                                               PSEG USA              ELIMINATIONS                PSEG                    PSEG
                                               CONSOL.                & RECLASS.                 USA                   CONEMAUGH
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                          $ 585                    $ (7)                  $ 819                     $ -
       Taxes                                          2,614                       -                    (370)                    126
       Other                                         11,525                       -                   2,792                       -
       Interest                                         948                       -                       -                       -
       Associated companies                         501,498                (252,261)                240,868                     204
    Notes payable:                                        -
       PSEG Capital Corporation                       4,153                       -                   4,153                       -
       PSEG Energy Holdings                           7,342                       -                   7,342                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                           528,665                (252,268)                255,604                     330
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                161,600                       -                   1,600                       -
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                 6,694                    (117)                 12,691                     766
Deferred investment
  and energy tax credits                              6,988                       -                   6,558                       -
Other                                                15,997                       3                      72                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                               29,679                    (114)                 19,321                     766
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                       (21)                    (21)                      -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                        10                    (142)                     10                       5
    Stock Subs Payable                                    -                    (108)                    108                       -
    Contributed capital                             991,190                (573,454)                991,189                       -
    Retained earnings                               116,112                 (76,261)                116,113                    (523)
    Other Comprehensive Income                       (9,013)                  9,013                  (9,013)
    Cumulative Translation Adjustment                (2,621)                  2,621                  (2,621)                      -
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                        1,095,678                (638,331)              1,095,786                    (518)
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                          $ 1,815,601              $ (890,734)            $ 1,372,311                   $ 578
                                          ==================      ==================      ==================       =================

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                                         PSEG                    PSEG
                                                 PSEG                  PROJECT                   GWF                     PSEG
                                                TRACY                  SERVICES                CONSOL.                  LEASING
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                            $ -                     $ -                     $ -                     $ -
       Taxes                                             12                       -                      12                       -
       Other                                              -                       -                       -                       -
       Interest                                           -                       -                       -                       -
       Associated companies                           6,265                   7,957                  30,221                   9,215
    Notes payable:                                                                                        -
       PSEG Capital Corporation                           -                       -                       -                       -
       PSEG Energy Holdings                               -                       -                       -                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                             6,277                   7,957                  30,233                   9,215
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                      -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                (1,808)                    845                    (310)                   (540)
Deferred investment                                                                                       -
  and energy tax credits                                  -                       -                       -                       -
Other                                                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                               (1,808)                    845                    (310)                   (540)
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                         -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                         5                       5                       5                       5
    Stock Subs Payable                                    -                       -                       -                       -
    Contributed capital                                   -                       -                       -                  31,939
    Retained earnings                                (3,970)                 (1,223)                 14,738                  (1,689)
    Other Comprehensive Income
    Cumulative Translation Adjustment                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                           (3,965)                 (1,218)                 14,743                  30,255
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                $ 504                 $ 7,584                $ 44,666                $ 38,930
                                          ==================      ==================      ==================       =================

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                                                                                         PSEG
                                                                         PSEG                    PSEG                    INDIA
                                                 PSEG                   MOUNT                 HENRIETTA                 PRIVATE
                                               DEBLOIS                  CARMEL                 TURBINE                   LTD.
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                            $ -                     $ -                     $ -                     $ -
       Taxes                                              -                       7                       -                       -
       Other                                              -                       -                       -                     237
       Interest                                           -                       -                       -                       -
       Associated companies                           1,727                   2,847                      17                   1,439
    Notes payable:
       PSEG Capital Corporation                           -                       -                       -                       -
       PSEG Energy Holdings                               -                       -                       -                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                             1,727                   2,854                      17                   1,676
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                      -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                     1                   1,389                       -                  (1,083)
Deferred investment
  and energy tax credits                                  -                       -                       -                       -
Other                                                     -                       -                       -                      18
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                                    1                   1,389                       -                  (1,065)
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                         -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                         5                       -                       1                     100
    Stock Subs Payable                                    -                       -                       -                       -
    Contributed capital                                   -                  (1,583)                      -                   7,356
    Retained earnings                                (1,733)                 (2,527)                     (8)                 (5,061)
    Other Comprehensive Income
    Cumulative Translation Adjustment                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                           (1,728)                 (4,110)                     (7)                  2,395
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                  $ -                   $ 133                    $ 10                 $ 3,006
                                          ==================      ==================      ==================       =================

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                                                                                         PSEG
                                                                                                 PSEG                    ASIA
                                                 PSEG                                       INTERNATIONAL                INC.
                                                 BAJA                   CEMAS                  SERVICES                 CONSOL.
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                                                    $ -                    $ (8)                 $ (203)
       Taxes                                          2,242                       -                       -                       -
       Other                                             66                       -                     406                     113
       Interest                                           -                       -                       -                       -
       Associated companies                                                      57                  17,090                  20,744
    Notes payable:                                                                                                                -
       PSEG Capital Corporation                           -                       -                       -                       -
       PSEG Energy Holdings                               -                       -                       -                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                             2,308                      57                  17,488                  20,654
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                      -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                  (168)                  2,282                  (1,063)                 (5,708)
Deferred investment                                                                                                               -
  and energy tax credits                                  -                       -                       -                       -
Other                                                     -                     811                   1,492                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                                 (168)                  3,093                     429                  (5,708)
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                         -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                         1                       -                       -                       -
    Stock Subs Payable                                    -                       -                       -                       -
    Contributed capital                               3,700                  30,138                   1,200                   3,800
    Retained earnings                                13,854                  15,875                  (9,068)                (14,759)
    Other Comprehensive Income
    Cumulative Translation Adjustment                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                           17,555                  46,013                  (7,868)                (10,959)
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                             $ 19,695                $ 49,163                $ 10,049                 $ 3,987
                                          ==================      ==================      ==================       =================

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                                                                 PSEG                    PSEG
                                                                         PSEG                  AMERICAS              INTERNATIONAL
                                                 PSEG                US SERVICES             DEVELOPMENT                 INC.
                                                INDIA                    INC.                  CO. LLC                  CONSOL.
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                            $ -                     $ -                     $ -                   $ (16)
       Taxes                                              -                       -                       -                     539
       Other                                              -                      27                       -                   7,843
       Interest                                           -                       -                       -                     877
       Associated companies                           5,173                     502                       -                 408,805
    Notes payable:                                                                                                                -
       PSEG Capital Corporation                           -                       -                       -                       -
       PSEG Energy Holdings                               -                       -                       -                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                             5,173                     529                       -                 418,048
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                      -                       -                       -                 160,000
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                  (520)                      -                       -                  (5,267)
Deferred investment                                                                                                               -
  and energy tax credits                                  -                       -                       -                       -
Other                                                     -                       -                       -                  13,601
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                                 (520)                      -                       -                   8,334
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                         -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                         1                       1                       -                       1
    Stock Subs Payable                                    -                       -                       -                       -
    Contributed capital                                   -                       -                       -                 481,908
    Retained earnings                                (1,853)                   (104)                      -                  44,331
    Other Comprehensive Income                                                                                               (6,538)
    Cumulative Translation Adjustment                     -                       -                       -                  (2,621)
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                           (1,852)                   (103)                      -                 517,081
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                              $ 2,801                   $ 426                     $ -             $ 1,103,463
                                          ==================      ==================      ==================       =================

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                 PSEG                    PSEG                    PSEG                    PSEG
                                                 NEW                   HAWAIIAN                HAWAIIAN                KALAELOA
                                              HAMPSHIRE                  MGT.                 INVESTMENT                 INC.
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                            $ -                     $ -                     $ -                     $ -
       Taxes                                              -                       1                      16                      29
       Other                                              -                       -                      38                       3
       Interest                                           -                       -                       -                       -
       Associated companies                             504                       4                     211                    (248)
    Notes payable:
       PSEG Capital Corporation                           -                       -                       -                       -
       PSEG Energy Holdings                               -                       -                       -                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                               504                       5                     265                    (216)
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                      -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                   683                      47                   5,157                     116
Deferred investment
  and energy tax credits                                430                       -                       -                       -
Other                                                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                                1,113                      47                   5,157                     116
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                         -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                         5                       1                       -                       1
    Stock Subs Payable                                    -                       -                       -                       -
    Contributed capital                              (5,600)                    381                  18,307                     296
    Retained earnings                                21,360                      35                   7,600                     887
    Other Comprehensive Income                                                                       (1,177)
    Cumulative Translation Adjustment                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                           15,765                     417                  24,730                   1,184
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                             $ 17,382                   $ 469                $ 30,152                 $ 1,084
                                          ==================      ==================      ==================       =================

                                                              PSEG USA
                                                     CONSOLIDATING BALANCE SHEET
                                                          DECEMBER 31, 2000
                                                          ($ IN THOUSANDS)
                                                 PSEG                                                                    PSEG
                                              CHILQUINTA                 PSEG                                           MIDWEST
                                               FINANCE                 SVILUPPO                  PSEG                  OPERATING
                                                 LLC                     SRL                    POLSKA                  CO. INC.
                                          ------------------      ------------------      ------------------       -----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
    Accounts payable:
       Trade                                            $ -                     $ -                     $ -                     $ -
       Taxes                                              -                       -                       -                       -
       Other                                              -                       -                       -                       -
       Interest                                          71                       -                       -                       -
       Associated companies                              70                       -                      87                       -
    Notes payable:
       PSEG Capital Corporation                           -                       -                       -                       -
       PSEG Energy Holdings                               -                       -                       -                       -
       Enterprise Group Development Corp.                 -                       -                       -                       -
       Other Associated companies                         -                       -                       -                       -
       U.S.Energy Incorporated                            -                       -                       -                       -
    Current portion of long-term debt                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Current Liabilities                               141                       -                      87                       -
                                          ------------------      ------------------      ------------------       -----------------


TOTAL LONG-TERM DEBT                                      -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


DEFERRED CREDITS
Deferred income taxes                                  (699)                      -                       -                       -
Deferred investment
  and energy tax credits                                  -                       -                       -                       -
Other                                                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Deferred Credits                                 (699)                      -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


MINORITY INTEREST                                         -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------


STOCKHOLDER'S EQUITY
    Capital stock                                         -                       -                       -                       -
    Stock Subs Payable                                    -                       -                       -                       -
    Contributed capital                               1,600                      12                       -                       -
    Retained earnings                                    99                       -                       -                       -
    Other Comprehensive Income                       (1,298)                      -                       -
    Cumulative Translation Adjustment                     -                       -                       -                       -
                                          ------------------      ------------------      ------------------       -----------------
Total Stockholder's Equity                              401                      12                       -                       -
                                          ------------------      ------------------      ------------------       -----------------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                               $ (157)                   $ 12                    $ 87                     $ -
                                          ==================      ==================      ==================       =================

                             PSEG INTERNATIONAL INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                                               PSEG
                                                                          International             INTERCOMPANY
                                                                               Inc.                 ELIMINATIONS
                                                                             CONSOL.                 & RECLASS.
                                                                        -------------------     ----------------------


REVENUES:
         Income from partnerships                                       $           30,561      $                   -
         Income from capital lease agreements                                            -                          -
         Unrealized gains (losses) on investments                                        -                          -
         Realized gains (losses) on investments                                          -                          -
         Interest and dividend income                                               15,717                          -
         Other                                                                          99                          -
         Equity in subsidiary earnings                                                  (1)                   (22,369)
                                                                        -------------------     ----------------------
Total revenues                                                                      46,376                    (22,369)
                                                                        -------------------     ----------------------

OPERATING EXPENSES:
         Operation and maintenance                                                       -                          -
         Depreciation and amortization                                                 389                          -
         Administrative and general                                                  4,265                          -
                                                                        -------------------     ----------------------
Total operating expenses                                                             4,654                          -
                                                                        -------------------     ----------------------

OPERATING INCOME                                                                    41,722                    (22,369)
                                                                        -------------------     ----------------------

OTHER INCOME
         Foreign currency Translation Gain/Loss                                     (5,798)                         -
         Other                                                                         (91)
         Gain on Sale                                                                    -
                                                                                                ----------------------
Total Other Income                                                                  (5,889)                         -
                                                                        -------------------     ----------------------

INTEREST EXPENSE:
         PSEG Capital Corporation                                                        -                          -
         Enterprise Capital Funding Corp.                                                -                          -
         Other Associated Companies                                                      -                          -
         Other                                                                      11,649                          -
         Capitalized interest                                                            -                          -
                                                                        -------------------     ----------------------
Net interest expense                                                                11,649                          -
                                                                        -------------------     ----------------------

INCOME BEFORE INCOME TAXES                                                          24,184                    (22,369)
                                                                        -------------------     ----------------------

INCOME TAXES:
         Current                                                                       537                          -
         Deferred                                                                    3,335                          -
         Investment and energy tax credits - net                                         -                          -
                                                                        -------------------     ----------------------
Total income taxes                                                                   3,872                          -
                                                                        -------------------     ----------------------

MINORITY INTERESTS                                                                       -                          -
                                                                        -------------------     ----------------------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                     20,312                    (22,369)
                                                                        -------------------     ----------------------

          Extraordinary Loss on Early Retirement of Debt (net of tax)               (1,679)
          Cumulative Effect of a Change in Accounting Principle                          -
                                                                        -------------------     ----------------------

NET INCOME                                                              $           18,633      $             (22,369)
                                                                        ===================     ======================



                           PSEG                   PSEG
      PSEG                Global                Americas              Associacion               PSEG
 International        Power Holdings              Inc.               O Cuentas en            California
      Inc.                  Ltd                  CONSOL.             Participacion               Inc
-----------------     ----------------      ------------------     ------------------     ------------------



    $          -          $         -          $       15,883         $        6,429          $       8,249
               -                    -                       -                      -                      -
               -                    -                       -                      -                      -
               -                    -                       -                      -                      -
               -                    -                  15,703                      -                      -
               -                    -                      99                      -                      -
          22,369                    -                       -                      -                      -
-----------------     ----------------      ------------------     ------------------     ------------------
          22,369                    -                  31,685                  6,429                  8,249
-----------------     ----------------      ------------------     ------------------     ------------------


               -                    -                       -                      -                      -
               -                    -                       -                      -                      -
               -                    -                  (1,606)                     -                    175
-----------------     ----------------      ------------------     ------------------     ------------------
               -                    -                  (1,606)                     -                    175
-----------------     ----------------      ------------------     ------------------     ------------------

          22,369                    -                  33,291                  6,429                  8,074
-----------------     ----------------      ------------------     ------------------     ------------------


          (5,747)                   -                     (22)                     -                      -


-----------------     ----------------      ------------------     ------------------     ------------------
          (5,747)                   -                     (22)                     -                      -
-----------------     ----------------      ------------------     ------------------     ------------------


               -                    -                       -                      -                      -
               -                    -                       -                      -                      -
               -                    -                       -                      -                      -
               -                    -                  11,677                      -                      -
               -                    -                       -                      -                      -
-----------------     ----------------      ------------------     ------------------     ------------------
               -                    -                  11,677                      -                      -
-----------------     ----------------      ------------------     ------------------     ------------------

          16,622                    -                  21,592                  6,429                  8,074
-----------------     ----------------      ------------------     ------------------     ------------------


          (2,016)                   -                  (1,345)                     -                  3,290
               5                    -                   3,341                      -                      -
               -                    -                       -                      -                      -
-----------------     ----------------      ------------------     ------------------     ------------------
          (2,011)                   -                   1,996                      -                  3,290
-----------------     ----------------      ------------------     ------------------     ------------------

               -                    -                       -                      -                      -
-----------------     ----------------      ------------------     ------------------     ------------------


          18,633                    -                  19,596                  6,429                  4,784
-----------------     ----------------      ------------------     ------------------     ------------------

                                                       (1,679)
                                                            -
-----------------     ----------------      ------------------     ------------------     ------------------

    $     18,633         $          -          $       17,917         $        6,429         $        4,784
=================     ================      ==================     ==================     ==================



       PSEG                  PSEG
     Americas                Barka
     Services                Inc.
       Inc.                 CONSOL.
 ------------------    ------------------



     $           -          $          -
                 -                     -
                 -                     -
                 -                     -
                14                     -
                 -                     -
                 -                     -
 ------------------    ------------------
                14                     -
 ------------------    ------------------


                 -                     -
                 7                     -
             1,487                     -
 ------------------    ------------------
             1,494                     -
 ------------------    ------------------

            (1,480)                    -
 ------------------    ------------------


                 -                     -


 ------------------    ------------------
                 -                     -
 ------------------    ------------------


                 -                     -
                 -                     -
                 -                     -
                 -                     -
                 -                     -
 ------------------    ------------------
                 -                     -
 ------------------    ------------------

            (1,480)                    -
 ------------------    ------------------


                12                     -
               (11)                    -
                 -                     -
 ------------------    ------------------
                 1                     -
 ------------------    ------------------

                 -                     -
 ------------------    ------------------


            (1,481)                    -
 ------------------    ------------------



 ------------------    ------------------

    $       (1,481)        $           -
 ==================    ==================

                                                                             PSEG
                                                                           Bermuda                                        PSEG
                                                                           Holdings                 ECI                  Cuenta
                                                                           II Ltd.             International            Finance
                                                                           CONSOL.              Development             Company
                                                                       -----------------     ------------------     ----------------


REVENUES:
         Income from partnerships                                        $            -        $             -        $            -
         Income from capital lease agreements                                         -                      -                     -
         Unrealized gains (losses) on investments                                     -                      -                     -
         Realized gains (losses) on investments                                       -                      -                     -
         Interest and dividend income                                                 -                      -                     -
         Other                                                                        -                      -                     -
         Equity in subsidiary earnings                                                -                      -                     -
                                                                       -----------------     ------------------     ----------------
Total revenues                                                                        -                      -                     -
                                                                       -----------------     ------------------     ----------------


OPERATING EXPENSES:
         Operation and maintenance                                                    -                      -                     -
         Depreciation and amortization                                               39                      -                     -
         Administrative and general                                                   6                      -                     -
                                                                       -----------------     ------------------     ----------------
Total operating expenses                                                             45                      -                     -
                                                                       -----------------     ------------------     ----------------


OPERATING INCOME                                                                    (45)                     -                     -
                                                                       -----------------     ------------------     ----------------


OTHER INCOME
         Foreign currency Translation Gain/Loss                                      (8)                     -                     -
         Other
         Gain on Sale
                                                                       -----------------     ------------------     ----------------
Total Other Income                                                                   (8)                     -                     -
                                                                       -----------------     ------------------     ----------------


INTEREST EXPENSE:
         PSEG Capital Corporation                                                     -                      -                     -
         Enterprise Capital Funding Corp.                                             -                      -                     -
         Other Associated Companies                                                   -                      -                     -
         Other                                                                        -                      -                     -
         Capitalized interest                                                         -                      -                     -
                                                                       -----------------     ------------------     ----------------
Net interest expense                                                                  -                      -                     -
                                                                       -----------------     ------------------     ----------------


INCOME BEFORE INCOME TAXES                                                          (53)                     -                     -
                                                                       -----------------     ------------------     ----------------


INCOME TAXES:
         Current                                                                    (16)                     -                     -
         Deferred                                                                     -                      -                     -
         Investment and energy tax credits - net                                      -                      -                     -
                                                                       -----------------     ------------------     ----------------
Total income taxes                                                                  (16)                     -                     -
                                                                       -----------------     ------------------     ----------------


MINORITY INTERESTS                                                                    -                      -                     -
                                                                       -----------------     ------------------     ----------------


 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                     (37)                     -                     -
                                                                       -----------------     ------------------     ----------------


          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                       -----------------     ------------------     ----------------


NET INCOME                                                               $          (37)       $             -        $            -
                                                                       =================     ==================     ================



                                PSEG                 China                  PSEG                 PSEG
            PSEG               Punjab              Holdings               Full Moon           Pontianak
        Europe Ltd.            Energy                Ltd.                    Ltd                 Ltd
           Consol             Co. Ltd.              Consol               (Mauritius)         (Mauritius)
      -----------------    ----------------     ----------------       ----------------     ---------------



        $            -       $           -        $           -           $          -        $          -
                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                     -                   -                   (1)                     -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------
                     -                   -                   (1)                     -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------



                     -                   -                    -                      -                   -
                   343                   -                    -                      -                   -
                 3,976                   -                    -                      5                   -
      -----------------    ----------------     ----------------       ----------------     ---------------
                 4,319                   -                    -                      5                   -
      -----------------    ----------------     ----------------       ----------------     ---------------


                (4,319)                  -                   (1)                    (5)                  -
      -----------------    ----------------     ----------------       ----------------     ---------------



                   (21)                  -                    -                      -                   -
                   (91)
                     -
      -----------------    ----------------     ----------------       ----------------     ---------------
                  (112)                  -                    -                      -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------



                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                   (28)                  -                    -                      -                   -
                     -                   -                    -                      -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------
                   (28)                  -                    -                      -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------


                (4,403)                  -                   (1)                    (5)                  -
      -----------------    ----------------     ----------------       ----------------     ---------------



                   612                   -                    -                      -                   -
                     -                   -                    -                      -                   -
                     -                   -                    -                      -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------
                   612                   -                    -                      -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------


                     -                   -                    -                      -                   -
      -----------------    ----------------     ----------------       ----------------     ---------------



                (5,015)                  -                   (1)                    (5)                  -
      -----------------    ----------------     ----------------       ----------------     ---------------




      -----------------    ----------------     ----------------       ----------------     ---------------


        $       (5,015)      $           -        $          (1)         $          (5)       $          -
      =================    ================     ================       ================     ===============




                                              PSEG
     PSEG                PSEG               Pontianak
  Philippine             Zhou                  Ltd
   Holdings            Kou Power           (Malaysia)
     LLC                  Ltd                Consol



           $ -                  $ -                  $ -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
---------------     ----------------     ----------------
             -                    -                    -
---------------     ----------------     ----------------


             -                    -                    -
             -                    -                    -
             1                  217                    4
---------------     ----------------     ----------------
             1                  217                    4
---------------     ----------------     ----------------

            (1)                (217)                  (4)
---------------     ----------------     ----------------


             -                    -                    -


---------------     ----------------     ----------------
             -                    -                    -
---------------     ----------------     ----------------


             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
---------------     ----------------     ----------------
             -                    -                    -
---------------     ----------------     ----------------

            (1)                (217)                  (4)
---------------     ----------------     ----------------


             -                    -                    -
             -                    -                    -
             -                    -                    -
---------------     ----------------     ----------------
             -                    -                    -
---------------     ----------------     ----------------

             -                    -                    -
---------------     ----------------     ----------------


            (1)                (217)                  (4)
---------------     ----------------     ----------------



---------------     ----------------     ----------------

          $ (1)              $ (217)                $ (4)
===============     ================     ================


                            PSEG INTERNATIONAL INC.
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)


                                   PSEG                                                                   PSEG
                              International             INTERCOMPANY                 PSEG                Global
                                   Inc.                 ELIMINATIONS            International        Power Holdings
                                 CONSOL.                 & RECLASS.                  Inc.                  Ltd
                            -------------------     ----------------------     -----------------     ----------------

BALANCE  JANUARY 1, 2001      $         25,698        $            10,251        $       25,698        $          (2)

NET INCOME                              18,633                    (22,369)               18,633                    -

                            -------------------     ----------------------     -----------------     ----------------
           TOTAL                        44,331                    (12,118)               44,331                   (2)
                            -------------------     ----------------------     -----------------     ----------------

DIVIDENDS DECLARED                           -                          -                     -                    -
                            -------------------     ----------------------     -----------------     ----------------


                            -------------------     ----------------------     -----------------     ----------------
BALANCE  DECEMBER 31, 2001    $         44,331        $           (12,118)       $       44,331        $          (2)
                            ===================     ======================     =================     ================



      PSEG                                                                 PSEG
    Americas              Associacion               PSEG                 Americas                PSEG
      Inc.               O Cuentas en            California              Services                Barka
     CONSOL.             Participacion               Inc                   Inc.                  Inc.
------------------     ------------------     ------------------     ------------------    ------------------

  $        10,481        $             -        $             -        $        (2,678)      $            (5)

           17,917                  6,429                  4,784                 (1,481)                    -

------------------     ------------------     ------------------     ------------------    ------------------
           28,398                  6,429                  4,784                 (4,159)                   (5)
------------------     ------------------     ------------------     ------------------    ------------------

                -                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------


------------------     ------------------     ------------------     ------------------    ------------------
  $        28,398        $         6,429        $         4,784        $        (4,159)      $            (5)
==================     ==================     ==================     ==================    ==================



                                 Bermuda                                      PSEG                                       PSEG
                                Holdings                  ECI                Cuenta                                     Punjab
                                   II                International           Finance                 PSEG               Energy
                                 CONSOL.              Development            Company                 Ltd.              Co. Ltd.
                           ------------------     ------------------   ------------------     -----------------    ----------------

BALANCE  JANUARY 1, 2001     $        (6,348)       $             -      $             -        $       (1,475)      $      (1,621)

NET INCOME                               (37)                     -                    -                (5,015)                  -

                           ------------------     ------------------   ------------------     -----------------    ----------------
           TOTAL                      (6,385)                     -                    -                (6,490)             (1,621)
                           ------------------     ------------------   ------------------     -----------------    ----------------

DIVIDENDS DECLARED                         -                      -                    -                     -                   -
                           ------------------     ------------------   ------------------     -----------------    ----------------


                           ------------------     ------------------   ------------------     -----------------    ----------------
BALANCE  DECEMBER 31, 2001   $        (6,385)       $             -      $             -        $       (6,490)      $      (1,621)
                           ==================     ==================   ==================     =================    ================




                                                                                                             Pseg
     China                  PSEG                 PSEG               PSEG                PSEG               Pontianak
    Holdings              Full Moon           Pontianak          Philippine             Zhou                  Ltd
      Ltd.                   Ltd                 Ltd              Holdings            Kou Power           (Malaysia)
     Consol              (Mauritius)         (Mauritius)             LLC                 Ltd                Consol
---------------       ----------------     ---------------     --------------     ----------------     ----------------

  $         (3)         $          (2)       $          -        $    (4,125)       $          (7)       $      (2,233)

            (1)                    (5)                  -                 (1)                (217)                  (4)

---------------       ----------------     ---------------     --------------     ----------------     ----------------
            (4)                    (7)                  -             (4,126)                (224)              (2,237)
---------------       ----------------     ---------------     --------------     ----------------     ----------------

             -                      -                   -                  -                    -                    -
---------------       ----------------     ---------------     --------------     ----------------     ----------------


---------------       ----------------     ---------------     --------------     ----------------     ----------------
  $          (4)        $           (7)      $           -       $     (4,126)      $         (224)      $      (2,237)
===============       ================     ===============     ==============     ================     ================

                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                    PSEG
                                               International        INTERCOMPANY                 PSEG                 PSEG
                                                    Inc.            ELIMINATIONS            International         International
                                                  CONSOL.            & RECLASS.                  Inc.                 Inc.
                                             -------------------  --------------------     -----------------     ----------------
ASSETS

CURRENT ASSETS
--------------
         Cash and temporary cash investments   $         10,416     $               -         $           3        $           -
         Accounts  and Notes receivable:
           Trade                                          6,528                   (13)                    1                    -
           Other                                             13                     -                     -                    -
           PSE&G                                              -                     -                     -                    -
           PSEG                                               -                     -                     -                    -
           PSEG Power                                        24
           PSEG Energy Holdings                               -                     -                     -                    -
           Other associated companies                   544,682                     -               159,636                    -
         Notes receivable:                                    -
           Associated companies                               -                     -                     -                    -
           Assets Held for Sale                          39,321                     -
            Other                                             -                     -                     -                    -
         Interest receivable                                  -                     -                     -                    -
         Prepayments                                        324                     -                     -                    -
                                             -------------------  --------------------     -----------------     ----------------
 Total Current Assets                                   601,308                   (13)              159,640                    -
                                             -------------------  --------------------     -----------------     ----------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                          -                     -                     -                    -
         Other                                            1,559                     -                     -                    -
         Accum. depr. and amortization                     (412)                    -                     -                    -
         Valuation allowances                                 -                     -                     -                    -
                                             -------------------  --------------------     -----------------     ----------------
 Property, Plant and Equipment-net                        1,147                     -                     -                    -
                                             -------------------  --------------------     -----------------     ----------------

INVESTMENTS
-----------
         Subsidiaries                                         -              (391,132)              391,132                    -
         Capital lease agreements                             -                     -                     -                    -
         Partnership interests                          303,200                     -                     -                    -
         Corporate joint ventures                       175,866                     -                     -                    -
         Securities                                           -                     -                     -                    -
         Valuation allowances                                 -                     -                     -                    -
                                             -------------------  --------------------     -----------------     ----------------
 Total Investments                                      479,066              (391,132)              391,132                    -
                                             -------------------  --------------------     -----------------     ----------------

OTHER ASSETS
------------
         Long-term receivables                                -
         Other                                           21,942                     -                     -                    -
                                             -------------------  --------------------     -----------------     ----------------
 Total Other Assets                                      21,942                     -                     -                    -
                                             -------------------  --------------------     -----------------     ----------------

 TOTAL ASSETS                                  $      1,103,463     $        (391,145)       $      550,772        $           -
                                             ===================  ====================     =================     ================


      PSEG                                                                 PSEG
    Americas              Associacion               PSEG                 Americas                PSEG
      Inc.               O Cuentas en            California              Services                Barka
     CONSOL.             Participacion               Inc                   Inc.                  Inc.
------------------     ------------------     ------------------     ------------------    ------------------



$           7,581         $            -         $            -         $           61        $            -

            5,516                      -                      -                     77                     -
                6                      -                      -                      -                     -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
               24
                -                      -                      -                      -                     -
           71,001                299,967                      -                    336                     -

                -                      -                      -                      -                     -
           39,321
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
                8                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------
          123,457                299,967                      -                    474                     -
------------------     ------------------     ------------------     ------------------    ------------------


                -                      -                      -                      -                     -
                -                      -                      -                     23                     -
                -                      -                      -                     (9)                    -
                -                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------
                -                      -                      -                     14                     -
------------------     ------------------     ------------------     ------------------    ------------------


                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
          270,642                      -                 32,558                      -                     -
          167,550                  5,000                      -                      -                     -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------
          438,192                  5,000                 32,558                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------


                -
           21,099                     28                      -                     28                     -
------------------     ------------------     ------------------     ------------------    ------------------
           21,099                     28                      -                     28                     -
------------------     ------------------     ------------------     ------------------    ------------------

$         582,748         $      304,995         $       32,558         $          516        $            -
==================     ==================     ==================     ==================    ==================

                                                      PSEG
                                                     Bermuda                                       PSEG
                                                    Holdings                 ECI                  Cuenta
                                                    II Inc.             International            Finance             PSEG
                                                    CONSOL.              Development             Company             Ltd.
                                                 ----------------     ------------------     ----------------  -----------------
ASSETS


CURRENT ASSETS
--------------
         Cash and temporary cash investments       $           3         $            -        $        1,429    $        1,339
         Accounts  and Notes receivable:
           Trade                                               -                      -                     -               923
           Other                                               -                      -                     -                 7
           PSE&G                                               -                      -                     -                 -
           PSEG                                                -                      -                     -                 -
           PSEG Power
           PSEG Energy Holdings                                -                      -                     -                 -
           Other associated companies                        149                      -                     -            12,513
         Notes receivable:                                     -                                                              -
           Associated companies                                -                      -                     -                 -
           Assets Held for Sale
            Other                                              -                      -                     -                 -
         Interest receivable                                   -                      -                     -                 -
         Prepayments                                           1                      -                     -               315
                                                 ----------------     ------------------     ----------------  -----------------
 Total Current Assets                                        153                      -                 1,429            15,097
                                                 ----------------     ------------------     ----------------  -----------------


PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                           -                      -                     -                 -
         Other                                               128                      -                     -             1,408
         Accum. depr. and amortization                      (105)                     -                     -              (298)
         Valuation allowances                                  -                      -                     -                 -
                                                 ----------------     ------------------     ----------------  -----------------
 Property, Plant and Equipment-net                            23                      -                     -             1,110
                                                 ----------------     ------------------     ----------------  -----------------


INVESTMENTS
-----------
         Subsidiaries                                          -                      -                     -                 -
         Capital lease agreements                              -                      -                     -                 -
         Partnership interests                                 -                      -                     -                 -
         Corporate joint ventures                              -                      -                     -               216
         Securities                                            -                      -                     -                 -
         Valuation allowances                                  -                      -                     -                 -
                                                 ----------------     ------------------     ----------------  -----------------
 Total Investments                                             -                      -                     -               216
                                                  ----------------     ------------------     ---------------   -----------------


OTHER ASSETS
------------
         Long-term receivables
         Other                                               330                      -                     -               457
                                                 ----------------     ------------------     ----------------  -----------------
 Total Other Assets                                          330                      -                     -               457
                                                 ----------------     ------------------     ----------------  -----------------


 TOTAL ASSETS                                      $         506        $             -        $        1,429    $       16,880
                                                 ================     ==================     ================  =================




                                                                                                                         PSEG
     PSEG                 China                  PSEG                 PSEG               PSEG            PSEG          Pontianak
    Punjab              Holdings               Full Moon           Pontianak          Philippine         Zhou             Ltd
    Energy                Ltd.                    Ltd                 Ltd              Holdings        Kou Power       (Malaysia)
   Co. Ltd.              Consol               (Mauritius)         (Mauritius)            LLC             Ltd             Consol
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------




  $           -        $           -          $           -        $          -       $          -    $           -   $           -

              -                   12                      -                   -                  -               12               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -

              -                    -                      -                   -                  -                -               -
             22                    -                      -                   -                  -                -               -
                                   -
              -                    -                      -                   -                  -                -               -

              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------
             22                   12                      -                   -                  -               12           1,058
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------



              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------
              -                    -                      -                   -                  -                -               -
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------



              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -              3,100                -               -
              -                    -                      -                   -                  -                -               -
              -                    -                      -                   -                  -                -               -
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------
              -                    -                      -                   -              3,100                -               -
 ----------------     ----------------       ----------------     ---------------    --------------  -------------- ----------------




              -                    -                      -                   -                  -                -               -
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------
              -                    -                      -                   -                  -                -               -
----------------     ----------------       ----------------     ---------------    --------------- --------------- ----------------


  $          22        $          12          $           -        $          -       $      3,100    $          12   $       1,058
================     ================       ================     ===============    =============== =============== ================


                             PSEG INTERNATIONAL INC.
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                ($ IN THOUSANDS)




                                                         PSEG
                                                     International        INTERCOMPANY            PSEG                  PSEG
                                                         Inc.             ELIMINATIONS       International         International
                                                        CONSOL.            & RECLASS.             Inc.                  Inc.
                                                  --------------------   ------------------- ----------------     ----------------

LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                                   $            (16)      $            -     $           -         $          -
             Taxes                                                539                    -                 -                    -
             Other                                              7,843                    -             5,747                    -
             Interest                                             877                    -                 -                    -
             Associated companies                             408,805                    -            27,103                    2
          Notes payable:                                            -
             PSEG Capital Corporation                               -                    -                 -                    -
             Enterprise Capital Funding Corp.                       -                    -                 -                    -
             Enterprise Group Development Corp.                     -                    -                 -                    -
             Enterprise Diversified Holdings Inc.                   -                    -                 -                    -
             U.S.Energy Incorporated                                -                    -                 -                    -
          Current portion of long-term debt                         -                    -                 -                    -
                                                   -------------------   ------------------  ----------------     ----------------
 Total Current Liabilities                                    418,048                    -            32,850                    2
                                                   -------------------   ------------------  ----------------     ----------------


TOTAL LONG-TERM DEBT                                          160,000                    -                 -                    -
--------------------                               -------------------   ------------------  ----------------     ----------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                         (5,267)                   -               828                    -
 Deferred investment                                                -                    -                 -                    -
   and energy tax credits                                           -                    -                 -                    -
 Other                                                         13,601                    -                 -                    -
                                                   -------------------   ------------------  ----------------     ----------------
 Total Deferred Credits                                         8,334                    -               828                    -
                                                   ----------------------------------------  ----------------     ----------------


MINORITY INTEREST                                                   -                    -                 -                    -
-----------------                                  -------------------   ------------------  ----------------     ----------------


STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                             1                  (25)                1                    -
          Stock Subs Payable                                        -                  (13)               13                    -
          Contributed capital                                 481,908             (385,915)          481,908                    -
          Retained earnings                                    44,331              (14,351)           44,331                   (2)
          Other Comprehensive Income                           (6,538)               6,538            (6,538)
          Cumulative Translation Adjustment                    (2,621)               2,621            (2,621)                   -
                                                   -------------------   ------------------  ----------------     ----------------
 Total Stockholder's Equity                                   517,081             (391,145)          517,094                   (2)
                                                   -------------------   ------------------  ----------------     ----------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $      1,103,463      $      (391,145)    $     550,772        $           -
                                                   ===================   ==================  ================     ================



      PSEG                                                                 PSEG
    Americas              Associacion               PSEG                 Americas                PSEG
      Inc.               O Cuentas en            California              Services                Barka
     CONSOL.             Participacion               Inc                   Inc.                  Inc.
------------------     ------------------     ------------------     ------------------    ------------------



  $            (1)       $             -        $             -        $             -       $             -
                -                      -                    464                     75                     -
              234                      -                      -                    189                     -
              877                      -                      -                      -                     -
          172,137                146,074                  8,853                  5,289                     5

                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------
          173,247                146,074                  9,317                  5,553                     5
------------------     ------------------     ------------------     ------------------    ------------------


          160,000                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------



              890                      -                      -                   (878)                    -
                -                      -                      -                      -                     -
                -                      -                      -                      -                     -
           13,213                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------
           14,103                      -                      -                   (878)                    -
------------------     ------------------     ------------------     ------------------    ------------------


                -                      -                      -                      -                     -
------------------     ------------------     ------------------     ------------------    ------------------



                1                      -                      -                      -                     -
                -                      -                      -                      -                     -
          213,537                152,492                 18,457                      -                     -
           28,398                  6,429                  4,784                 (4,159)                   (5)
           (6,538)                                                                   -
                -                     --                     --                     --                     -
------------------     ------------------     ------------------     ------------------    ------------------
          235,398                158,921                 23,241                 (4,159)                   (5)
------------------     ------------------     ------------------     ------------------    ------------------


  $       582,748        $       304,995        $        32,558        $           516       $             -
==================     ==================     ==================     ==================    ==================

                                                           PSEG
                                                          Bermuda                              PSEG
                                                         Holdings           ECI               Cuenta
                                                          II Inc.      International          Finance                 PSEG
                                                          CONSOL.       Development           Company                 Ltd.
                                                     --------------  ------------------  ------------------     -----------------


 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                                       $       -    $              -    $             -        $           (25)
             Taxes                                               -                   -                  -                      -
             Other                                               -                   -                  -                  1,673
             Interest                                            -                   -                  -                      -
             Associated companies                            9,624                   -                  -                 21,792
          Notes payable:                                         -                                                             -
             PSEG Capital Corporation                            -                   -                  -                      -
             Enterprise Capital Funding Corp.                    -                   -                  -                      -
             Enterprise Group Development Corp.                  -                   -                  -                      -
             Enterprise Diversified Holdings Inc.                -                   -                  -                      -
             U.S.Energy Incorporated                             -                   -                  -                      -
          Current portion of long-term debt                      -                   -                  -                      -
                                                        -----------  ------------------  -----------------      -----------------
 Total Current Liabilities                                   9,624                   -                  -                 23,440
                                                        -----------  ------------------  -----------------      -----------------



TOTAL LONG-TERM DEBT                                             -                   -                  -                      -
--------------------                                    -----------  ------------------  -----------------      -----------------



DEFERRED CREDITS
----------------
 Deferred income taxes                                      (2,733)                  -                  -                   (386)
 Deferred investment                                             -                   -                  -                      -
   and energy tax credits                                        -                   -                  -                      -
 Other                                                           -                   -                  -                    388
                                                        -----------  ------------------  -----------------      -----------------
 Total Deferred Credits                                     (2,733)                  -                  -                      2
                                                        -----------  ------------------  -----------------      -----------------



MINORITY INTEREST                                                -                   -                  -                      -
-----------------                                       -----------  ------------------  -----------------      -----------------



STOCKHOLDER'S EQUITY
---------------------
          Capital stock                                          -                   -                  -                      -
          Stock Subs Payable                                     -                   -                  -                      -
          Contributed capital                                    -                   -              1,429                      -
          Retained earnings                                 (6,385)                  -                  -                 (6,490)
          Other Comprehensive Income
          Cumulative Translation Adjustment                      -                   -                  -                    (72)
                                                        -----------  ------------------  -----------------      -----------------
 Total Stockholder's Equity                                 (6,385)                  -              1,429                 (6,562)
                                                        -----------  ------------------  -----------------      -----------------


 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                  $     506    $              -    $         1,429        $        16,880
                                                        ===========  ==================  =================      =================




      PSEG                 China                  PSEG                 PSEG
     Punjab               Holdings              Full Moon           Pontianak
     Energy                 Ltd.                   Ltd                 Ltd
    Co. Ltd.               Consol              (Mauritius)         (Mauritius)
 ----------------      ---------------       ----------------     --------------



   $           -        $           1          $           -        $          -
               -                    -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
           2,515                    3                      7                   -
                                    -
               -                    -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
 ----------------     ----------------       ----------------     --------------
           2,515                    4                      7                   -
 ----------------     ----------------       ----------------     --------------



               -                    -                      -                   -
 ----------------     ----------------       ----------------     --------------





            (872)                   -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
 ----------------     ----------------       ----------------     --------------
            (872)                   -                      -                   -
 ----------------     ----------------       ----------------     --------------



               -                    -                      -                   -
 ----------------     ----------------       ----------------     --------------





               -                   12                      -                   -
               -                    -                      -                   -
               -                    -                      -                   -
          (1,621)                  (4)                    (7)                  -

               -                    -                      -                   -
 ----------------     ----------------       ----------------     --------------
          (1,621)                   8                     (7)                  -
 ----------------     ----------------       ----------------     --------------



   $          22        $          12          $           -        $          -
 ================     ================       ================     ==============




                                              PSEG
     PSEG                PSEG               Pontianak
  Philippine             Zhou                  Ltd
   Holdings            Kou Power           (Malaysia)
     LLC                  Ltd                Consol
---------------     ----------------     ----------------



  $          -        $           -        $           9
             -                    -                    -
             -                    -                    -
             -                    -                    -
        11,889                  225                3,287
                                                       -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
             -                    -                    -
---------------     ----------------     ----------------
        11,889                  225                3,296
---------------     ----------------     ----------------


             -                    -                    -
---------------     ----------------     ----------------



        (2,114)                  (1)                  (1)
             -                    -                    -
             -                    -                    -
             -                    -                    -
---------------     ----------------     ----------------
        (2,114)                  (1)                  (1)
---------------     ----------------     ----------------


             -                    -                    -
---------------     ----------------     ----------------



             -                   12                    -
             -                    -                    -
             -                    -                    -
        (4,126)                (224)              (2,237)

        (2,549)                   -                    -
---------------     ----------------     ----------------
        (6,675)                (212)              (2,237)
---------------     ----------------     ----------------


  $      3,100        $          12        $       1,058
===============     ================     ================



                              PSEG AMERICAS INC.
                       CONSOLIDATING STATEMENT OF INCOME
                     FOR THE YEAR ENDING DECEMBER 31, 2001
                               ($ IN THOUSANDS)



                                                                         PSEG
                                                                       Americas   INTERCOMPANY     PSEG               Andina
                                                                         Inc.     ELIMINATIONS   Americas  Cuyana   Electrica
                                                                       CONSOL.     & RECLASS.      Inc.     Inc.       Inc.
                                                                       -------     ----------      ----     ----       ----
REVENUES:
         Income from partnerships                                       $ 15,883      $    -    $  1,083    $ -       $ -
         Income from capital lease agreements                                  -           -           -      -         -
         Unrealized gains (losses) on investments                              -           -           -      -         -
         Realized gains (losses) on investments                                -           -           -      -         -
         Interest and dividend income                                     15,703           -      15,703      -         -
         Other                                                                99           -          55      -         -
         Equity in subsidiary earnings                                         -      (3,838)      3,838      -         -
                                                                         -------      ------     -------    ---       ---
Total revenues                                                            31,685      (3,838)     20,679      -         -
                                                                         -------      ------     -------    ---       ---

OPERATING EXPENSES:
         Operation and maintenance                                             -           -           -      -         -
         Depreciation and amortization                                         -           -           -      -         -
         Administrative and general                                       (1,606)          -      (3,142)     -         -
                                                                         -------      ------     -------    ---       ---
Total operating expenses                                                  (1,606)          -      (3,142)     -         -
                                                                         -------      ------     -------    ---       ---

OPERATING INCOME                                                          33,291      (3,838)     23,821      -         -
                                                                         -------      ------     -------    ---       ---

OTHER INCOME
         Foreign currency Translation Gain/Loss                              (22)          -           -      -         -
                                                                         -------      ------     -------    ---       ---
Total Other Income                                                           (22)          -           -      -         -
                                                                         -------      ------     -------    ---       ---

INTEREST EXPENSE:
         PSEG Capital Corporation                                              -           -           -      -         -
         Enterprise Capital Funding Corp.                                      -           -           -      -         -
         Other Associated Companies                                            -           -           -      -         -
         Other                                                            11,677           -          (5)     -         -
         Capitalized interest                                                  -           -           -      -         -
                                                                         -------      ------     -------    ---       ---
Net interest expense                                                      11,677           -          (5)     -         -
                                                                         -------      ------     -------    ---       ---

INCOME BEFORE INCOME TAXES                                                21,592      (3,838)     23,826      -         -
                                                                         -------      ------     -------    ---       ---

INCOME TAXES:
         Current                                                          (1,345)          -       4,261      -         -
         Deferred                                                          3,341           -       1,648      -         -
         Investment and energy tax credits - net                               -           -           -      -         -
                                                                         -------      ------     -------    ---       ---
Total income taxes                                                         1,996           -       5,909      -         -
                                                                         -------      ------     -------    ---       ---

MINORITY INTERESTS                                                             -           -           -      -         -
                                                                         -------      ------     -------    ---       ---

INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE           19,596      (3,838)     17,917      -         -
                                                                         -------      ------    --------    ---       ---

          Extraordinary Loss on Early Retirement of Debt (net of tax)     (1,679)
          Cumulative Effect of a Change in Accounting Principle                -
                                                                         -------      ------    --------    ---       ---
NET INCOME                                                              $ 17,917    $ (3,838)   $ 17,917    $ -       $ -
                                                                        ========    ========    ========    ==        ==





                                                                           PSEG            PSEG
                                                                     Texgen Holdings      Global        PSEG        PSEG      PSEG
                                                                          Inc.        Funding II LLC La Plata II La Plata I  Global
                                                                         CONSOL.          CONSOL        (US)        (US)    Mgt Inc.
                                                                         -------          ------        ----        ----    --------
REVENUES:
         Income from partnerships                                        $  2,393       $ 12,407          $ -       $ -       $ -
         Income from capital lease agreements                                   -              -            -         -         -
         Unrealized gains (losses) on investments                               -              -            -         -         -
         Realized gains (losses) on investments                                 -              -            -         -         -
         Interest and dividend income                                           -              -            -         -         -
         Other                                                                 44              -            -         -         -
         Equity in subsidiary earnings                                          -              -            -         -         -
                                                                         --------       --------          ---       ---       ---
Total revenues                                                              2,437         12,407            -         -         -
                                                                         --------       --------          ---       ---       ---

OPERATING EXPENSES:
         Operation and maintenance                                              -              -            -         -         -
         Depreciation and amortization                                          -              -            -         -         -
         Administrative and general                                           521            356            -         -       659
                                                                         --------       --------          ---       ---       ---
Total operating expenses                                                      521            356            -         -       659
                                                                         --------       --------          ---       ---       ---

OPERATING INCOME                                                            1,916         12,051            -         -      (659)
                                                                         --------       --------          ---       ---       ---

OTHER INCOME
         Foreign currency Translation Gain/Loss                                 -              -            -         -       (22)
                                                                         --------       --------          ---       ---       ---
Total Other Income                                                              -              -            -         -       (22)
                                                                         --------       --------          ---       ---       ---

INTEREST EXPENSE:
         PSEG Capital Corporation                                               -              -            -         -         -
         Enterprise Capital Funding Corp.                                       -              -            -         -         -
         Other Associated Companies                                             -              -            -         -         -
         Other                                                                  -         11,682            -         -         -
         Capitalized interest                                                   -              -            -         -         -
                                                                         --------       --------          ---       ---       ---
Net interest expense                                                            -         11,682            -         -         -
                                                                         --------       --------          ---       ---       ---

INCOME BEFORE INCOME TAXES                                                  1,916            369            -         -      (681)
                                                                         --------       --------          ---       ---       ---

INCOME TAXES:
         Current                                                             (960)        (4,216)           -         -      (430)
         Deferred                                                           1,631              7            -         -        55
         Investment and energy tax credits - net                                -              -            -         -         -
                                                                         --------       --------          ---       ---       ---
Total income taxes                                                            671         (4,209)           -         -      (375)
                                                                         --------       --------          ---       ---       ---

MINORITY INTERESTS                                                              -              -            -         -         -
                                                                         --------       --------          ---       ---       ---

INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE             1,245          4,578            -         -      (306)
                                                                         --------       --------          ---       ---       ---
          Extraordinary Loss on Early Retirement of Debt (net of tax)                     (1,679)
          Cumulative Effect of a Change in Accounting Principle                                -
                                                                         --------       --------          ---       ---       ---
NET INCOME                                                               $  1,245       $  2,899          $ -       $ -   $  (306)
                                                                         ========       ========          ===       ===    =======


                              PSEG AMERICAS INC.
                 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                     FOR THE YEAR ENDING DECEMBER 31, 2001
                               ($ IN THOUSANDS)


                                 PSEG                                                             PSEG            PSEG
                               Americas     INTERCOMPANY        PSEG                Andina   Texgen Holdings     Global
                                 Inc.       ELIMINATIONS      Americas   Cuyana   Electrica       Inc.        Funding II LLC
                               CONSOL.       & RECLASS.         Inc.      Inc.       Inc.        CONSOL.         CONSOL
                               -------       ----------         ----      ----       ----        -------         ------
BALANCE JANUARY 1, 2001         $ 10,481      $(15,372)      $ 10,481      $ -      $ -      $  9,618         $  6,247

NET INCOME                        17,917        (3,838)        17,917        -        -         1,245            2,899
                                --------      --------       --------      ---      ---      --------         --------

           TOTAL                  28,398       (19,210)        28,398        -        -        10,863            9,146
                                --------      --------       --------      ---      ---      --------         --------

DIVIDENDS DECLARED                     -             -              -        -        -             -                -
                                --------      --------       --------      ---      ---      --------         --------

                                --------      --------       --------      ---      ---      --------         --------

BALANCE DECEMBER 31, 2001       $ 28,398      $(19,210)      $ 28,398      $ -      $ -      $ 10,863         $  9,146
                                ========      ========       ========      ===      ===      ========         ========




                                PSEG         PSEG           PSEG
                              La Plata II  La Plata I     Global
                                (US)         (US)         Mgt Inc.
                                ----         ----         --------
BALANCE JANUARY 1, 2001          $ -         $ -         $   (493)

NET INCOME                         -           -             (306)
                                 ---         ---         --------

           TOTAL                   -           -             (799)
                                 ---         ---         --------

DIVIDENDS DECLARED                 -           -                -
                                 ---         ---         --------

                                 ---         ---         --------

BALANCE DECEMBER 31, 2001        $ -         $ -         $   (799)
                                 ===         ===         ========


                              PSEG AMERICAS INC.
                          CONSOLIDATING BALANCE SHEET
                                   31-Dec-01
                               ($ IN THOUSANDS)

                                                     PSEG                                                                PSEG
                                                   Americas      INTERCOMPANY        PSEG                 Andina    Texgen Holdings
                                                     Inc.        ELIMINATIONS      Americas    Cuyana   Electrica        Inc.
                                                   CONSOL.        & RECLASS.         Inc.       Inc.       Inc.         CONSOL.
                                                   -------        ----------         ----       ----       ----         -------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments        $   7,581         $ -       $     593          $ -       $ -      $       9
         Accounts and Notes receivable:
           Trade                                        5,516           -               -            -         -          5,515
           Other                                            6           -               -            -                        -
           PSE&G                                            -           -               -            -         -              -
           PSEG                                             -           -               -            -         -              -
           PSEG Power                                      24                          24
           PSEG Energy Holdings                             -           -               -            -                        -
           Other associated companies                  71,001     (58,468)         77,514            -         -          6,360
         Notes receivable:                                  -           -               -
           Associated companies                             -           -               -            -         -              -
           Assets Held for Sale                        39,321           -               -            -
            Other                                           -           -               -            -         -              -
         Interest receivable                                -           -               -            -         -              -
         Prepayments                                        8           -               8            -         -              -
                                                    ---------    --------       ---------          ---       ---      ---------
 Total Current Assets                                 123,457     (58,468)         78,139            -         -         11,884
                                                    ---------    --------       ---------          ---       ---      ---------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                        -           -               -            -         -              -
         Other                                              -           -               -            -         -              -
         Accum. depr. and amortization                      -           -               -            -         -              -
         Valuation allowances                               -           -               -            -         -              -
                                                    ---------    --------       ---------          ---       ---      ---------
 Property, Plant and Equipment-net                          -           -               -            -         -              -
                                                    ---------    --------       ---------          ---       ---      ---------

INVESTMENTS
         Subsidiaries                                       -    (216,478)        216,478            -         -              -
         Capital lease agreements                           -           -               -            -         -              -
         Partnership interests                        270,642           -         164,045            -         -        106,597
         Corporate joint ventures                     167,550           -           4,682            -         -              -
         Securities                                         -           -               -            -         -              -
         Valuation allowances                               -           -               -            -         -              -
                                                    ---------    --------       ---------          ---       ---      ---------
 Total Investments                                    438,192    (216,478)        385,205            -         -        106,597
                                                    ---------    --------       ---------          ---       ---      ---------

OTHER ASSETS
         Long-term receivables                              -           -               -
         Other                                         21,099           -           4,096            -         -              -
                                                    ---------   ---------       ---------          ---       ---      ---------
 Total Other Assets                                    21,099           -           4,096            -         -              -
                                                    ---------   ---------       ---------          ---       ---      ---------

 TOTAL ASSETS                                       $ 582,748   $(274,946)      $ 467,440          $ -       $ -      $ 118,481
                                                    =========   =========       =========          ===       ===      =========


                                                            PSEG
                                                           Global          PSEG           PSEG         PSEG
                                                       Funding II LLC   La Plata II    La Plata I     Global
                                                           CONSOL          (US)           (US)       Mgt Inc.
                                                           ------          ----           ----       --------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments           $   6,924     $        -      $      -      $      55
         Accounts and Notes receivable:
           Trade                                               1              -              -              -
           Other                                               6              -              -              -
           PSE&G                                               -              -              -              -
           PSEG                                                -              -              -              -
           PSEG Power
           PSEG Energy Holdings                                -              -              -              -
           Other associated companies                     45,595              -              -              -
         Notes receivable:
           Associated companies                                -              -              -              -
           Assets Held for Sale                                              51         39,270
            Other                                              -              -              -              -
         Interest receivable                                   -              -              -              -
         Prepayments                                           -              -              -              -
                                                       ---------     ----------       --------      ---------
 Total Current Assets                                     52,526             51         39,270             55
                                                       ---------     ----------       --------      ---------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                           -              -              -              -
         Other                                                 -              -              -              -
         Accum. depr. and amortization                         -              -              -              -
         Valuation allowances                                  -              -              -              -
                                                       ---------     ----------       --------      ---------
 Property, Plant and Equipment-net                             -              -              -              -
                                                       ---------     ----------       --------      ---------

INVESTMENTS
         Subsidiaries                                          -              -              -              -
         Capital lease agreements                              -              -              -              -
         Partnership interests                                 -              -              -              -
         Corporate joint ventures                        162,868              -              -              -
         Securities                                            -              -              -              -
         Valuation allowances                                  -              -              -              -
                                                       ---------     ----------      ---------      ---------
 Total Investments                                       162,868              -              -              -
                                                       ---------     ----------      ---------      ---------

OTHER ASSETS
         Long-term receivables
         Other                                            17,003              -              -              -
                                                       ---------      ---------      ---------      ---------
 Total Other Assets                                       17,003              -              -              -
                                                       ---------      ----------     ---------      ---------

 TOTAL ASSETS                                          $ 232,397      $      51      $  39,270      $      55
                                                       =========      =========      =========      =========


                              PSEG AMERICAS INC.
                          CONSOLIDATING BALANCE SHEET
                                   31-Dec-01
                               ($ IN THOUSANDS)

                                                     PSEG                                                                PSEG
                                                   Americas      INTERCOMPANY        PSEG                 Andina    Texgen Holdings
                                                     Inc.        ELIMINATIONS      Americas    Cuyana   Electrica        Inc.
                                                   CONSOL.        & RECLASS.         Inc.       Inc.       Inc.         CONSOL.
                                                   -------        ----------         ----       ----       ----         -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                  $      (1)   $      -        $      -          $ -       $ -        $     -
             Taxes                                          -           -               -            -         -              -
             Other                                        234           -               -            -         -              -
             Interest                                     877           -               -            -         -              -
             Associated companies                     172,137     (58,468)        222,613            -         -          4,797

          Notes payable:                                    -           -               -
             PSEG Capital Corporation                       -           -               -            -         -              -
             Enterprise Capital Funding Corp.               -           -               -            -         -              -
             Enterprise Group Development Corp.             -           -               -            -         -              -
             Enterprise Diversified Holdings Inc.           -           -               -            -         -              -
             U.S.Energy Incorporated                        -           -               -            -         -              -
          Current portion of long-term debt                 -           -               -            -         -              -
                                                    ---------   ---------       ---------          ---       ---      ---------
Total Current Liabilities                             173,247     (58,468)        222,613            -         -          4,797
                                                    ---------   ---------       ---------          ---       ---      ---------

TOTAL LONG-TERM DEBT                                  160,000           -               -            -         -              -
                                                    ---------   ---------       ---------          ---       ---      ---------

DEFERRED CREDITS
 Deferred income taxes                                    890           -           2,391            -         -         (2,671)
 Deferred investment                                        -           -               -
   and energy tax credits                                   -           -               -            -         -              -
 Other                                                 13,213           -           7,039            -         -          6,174
                                                    ---------   ---------       ---------          ---       ---      ---------
 Total Deferred Credits                                14,103           -           9,430            -         -          3,503
                                                    ---------   ---------       ---------          ---       ---      ---------

MINORITY INTEREST                                           -           -               -            -         -              -
                                                    ---------   ---------       ---------          ---       ---      ---------

STOCKHOLDER'S EQUITY
          Capital stock                                     1          (1)              1            -         -              -
          Stock Subs Payable                                -           -               -            -         -              -
          Contributed capital                         213,537    (203,805)        213,537            -         -        105,856
          Retained earnings                            28,398     (19,210)         28,398            -         -         10,863
          Other Comprehensive Income                   (6,538)      6,538          (6,538)                               (6,538)
          Cumulative Translation Adjustment                 -           -               -            -         -              -
                                                    ---------   ---------       ---------          ---       ---      ---------
Total Stockholder's Equity                            235,398    (216,478)        235,397            -         -        110,181
                                                    ---------   ---------       ---------          ---       ---      ---------

TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                             $ 582,748   $(274,946)      $ 467,440          $ -       $ -      $ 118,481
                                                    =========   =========       =========          ===       ===      =========




                                                            PSEG
                                                           Global          PSEG           PSEG         PSEG
                                                       Funding II LLC   La Plata II    La Plata I     Global
                                                           CONSOL          (US)           (US)       Mgt Inc.
                                                           ------          ----           ----       --------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                           $ -     $        -     $        -      $       -
             Taxes                                             -              -              -              -
             Other                                           158              -              -             76
             Interest                                        877              -              -              -
             Associated companies                          2,417              -              -            778

          Notes payable:
             PSEG Capital Corporation                          -              -              -              -
             Enterprise Capital Funding Corp.                  -              -              -              -
             Enterprise Group Development Corp.                -              -              -              -
             Enterprise Diversified Holdings Inc.              -              -              -              -
             U.S.Energy Incorporated                           -              -              -              -
          Current portion of long-term debt                    -              -              -              -
                                                       ---------      ---------      ---------      ---------
Total Current Liabilities                                  3,452              -              -            854
                                                       ---------      ---------      ---------      ---------

TOTAL LONG-TERM DEBT                                     160,000              -              -              -
                                                       ---------      ---------      ---------      ---------

DEFERRED CREDITS
 Deferred income taxes                                     1,170              -              -              -
 Deferred investment
   and energy tax credits                                      -              -              -              -
 Other                                                         -              -              -              -
                                                       ---------      ---------      ---------      ---------
 Total Deferred Credits                                    1,170              -              -              -
                                                       ---------      ---------      ---------      ---------

MINORITY INTEREST                                              -              -              -              -
                                                       ---------      ---------      ---------      ---------

STOCKHOLDER'S EQUITY
          Capital stock                                        1              -              -              -
          Stock Subs Payable                                   -              -              -              -
          Contributed capital                             58,628             51         39,270              -
          Retained earnings                                9,146              -              -           (799)
          Other Comprehensive Income                                                                        -
          Cumulative Translation Adjustment                    -              -              -              -
                                                       ---------      ---------      ---------      ---------
 Total Stockholder's Equity                               67,775             51         39,270           (799)
                                                       ---------      ---------      ---------      ---------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                $ 232,397      $      51      $  39,270      $      55
                                                       =========      =========      =========      =========

                                                                                          PSEG GLOBAL HOLDING COMPANY
                                                                                       CONSOLIDATING STATEMENT OF INCOME
                                                                                     FOR THE YEAR ENDING DECEMBER 31, 2001
                                                                                                ($ IN THOUSANDS)


                                                                                PSEG
                                                                               Global                    PSEG
                                                                              Holding   INTERCOMPANY    Global
                                                                              Company   ELIMINATIONS   Holding      PSEG
                                                                              CONSOL.    & RECLASS.    Company     Europe
                                                                              --------  ------------   -------     ------
REVENUES:
          Income from partnerships                                            $ 67,579     $       -   $      -   $ (1,296)
          Income from capital lease agreements                                       -             -          -          -
          Gain on Withdrawal from Partnership                                      667             -          -          -
          Realized gains (losses) on investments                                     -             -          -          -
          Interest and dividend income                                          15,447             -          -          -
          Other                                                                 13,744             -          -         25
         Electric Revenues
            Generation                                                          78,681                              19,994
            Distribution                                                        93,205
          Equity in subsidiary earnings                                              -       (81,531)    81,531          -
                                                                              ---------  ------------  ---------  ---------
 Total revenues                                                                269,323       (81,531)    81,531     18,723
                                                                              ---------  ------------  ---------  ---------

 OPERATING EXPENSES:
          Operation and maintenance                                             28,517             -          -      7,776
         Write off of investments                                                6,937
          Depreciation and amortization                                         13,914             -          -      1,103
          Electric and Energy Costs                                             84,829                               8,690
          Administrative and general                                            14,560             -          2      2,455
                                                                              ---------  ------------  ---------  ---------
 Total operating expenses                                                      148,757             -          2     20,024
                                                                              ---------  ------------  ---------  ---------

 OPERATING INCOME                                                              120,566       (81,531)    81,529     (1,301)
                                                                              ---------  ------------  ---------  ---------

 OTHER INCOME:
         Gain on sale - other                                                      951                                 951
         Change in Derivative Fair Value - FAS 133                                (238)                             (3,705)
          Foreign currency translation Gain/Loss                                  (228)            -          -       (828)
                                                                              ---------  ------------  ---------  ---------
 Total Other Income                                                                485             -          -     (3,582)
                                                                              ---------  ------------  ---------  ---------

 INTEREST EXPENSE:
          PSEG Capital Corporation                                                   -             -          -          -
          Enterprise Capital Funding Corp.                                           -             -          -          -
          Other Associated Companies                                               835             -          -          -
          Other                                                                 20,060             -          -        132
          Capitalized interest                                                    (682)            -          -          -
                                                                              ---------  ------------  ---------  ---------
 Net interest expense                                                           20,213             -          -        132
                                                                              ---------  ------------  ---------  ---------

 INCOME BEFORE INCOME TAXES                                                    100,838       (81,531)    81,529     (5,015)
                                                                              ---------  ------------  ---------  ---------

 INCOME TAXES:
          Current                                                                   39             -          -        (60)
          Deferred                                                              16,671             -          -     (1,297)
          Foreign Taxes                                                          7,212
          Investment and energy tax credits - net                                    -             -          -          -
                                                                              ---------  ------------  ---------  ---------
 Total income taxes                                                             23,922             -          -     (1,357)
                                                                              ---------  ------------  ---------  ---------

 MINORITY INTERESTS                                                              4,236             -          -     (1,226)
                                                                              ---------  ------------  ---------  ---------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                 72,680       (81,531)    81,529     (2,432)
                                                                              ---------  ------------  ---------  ---------

          Extraordinary Loss on Early Retirement of Debt (net of tax)                -
          Cumulative Effect of a Change in Accounting Principle                  8,849
                                                                              ---------  ------------  ---------  ---------

 NET INCOME                                                                   $ 81,529     $ (81,531)  $ 81,529   $ (2,432)
                                                                              =========  ============  =========  =========


        PSEG GLOBAL HOLDING COMPANY
     CONSOLIDATING STATEMENT OF INCOME
   FOR THE YEAR ENDING DECEMBER 31, 2001
              ($ IN THOUSANDS)


                                                                             PSEG
                                                                            Global                            PSEG
                                                                        Int'l Holdings  INTERCOMPANY         Global           PSEG
                                                                              LLC        ELIMINATIONS    Int'l Holdings     Americas
                                                                            CONSOL        & RECLASS.          LLC             Ltd.
                                                                        --------------  ------------    --------------     ---------
REVENUES:
          Income from partnerships                                        $ 68,875      $        -        $      -     $ 68,875
          Income from capital lease agreements                                   -               -               -            -
          Gain on Withdrawal from Partnership                                  667               -               -          667
          Realized gains (losses) on investments                                 -               -               -            -
          Interest and dividend income                                      15,447               -               -       15,447
          Other                                                             13,719               -               -       13,719
         Electric Revenues
            Generation                                                      58,687                                       58,687
            Distribution                                                    93,205                                       93,205
          Equity in subsidiary earnings                                          -         (83,963)         83,963            -
                                                                     -------------- ---------------  --------------    ---------
 Total revenues                                                            250,600         (83,963)         83,963      250,600
                                                                     -------------- ---------------  --------------    ---------

 OPERATING EXPENSES:
          Operation and maintenance                                         20,741               -               -       20,741
         Write off of investments                                            6,937                                        6,937
          Depreciation and amortization                                     12,811               -               -       12,811
          Electric and Energy Costs                                         76,139                                       76,139
          Administrative and general                                        12,103               -               -       12,103
                                                                     -------------- ---------------  --------------    ---------
 Total operating expenses                                                  128,731               -               -      128,731
                                                                     -------------- ---------------  --------------    ---------

 OPERATING INCOME                                                          121,869         (83,963)         83,963      121,869
                                                                     -------------- ---------------  --------------    ---------

 OTHER INCOME:
         Gain on sale - other                                                    -                                            -
         Change in Derivative Fair Value - FAS 133                           3,467                                        3,467
          Foreign currency translation Gain/Loss                               600               -               -          600
                                                                     -------------- ---------------  --------------    ---------
 Total Other Income                                                          4,067         (83,963)              -        4,067
                                                                     -------------- ---------------  --------------    ---------

 INTEREST EXPENSE:
          PSEG Capital Corporation                                               -               -               -            -
          Enterprise Capital Funding Corp.                                       -               -               -            -
          Other Associated Companies                                           835               -               -          835
          Other                                                             19,928               -               -       19,928
          Capitalized interest                                                (682)              -               -         (682)
                                                                     -------------- ---------------  --------------    ---------
 Net interest expense                                                       20,081               -               -       20,081
                                                                     -------------- ---------------  --------------    ---------

 INCOME BEFORE INCOME TAXES                                                105,855        (167,926)         83,963      105,855
                                                                     -------------- ---------------  --------------    ---------

 INCOME TAXES:
          Current                                                               99               -               -           99
          Deferred                                                          18,039               -               -       17,968
          Foreign Taxes                                                      7,141                                        7,212
          Investment and energy tax credits - net                                -               -               -            -
                                                                     -------------- ---------------  --------------    ---------
 Total income taxes                                                         25,279               -               -       25,279
                                                                     -------------- ---------------  --------------    ---------

 MINORITY INTERESTS                                                          5,462               -               -        5,462
                                                                     -------------- ---------------  --------------    ---------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE             75,114        (167,926)         83,963       75,114
                                                                     -------------- ---------------  --------------    ---------

          Extraordinary Loss on Early Retirement of Debt (net of tax)            -                                            -
          Cumulative Effect of a Change in Accounting Principle              8,849                                        8,849
                                                                     -------------- ---------------  --------------    ---------

 NET INCOME                                                               $ 83,963      $ (167,926)       $ 83,963     $ 83,963
                                                                     ============== ===============  ==============    =========

                                                                   PSEG GLOBAL HOLDING COMPANY
                                                          CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                              FOR THE YEAR ENDING DECEMBER 31, 2001
                                                                        ($ IN THOUSANDS)


                                 PSEG                                            PSEG
                                Global                  PSEG                    Global                      PSEG
                               Holding  INTERCOMPANY   Global               Int'l Holdings  INTERCOMPANY    Global         PSEG
                               Company  ELIMINATIONS   Holding      PSEG         LLC        ELIMINATIONS Int'l Holdings  Americas
                               CONSOL.   & RECLASS.    Company     Europe       CONSOL       & RECLASS.       LLC          Ltd.
                              --------- ------------  ---------    ------   --------------  ------------ --------------  --------

 BALANCE  JANUARY 1, 2001     $ 66,927   $ (66,927)   $ 66,927   $ (3,237)       $ 70,602    $ (70,602)       $ 70,602   $ 70,602

 NET INCOME                     81,529     (81,531)     81,529     (2,432)         83,963      (83,963)         83,963     83,963

                              ---------  ----------   ---------  ---------  --------------  -----------  --------------  ---------
            TOTAL              148,456    (148,458)    148,456     (5,669)        154,565     (154,565)        154,565    154,565
                              ---------  ----------   ---------  ---------  --------------  -----------  --------------  ---------

 DIVIDENDS DECLARED                  -           -           -          -               -            -               -          -
                              ---------  ----------   ---------  ---------  --------------  -----------  --------------  ---------

                              ---------  ----------   ---------  ---------  --------------  -----------  --------------  ---------
 BALANCE  DECEMBER 31, 2001    148,456   $ (148,458)  $ 148,456   $ (5,669)      $ 154,565   $ (154,565)      $ 154,565  $ 154,565
                              =========  ==========   =========  =========  ==============  ===========  ==============  =========

                                                           PSEG GLOBAL HOLDING COMPANY
                                                           CONSOLIDATING BALANCE SHEET
                                                               DECEMBER 31, 2001
                                                               ($ IN THOUSANDS)



                                                    PSEG                                                   PSEG
                                                   Global                    PSEG                         Global
                                                  Holding   INTERCOMPANY    Global                    Int'l Holdings
                                                  Company   ELIMINATIONS    Holding        PSEG             LLC
                                                  CONSOL.    & RECLASS.     Company       Europe          CONSOL
                                                  -------   ------------    -------       ------      --------------
ASSETS
CURRENT ASSETS
          Cash and temporary cash investments    $ 41,002   $         -    $        -    $ 19,620          $ 21,382
         Accounts  and Notes receivable:
            Trade                                 121,260             -             -       7,329           113,931
            Other                                  16,500             -             -       3,620            12,880
            PSE&G                                     381             -             -           -               381
            PSEG                                        -             -             -           -                 -
            PSEG Energy Holdings                      466                                                       466
            Other associated companies            530,625             -         3,000     165,009           362,616
          Notes receivable:                                                                     -
            Associated companies                        -             -             -           -                 -
             Other                                  4,673             -             -           -             4,673
          Interest receivable                           7             -             -           -                 7
          Assets held for sale                    326,049             -                                     326,049
          Restricted Cash                               -             -                                           -
          Prepayments                                 768             -             -        (409)            1,177
          Inventory                                17,785             -                     1,643            16,142
                                                ----------  ------------   -----------   ---------    --------------
 Total Current Assets                           1,059,516             -         3,000     196,812           859,704
                                                ----------  ------------   -----------   ---------    --------------

 PROPERTY, PLANT AND EQUIPMENT
          Real estate                             822,382              -             -           -           822,382
          Other                                   381,057              -             -     131,466           249,591
          Accum. depr. and amortization          (134,863)             -             -      (1,107)         (133,756)
          Valuation allowances                          -              -             -           -                 -
                                               -----------  -------------  ------------  ----------   ---------------
 Property, Plant and Equipment-net              1,068,576              -             -     130,359           938,217
                                               -----------  -------------  ------------  ----------   ---------------

 INVESTMENTS
          Subsidiaries                                  -     (1,373,621)    1,373,621           -                 -
          Capital lease agreements                      -              -             -           -                 -
          Partnership interests                        (7)             -            (7)          -                 -
          Corporate joint ventures                909,086              -             -      75,974           833,112
          Securities                                    -              -             -           -                 -
          Valuation allowances                          -              -             -           -                 -
                                               -----------  -------------  ------------  ----------   ---------------
 Total Investments                                909,079     (1,373,621)    1,373,614      75,974           833,112
                                               -----------  -------------  ------------  ----------   ---------------

 OTHER ASSETS
          Goodwill                                575,584                                    6,290           569,294
         Derivative Asset                          38,659                                                     38,659
          Other                                    72,656              -             -      18,649            54,007
                                               -----------  -------------  ------------  ----------   ---------------
 Total Other Assets                               686,899              -             -      24,939           661,960
                                               -----------  -------------  ------------  ----------   ---------------

 TOTAL ASSETS                                  $3,724,070   $ (1,373,621)  $ 1,376,614   $ 428,084    $    3,292,993
                                               ===========  =============  ============  ==========   ===============


 PSEG GLOBAL HOLDING COMPANY
 CONSOLIDATING BALANCE SHEET
      DECEMBER 31, 2000
        (IN THOUSANDS)



                                                                     PSEG
                                                 INTERCOMPANY       Global           PSEG
                                                 ELIMINATIONS   Int'l Holdings     Americas
                                                  & RECLASS.         LLC             Ltd.
                                                 ------------   --------------    ---------
ASSETS
CURRENT ASSETS
          Cash and temporary cash investments   $         -       $        -      $ 21,382
         Accounts  and Notes receivable:
            Trade                                       (12)               -       113,943
            Other                                         -                -        12,880
            PSE&G                                         -                -           381
            PSEG                                          -                -             -
            PSEG Energy Holdings                                                       466
            Other associated companies                    -                -       362,616
          Notes receivable:                                                              -
            Associated companies                          -                -             -
             Other                                        -                -         4,673
          Interest receivable                             -                -             7
          Assets held for sale                            -                -       326,049
          Restricted Cash                                                                -
          Prepayments                                     -                -         1,177
          Inventory                                                                 16,142
                                                ------------   --------------   -----------
 Total Current Assets                                   (12)               -       859,716
                                                ------------   --------------   -----------

 PROPERTY, PLANT AND EQUIPMENT
          Real estate                                      -                -       822,382
          Other                                            -                -       249,591
          Accum. depr. and amortization                    -                -      (133,756)
          Valuation allowances                             -                -             -
                                                -------------  ---------------  ------------
 Property, Plant and Equipment-net                         -                -       938,217
                                                -------------  ---------------  ------------

 INVESTMENTS
          Subsidiaries                            (1,342,478)       1,324,376        18,102
          Capital lease agreements                         -                -             -
          Partnership interests                            -                -             -
          Corporate joint ventures                         -                -       833,112
          Securities                                       -                -             -
          Valuation allowances                             -                -             -
                                                -------------  ---------------  ------------
 Total Investments                                (1,342,478)       1,324,376       851,214
                                                -------------  ---------------  ------------

 OTHER ASSETS
          Goodwill                                                                  569,294
         Derivative Asset                                                            38,659
          Other                                            -                -        54,007
                                                -------------  ---------------  ------------
 Total Other Assets                                        -                -       661,960
                                                -------------  ---------------  ------------

 TOTAL ASSETS                                   $ (1,342,490)     $ 1,324,376   $ 3,311,107
                                                =============  ===============  ============



 LIABILITIES AND
 STOCKHOLDER'S EQUITY
CURRENT LIABILITIES
          Accounts payable:
             Trade                                   $ 61,859   $          -   $         -    $ 19,063      $ 42,796              -
             Taxes                                      7,363              -             -           -         7,363              -
             Other                                     23,609              -             -       3,103        20,506              -
             Interest                                  10,159              -             -       1,445         8,714              -
             Associated companies                   1,211,486              -             -     213,035       998,451        (18,102)
          Notes payable:                                                                             -
             PSEG Capital Corporation                       -              -             -           -             -              -
             Enterprise Capital Funding Corp.               -              -             -           -             -              -
             Enterprise Group Development Corp.             -              -             -           -             -              -
             PSEG Energy Holdings Inc.                  9,609              -             -           -         9,609              -
             Other                                    284,597              -             -       1,883       282,714              -
          Current portion of long-term debt            41,703              -             -           -        41,703              -
                                                  ------------  -------------  ------------  ----------  ------------  -------------
 Total Current Liabilities                          1,650,385              -             -     238,529     1,411,856        (18,102)
                                                  ------------  -------------  ------------  ----------  ------------  -------------


 TOTAL LONG-TERM DEBT                                 559,779              -             -     115,705       444,074              -
                                                  ------------  -------------  ------------  ----------  ------------  -------------


 DEFERRED CREDITS
 Deferred income taxes                                    301              -             -     (19,322)       19,623              -
 Deferred investment                                        -              -             -           -             -              -
   and energy tax credits                                   -              -             -           -             -              -
 Derivative Liability                                  62,915                                   53,566         9,349
 Other                                                  8,510              -             -           -         8,510              -
                                                  ------------  -------------  ------------  ----------  ------------  -------------
 Total Deferred Credits                                71,726              -             -      34,244        37,482              -
                                                  ---------------------------  ------------  ----------  ------------  -------------

MINORITY INTEREST                                      65,566                                   (9,651)       75,217
                                                  ------------  -------------  ------------  ----------  ------------  -------------

 STOCKHOLDER'S EQUITY
          Capital stock                                     -              -             -           -             -            (12)
          Stock Subs Payable                                -              -             -           -             -            (12)
          Contributed capital                       1,490,962     (1,484,292)    1,490,962      69,514     1,414,778     (1,418,757)
          Retained earnings                           148,456       (152,133)      148,456      (2,432)      154,565       (150,586)
          Other Comprehensive Income                  (17,222)        17,222       (17,222)    (17,825)          603           (603)
          Cumulative Translation Adjustment          (245,582)       245,582      (245,582)          -      (245,582)       245,582
                                                  ------------  -------------  ------------  ----------  ------------  -------------
 Total Stockholder's Equity                         1,376,614     (1,373,621)    1,376,614      49,257     1,324,364     (1,324,388)
                                                  ------------  -------------  ------------  ----------  ------------  -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $ 3,724,070   $ (1,373,621)  $ 1,376,614   $ 428,084   $ 3,292,993   $ (1,342,490)
                                                  ============  =============  ============  ==========  ============  =============
CURRENT LIABILITIES
          Accounts payable:                                 $ -        $ 42,796
             Trade                                            -           7,363
             Taxes                                            -          20,506
             Other                                            -           8,714
             Interest                                         -       1,016,553
             Associated companies                                             -
          Notes payable:                                      -               -
             PSEG Capital Corporation                         -               -
             Enterprise Capital Funding Corp.                 -               -
             Enterprise Group Development Corp.               -           9,609
             PSEG Energy Holdings Inc.                        -         282,714
             Other                                            -          41,703
          Current portion of long-term debt         ------------    ------------
                                                              -       1,429,958
 Total Current Liabilities                          ------------    ------------

                                                              -         444,074
                                                    ------------    ------------


 DEFERRED CREDITS
 Deferred income taxes                                        -          19,623
 Deferred investment                                          -               -
   and energy tax credits                                     -               -
 Derivative Liability                                         -           9,349
 Other                                                        -           8,510
                                                    ------------    ------------
 Total Deferred Credits                                       -          37,482
                                                    ------------    ------------

MINORITY INTEREST                                                        75,217
                                                    ------------    ------------
 STOCKHOLDER'S EQUITY
          Capital stock
          Stock Subs Payable                                  -              12
          Contributed capital                                12               -
          Retained earnings                           1,414,778       1,418,757
          Other Comprehensive Income                    154,565         150,586
          Cumulative Translation Adjustment                 603             603
                                                       (245,582)       (245,582)
 Total Stockholder's Equity                         ------------    ------------
                                                      1,324,376       1,324,376
                                                    ------------    ------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY
                                                    $ 1,324,376     $ 3,311,107
                                                   ============    ============


                                            PSEG AMERICAS LTD.
                                    CONSOLIDATING STATEMENT OF INCOME
                                    FOR THE YEAR ENDING DECEMBER 31, 20000
                                             ($ IN THOUSANDS)

                                                                           PSEG
                                                                         Americas      INTERCOMPANY       PSEG          PSEG
                                                                           Ltd.        ELIMINATIONS     Americas        Peru
                                                                         CONSOL.        & RECLASS.        Ltd.           LLC
                                                                         -------        ----------        ----           ---
REVENUES:
         Income from partnerships                                       $ 68,875       $ (8,575)       $ 31,914          $ -
         Income from capital lease agreements                                  -              -               -            -
          Gain on Withdrawal from Partnership                                667              -               -            -
         Realized gains (losses) on investments                                -              -               -            -
         Interest and dividend income                                     15,447              -          14,518            -
         Other                                                            13,719                            986            -
         Electric Revenues
            Generation                                                    58,687
            Distribution                                                  93,205
         Equity in subsidiary earnings                                         -        (43,082)         43,082            -
                                                                        ---------     ----------    ------------     --------
Total revenues                                                           250,600        (51,657)         90,500            -
                                                                        ---------     ----------    ------------     --------

OPERATING EXPENSES:
         Operation and maintenance                                        20,741              -               -            -
         Write off of investments                                          6,937
         Depreciation and amortization                                    12,811              -               -            -
         Electric and Energy Costs                                        76,139
         Administrative and general                                       12,103                          1,275            -
                                                                        ---------     --------------------------     --------
Total operating expenses                                                 128,731              -           1,275            -
                                                                        ---------     ----------    ------------     --------

OPERATING INCOME                                                         121,869        (51,657)         89,225            -
                                                                        ---------     ----------    ------------     --------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133                         3,467
         Foreign currency Translation Gain/Loss                              600              -               -            -
                                                                        ---------     ----------    ------------     --------
Total Other Income                                                         4,067              -               -            -
                                                                        ---------     ----------    ------------     --------

INTEREST EXPENSE:
         PSEG Capital Corporation                                              -              -               -            -
         Enterprise Capital Funding Corp.                                      -              -               -            -
         Other Associated Companies                                          835              -               -            -
         Other                                                            19,928              -         (11,085)           -
         Capitalized interest                                               (682)             -               -            -
                                                                        ---------     ----------    ------------     --------
Net interest expense                                                      20,081              -         (11,085)           -
                                                                        ---------     ----------    ------------     --------

INCOME BEFORE INCOME TAXES                                               105,855        (51,657)        100,310            -
                                                                        ---------     ----------    ------------     --------


INCOME TAXES:
         Current                                                              99              -               -            -
         Deferred                                                         17,968              -          16,739            -
         Foreign Taxes                                                     7,212
         Investment and energy tax credits - net                               -              -               -            -
                                                                        ---------     ----------    ------------     --------
Total income taxes                                                        25,279              -          16,739            -
                                                                        ---------     ----------    ------------     --------

MINORITY INTERESTS                                                         5,462            953            (392)           -
                                                                        ---------     ----------    ------------     --------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE           75,114        (52,610)         83,963            -
                                                                        ---------     ----------    ------------     --------

          Extraordinary Loss on Early Retirement of Debt (net of tax)          -
          Cumulative Effect of a Change in Accounting Principle            8,849
                                                                        ---------     ----------    ------------     --------

NET INCOME                                                              $ 83,963      $ (52,610)       $ 83,963          $ -
                                                                        =========     ==========    ============     ========


                                                                          PSEG                               Andina         PSEG
                                                                         Americas         Associacion       Mendoza I      Brazil
                                                                      Holdings Inc.    en Participacion      Company    Operating Co
                                                                         (Cayman)           (Peru)          (Cayman)      (Cayman)
                                                                         --------           ------          --------      --------
REVENUES:
         Income from partnerships                                           $ -               $ -              $ -           $ -
         Income from capital lease agreements                                 -                 -                -             -
          Gain on Withdrawal from Partnership                                 -                 -                -             -
         Realized gains (losses) on investments                               -                 -                -             -
         Interest and dividend income                                         -                 -                -             -
         Other                                                                -                 -                -             -
         Electric Revenues
            Generation
            Distribution
         Equity in subsidiary earnings                                        -                 -                -             -
                                                                       ---------    --------------     ------------    ----------
Total revenues                                                                -                 -                -             -
                                                                       ---------    --------------     ------------    ----------

OPERATING EXPENSES:
         Operation and maintenance                                            -                 -                -             -
         Write off of investments
         Depreciation and amortization                                        -                 -                -             -
         Electric and Energy Costs
         Administrative and general                                           -               346                -             -
                                                                       ---------    --------------     ------------    ----------
Total operating expenses                                                      -               346                -             -
                                                                       ---------    --------------     ------------    ----------

OPERATING INCOME                                                              -              (346)               -             -
                                                                       ---------    --------------     ------------    ----------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133
         Foreign currency Translation Gain/Loss                               -                 -                -             -
                                                                       ---------    --------------     ------------    ----------
Total Other Income                                                            -                 -                -             -
                                                                       ---------    --------------     ------------    ----------

INTEREST EXPENSE:
         PSEG Capital Corporation                                             -                 -                -             -
         Enterprise Capital Funding Corp.                                     -                 -                -             -
         Other Associated Companies                                           -                 -                -             -
         Other                                                                -                 -                -             -
         Capitalized interest                                                 -                 -                -             -
                                                                       ---------    --------------     ------------    ----------
Net interest expense                                                         -                 -                -             -
                                                                       ---------    --------------     ------------    ----------

INCOME BEFORE INCOME TAXES                                                    -              (346)               -             -
                                                                       ---------    --------------     ------------    ----------


INCOME TAXES:
         Current                                                              -                 -                -             -
         Deferred                                                             -                 -                -             -
         Foreign Taxes
         Investment and energy tax credits - net                              -                 -                -             -
                                                                       ---------    --------------     ------------    ----------
Total income taxes                                                            -                 -                -             -
                                                                       ---------    --------------     ------------    ----------

MINORITY INTERESTS                                                            -                 -                -             -
                                                                       ---------    --------------     ------------    ----------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE               -              (346)               -             -
                                                                       ---------    --------------     ------------    ----------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                       ---------    --------------     ------------    ----------

NET INCOME                                                                  $ -            $ (346)             $ -           $ -
                                                                       =========    ==============     ============    ==========




                                                                            Venergy                      Rayo-Andino     Rayo-Andino
                                                                         Distribuidora    Terra Roxa I     Gestora        Inversora
                                                                             Dos             Ltda.         Company         Company
                                                                           (Cayman)         (Cayman)       (Cayman)        (Cayman)
                                                                          --------         --------       --------        --------
REVENUES:
         Income from partnerships                                             $ -              $ -            $ -            $ -
         Income from capital lease agreements                                   -                -              -              -
          Gain on Withdrawal from Partnership                                   -                -              -              -
         Realized gains (losses) on investments                                 -                -              -              -
         Interest and dividend income                                           -                -              -              -
         Other                                                                  -                -              -              -
         Electric Revenues
            Generation
            Distribution
         Equity in subsidiary earnings                                          -                -              -              -
                                                                       -----------    -------------     ----------     ----------
Total revenues                                                                  -                -              -              -
                                                                       -----------    -------------     ----------     ----------

OPERATING EXPENSES:
         Operation and maintenance                                              -                -              -              -
         Write off of investments
         Depreciation and amortization                                          -                -              -              -
         Electric and Energy Costs
         Administrative and general                                             -                -              -              -
                                                                       -----------    -------------     ----------     ----------
Total operating expenses                                                        -                -              -              -
                                                                       -----------    -------------     ----------     ----------

OPERATING INCOME                                                                -                -              -              -
                                                                       -----------    -------------     ----------     ----------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133
         Foreign currency Translation Gain/Loss                                 -                -              -              -
                                                                       -----------    -------------     ----------     ----------
Total Other Income                                                              -                -              -              -
                                                                       -----------    -------------     ----------     ----------

INTEREST EXPENSE:
         PSEG Capital Corporation                                               -                -              -              -
         Enterprise Capital Funding Corp.                                       -                -              -              -
         Other Associated Companies                                             -                -              -              -
         Other                                                                  -                -              -              -
         Capitalized interest                                                   -                -              -              -
                                                                       -----------    -------------     ----------     ----------
Net interest expense                                                            -                -              -              -
                                                                       -----------    -------------     ----------     ----------

INCOME BEFORE INCOME TAXES                                                      -                -              -              -
                                                                       -----------    -------------     ----------     ----------


INCOME TAXES:
         Current                                                                -                -              -              -
         Deferred                                                               -                -              -              -
         Foreign Taxes
         Investment and energy tax credits - net                                -                -              -              -
                                                                       -----------    -------------     ----------     ----------
Total income taxes                                                              -                -              -              -
                                                                       -----------    -------------     ----------     ----------

MINORITY INTERESTS                                                              -                -              -              -
                                                                       -----------    -------------     ----------     ----------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                 -                -              -              -
                                                                       -----------    -------------     ----------     ----------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                       -----------    -------------     ----------     ----------

NET INCOME                                                                    $ -              $ -            $ -            $ -
                                                                       ===========    =============     ==========     ==========









                                                                                                                         PSEG
                                                                      Transamerica                                      Cayman
                                                                         Energy         PSEG                           Americas
                                                                         Company       Brazil                           Company
                                                                        (Cayman)        Ltda.           Edeersa         CONSOL.
                                                                        --------        -----           -------         -------
REVENUES:
         Income from partnerships                                         $ -            $ -              $ -             $ -
         Income from capital lease agreements                               -              -                -               -
          Gain on Withdrawal from Partnership                               -              -                -             667
         Realized gains (losses) on investments                             -              -                -               -
         Interest and dividend income                                       -              -                -             132
         Other                                                              -              -            4,154               -
         Electric Revenues
            Generation
            Distribution                                                                               52,190
         Equity in subsidiary earnings                                      -              -                -               -
                                                                       -------      ---------     ------------     -----------
Total revenues                                                              -              -           56,344             799
                                                                       -------      ---------     ------------     -----------

OPERATING EXPENSES:
         Operation and maintenance                                          -              -           13,267               -
         Write off of investments
         Depreciation and amortization                                      -             39            5,895               -
         Electric and Energy Costs                                                                     20,639
         Administrative and general                                         -          1,558            1,039              67
                                                                       -------      ---------     ------------     -----------
Total operating expenses                                                    -          1,597           40,840              67
                                                                       -------      ---------     ------------     -----------

OPERATING INCOME                                                            -         (1,597)          15,504             732
                                                                       -------      ---------     ------------     -----------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133
         Foreign currency Translation Gain/Loss                             -            (47)               -               -
                                                                       -------      ---------     ------------     -----------
Total Other Income                                                          -            (47)               -               -
                                                                       -------      ---------     ------------     -----------

INTEREST EXPENSE:
         PSEG Capital Corporation                                           -              -                -               -
         Enterprise Capital Funding Corp.                                   -              -                -               -
         Other Associated Companies                                         -              -                -               -
         Other                                                              -              -            1,016               -
         Capitalized interest                                               -              -             (171)              -
                                                                       -------      ---------     ------------     -----------
Net interest expense                                                        -              -              845               -
                                                                       -------      ---------     ------------     -----------

INCOME BEFORE INCOME TAXES                                                  -         (1,644)          14,659             732
                                                                       -------      ---------     ------------     -----------


INCOME TAXES:
         Current                                                            -              -                -               -
         Deferred                                                           -              -                -               -
         Foreign Taxes                                                                                  5,131
         Investment and energy tax credits - net                            -              -                -               -
                                                                       -------      ---------     ------------     -----------
Total income taxes                                                          -              -            5,131               -
                                                                       -------      ---------     ------------     -----------

MINORITY INTERESTS                                                          -              -                -               -
                                                                       -------      ---------     ------------     -----------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE             -         (1,644)           9,528             732
                                                                       -------      ---------     ------------     -----------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                       -------      ---------     ------------     -----------

NET INCOME                                                                $ -       $ (1,644)         $ 9,528           $ 732
                                                                       =======      =========     ============     ===========




                                                                          PSEG      Venergy                   Americas
                                                                       Peru Power  Holdings       PSEG       Operating       PSEG
                                                                          Ltd.      Company     Electrica     Company     Brazil II
                                                                        (Cayman)   (Cayman)     (Cayman)      CONSOL.      Company
                                                                      ----------  ---------    ---------     -------     ----------
REVENUES:
         Income from partnerships                                          $ -       $ 1,779          $ -     $ 3,447        $ -
         Income from capital lease agreements                                -             -            -           -          -
          Gain on Withdrawal from Partnership                                -             -            -           -          -
         Realized gains (losses) on investments                              -             -            -           -          -
         Interest and dividend income                                        -             -            -         797          -
         Other                                                               -             -            -           -          -
         Electric Revenues
            Generation
            Distribution
         Equity in subsidiary earnings                                       -             -            -           -          -
                                                                      ---------    ----------    ---------   ---------   --------
Total revenues                                                               -         1,779            -       4,244          -
                                                                      ---------    ----------    ---------   ---------   --------
OPERATING EXPENSES:
         Operation and maintenance                                           -             -            -           -          -
         Write off of investments
         Depreciation and amortization                                       -             -            -           -          -
         Electric and Energy Costs
         Administrative and general                                          -            88            -         115          -
                                                                      ---------    ----------    ---------   ---------   --------
Total operating expenses                                                     -            88            -         115          -
                                                                      ---------    ----------    ---------   ---------   --------
OPERATING INCOME                                                             -         1,691            -       4,129          -
                                                                      ---------    ----------    ---------   ---------   --------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133
         Foreign currency Translation Gain/Loss                              -             -            -           -          -
                                                                      ---------    ----------    ---------   ---------   --------
Total Other Income                                                           -             -            -           -          -

INTEREST EXPENSE:
         PSEG Capital Corporation                                            -             -            -           -          -
         Enterprise Capital Funding Corp.                                    -             -            -           -          -
         Other Associated Companies                                          -             -            -           -          -
         Other                                                               -             -            -      13,348          -
         Capitalized interest                                                -             -            -           -          -
                                                                      ---------    ----------    ---------   ---------   --------
Net interest expense                                                         -             -            -      13,348          -
                                                                      ---------    ----------    ---------   ---------   --------
INCOME BEFORE INCOME TAXES                                                   -         1,691            -      (9,219)         -
                                                                      ---------    ----------    ---------   ---------   --------

INCOME TAXES:
         Current                                                             -             -            -           -          -
         Deferred                                                            -             -            -           -          -
         Foreign Taxes
         Investment and energy tax credits - net                             -             -            -           -          -
                                                                      ---------    ----------    ---------   ---------   --------
Total income taxes                                                           -             -            -           -          -

MINORITY INTERESTS                                                           -             -            -                      -
                                                                      ---------    ----------    ---------   ---------   --------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE              -         1,691            -      (9,219)         -
                                                                      ---------    ----------    ---------   ---------   --------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                      ---------    ----------    ---------   ---------   --------

NET INCOME                                                                 $ -       $ 1,691          $ -    $ (9,219)       $ -
                                                                      =========    ==========    =========   =========   ========



                                                                                                           PSEG         PSEG
                                                                               PSEG           PSEG        Global       Chilean
                                                                            Brazil III     Wildwood I   Funding II  Equity II Ltd
                                                                             Company          Ltd.        Corp.        CONSOL.
                                                                            ----------     ----------   ----------  -------------
REVENUES:
         Income from partnerships                                              $ -          $ 111          $ -       $ 21,090
         Income from capital lease agreements                                    -              -            -              -
          Gain on Withdrawal from Partnership                                    -              -            -              -
         Realized gains (losses) on investments                                  -              -            -              -
         Interest and dividend income                                            -              -            -              -
         Other                                                                   -              -            -              -
         Electric Revenues
            Generation
            Distribution
         Equity in subsidiary earnings                                           -              -            -              -
                                                                        -----------     ----------     --------     ----------
Total revenues                                                                   -            111            -         21,090
                                                                        -----------     ----------     --------     ----------

OPERATING EXPENSES:
         Operation and maintenance                                               -              -            -              -
         Write off of investments
         Depreciation and amortization                                           -              -            -              -
         Electric and Energy Costs
         Administrative and general                                              -             51            -            867
                                                                        -----------     ----------     --------     ----------
Total operating expenses                                                         -             51            -            867
                                                                        -----------     ----------     --------     ----------

OPERATING INCOME                                                                 -             60            -         20,223
                                                                        -----------     ----------     --------     ----------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133
         Foreign currency Translation Gain/Loss                                  -              -            -             (2)
                                                                        -----------     ----------     --------     ----------
Total Other Income                                                               -              -            -             (2)
                                                                        -----------     ----------     --------     ----------

INTEREST EXPENSE:
         PSEG Capital Corporation                                                -              -            -              -
         Enterprise Capital Funding Corp.                                        -              -            -              -
         Other Associated Companies                                              -              -            -              -
         Other                                                                   -              -            -          1,779
         Capitalized interest                                                    -              -            -              -
                                                                        -----------     ----------     --------     ----------
Net interest expense                                                             -              -            -          1,779
                                                                        -----------     ----------     --------     ----------

INCOME BEFORE INCOME TAXES                                                       -             60            -         18,442
                                                                        -----------     ----------     --------     ----------

INCOME TAXES:
         Current                                                                 -              -            -              -
         Deferred                                                                -              -            -              -
         Foreign Taxes
         Investment and energy tax credits - net                                 -              -            -              -
                                                                        -----------     ----------     --------     ----------
Total income taxes                                                               -              -            -              -
                                                                        -----------     ----------     --------     ----------

MINORITY INTERESTS                                                               -              -            -              -
                                                                        -----------     ----------     --------     ----------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                  -             60            -         18,442
                                                                        -----------     ----------     --------     ----------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                        -----------     ----------     --------     ----------

NET INCOME                                                                     $ -           $ 60          $ -       $ 18,442
                                                                        ===========     ==========     ========     ==========


                                                                          PSEG
                                                                          Chile      Inversiones         PSEG
                                                                         Holding        Elegia           Brazil            PSEG
                                                                         Company         Srl           Investment         Salalah
                                                                         CONSOL.        CONSOL           CONSOL.          CONSOL.
                                                                       -----------    ----------     -------------     -----------
REVENUES:
         Income from partnerships                                         $ 673         $ (47)          $ 6,655              $ -
         Income from capital lease agreements                                 -             -                 -                -
          Gain on Withdrawal from Partnership                                 -             -                 -                -
         Realized gains (losses) on investments                               -             -                 -                -
         Interest and dividend income                                         -             -                 -                -
         Other                                                            7,999             -                 -              208
         Electric Revenues
            Generation                                                        -         2,635
            Distribution                                                 41,015             -
         Equity in subsidiary earnings                                        -             -                 -                -
                                                                      ----------    ----------     -------------      -----------
Total revenues                                                           49,687         2,588             6,655              208
                                                                      ----------    ----------     -------------      -----------

OPERATING EXPENSES:
         Operation and maintenance                                        3,272           117                 -                -
         Write off of investments                                             -
         Depreciation and amortization                                    2,470           147                 -                -
         Electric and Energy Costs                                       25,500            57
         Administrative and general                                       1,796           668               582            1,922
                                                                      ----------    ----------     -------------      -----------
Total operating expenses                                                 33,038           989               582            1,922
                                                                      ----------    ----------     -------------      -----------

OPERATING INCOME                                                         16,649         1,599             6,073           (1,714)
                                                                      ----------    ----------     -------------      -----------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133                         (121)            -
         Foreign currency Translation Gain/Loss                          (1,796)            -              (188)               -
                                                                      ----------    ----------     -------------      -----------
Total Other Income                                                       (1,917)            -              (188)               -
                                                                      ----------    ----------     -------------      -----------

INTEREST EXPENSE:
         PSEG Capital Corporation                                             -             -                 -                -
         Enterprise Capital Funding Corp.                                     -             -                 -                -
         Other Associated Companies                                           -             -               835                -
         Other                                                            8,956           407                 -              253
         Capitalized interest                                              (427)            -                 -                -
                                                                      ----------    ----------     -------------      -----------
Net interest expense                                                      8,529           407               835              253
                                                                      ----------    ----------     -------------      -----------

INCOME BEFORE INCOME TAXES                                                6,203         1,192             5,050           (1,967)
                                                                      ----------    ----------     -------------      -----------

INCOME TAXES:
         Current                                                              -             -               117               (2)
         Deferred                                                           (42)            -                 -                -
         Foreign Taxes                                                      385           431
         Investment and energy tax credits - net                              -             -                 -                -
                                                                      ----------    ----------     -------------      -----------
Total income taxes                                                          343           431               117               (2)
                                                                      ----------    ----------     -------------      -----------

MINORITY INTERESTS                                                          586            81                 -                -
                                                                      ----------    ----------     -------------      -----------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE           5,274           680             4,933           (1,965)
                                                                      ----------    ----------     -------------      -----------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                      ----------    ----------     -------------      -----------

NET INCOME                                                              $ 5,274         $ 680           $ 4,933         $ (1,965)
                                                                      ==========    ==========     =============      ===========




                                                                                         PSEG          PSEG            PSEG
                                                                            PSEG        Bermuda        Int'l           China
                                                                         India Co.   Holdings III    Holding Co.        Inc.
                                                                          CONSOL.       CONSOL.        CONSOL.         Consol.
                                                                      ------------   -----------   ------------     ----------
REVENUES:
         Income from partnerships                                         $  3,278      $   (260)          $ -      $  8,810
         Income from capital lease agreements                                    -             -             -             -
          Gain on Withdrawal from Partnership                                    -             -             -             -
         Realized gains (losses) on investments                                  -             -             -             -
         Interest and dividend income                                            -             -             -             -
         Other                                                                 348            24             -             -
         Electric Revenues                                                       -
            Generation                                                                    56,052
            Distribution                                                         -
         Equity in subsidiary earnings                                           -             -             -             -
                                                                          --------      --------      --------      --------
Total revenues                                                               3,626        55,816             -         8,810
                                                                          --------      --------      --------      --------

OPERATING EXPENSES:
         Operation and maintenance                                             156         3,929             -             -
         Write off of investments                                                          6,937
         Depreciation and amortization                                           -         4,260             -             -
         Electric and Energy Costs                                                        29,943
         Administrative and general                                            125         1,761           570          (825)
                                                                          --------      --------      --------      --------
Total operating expenses                                                       281        46,830           570          (825)
                                                                          --------      --------      --------      --------

OPERATING INCOME                                                             3,345         8,986          (570)        9,635
                                                                          --------      --------      --------      --------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133                                                       3,588
         Foreign currency Translation Gain/Loss                                  -         2,634             -             -
                                                                          --------      --------      --------      --------
Total Other Income                                                               -         2,634         3,588             -
                                                                          --------      --------      --------      --------

INTEREST EXPENSE:
         PSEG Capital Corporation                                                -             -             -             -
         Enterprise Capital Funding Corp.                                        -             -             -             -
         Other Associated Companies                                              -             -             -             -
         Other                                                                  (6)        5,260             -             -
         Capitalized interest                                                    -             -             -           (84)
                                                                          --------      --------      --------      --------
Net interest expense                                                            (6)        5,260             -           (84)
                                                                          --------      --------      --------      --------

INCOME BEFORE INCOME TAXES                                                   3,351         6,360         3,018         9,719
                                                                          --------      --------      --------      --------

INCOME TAXES:
         Current                                                                 -             -             -           (16)
         Deferred                                                                -             -         1,255            16
         Foreign Taxes                                                          71         1,194
         Investment and energy tax credits - net                                 -             -             -             -
                                                                          --------      --------      --------      --------
Total income taxes                                                              71         1,194         1,255             -
                                                                          --------      --------      --------      --------

MINORITY INTERESTS                                                               -         3,292           942             -
                                                                          --------      --------      --------      --------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE              3,280         1,874           821         9,719
                                                                          --------      --------      --------      --------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle                  -                       8,849
                                                                          --------      --------      --------      --------

NET INCOME                                                                $  3,280      $  1,874      $  9,670      $  9,719
                                                                          ========      ========      ========      ========



                                                                              Servicios             PSEG               PSEG
                                                                              Technicos           Americas          Luxembourg
                                                                              PSEG Chile             II              S.a.r.l.
                                                                                 Ltda               Ltd
                                                                            -----------------   ----------------   ----------------
REVENUES:
         Income from partnerships                                                        $ -                $ -                $ -
         Income from capital lease agreements                                              -                  -                  -
          Gain on Withdrawal from Partnership                                              -                  -                  -
         Realized gains (losses) on investments                                            -                  -                  -
         Interest and dividend income                                                      -                  -                  -
         Other                                                                             -                  -                  -
         Electric Revenues
            Generation
            Distribution
         Equity in subsidiary earnings                                                     -                  -                  -
                                                                            -----------------   ----------------   ----------------
Total revenues                                                                             -                  -                  -
                                                                            -----------------   ----------------   ----------------

OPERATING EXPENSES:
         Operation and maintenance                                                         -                  -                  -
         Write off of investments
         Depreciation and amortization                                                     -                  -                  -
         Electric and Energy Costs
         Administrative and general                                                       98                  -                  -
                                                                            -----------------   ----------------   ----------------
Total operating expenses                                                                  98                  -                  -
                                                                            -----------------   ----------------   ----------------

OPERATING INCOME                                                                         (98)                 -                  -
                                                                            -----------------   ----------------   ----------------

OTHER INCOME
         Change in Derivative Fair Value - FAS 133
         Foreign currency Translation Gain/Loss                                           (1)                 -                  -
                                                                            -----------------   ----------------   ----------------
Total Other Income                                                                        (1)                 -                  -
                                                                            -----------------   ----------------   ----------------

INTEREST EXPENSE:
         PSEG Capital Corporation                                                          -                  -                  -
         Enterprise Capital Funding Corp.                                                  -                  -                  -
         Other Associated Companies                                                        -                  -                  -
         Other                                                                             -                  -                  -
         Capitalized interest                                                              -                  -                  -
                                                                            -----------------   ----------------   ----------------
Net interest expense                                                                       -                  -                  -
                                                                            -----------------   ----------------   ----------------

INCOME BEFORE INCOME TAXES                                                               (99)                 -                  -
                                                                            -----------------   ----------------   ----------------

INCOME TAXES:
         Current                                                                           -                  -                  -
         Deferred                                                                          -                  -                  -
         Foreign Taxes
         Investment and energy tax credits - net                                           -                  -                  -
                                                                            -----------------   ----------------   ----------------
Total income taxes                                                                         -                  -                  -
                                                                            -----------------   ----------------   ----------------

MINORITY INTERESTS                                                                         -                  -                  -
                                                                            -----------------   ----------------   ----------------

 INCOME BEFORE EXTRAORDINARY ITEM AND
          CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                          (99)                 -                  -
                                                                            -----------------   ----------------   ----------------

          Extraordinary Loss on Early Retirement of Debt (net of tax)
          Cumulative Effect of a Change in Accounting Principle
                                                                            -----------------   ----------------   ----------------

NET INCOME                                                                             $ (99)               $ -                $ -
                                                                            =================   ================   ================



PSEG AMERICAS LTD.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2000 FOR THE YEAR ENDING DECEMBER 31, 1999 ($ IN THOUSANDS) ($ IN THOUSANDS)



                                  PSEG                                                                                  PSEG
                                Americas               INTERCOMPANY              PSEG              PSEG               Americas
                                  Ltd.                 ELIMINATIONS            Americas            Peru             Holdings Inc.
                                CONSOL.                 & RECLASS.               Ltd.               LLC               (Cayman)
                              ----------------     ----------------------    ----------------    ------------     ----------------

BALANCE  JANUARY 1, 2001             $ 70,602                    $ 8,451            $ 66,623            $ (1)                 $ -

NET INCOME                             83,963                    (52,610)             83,963               -                    -

                              ----------------     ----------------------    ----------------    ------------     ----------------
           TOTAL                      154,565                    (44,159)            150,586              (1)                   -
                              ----------------     ----------------------    ----------------    ------------     ----------------


DIVIDENDS DECLARED                          -                          -                   -               -                    -
                              ----------------     ----------------------    ----------------    ------------     ----------------



                              ----------------     ----------------------    ----------------    ------------     ----------------
BALANCE  DECEMBER 31, 2001          $ 154,565                  $ (44,159)          $ 150,586            $ (1)                 $ -
                              ================     ======================    ================    ============     ================









                                                           Andina                PSEG                Venergy
                                    Associacion           Mendoza I             Brazil            Distribuidora       Terra Roxa I
                                  en Participacion         Company           Operating Co              Dos                Ltda.
                                      (Peru)              (Cayman)             (Cayman)             (Cayman)            (Cayman)
                                 ----------------     ----------------     ----------------     ----------------    ----------------

BALANCE  JANUARY 1, 2001                   $ 223                  $ -                  $ -                  $ -                 $ -

NET INCOME                                  (346)                   -                    -                    -                   -

                                 ----------------     ----------------     ----------------     ----------------    ----------------
           TOTAL                            (123)                   -                    -                    -                   -
                                 ----------------     ----------------     ----------------     ----------------    ----------------


DIVIDENDS DECLARED                             -                    -                    -                    -                   -
                                 ----------------     ----------------     ----------------     ----------------    ----------------



                                 ----------------     ----------------     ----------------     ----------------    ----------------
BALANCE  DECEMBER 31, 2001                $ (123)                 $ -                  $ -                  $ -                 $ -
                                 ================     ================     ================     ================    ================



                                     Rayo-Andino         Rayo-Andino        Transamerica
                                       Gestora            Inversora            Energy                PSEG
                                       Company             Company            Company               Brazil
                                      (Cayman)             (Cayman)           (Cayman)              Ltda.               Edeersa
                                  ----------------     ---------------    ---------------      ---------------     ----------------

BALANCE  JANUARY 1, 2001                      $ -                 $ -                $ -             $ (4,563)                 $ -

NET INCOME                                      -                   -                  -               (1,644)               9,528

                                  ----------------     ---------------    ---------------      ---------------     ----------------
           TOTAL                                -                   -                  -               (6,207)               9,528
                                  ----------------     ---------------    ---------------      ---------------     ----------------


DIVIDENDS DECLARED                              -                   -                  -                    -                    -
                                  ----------------     ---------------    ---------------      ---------------     ----------------



                                  ----------------     ---------------    ---------------      ---------------     ----------------
BALANCE  DECEMBER 31, 2001                    $ -                 $ -                $ -             $ (6,207)             $ 9,528
                                  ================     ===============    ===============      ===============     ================


                                             PSEG
                                            Cayman
                                           Americas
                                            Company
                                            CONSOL.
                                       ----------------

BALANCE  JANUARY 1, 2001                        $ (356)

NET INCOME                                         732

                                       ----------------
           TOTAL                                   376
                                       ----------------


DIVIDENDS DECLARED                                   -
                                       ----------------



                                       ----------------
BALANCE  DECEMBER 31, 2001                       $ 376
                                       ================


                                                                                    PSEG AMERICAS LTD.
                                                                         CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                                                                          FOR THE YEAR ENDING DECEMBER 31, 1999
                                                                                     ($ IN THOUSANDS)
                                                                                                      PSEG
                                     PSEG                  Venergy                                 Americas
                                  Peru Power              Holdings                PSEG             Operating             PSEG
                                     Ltd.                  Company              Electrica           Company           Brazil II
                                   (Cayman)               (Cayman)              (Cayman)            CONSOL.            Company
                                 ----------------     ------------------    ------------------    --------------   ----------------
BALANCE  JANUARY 1, 2001                 $ -                 $ (251)                  $ -         $ (40,032)              $ -

NET INCOME                                 -                  1,691                     -            (9,219)                -

                                 ------------     ------------------    ------------------    --------------     -------------
           TOTAL                           -                  1,440                     -           (49,251)                -
                                 ------------     ------------------    ------------------    --------------     -------------

DIVIDENDS DECLARED                         -                      -                     -                 -                 -
                                 ------------     ------------------    ------------------    --------------     -------------


                                 ------------     ------------------    ------------------    --------------     -------------
BALANCE  DECEMBER 31, 2001               $ -                $ 1,440                   $ -         $ (49,251)              $ -
                                         ====               =======                   ====        =========               ====

                                                                                                                         PSEG
                                                                                PSEG                  PSEG               Chile
                                      PSEG               PSEG                  Global                Chilean            Holding
                                   Brazil III         Wildwood I             Funding II           Equity II Ltd.        Company
                                    Company              Ltd.                   Corp.                CONSOL.             CONSOL.
                                  --------------  -------------------     ----------------     -------------------    -----------
BALANCE  JANUARY 1, 2001                   $ -              $ (1,414)                 $ -                $ 16,030            $ -

NET INCOME                                   -                    60                    -                  18,442          5,274

                                 --------------   -------------------     ----------------     -------------------    -----------
           TOTAL                             -                (1,354)                   -                  34,472          5,274
                                 --------------   -------------------     ----------------     -------------------    -----------

DIVIDENDS DECLARED                           -                     -                    -                       -              -
                                 --------------   -------------------     ----------------     -------------------    -----------


                                 --------------   -------------------     ----------------     -------------------    -----------
BALANCE  DECEMBER 31, 2001                 $ -              $ (1,354)                 $ -                $ 34,472        $ 5,274
                                           ====             ========                  ====               ========        =======



                                      Inversiones                 PSEG                      PSEG                      PSEG
                                         Elegia                  Brazil                    Salalah                 India Co.
                                          Srl                  Investment                Investment                Investment
                                         CONSOL                  CONSOL.                   CONSOL.                  CONSOL.
                                   -------------------     --------------------      --------------------      -------------------
BALANCE  JANUARY 1, 2001                       $ -                 $ 26,125                     $ 933                   $ (433)

NET INCOME                                     680                    4,933                    (1,965)                   3,280
                                -------------------     --------------------      --------------------      -------------------
           TOTAL                               680                   31,058                    (1,032)                   2,847
                                -------------------     --------------------      --------------------      -------------------

DIVIDENDS DECLARED                               -                        -                         -                        -
                                -------------------     --------------------      --------------------      -------------------


                                -------------------     --------------------      --------------------      -------------------
BALANCE  DECEMBER 31, 2001                   $ 680                 $ 31,058                  $ (1,032)                 $ 2,847
                                             =====                 ========                  ========                  =======



                                           PSEG                    PSEG                   PSEG
                                    Bermuda Holdings III    International Holding Co.     China
                                        Investment              Investment                Inc.
                                          CONSOL.                CONSOL.                 Consol.
                                    --------------------    -------------------     ---------------
BALANCE  JANUARY 1, 2001                      $ (133)                 $ (85)                $ (292)

NET INCOME                                     1,874                  9,670                  9,719
                                 --------------------    -------------------     ------------------
           TOTAL                               1,741                  9,585                  9,427
                                 --------------------    -------------------     ------------------

DIVIDENDS DECLARED                                 -                      -                      -
                                 --------------------    -------------------     ------------------


                                 --------------------    -------------------     ------------------
BALANCE  DECEMBER 31, 2001                   $ 1,741                $ 9,585                $ 9,427
                                             =======                =======                =======





                                                            Servicios             PSEG               PSEG
                                                            Technicos           Americas          Luxembourg
                                                            PSEG Chile             II              S.a.r.l.
                                                               Ltda               Ltd
                                                          -----------------   ----------------   ----------------

BALANCE  JANUARY 1, 2001                                             $ -                $ -                $ -

NET INCOME                                                           (99)                 -                  -
                                                        -----------------   ----------------   ----------------
           TOTAL                                                     (99)                 -                  -
                                                        -----------------   ----------------   ----------------

DIVIDENDS DECLARED                                                     -                  -                  -
                                                        -----------------   ----------------   ----------------


                                                        -----------------   ----------------   ----------------
BALANCE  DECEMBER 31, 2001                                         $ (99)               $ -                $ -
                                                        =================   ================   ================



                                                                                          December 31, 2000
                                                                                           ($ IN THOUSANDS)

                                                          PSEG
                                                        Americas         INTERCOMPANY             PSEG                  PSEG
                                                          Ltd.           ELIMINATIONS           Americas                Peru
                                                        CONSOL.           & RECLASS.              Ltd.                   LLC
                                                     -------------     -----------------    ---------------     ----------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments             $ 21,382                   $ -              $ 413                  $ -
         Accounts  and Notes receivable:
           Trade                                          113,943                     -             15,612                    -
           Other                                           12,880                     -                 11                    -
           PSE&G                                              381                     -                  -                    -
           PSEG                                                 -                     -                  -                    -
           PSEG Energy Holdings                               466
           Other associated companies                     362,616               (14,200)           191,666                    -
         Notes receivable:                                      -
           Associated companies                                 -                     -                  -                    -
            Other                                           4,673                     -                  -                    -
         Interest receivable                                    7                     -                  -                    -
         Inventory                                         16,142
         Restricted Cash                                        -
         Assets held for sale                             326,049                                      249
         Prepayments                                        1,177                     -                  -                    -
                                                     -------------     -----------------    ---------------     ----------------
 Total Current Assets                                     859,716               (14,200)           207,951                    -
                                                     -------------     -----------------    ---------------     ----------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                      822,382                     -                  -                    -
         Other                                            249,591                     -                  -                    -
         Accum. depr. and amortization                   (133,756)                    -                  -                    -
         Valuation allowances                                   -                     -                  -                    -
                                                     -------------     -----------------    ---------------     ----------------
 Property, Plant and Equipment-net                        938,217                     -                  -                    -
                                                     -------------     -----------------    ---------------     ----------------
INVESTMENTS
         Subsidiaries                                      18,102            (1,242,170)         1,242,170                    -
         Capital lease agreements                               -                     .                  -                    -
         Partnership interests                                  -                     -                  -                    -
         Corporate joint ventures                         833,112              (209,921)           345,814                    -
         Securities                                             -                     -                  -                    -
         Valuation allowances                                   -                     -                  -                    -
                                                     -------------     -----------------    ---------------     ----------------
 Total Investments                                        851,214            (1,452,091)         1,587,984                    -
                                                     -------------     -----------------    ---------------     ----------------
OTHER ASSETS
         Goodwill                                         569,294                63,179
         Derivative Asset                                  38,659
         Other                                             54,007                     -                 32                    -
                                                     -------------     -----------------    ---------------     ----------------
 Total Other Assets                                       661,960                63,179                 32                    -
                                                     -------------     -----------------    ---------------     ----------------

 TOTAL ASSETS                                         $ 3,311,107          $ (1,403,112)       $ 1,795,967                  $ -
                                                     =============     =================    ===============     ================

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                       $ 42,796                   $ -                $ -                  $ -
             Taxes                                          7,363                     -                 24                    -
             Other                                         20,506                     -                  -                    -
             Interest                                       8,714                     -                  -                    -
             Associated companies                       1,016,553               (14,200)           431,939                    1
          Notes payable:                                        -
             PSEG Capital Corporation                           -                     -                  -                    -
             Enterprise Capital Funding Corp.                   -                     -                  -                    -
             Enterprise Group Development Corp.                 -                     -                  -                    -
             Enterprise Diversified Holdings Inc.           9,609                     -                  -                    -
             Other                                        282,714                     -             15,500                    -
          Current portion of long-term debt                41,703                     -                  -                    -
                                                     -------------     -----------------    ---------------     ----------------
 Total Current Liabilities                              1,429,958               (14,200)           447,463                    1
                                                     -------------     -----------------    ---------------     ----------------
TOTAL LONG-TERM DEBT                                      444,074                     -                  -                    -
                                                     -------------     -----------------    ---------------     ----------------
DEFERRED CREDITS
 Deferred income taxes                                     19,623                     -             17,382                    -
 Deferred investment                                            -
   and energy tax credits                                       -                     -                  -                    -
 Derivative Liability                                       9,349
 Deferred Revenues                                          8,510                     -                126                    -
                                                     -------------     -----------------    ---------------     ----------------
 Total Deferred Credits                                    37,482                     -             17,508                    -
                                                     -------------     -----------------    ---------------     ----------------
MINORITY INTEREST                                          75,217                16,305              6,620                    -
                                                     -------------     -----------------    ---------------     ----------------
STOCKHOLDER'S EQUITY
          Capital stock                                        12                   (15)                12                    -
          Stock Subs Payable                                    -                     -                  -                    -
          Contributed capital                           1,418,757            (1,594,848)         1,418,757                    -
          Retained earnings                               150,586               (57,842)           150,586                   (1)
          Other Comprehensive Income                          603                  (603)               603
          Cumulative Translation Adjustment              (245,582)              248,091           (245,582)                   -
                                                     -------------     -----------------    ---------------     ----------------
 Total Stockholder's Equity                             1,324,376            (1,405,217)         1,324,376                   (1)
                                                     -------------     -----------------    ---------------     ----------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                               $ 3,311,107          $ (1,403,112)       $ 1,795,967                  $ -
                                                     =============     =================    ===============     ================



                                                            PSEG                                    Andina               PSEG
                                                         Americas           Associacion           Mendoza I             Brazil
                                                       Holdings Inc.      en Participacion         Company           Operating Co
                                                         (Cayman)             (Peru)              (Cayman)             (Cayman)
                                                   ----------------    ----------------     ----------------     ----------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                   $ -                 $ -                  $ -                  $ -
         Accounts  and Notes receivable:
           Trade                                                 -                   -                    -                    -
           Other                                                 -                   -                    -                    -
           PSE&G                                                 -                   -                    -                    -
           PSEG                                                  -                   -                    -                    -
           PSEG Energy Holdings
           Other associated companies                            -              14,347                    -                    -
         Notes receivable:
           Associated companies                                  -                   -                    -                    -
            Other                                                -                   -                    -                    -
         Interest receivable                                     -                   -                    -                    -
         Inventory
         Restricted Cash
         Assets held for sale
         Prepayments                                             -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Total Current Assets                                            -              14,347                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                             -                   -                    -                    -
         Other                                                   -                   -                    -                    -
         Accum. depr. and amortization                           -                   -                    -                    -
         Valuation allowances                                    -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Property, Plant and Equipment-net                               -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
INVESTMENTS
         Subsidiaries                                            -                   -                    -                    -
         Capital lease agreements                                -                   -                    -                    -
         Partnership interests                                   -                   -                    -                    -
         Corporate joint ventures                                -             (14,179)                   -                    -
         Securities                                              -                   -                    -                    -
         Valuation allowances                                    -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Total Investments                                               -             (14,179)                   -                    -
                                                   ----------------    ----------------     ----------------     ----------------
OTHER ASSETS
         Goodwill
         Derivative Asset
         Other                                                   -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Total Other Assets                                              -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------

 TOTAL ASSETS                                                  $ -               $ 168                  $ -                  $ -
                                                   ================    ================     ================     ================

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                             $ -                 $ -                  $ -                  $ -
             Taxes                                               -                   -                    -                    -
             Other                                               -                   -                    -                    -
             Interest                                            -                   -                    -                    -
             Associated companies                                -                 266                    -                    -
          Notes payable:
             PSEG Capital Corporation                            -                   -                    -                    -
             Enterprise Capital Funding Corp.                    -                   -                    -                    -
             Enterprise Group Development Corp.                  -                   -                    -                    -
             Enterprise Diversified Holdings Inc.                -                   -                    -                    -
             Other                                               -                   -                    -                    -
          Current portion of long-term debt                      -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Total Current Liabilities                                       -                 266                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
TOTAL LONG-TERM DEBT                                             -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
DEFERRED CREDITS
 Deferred income taxes                                           -                  25                    -                    -
 Deferred investment
   and energy tax credits                                        -                   -                    -                    -
 Derivative Liability
 Deferred Revenues                                               -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Total Deferred Credits                                          -                  25                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
MINORITY INTEREST                                                -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
STOCKHOLDER'S EQUITY
          Capital stock                                          -                   -                    -                    -
          Stock Subs Payable                                     -                   -                    -                    -
          Contributed capital                                    -                   -                    -                    -
          Retained earnings                                      -                (123)                   -                    -
          Other Comprehensive Income
          Cumulative Translation Adjustment                      -                   -                    -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 Total Stockholder's Equity                                      -                (123)                   -                    -
                                                   ----------------    ----------------     ----------------     ----------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                        $ -               $ 168                  $ -                  $ -
                                                   ================    ================     ================     ================


                                                            Venergy                                Rayo-Andino         Rayo-Andino
                                                        Distribuidora       Terra Roxa I            Gestora            Inversora
                                                             Dos                Ltda.               Company             Company
                                                          (Cayman)            (Cayman)             (Cayman)             (Cayman)
                                                    ----------------    ----------------     ----------------     ---------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                    $ -                 $ -                  $ -                 $ -
         Accounts  and Notes receivable:
           Trade                                                  -                   -                    -                   -
           Other                                                  -                   -                    -                   -
           PSE&G                                                  -                   -                    -                   -
           PSEG                                                   -                   -                    -                   -
           PSEG Energy Holdings
           Other associated companies                             -                   -                    -                   -
         Notes receivable:
           Associated companies                                   -                   -                    -                   -
            Other                                                 -                   -                    -                   -
         Interest receivable                                      -                   -                    -                   -
         Inventory
         Restricted Cash
         Assets held for sale
         Prepayments                                              -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Total Current Assets                                             -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                              -                   -                    -                   -
         Other                                                    -                   -                    -                   -
         Accum. depr. and amortization                            -                   -                    -                   -
         Valuation allowances                                     -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Property, Plant and Equipment-net                                -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
INVESTMENTS
         Subsidiaries                                             -                   -                    -                   -
         Capital lease agreements                                 -                   -                    -                   -
         Partnership interests                                    -                   -                    -                   -
         Corporate joint ventures                                 -                   -                    -                   -
         Securities                                               -                   -                    -                   -
         Valuation allowances                                     -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Total Investments                                                -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
OTHER ASSETS
         Goodwill
         Derivative Asset
         Other                                                    -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Total Other Assets                                               -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------

 TOTAL ASSETS                                                   $ -                 $ -                  $ -                 $ -
                                                    ================    ================     ================     ===============

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                              $ -                 $ -                  $ -                 $ -
             Taxes                                                -                   -                    -                   -
             Other                                                -                   -                    -                   -
             Interest                                             -                   -                    -                   -
             Associated companies                                 -                   -                    -                   -
          Notes payable:
             PSEG Capital Corporation                             -                   -                    -                   -
             Enterprise Capital Funding Corp.                     -                   -                    -                   -
             Enterprise Group Development Corp.                   -                   -                    -                   -
             Enterprise Diversified Holdings Inc.                 -                   -                    -                   -
             Other                                                -                   -                    -                   -
          Current portion of long-term debt                       -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Total Current Liabilities                                        -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
TOTAL LONG-TERM DEBT                                              -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
DEFERRED CREDITS
 Deferred income taxes                                            -                   -                    -                   -
 Deferred investment
   and energy tax credits                                         -                   -                    -                   -
 Derivative Liability
 Deferred Revenues                                                -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Total Deferred Credits                                           -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
MINORITY INTEREST                                                 -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
STOCKHOLDER'S EQUITY
          Capital stock                                           -                   -                    -                   -
          Stock Subs Payable                                      -                   -                    -                   -
          Contributed capital                                     -                   -                    -                   -
          Retained earnings                                       -                   -                    -                   -
          Other Comprehensive Income
          Cumulative Translation Adjustment                       -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 Total Stockholder's Equity                                       -                   -                    -                   -
                                                    ----------------    ----------------     ----------------     ---------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                         $ -                 $ -                  $ -                 $ -
                                                    ================    ================     ================     ===============

                                                                                                                           PSEG
                                                           Transamerica                                                    Cayman
                                                             Energy                PSEG                                   Americas
                                                            Company               Brazil                                   Company
                                                            (Cayman)              Ltda.               Edeersa              CONSOL.
                                                      ---------------      ---------------     ----------------     ----------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                     $ -                $ 151              $ 1,125                  $ -
         Accounts  and Notes receivable:
           Trade                                                   -                    -               18,936                4,534
           Other                                                   -                    9                5,745                    -
           PSE&G                                                   -                    -                    -                    -
           PSEG                                                    -                    -                    -                    -
           PSEG Energy Holdings                                                                                                   -
           Other associated companies                              -                  124                    -                4,452
         Notes receivable:                                                                                                        -
           Associated companies                                    -                    -                    -                    -
            Other                                                  -                    -                    -                    -
         Interest receivable                                       -                    -                    -                    -
         Inventory                                                                                       5,423
         Restricted Cash
         Assets held for sale                                                                                                43,862
         Prepayments                                               -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Total Current Assets                                              -                  284               31,229               52,848
                                                      ---------------      ---------------     ----------------     ----------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                               -                    -              244,057                    -
         Other                                                     -                  298               41,901                    -
         Accum. depr. and amortization                             -                  (68)             (54,070)                   -
         Valuation allowances                                      -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Property, Plant and Equipment-net                                 -                  230              231,888                    -
                                                      ---------------      ---------------     ----------------     ----------------
INVESTMENTS
         Subsidiaries                                              -                    -                    -                    -
         Capital lease agreements                                  -                    -                    -                    -
         Partnership interests                                     -                    -                    -                    -
         Corporate joint ventures                                  -                    -                    -                    -
         Securities                                                -                    -                    -                    -
         Valuation allowances                                      -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Total Investments                                                 -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
OTHER ASSETS
         Goodwill
         Derivative Asset
         Other                                                     -                   21                8,787                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Total Other Assets                                                -                   21                8,787                    -
                                                      ---------------      ---------------     ----------------     ----------------

 TOTAL ASSETS                                                    $ -                $ 535            $ 271,904             $ 52,848
                                                      ===============      ===============     ================     ================

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                               $ -                  $ -              $ 7,453                  $ -
             Taxes                                                 -                    -               10,180                    -
             Other                                                 -                    -                6,938                    -
             Interest                                              -                    -                  287                    -
             Associated companies                                  -                6,902                    -                8,059
          Notes payable:                                                                                                          -
             PSEG Capital Corporation                              -                    -                    -                    -
             Enterprise Capital Funding Corp.                      -                    -                    -                    -
             Enterprise Group Development Corp.                    -                    -                    -                    -
             Enterprise Diversified Holdings Inc.                  -                    -                    -                    -
             Other                                                 -                    -                    -                    -
          Current portion of long-term debt                        -                    -                2,000                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Total Current Liabilities                                         -                6,902               26,858                8,059
                                                      ---------------      ---------------     ----------------     ----------------
TOTAL LONG-TERM DEBT                                               -                    -               82,000                    -
                                                      ---------------      ---------------     ----------------     ----------------
DEFERRED CREDITS
 Deferred income taxes                                             -                 (475)                   -                  611
 Deferred investment                                                                                                              -
   and energy tax credits                                          -                    -                    -                    -
 Derivative Liability
 Deferred Revenues                                                 -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Total Deferred Credits                                            -                 (475)                   -                  611
                                                      ---------------      ---------------     ----------------     ----------------
MINORITY INTEREST                                                  -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
STOCKHOLDER'S EQUITY
          Capital stock                                            -                    -                    -                    -
          Stock Subs Payable                                       -                    -                    -                    -
          Contributed capital                                      -                  315              149,890               37,949
          Retained earnings                                        -               (6,207)              13,156                6,229
          Other Comprehensive Income
          Cumulative Translation Adjustment                        -                    -                    -                    -
                                                      ---------------      ---------------     ----------------     ----------------
 Total Stockholder's Equity                                        -               (5,892)             163,046               44,178
                                                      ---------------      ---------------     ----------------     ----------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                          $ -                $ 535            $ 271,904             $ 52,848
                                                      ===============      ===============     ================     ================




($ IN THOUSANDS)
                                                                                                                           PSEG
                                                           PSEG                  Venergy                                Americas
                                                        Peru Power              Holdings                PSEG            Operating
                                                           Ltd.                  Company              Electrica          Company
                                                         (Cayman)               (Cayman)              (Cayman)           CONSOL.
                                                     ------------------     ------------------    ------------------   ------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                   $ -                    $ -                   $ -              $ 1
         Accounts  and Notes receivable:
           Trade                                                 -                     13                     -              (49)
           Other                                                 -                      -                     -                -
           PSE&G                                                 -                      -                     -                -
           PSEG                                                  -                      -                     -                -
           PSEG Energy Holdings                                                                                                -
           Other associated companies                            -                    773                     -           11,127
         Notes receivable:                                                                                                     -
           Associated companies                                  -                      -                     -                -
            Other                                                -                      -                     -                -
         Interest receivable                                     -                      -                     -                7
         Inventory
         Restricted Cash                                                                                                       -
         Assets held for sale                                                                                            220,110
         Prepayments                                             -                     78                     -                -
                                                     --------------     ------------------    ------------------   --------------
 Total Current Assets                                            -                    864                     -          231,196
                                                     --------------     ------------------    ------------------   --------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                             -                      -                     -                -
         Other                                                   -                      -                     -                -
         Accum. depr. and amortization                           -                      -                     -                -
         Valuation allowances                                    -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------
 Property, Plant and Equipment-net                               -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------

INVESTMENTS
         Subsidiaries                                            -                      -                     -                -
         Capital lease agreements                                -                      -                     -                -
         Partnership interests                                   -                      -                     -                -
         Corporate joint ventures                                -                 45,582                     -                -
         Securities                                              -                      -                     -                -
         Valuation allowances                                    -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------
 Total Investments                                               -                 45,582                     -                -
                                                     --------------     ------------------    ------------------   --------------

OTHER ASSETS
         Goodwill
         Derivative Asset
         Other                                                   -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------
 Total Other Assets                                              -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------

 TOTAL ASSETS                                                  $ -               $ 46,446                   $ -        $ 231,196
                                                     ==============     ==================    ==================   ==============

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                             $ -                    $ -                   $ -              $ -
             Taxes                                               -                      -                     -                -
             Other                                               -                      -                     -                -
             Interest                                            -                      -                     -            4,901
             Associated companies                                -                  6,224                     -          149,719
          Notes payable:                                                                                                       -
             PSEG Capital Corporation                            -                      -                     -                -
             Enterprise Capital Funding Corp.                    -                      -                     -                -
             Enterprise Group Development Corp.                  -                      -                     -                -
             Enterprise Diversified Holdings Inc.                -                      -                     -                -
             Other                                               -                      -                     -                -
          Current portion of long-term debt                      -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------
 Total Current Liabilities                                       -                  6,224                     -          154,620
                                                     --------------     ------------------    ------------------   --------------


TOTAL LONG-TERM DEBT                                             -                      -                     -            9,990
                                                     --------------     ------------------    ------------------   --------------


DEFERRED CREDITS
 Deferred income taxes                                           -                    (28)                    -             (364)
 Deferred investment                                                                                                           -
   and energy tax credits                                        -                      -                     -                -
 Derivative Liability
 Deferred Revenues                                               -                      -                     -            5,879
                                                     --------------     ------------------    ------------------   --------------
 Total Deferred Credits                                          -                    (28)                    -            5,515
                                                     --------------     ------------------    ------------------   --------------


MINORITY INTEREST                                                -                      -                     -               20
                                                     --------------     ------------------    ------------------   --------------


STOCKHOLDER'S EQUITY
          Capital stock                                          -                      -                     -                -
          Stock Subs Payable                                     -                      -                     -                -
          Contributed capital                                    -                 38,810                     -          110,302
          Retained earnings                                      -                  1,440                     -          (49,251)
          Other Comprehensive Income
          Cumulative Translation Adjustment                      -                      -                     -                -
                                                     --------------     ------------------    ------------------   --------------
 Total Stockholder's Equity                                      -                 40,250                     -           61,051
                                                     --------------     ------------------    ------------------   --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                        $ -               $ 46,446                   $ -        $ 231,196
                                                     ==============     ==================    ==================   ==============





                                                                                                                         PSEG
                                                           PSEG                    PSEG               PSEG              Global
                                                        Brazil II               Brazil III         Wildwood I         Funding II
                                                         Company                 Company              Ltd.              Corp.
                                                      -----------------     ------------------ -------------------  ----------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                   $ -                     $ -                $ -                $ -
         Accounts  and Notes receivable:
           Trade                                                 -                       -                  -                  1
           Other                                                 -                       -                  -                  -
           PSE&G                                                 -                       -                  -                  -
           PSEG                                                  -                       -                  -                  -
           PSEG Energy Holdings
           Other associated companies                            -                       -                  1                  -
         Notes receivable:
           Associated companies                                  -                       -                  -                  -
            Other                                                -                       -                  -                  -
         Interest receivable                                     -                       -                  -                  -
         Inventory
         Restricted Cash
         Assets held for sale                                                                          61,828
         Prepayments                                             -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Total Current Assets                                            -                       -             61,829                  1
                                                    ---------------     -------------------   ----------------     --------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                             -                       -                  -                  -
         Other                                                   -                       -                  -                  -
         Accum. depr. and amortization                           -                       -                  -                  -
         Valuation allowances                                    -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Property, Plant and Equipment-net                               -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------

INVESTMENTS
         Subsidiaries                                            -                       -                  -                  -
         Capital lease agreements                                -                       -                  -                  -
         Partnership interests                                   -                       -                  -                  -
         Corporate joint ventures                                -                       -                  -                  -
         Securities                                              -                       -                  -                  -
         Valuation allowances                                    -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Total Investments                                               -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------

OTHER ASSETS
         Goodwill
         Derivative Asset
         Other                                                   -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Total Other Assets                                              -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------

 TOTAL ASSETS                                                  $ -                     $ -           $ 61,829                $ 1
                                                    ===============     ===================   ================     ==============

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                             $ -                     $ -                $ -                $ -
             Taxes                                               -                       -                  -                  -
             Other                                               -                       -                  -                  -
             Interest                                            -                       -                  -                  -
             Associated companies                                -                       -                934                  -
          Notes payable:
             PSEG Capital Corporation                            -                       -                  -                  -
             Enterprise Capital Funding Corp.                    -                       -                  -                  -
             Enterprise Group Development Corp.                  -                       -                  -                  -
             Enterprise Diversified Holdings Inc.                -                       -                  -                  -
             Other                                               -                       -                  -                  -
          Current portion of long-term debt                      -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Total Current Liabilities                                       -                       -                934                  -
                                                    ---------------     -------------------   ----------------     --------------


TOTAL LONG-TERM DEBT                                             -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------


DEFERRED CREDITS
 Deferred income taxes                                           -                       -               (106)                 -
 Deferred investment
   and energy tax credits                                        -                       -                  -                  -
 Derivative Liability
 Deferred Revenues                                               -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Total Deferred Credits                                          -                       -               (106)                 -
                                                    ---------------     -------------------   ----------------     --------------


MINORITY INTEREST                                                -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------


STOCKHOLDER'S EQUITY
          Capital stock                                          -                       -                  -                  1
          Stock Subs Payable                                     -                       -                  -                  -
          Contributed capital                                    -                       -             62,355                  -
          Retained earnings                                      -                       -             (1,354)                 -
          Other Comprehensive Income
          Cumulative Translation Adjustment                      -                       -                  -                  -
                                                    ---------------     -------------------   ----------------     --------------
 Total Stockholder's Equity                                      -                       -             61,001                  1
                                                    ---------------     -------------------   ----------------     --------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                        $ -                     $ -           $ 61,829                $ 1
                                                    ===============     ===================   ================     ==============



                                                                               PSEG
                                                            PSEG              Chile               Inversiones              PSEG
                                                          Chilean            Holding                 Elegia               Brazil
                                                       Equity II Ltd.        Company                  Srl               Investment
                                                          CONSOL.            CONSOL.                 CONSOL               CONSOL.
                                                     -------------------  -----------------    -------------------  ----------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                 $ 25            $ 9,230                $ 1,692                   $ 4
         Accounts  and Notes receivable:
           Trade                                            2,889             34,589                  9,413                     -
           Other                                                -              2,553                  1,194                     -
           PSE&G                                                -                  -                      -                   381
           PSEG                                                 -                  -                      -                     -
           PSEG Energy Holdings                                 -                  -                      -                   466
           Other associated companies                       1,248            146,075                      -                 1,480
         Notes receivable:
           Associated companies                                 -                  -                      -                     -
            Other                                               -                  -                      -                     -
         Interest receivable                                    -                  -                      -                     -
         Inventory                                                             4,680                  1,846
         Restricted Cash
         Assets held for sale
         Prepayments                                            -                375                    688                     -
                                                     -------------     --------------    -------------------     -----------------
 Total Current Assets                                       4,162            197,502                 14,833                 2,331
                                                     -------------     --------------    -------------------     -----------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                            -            304,301                 80,079                     -
         Other                                                  -             18,828                      -                     -
         Accum. depr. and amortization                          -            (73,270)                (1,997)                    -
         Valuation allowances                                   -                  -                      -                     -
                                                     -------------     --------------                            -----------------
 Property, Plant and Equipment-net                              -            249,859                 78,082                     -
                                                     -------------     --------------    -------------------     -----------------

INVESTMENTS
         Subsidiaries                                           -                  -                      -                     -
         Capital lease agreements                               -                  -                      -                     -
         Partnership interests                                  -                  -                      -                     -
         Corporate joint ventures                         221,867                723                   (206)              277,383
         Securities                                             -                  -                      -                     -
         Valuation allowances                                   -                  -                      -                     -
                                                     -------------     --------------    -------------------     -----------------
 Total Investments                                        221,867                723                   (206)              277,383
                                                     -------------     --------------    -------------------     -----------------

OTHER ASSETS
         Goodwill                                                            314,709                164,118
         Derivative Asset                                                      4,009
         Other                                                  -              6,873                    481                    13
                                                     -------------     --------------    -------------------     -----------------
 Total Other Assets                                             -            325,591                164,599                    13
                                                     -------------     --------------    -------------------     -----------------

 TOTAL ASSETS                                           $ 226,029          $ 773,675              $ 257,308             $ 279,727
                                                     =============     ==============    ===================     =================

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                            $ -            $ 9,228                $ 3,828                   $ -
             Taxes                                              -                  -                    972                   410
             Other                                              -             10,207                  3,593                    65
             Interest                                       1,778                895                    178                     -
             Associated companies                          15,101            300,039                      -                49,049
          Notes payable:                                                                                                        -
             PSEG Capital Corporation                           -                  -                      -                     -
             Enterprise Capital Funding Corp.                   -                  -                      -                     -
             Enterprise Group Development Corp.                 -                  -                      -                     -
             Enterprise Diversified Holdings Inc.               -                  -                      -                 9,609
             Other                                              -            165,140                102,073                     -
          Current portion of long-term debt                     -             11,930                      -                     -
                                                     -------------     --------------    -------------------     -----------------
 Total Current Liabilities                                 16,879            497,439                110,644                59,133
                                                     -------------     --------------    -------------------     -----------------


TOTAL LONG-TERM DEBT                                            -             65,779                      -                     -
                                                     -------------     --------------    -------------------     -----------------


DEFERRED CREDITS
 Deferred income taxes                                     (6,484)            11,435                    122               (16,475)
 Deferred investment
   and energy tax credits                                       -                  -                      -                     -
 Derivative Liability                                                            121                      -
 Deferred Revenues                                              -              2,045                      -                   215
                                                     -------------     --------------    -------------------     -----------------
 Total Deferred Credits                                    (6,484)            13,601                    122               (16,260)
                                                     -------------     --------------    -------------------     -----------------


MINORITY INTEREST                                               -              4,597                      -                     -
                                                     -------------     --------------    -------------------     -----------------


STOCKHOLDER'S EQUITY
          Capital stock                                         1                  -                      -                     -
          Stock Subs Payable                                    -                  -                      -                     -
          Contributed capital                             255,549            188,910                145,862               376,198
          Retained earnings                                34,472              5,274                    680                31,058
          Other Comprehensive Income                                           2,606                                       (1,220)
          Cumulative Translation Adjustment               (74,388)            (4,531)                     -              (169,182)
                                                     -------------     --------------    -------------------     -----------------
 Total Stockholder's Equity                               215,634            192,259                146,542               236,854
                                                     -------------     --------------    -------------------     -----------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                 $ 226,029          $ 773,675              $ 257,308             $ 279,727
                                                     =============     ==============    ===================     =================






                                                              PSEG                      PSEG                     PSEG
                                                             Salalah                 India Co.            Bermuda Holdings III
                                                           Investment                Investment               Investment
                                                             CONSOL.                  CONSOL.                   CONSOL.
                                                       --------------------      -------------------      --------------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                   $ 5,348                    $ 403                   $ 1,853
         Accounts  and Notes receivable:
           Trade                                                   807                        -                    27,464
           Other                                                     -                      348                         -
           PSE&G                                                     -                        -                         -
           PSEG                                                      -                        -                         -
           PSEG Energy Holdings                                      -                        -                         -
           Other associated companies                              293                    2,254                     1,151
         Notes receivable:                                                                    -                         -
           Associated companies                                      -                        -                         -
            Other                                                    -                        -                     4,673
         Interest receivable                                         -                        -                         -
         Inventory                                                                                                  2,880
         Restricted Cash
         Assets held for sale
         Prepayments                                                21                        -                         -
                                                    -------------------      -------------------      --------------------
 Total Current Assets                                            6,469                    3,005                    38,021
                                                    -------------------      -------------------      --------------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                                 -                        -                   193,945
         Other                                                  21,373                        1                         -
         Accum. depr. and amortization                               -                        -                    (4,260)
         Valuation allowances                                        -                        -                         -
                                                    -------------------      -------------------      --------------------
 Property, Plant and Equipment-net                              21,373                        1                   189,685
                                                    -------------------      -------------------      --------------------

INVESTMENTS
         Subsidiaries                                                -                        -                         -
         Capital lease agreements                                    -                        -                         -
         Partnership interests                                       -                        -                         -
         Corporate joint ventures                                3,378                   28,832                     1,348
         Securities                                                  -                        -                         -
         Valuation allowances                                        -                        -                         -
                                                    -------------------      -------------------      --------------------
 Total Investments                                               3,378                   28,832                     1,348
                                                    -------------------      -------------------      --------------------

OTHER ASSETS
         Goodwill                                                                                                  27,288
         Derivative Asset
         Other                                                  12,600                        -                       345
                                                    -------------------      -------------------      --------------------
 Total Other Assets                                             12,600                        -                    27,633
                                                    -------------------      -------------------      --------------------

 TOTAL ASSETS                                                 $ 43,820                 $ 31,838                 $ 256,687
                                                    ===================      ===================      ====================

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                             $ 1,573                      $ -                  $ 18,112
             Taxes                                                   -                        -                         -
             Other                                               1,540                      221                    (2,058)
             Interest                                                -                        -                       675
             Associated companies                                1,921                    6,242                     4,328
          Notes payable:                                             -                        -                         -
             PSEG Capital Corporation                                -                        -                         -
             Enterprise Capital Funding Corp.                        -                        -                         -
             Enterprise Group Development Corp.                      -                        -                         -
             Enterprise Diversified Holdings Inc.                    -                        -                         -
             Other                                                   1                        -                         -
          Current portion of long-term debt                          -                        -                    27,773
                                                    -------------------      -------------------      --------------------
 Total Current Liabilities                                       5,035                    6,463                    48,830
                                                    -------------------      -------------------      --------------------


TOTAL LONG-TERM DEBT                                            27,993                        -                   108,536
                                                    -------------------      -------------------      --------------------


DEFERRED CREDITS
 Deferred income taxes                                            (826)                    (256)                     (103)
 Deferred investment
   and energy tax credits                                            -                        -                         -
 Derivative Liability                                            3,283
 Deferred Revenues                                                   -                        -                         -
                                                    -------------------      -------------------      --------------------
 Total Deferred Credits                                          2,457                     (256)                     (103)
                                                    -------------------      -------------------      --------------------


MINORITY INTEREST                                                4,309                        -                    18,838
                                                    -------------------      -------------------      --------------------


STOCKHOLDER'S EQUITY
          Capital stock                                              -                        -                         -
          Stock Subs Payable                                         -                        -                         -
          Contributed capital                                    6,786                   22,784                    78,845
          Retained earnings                                     (1,032)                   2,847                     1,741
          Other Comprehensive Income                            (1,728)
          Cumulative Translation Adjustment
                                                    -------------------      -------------------      --------------------
 Total Stockholder's Equity                                      4,026                   25,631                    80,586
                                                    -------------------      -------------------      --------------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                       $ 43,820                 $ 31,838                 $ 256,687
                                                    ===================      ===================      ====================




                                                            PSEG                   PSEG
                                                     International Holding Co.     China
                                                         Investment                Inc.
                                                          CONSOL.                 Consol.
                                                     -------------------     --------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                $ 1,077                    $ -
         Accounts  and Notes receivable:
           Trade                                               (266)
           Other                                              3,059                    (35)
           PSE&G                                                  -                      -
           PSEG                                                   -                      -
           PSEG Energy Holdings
           Other associated companies                            87                  1,727
         Notes receivable:                                        -
           Associated companies                                   -                      -
            Other                                                 -                      -
         Interest receivable                                      -                      -
         Inventory                                            1,313
         Restricted Cash
         Assets held for sale
         Prepayments                                             15                      -
                                                   -----------------     ------------------
 Total Current Assets                                         5,285                  1,692
                                                   -----------------     ------------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                              -                      -
         Other                                              167,155                      -
         Accum. depr. and amortization                          (90)                     -
         Valuation allowances                                     -                      -
                                                   -----------------     ------------------
 Property, Plant and Equipment-net                          167,065                      -
                                                   -----------------     ------------------

INVESTMENTS
         Subsidiaries                                        18,061                     36
         Capital lease agreements                                 -                      -
         Partnership interests                                    -                      -
         Corporate joint ventures                            12,306                120,185
         Securities                                               -                      -
         Valuation allowances                                     -                      -
                                                   -----------------     ------------------
 Total Investments                                           30,367                120,221
                                                   -----------------     ------------------

OTHER ASSETS
         Goodwill
         Derivative Asset                                    34,650
         Other                                               22,784                  2,071
                                                   -----------------     ------------------
 Total Other Assets                                          57,434                  2,071
                                                   -----------------     ------------------

 TOTAL ASSETS                                             $ 260,151              $ 123,984
                                                   =================     ==================

 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                          $ 2,602                    $ -
             Taxes                                                -                 (4,223)
             Other                                                -                      -
             Interest                                             -                      -
             Associated companies                             8,456                 41,468
          Notes payable:                                          -
             PSEG Capital Corporation                             -                      -
             Enterprise Capital Funding Corp.                     -                      -
             Enterprise Group Development Corp.                   -                      -
             Enterprise Diversified Holdings Inc.                 -                      -
             Other                                                -                      -
          Current portion of long-term debt                       -                      -
                                                   -----------------     ------------------
 Total Current Liabilities                                   11,058                 37,245
                                                   -----------------     ------------------


TOTAL LONG-TERM DEBT                                        149,776                      -
                                                   -----------------     ------------------


DEFERRED CREDITS
 Deferred income taxes                                       10,038                  5,127
 Deferred investment
   and energy tax credits                                         -                      -
 Derivative Liability                                         5,945
 Deferred Revenues                                              245                      -
                                                   -----------------     ------------------
 Total Deferred Credits                                      16,228                  5,127
                                                   -----------------     ------------------


MINORITY INTEREST                                            24,528                      -
                                                   -----------------     ------------------


STOCKHOLDER'S EQUITY
          Capital stock                                          12                      1
          Stock Subs Payable                                      -                      -
          Contributed capital                                48,009                 72,184
          Retained earnings                                   9,585                  9,427
          Other Comprehensive Income                            945
          Cumulative Translation Adjustment                      10                      -
                                                   -----------------     ------------------
 Total Stockholder's Equity                                  58,561                 81,612
                                                   -----------------     ------------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                   $ 260,151              $ 123,984
                                                   =================     ==================

                                                                              Servicios             PSEG               PSEG
                                                                              Technicos           Americas          Luxembourg
                                                                              PSEG Chile             II              S.a.r.l.
                                                                                 Ltda               Ltd
                                                                            -----------------   ----------------   ----------------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                                            $ 35                $ -               $ 25
         Accounts  and Notes receivable:
           Trade                                                                           -                  -                  -
           Other                                                                           -                 (4)                 -
           PSE&G                                                                           -                  -                  -
           PSEG                                                                            -                  -                  -
           PSEG Energy Holdings
           Other associated companies                                                      -                 11                  -
         Notes receivable:
           Associated companies                                                            -                  -                  -
            Other                                                                          -                  -                  -
         Interest receivable                                                               -                  -                  -
         Inventory
         Restricted Cash
         Assets held for sale
         Prepayments                                                                       -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Total Current Assets                                                                     35                  7                 25
                                                                            -----------------   ----------------   ----------------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                                                       -                  -                  -
         Other                                                                            35                  -                  -
         Accum. depr. and amortization                                                    (1)                 -                  -
         Valuation allowances                                                              -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Property, Plant and Equipment-net                                                        34                  -                  -
                                                                            -----------------   ----------------   ----------------

INVESTMENTS
         Subsidiaries                                                                      -                  5                  -
         Capital lease agreements                                                          -                  -                  -
         Partnership interests                                                             -                  -                  -
         Corporate joint ventures                                                          -                  -                  -
         Securities                                                                        -                  -                  -
         Valuation allowances                                                              -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Total Investments                                                                         -                  5                  -
                                                                            -----------------   ----------------   ----------------

OTHER ASSETS
         Goodwill
         Derivative Asset
         Other                                                                             -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Total Other Assets                                                                        -                  -                  -
                                                                            -----------------   ----------------   ----------------

 TOTAL ASSETS                                                                           $ 69               $ 12               $ 25
                                                                            =================   ================   ================


 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                                                       $ -                $ -                $ -
             Taxes                                                                         -                  -                  -
             Other                                                                         -                  -                  -
             Interest                                                                      -                  -                  -
             Associated companies                                                         93                 12                  -
          Notes payable:
             PSEG Capital Corporation                                                      -                  -                  -
             Enterprise Capital Funding Corp.                                              -                  -                  -
             Enterprise Group Development Corp.                                            -                  -                  -
             Enterprise Diversified Holdings Inc.                                          -                  -                  -
             Other                                                                         -                  -                  -
          Current portion of long-term debt                                                -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Total Current Liabilities                                                                93                 12                  -
                                                                            -----------------   ----------------   ----------------


TOTAL LONG-TERM DEBT                                                                       -                  -                  -
                                                                            -----------------   ----------------   ----------------


DEFERRED CREDITS
 Deferred income taxes                                                                     -                  -                  -
 Deferred investment
   and energy tax credits                                                                  -                  -                  -
 Derivative Liability
 Deferred Revenues                                                                         -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Total Deferred Credits                                                                    -                  -                  -
                                                                            -----------------   ----------------   ----------------


MINORITY INTEREST                                                                          -                  -                  -
                                                                            -----------------   ----------------   ----------------


STOCKHOLDER'S EQUITY
          Capital stock                                                                    -                  -                  -
          Stock Subs Payable                                                               -                  -                  -
          Contributed capital                                                             75                  -                 25
          Retained earnings                                                              (99)                 -                  -
          Other Comprehensive Income
          Cumulative Translation Adjustment                                                -                  -                  -
                                                                            -----------------   ----------------   ----------------
 Total Stockholder's Equity                                                              (24)                 -                 25
                                                                            -----------------   ----------------   ----------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                                                 $ 69               $ 12               $ 25
                                                                            =================   ================   ================


                           PSEG CHILE HOLDING COMPANY
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                          PSEG
                                                          Chile                           PSEG             PSEG
                                                         Holding       INTERCOMPANY       Chile         Inversiones
                                                         Company       ELIMINATIONS      Holding          Chile I
                                                         CONSOL.        & RECLASS.       Company            LTD           Saesa
                                                       -----------    --------------    ----------     -------------    -----------
REVENUES:
    Income from partnerships                            $     673      $     (6,253)     $      -       $     6,254      $     672
    Income from capital lease agreements                        -                 -             -                 -              -
    Unrealized gains (losses) on investments                    -                 -             -                 -              -
    Realized gains (losses) on investments                      -                 -             -                 -              -
    Interest and dividend income                                -                 -             -                 -              -
    Other                                                   7,999                 -             -                 -          7,999
    Electric Revenues
      Generation                                                -
      Distribution                                         41,015                                                           41,015
    Equity in subsidiary earnings                               -            (6,169)        6,169                 -              -
                                                       -----------    --------------    ----------     -------------    -----------
 Total Revenues                                            49,687           (12,422)        6,169             6,254         49,686
                                                       -----------    --------------    ----------     -------------    -----------
 OPERATING EXPENSES:
    Operation and maintenance                               3,272                 -             -                 -          3,272
    Electric and Energy Costs
    Depreciation and amortization                           2,470                 -             -                 -          2,470
    Electric and Energy Costs                              25,500                                                           25,500
    Administrative and general                              1,796                 -             -                71          1,725
                                                       -----------    --------------    ----------     -------------    -----------
 Total Operating Expenses                                  33,038                 -             -                71         32,967
                                                       -----------    --------------    ----------     -------------    -----------

 OPERATING INCOME                                          16,649           (12,422)        6,169             6,183         16,719
                                                       -----------    --------------    ----------     -------------    -----------

 OTHER INCOME:
    Write off of investments                                    -
    Change in Derivative Fair Value - FAS 133                (121)                                             (121)
    Foreign currency translation Gain/Loss                 (1,796)                -             -                 -         (1,796)
                                                       -----------    --------------    ----------     -------------    -----------
 Total Other Income                                        (1,917)                -             -              (121)        (1,796)
                                                       -----------    --------------    ----------     -------------    -----------
 INTEREST EXPENSE:
    PSEG Capital Corporation                                    -                 -             -                 -              -
    Enterprise Capital Funding Corp.                            -                 -             -                 -              -
    Other Associated Companies                                  -                 -             -                 -              -
    Other                                                   8,956                 -           895               (65)         8,126
    Capitalized interest                                     (427)                -             -                 -           (427)
                                                       -----------    --------------    ----------     -------------    -----------
 Net Interest Expense                                       8,529                 -           895               (65)         7,699
                                                       -----------    --------------    ----------     -------------    -----------

 INCOME BEFORE INCOME TAXES                                 6,203           (12,422)        5,274             6,127          7,224
                                                       -----------    --------------    ----------     -------------    -----------
 INCOME TAXES:
    Current                                                     -                 -             -                 -              -
    Deferred                                                  (42)                -             -               (42)             -
    Foreign Taxes                                             385                                                              385
    Investment and energy tax credits - net                     -                 -             -                 -              -
                                                       -----------    --------------    ----------     -------------    -----------
 Total Income Taxes                                           343                 -             -               (42)           385
                                                       -----------    --------------    ----------     -------------    -----------

 MINORITY INTERESTS                                           586                 -             -                 -            586
                                                       -----------    --------------    ----------     -------------    -----------
 INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE
    EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE              5,274           (12,422)        5,274             6,169          6,253
                                                       -----------    --------------    ----------     -------------    -----------

    Extraordinary Loss on Early Retirement of Debt
      (net of tax)                                              -                 -             -                 -              -
    Cumulative Effect of a Change in Accounting
      Principle                                                 -                 -             -                 -              -
                                                       -----------    --------------    ----------     -------------    -----------

 NET INCOME                                             $   5,274      $    (12,422)     $  5,274       $     6,169      $   6,253
                                                       ===========    ==============    ==========     =============    ===========

                           PSEG CHILE HOLDING COMPANY
                  CONSOLIDATING STATEMENT OF RETAINED EARNINGS
                      FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                    PSEG
                                    Chile                               PSEG              PSEG
                                   Holding        INTERCOMPANY          Chile          Inversiones
                                   Company        ELIMINATIONS         Holding           Chile I
                                   CONSOL.         & RECLASS.          Company             LTD             Saesa
                                 -----------     --------------     -------------     --------------    -------------
  BALANCE  JANUARY 1, 2001        $       -       $    (26,125)      $        -        $          -      $         -

  NET INCOME                          5,274            (12,422)           5,274               6,169            6,253
                                 -----------     --------------     -------------     --------------    -------------
             TOTAL                    5,274            (38,547)           5,274               6,169            6,253
                                 -----------     --------------     -------------     --------------    -------------

  DIVIDENDS DECLARED                      -                  -                -                   -                -
                                 -----------     --------------     -------------     --------------    -------------

                                 -----------     --------------     -------------     --------------    -------------
  BALANCE  DECEMBER 31, 2001      $   5,274       $    (38,547)      $    5,274        $      6,169      $     6,253
                                 ===========     ==============     =============     ==============    =============

                           PSEG CHILE HOLDING COMPANY
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                               PSEG
                                               Chile                                 PSEG               PSEG
                                              Holding          INTERCOMPANY          Chile           Inversiones
                                              Company           ELIMINATIONS         Holding            Chile I
                                              CONSOL.            & RECLASS.          Company              LTD             Saesa
                                            ------------     -----------------     ------------     ---------------    ------------
ASSETS

CURRENT ASSETS
   Cash and temporary cash investments      $     9,230       $             -       $        -       $           -      $    9,230
   Accounts  and Notes receivable:
      Trade                                      34,589                     -                -                   -          34,589
      Other                                       2,553                     -                -                   -           2,553
      PSE&G                                           -                     -                -                   -               -
      PSEG                                            -                     -                -                   -               -
      PSEG Energy Holdings                            -                                                                          -
      Other associated companies                146,075                     -          146,074                   1               -
   Notes receivable:
      Associated companies                            -                     -                -                   -               -
      Other                                           -                     -                -                   -               -
   Interest receivable                                -                     -                -                   -               -
   Inventory                                      4,680                                                                      4,680
   Prepayments                                      375                     -                -                   -             375
                                            ------------     -----------------     ------------     ---------------    ------------
 Total Current Assets                           197,502                     -          146,074                   1          51,427
                                            ------------     -----------------     ------------     ---------------    ------------
 PROPERTY, PLANT AND EQUIPMENT
   Real estate                                  304,301                     -                -              44,000         260,301
   Other                                         18,828                     -                -                   -          18,828
   Accum. depr. and amortization                (73,270)                    -                -                   -         (73,270)
   Valuation allowances                               -                     -                -                   -               -
                                            ------------     -----------------     ------------     ---------------    ------------
 Property, Plant and Equipment-net              249,859                     -                -              44,000         205,859
                                            ------------     -----------------     ------------     ---------------    ------------
 INVESTMENTS
   Subsidiaries                                       -              (490,515)         490,515                   -               -
   Capital lease agreements                           -                     -                -                   -               -
   Partnership interests                              -                     -                -                   -               -
   Corporate joint ventures                         723              (449,956)           3,926             446,161             592
   Securities                                         -                     -                -                   -               -
   Valuation allowances                               -                     -                -                   -               -
                                            ------------     -----------------     ------------     ---------------    ------------
 Total Investments                                  723              (940,471)         494,441             446,161             592
                                            ------------     -----------------     ------------     ---------------    ------------
 OTHER ASSETS
   Goodwill                                     314,709               314,709
   Derivative Asset                               4,009                                  4,009
   Other                                          6,873                 4,611                -                   -           2,262
                                            ------------     -----------------     ------------     ---------------    ------------
 Total Other Assets                             325,591               319,320            4,009                   -           2,262
                                            ------------     -----------------     ------------     ---------------    ------------

 TOTAL ASSETS                                $  773,675       $      (621,151)      $  644,524       $     490,162      $  260,140
                                            ============     =================     ============     ===============    ============
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
   Accounts payable:
      Trade                                  $    9,228                     -       $        -       $           -      $    9,228
      Taxes                                           -                     -                -                   -               -
      Other                                      10,207                     -                -                   -          10,207
      Interest                                      895                     -              895                   -               -
      Associated companies                      300,039                     -          299,967                  72               -
   Notes payable:
      PSEG Capital Corporation                        -                     -                -                   -               -
      Enterprise Capital Funding Corp.                -                     -                -                   -               -
      Enterprise Group Development Corp.              -                     -                -                   -               -
      Enterprise Diversified Holdings Inc.            -                     -                -                   -               -
      U.S.Energy Incorporated                         -                     -                -                   -               -
      Other                                     165,140                                150,000                              15,140
   Current portion of long-term debt             11,930                     -                -                   -          11,930
                                            ------------     -----------------     ------------     ---------------    ------------
 Total Current Liabilities                      497,439                     -          450,862                  72          46,505
                                            ------------     -----------------     ------------     ---------------    ------------
 TOTAL LONG-TERM DEBT                            65,779                     -                -                   -          65,779
                                            ------------     -----------------     ------------     ---------------    ------------
 DEFERRED CREDITS
 Deferred income taxes                           11,435                     -            1,403                (546)         10,578
 Deferred investment                                  -                     -                -                   -               -
   and energy tax credits                             -                     -                -                   -               -
 Derivative Liability                               121                                                        121
 Other                                            2,045                     -                -                   -           2,045
                                            ------------     -----------------     ------------     ---------------    ------------
 Total Deferred Credits                          13,601                     -            1,403                (425)         12,623
                                            ----------------------------------     ------------     ---------------    ------------

MINORITY INTEREST                                 4,597                (7,590)                                              12,187
                                            ------------     -----------------     ------------     ---------------    ------------
 STOCKHOLDER'S EQUITY
   Capital stock                                      -                     -                -                   -               -
   Stock Subs Payable                                 -                     -                -                   -               -
   Contributed capital                          188,910              (608,918)         188,910             488,877         120,041
   Retained earnings                              5,274               (15,432)           5,274               6,169           9,263
   Other Comprehensive income                     2,606                     -            2,606                                   -
   Cumulative Translation Adjustment             (4,531)               10,789           (4,531)             (4,531)         (6,258)
                                            ------------     -----------------     ------------     ---------------    ------------
 Total Stockholder's Equity                     192,259              (613,561)         192,259             490,515         123,046
                                            ------------     -----------------     ------------     ---------------    ------------
 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                      $  773,675       $      (621,151)      $  644,524       $     490,162      $  260,140
                                            ============     =================     ============     ===============    ============

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)

                                                         PSEG            INTERCOMPANY
                                                       RESOURCES         ELIMINATIONS            PSEG                RCMC
                                                        CONSOL.           & RECLASS.           RESOURCES          CONSOL. (A)
                                                   ----------------    ----------------    ----------------    ----------------
REVENUES:
         Income (loss) from partnerships           $            727    $           --      $           (120)   $            469
         Income from capital lease agreements               206,402                --                85,376              58,472
         Investment gains (losses)                           (1,988)               --                 9,073               6,045
         Interest and dividend income                         1,462             (10,551)             11,639                --
         Operating Lease Income                               8,255                --                 8,255                --
         Other                                                    7                --                   (25)                  5
         Equity in subsidiary earnings                         --               (79,399)             79,399                --
                                                   ----------------    ----------------    ----------------    ----------------
Total revenues                                              214,865             (89,950)            193,597              64,991
                                                   ----------------    ----------------    ----------------    ----------------

OPERATING EXPENSES:
         Operation and maintenance                            4,160                --                 4,160                --
         Depreciation and amortization                        3,996                --                 2,967                --
         Administrative and general                           6,573              (5,563)             11,131                  40
                                                   ----------------    ----------------    ----------------    ----------------
Total operating expenses                                     14,729              (5,563)             18,258                  40
                                                   ----------------    ----------------    ----------------    ----------------

OPERATING INCOME                                            200,136             (84,387)            175,339              64,951
                                                   ----------------    ----------------    ----------------    ----------------

INTEREST EXPENSE:
         PSEG Capital Corporation                            25,908                --                23,664               2,038
         Enterprise Capital Funding Corp.                      --                  --                  --                  --
         Energy Holdings Inc.                                71,526                --                65,935               5,079
         Other                                                2,652              (5,832)              2,652               5,832
         Capitalized interest                                  --                  --                  --                  --
                                                   ----------------    ----------------    ----------------    ----------------
Net interest expense                                        100,086              (5,832)             92,251              12,949
                                                   ----------------    ----------------    ----------------    ----------------

INCOME BEFORE INCOME TAXES                                  100,050             (78,555)             83,088              52,002
                                                   ----------------    ----------------    ----------------    ----------------

INCOME TAXES:
         Current                                           (110,603)                844            (108,228)             (8,203)
         Deferred                                           141,336                --               121,457              27,342
         Investment and energy tax credits - net               (828)               --                  (286)               (377)
                                                   ----------------    ----------------    ----------------    ----------------
Total income taxes                                           29,905                 844              12,943              18,762
                                                   ----------------    ----------------    ----------------    ----------------

MINORITY INTERESTS                                             --                  --                  --                  --
                                                   ----------------    ----------------    ----------------    ----------------

NET INCOME                                                   70,145             (79,399)             70,145              33,240
                                                   ----------------    ----------------    ----------------    ----------------

PREFERRED STOCK DIVIDEND REQUIREMENT                          5,999                --                 5,999                --
                                                   ----------------    ----------------    ----------------    ----------------

EARNINGS AVAILABLE TO COMMON STOCK                 $         64,146    $        (79,399)   $         64,146    $         33,240
                                                   ================    ================    ================    ================




                                                        RCIC               RCSC               RCFC
                                                   ---------------    ---------------   ---------------
REVENUES:
         Income (loss) from partnerships           $          --      $          --     $          --
         Income from capital lease agreements               11,070               --                --
         Investment gains (losses)                            --                 --                --
         Interest and dividend income                         --                 --                --
         Operating Lease Income                               --                 --                --
         Other                                                --                    9              --
         Equity in subsidiary earnings                        --                 --                --
                                                   ---------------    ---------------   ---------------
Total revenues                                              11,070                  9              --
                                                   ---------------    ---------------   ---------------

OPERATING EXPENSES:
         Operation and maintenance                            --                 --                --
         Depreciation and amortization                        --                 --                --
         Administrative and general                             12                  9                 2
                                                   ---------------    ---------------   ---------------
Total operating expenses                                        12                  9                 2
                                                   ---------------    ---------------   ---------------

OPERATING INCOME                                            11,058               --                  (2)
                                                   ---------------    ---------------   ---------------

INTEREST EXPENSE:
         PSEG Capital Corporation                              132               --                  74
         Enterprise Capital Funding Corp.                     --                 --                --
         Energy Holdings Inc.                                  329               --                 183
         Other                                                --                 --                --
         Capitalized interest                                 --                 --                --
                                                   ---------------    ---------------   ---------------
Net interest expense                                           461               --                 257
                                                   ---------------    ---------------   ---------------

INCOME BEFORE INCOME TAXES                                  10,597               --                (259)
                                                   ---------------    ---------------   ---------------

INCOME TAXES:
         Current                                           (11,202)              --                 (91)
         Deferred                                           14,427               --                (166)
         Investment and energy tax credits - net              (165)              --                --
                                                   ---------------    ---------------   ---------------
Total income taxes                                           3,060               --                (257)
                                                   ---------------    ---------------   ---------------

MINORITY INTERESTS                                            --                 --                --
                                                   ---------------    ---------------   ---------------

NET INCOME                                                   7,537               --                  (2)
                                                   ---------------    ---------------   ---------------
                                                               0
PREFERRED STOCK DIVIDEND REQUIREMENT                          --                 --                --
                                                   ---------------    ---------------   ---------------

EARNINGS AVAILABLE TO COMMON STOCK                 $         7,537    $          --     $            (2)
                                                   ===============    ===============   ===============


(A) Exceeds 2% of Enterprise's consolidated assets. For additional information, see Item I.

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)


                                                       PSRC SC            PSRC SC              PSRC SC             PSRC SC
                                                         ONE                 TWO                THREE               FOUR
                                                   ----------------    ----------------    ----------------    ----------------
REVENUES:
         Income (loss) from partnerships           $           --      $          --       $         --        $        --
         Income from capital lease agreements                  --                 --                 --                 --
         Investment gains (losses)                             --                 --                 --                 --
         Interest and dividend income                          --                 --                 --                 --
         Operating Lease Income                                --                 --                 --                 --
         Other                                                    6                   4                   4                   4
         Equity in subsidiary earnings                         --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------
Total revenues                                                    6                   4                   4                   4
                                                   ----------------    ----------------    ----------------    ----------------

OPERATING EXPENSES:
         Operation and maintenance                             --                 --                 --                 --
         Depreciation and amortization                         --                 --                 --                 --
         Administrative and general                               6                   4                   4                   4
                                                   ----------------    ----------------    ----------------    ----------------
Total operating expenses                                          6                   4                   4                   4
                                                   ----------------    ----------------    ----------------    ----------------

OPERATING INCOME                                               --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

INTEREST EXPENSE:
         PSEG Capital Corporation                              --                 --                 --                 --
         Enterprise Capital Funding Corp.                      --                 --                 --                 --
         Energy Holdings Inc.                                  --                 --                 --                 --
         Other                                                 --                 --                 --                 --
         Capitalized interest                                  --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------
Net interest expense                                           --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

INCOME BEFORE INCOME TAXES                                     --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

INCOME TAXES:
         Current                                               --                 --                 --                 --
         Deferred                                              --                 --                 --                 --
         Investment and energy tax credits - net               --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------
Total income taxes                                             --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

MINORITY INTERESTS                                             --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

NET INCOME                                                     --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

PREFERRED STOCK DIVIDEND REQUIREMENT                           --                 --                 --                 --
                                                   ----------------    ----------------    ----------------    ----------------

EARNINGS AVAILABLE TO COMMON STOCK                 $           --      $          --       $         --        $        --
                                                   ================    ================    ================    ================


                                                           THE                     PSGMC
                                                       WATER SOURCE                CONSOL.                PSRC, INC.
                                                   ---------------------    ---------------------   ---------------------
REVENUES:
         Income (loss) from partnerships           $                --      $                  --   $                --
         Income from capital lease agreements                       --                         --                   2,256
         Investment gains (losses)                                  --                         --                    --
         Interest and dividend income                               --                         --                    --
         Operating Lease Income                                     --                         --                    --
         Other                                                      --                         --                    --
         Equity in subsidiary earnings                              --                         --                    --
                                                   ---------------------    ---------------------   ---------------------
Total revenues                                                      --                         --                   2,256
                                                   ---------------------    ---------------------   ---------------------

OPERATING EXPENSES:
         Operation and maintenance                                  --                         --                    --
         Depreciation and amortization                              --                         --                   1,029
         Administrative and general                                 --                         --                      73
                                                   ---------------------    ---------------------   ---------------------
Total operating expenses                                            --                         --                   1,102
                                                   ---------------------    ---------------------   ---------------------

OPERATING INCOME                                                    --                         --                   1,154
                                                   ---------------------    ---------------------   ---------------------

INTEREST EXPENSE:
         PSEG Capital Corporation                                   --                         --                    --
         Enterprise Capital Funding Corp.                           --                         --                    --
         Energy Holdings Inc.                                       --                         --                    --
         Other                                                      --                         --                    --
         Capitalized interest                                       --                         --                    --
                                                   ---------------------    ---------------------   ---------------------
Net interest expense                                                --                         --                    --
                                                   ---------------------    ---------------------   ---------------------

INCOME BEFORE INCOME TAXES                                          --                         --                   1,154
                                                   ---------------------    ---------------------   ---------------------

INCOME TAXES:
         Current                                                    --                         --                  (2,711)
         Deferred                                                    (58)                      --                   3,170
         Investment and energy tax credits - net                    --                         --                    --
                                                   ---------------------    ---------------------   ---------------------
Total income taxes                                                   (58)                      --                     459
                                                   ---------------------    ---------------------   ---------------------

MINORITY INTERESTS                                                  --                         --                    --
                                                   ---------------------    ---------------------   ---------------------

NET INCOME                                                            58                       --                     695
                                                   ---------------------    ---------------------   ---------------------

PREFERRED STOCK DIVIDEND REQUIREMENT                                --                         --                    --
                                                   ---------------------    ---------------------   ---------------------

EARNINGS AVAILABLE TO COMMON STOCK                 $                  58    $                  --   $                 695
                                                   =====================    =====================   =====================

(A) Exceeds 2% of Enterprise's consolidated assets.
For additional information, see Item I.

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                                                       PSEGR  Midwest  PSEGR PJM
                                                                                         PSEG COLLINS    EME 2 (LLC)  RELIANT (LLC)
                                                   ENTECH     PSRC I, INC. PSRC II, INC.    CONSOL.        CONSOL        CONSOL
                                                 ----------   -----------  ------------   ------------  ------------  ------------
REVENUES:
         Income (loss) from partnerships         $     --     $        --  $        378   $       --    $       --    $       --
         Income from capital lease agreements          --              --          --           14,230        14,097        20,901
         Investment gains (losses)                     --              --       (17,106)          --            --            --
         Interest and dividend income                  --              --           374           --            --            --
         Operating Lease Income                        --              --          --             --            --            --
         Other                                         --              --          --             --            --            --
         Equity in subsidiary earnings                 --              --          --             --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------
Total revenues                                         --              --       (16,354)        14,230        14,097        20,901
                                                 ----------   -----------  ------------   ------------  ------------  ------------

OPERATING EXPENSES:
         Operation and maintenance                     --              --          --             --            --            --
         Depreciation and amortization                 --              --          --             --            --            --
         Administrative and general                    --              --             7              1             0           842
                                                 ----------   -----------  ------------   ------------  ------------  ------------
Total operating expenses                               --              --             7              1             0           842
                                                 ----------   -----------  ------------   ------------  ------------  ------------

OPERATING INCOME                                       --              --       (16,361)        14,229        14,097        20,059
                                                 ----------   -----------  ------------   ------------  ------------  ------------

INTEREST EXPENSE:
         PSEG Capital Corporation                      --              --          --             --            --            --
         Enterprise Capital Funding Corp.              --              --          --             --            --            --
         Energy Holdings Inc.                          --              --          --             --            --            --
         Other                                         --              --          --             --            --            --
         Capitalized interest                          --              --          --             --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------
Net interest expense                                   --              --          --             --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------

INCOME BEFORE INCOME TAXES                             --              --       (16,361)        14,229        14,097        20,059
                                                 ----------   -----------  ------------   ------------  ------------  ------------

INCOME TAXES:
         Current                                          0            --        18,989           --            --            --
         Deferred                                        (2)           --       (24,834)          --            --            --
         Investment and energy tax credits - net       --              --          --             --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------
Total income taxes                                       (2)           --        (5,845)          --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------

MINORITY INTERESTS                                     --              --          --             --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------

NET INCOME                                                2            --       (10,516)        14,229        14,097        20,059
                                                 ----------   -----------  ------------   ------------  ------------  ------------

PREFERRED STOCK DIVIDEND REQUIREMENT                   --              --          --             --            --            --
                                                 ----------   -----------  ------------   ------------  ------------  ------------

EARNINGS AVAILABLE TO COMMON STOCK               $        2   $        --  $    (10,516)  $     14,229  $     14,097  $     20,059
                                                 ==========   ===========  ============   ============  ============  ============

(A) Exceeds 2% of Enterprise's consolidated assets.
For additional information, see Item I.

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)



                                                           PSEG            INTERCOMPANY
                                                         RESOURCES         ELIMINATIONS          PSEG              RCMC
                                                          CONSOL.           & RECLASS.         RESOURCES          CONSOL.
                                                       ---------------   ---------------    ---------------   ---------------
BALANCE  JANUARY 1, 2001                               $       206,067   $      (196,317)   $       206,067   $       113,407

NET INCOME                                                      70,145           (79,399)            70,145            33,240
                                                       ---------------   ---------------    ---------------   ---------------

           TOTAL                                               276,212          (275,716)           276,212           146,647
                                                       ---------------   ---------------    ---------------   ---------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)             5,999              --                5,999              --
                                                       ---------------   ---------------    ---------------   ---------------

BALANCE  DECEMBER 31, 2001                             $       270,213   $      (275,716)   $       270,213   $       146,647
                                                       ===============   ===============    ===============   ===============



                                                            RCIC             RCSC              RCFC
                                                       --------------   --------------    --------------
BALANCE  JANUARY 1, 2001                               $       37,276   $          (39)   $        5,782

NET INCOME                                                      7,537             --                  (2)
                                                       --------------   --------------    --------------

           TOTAL                                               44,813              (39)            5,780
                                                       --------------   --------------    --------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)             --               --                --
                                                       --------------   --------------    --------------

BALANCE  DECEMBER 31, 2001                             $       44,813   $          (39)   $        5,780
                                                       ==============   ==============    ==============

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)


                                                            PSRC SC           PSRC SC               PSRC SC            PSRC SC
                                                              ONE                TWO                 THREE              FOUR
                                                       -----------------   -----------------   -----------------  -----------------
BALANCE  JANUARY 1, 2001                               $              (3)  $              (3)  $              --  $              --

NET INCOME                                                            --                  --                  --                 --
                                                       -----------------   -----------------   -----------------  -----------------

           TOTAL                                                      (3)                 (3)                 --                 --
                                                       -----------------   -----------------   -----------------  -----------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)                  --                  --                  --                 --
                                                       -----------------   -----------------   -----------------  -----------------

BALANCE  DECEMBER 31, 2001                             $              (3)  $              (3)  $              --  $              --
                                                       =================   =================   =================  =================



                                                               THE                PSGMC
                                                          WATER SOURCE            CONSOL.           PSRC, INC.
                                                       -----------------    -----------------   ------------------
BALANCE  JANUARY 1, 2001                               $          (1,055)   $              --   $            4,985

NET INCOME                                                            58                   --                  695
                                                       -----------------    -----------------   ------------------

           TOTAL                                                    (997)                  --                5,680
                                                       -----------------    -----------------   ------------------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)                --                     --                 --
                                                       -----------------    -----------------   ------------------

BALANCE  DECEMBER 31, 2001                             $            (997)   $              --   $            5,680
                                                       =================    =================   ==================

PSEG RESOURCES INC.
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                                                            PSEGR        PSEGR
                                                                                                PSEG        Midwest        PJM
                                                                     PSRC I,     PSRC II,      COLLINS    EME 2 (LLC)  RELIANT (LLC)
                                                        ENTECH         INC.        INC.         CONSOL.      CONSOL       CONSOL
                                                      -----------   ---------  -----------   -----------  -----------  -----------
BALANCE  JANUARY 1, 2001                              $      (977)  $      --  $     3,581   $    16,739  $     7,122  $     9,502

NET INCOME                                                      2          --      (10,516)       14,229       14,097       20,059
                                                      -----------   ---------  -----------   -----------  -----------  -----------

           TOTAL                                             (975)         --       (6,935)       30,968       21,219       29,561
                                                      -----------   ---------  -----------   -----------  -----------  -----------

DIVIDENDS DECLARED (Incl. Preferred Stock Dividends)         --            --         --            --           --           --
                                                      -----------   ---------  -----------   -----------  -----------  -----------

BALANCE  DECEMBER 31, 2001                            $      (975)  $      --  $    (6,935)  $    30,968  $    21,219  $    29,561
                                                      ===========   =========  ===========   ===========  ===========  ===========

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)


                                                   PSEG             INTERCOMPANY
                                                  RESOURCES         ELIMINATIONS            PSEG                RCMC
                                                   CONSOL.           & RECLASS.           RESOURCES            CONSOL.
                                               ----------------    ----------------    ----------------    ----------------
ASSETS

CURRENT ASSETS
--------------
         Cash and temporary cash investments   $          3,648    $           --      $          3,075    $            292
         Accounts and Notes receivable:
           Trade                                           --                  --                  --                  --
           Other                                          1,055                --                   186                  27
           PSE&G                                           --                  --                  --                  --
           PSEG                                            --                  --                  --                  --
           Other associated companies                        (0)           (269,852)             34,960               8,651
         Notes receivable:                                 --                  --                  --                  --
           Associated companies                            --              (105,225)            105,225                --
            Other                                          --                  --                  --                  --
         Interest & dividend receivable                     236                --                  --                  --
         Prepayments                                         26                --                    26                --
                                               ----------------    ----------------    ----------------    ----------------
 Total Current Assets                                     4,965            (375,077)            143,472               8,970
                                               ----------------    ----------------    ----------------    ----------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                     71,988                --                57,546                --
         Other                                            8,597                --                 8,490                --
         Accum. depr. and amortization                  (18,642)               --                (8,039)               --
         Valuation allowances                              --                  --                  --                  --
                                               ----------------    ----------------    ----------------    ----------------
 Property, Plant and Equipment-net                       61,943                --                57,997                --
                                               ----------------    ----------------    ----------------    ----------------

INVESTMENTS
-----------
         Subsidiaries                                      --            (1,225,029)          1,225,029                --
         Capital lease agreements                     2,790,762                --             1,147,758             957,207
         Partnership interests / Other                  168,607                --                 2,212               2,875
         Corporate joint ventures                          --                  --                  --                  --
         Securities                                       5,400                --                   400                --
         Valuation allowances                            (6,604)               --                (6,604)               --
                                               ----------------    ----------------    ----------------    ----------------
 Total Investments                                    2,958,165          (1,225,029)          2,368,795             960,082
                                               ----------------    ----------------    ----------------    ----------------

OTHER ASSETS
------------
         Special funds-pension                            1,039                --                 1,039                --
         Unamortized fees                                   314                                     314
                                               ----------------    ----------------    ----------------    ----------------
 Total Other Assets                                       1,353                --                 1,353                --
                                               ----------------    ----------------    ----------------    ----------------

 TOTAL ASSETS                                  $      3,026,426    $     (1,600,105)   $      2,571,617    $        969,052
                                               ================    ================    ================    ================


                                                    RCIC           RCSC            RCFC
                                               -------------   -------------   -------------
ASSETS

CURRENT ASSETS
--------------
         Cash and temporary cash investments   $        --     $           7   $        --
         Accounts and Notes receivable:
           Trade                                        --              --              --
           Other                                        --              --              --
           PSE&G                                        --              --              --
           PSEG                                         --              --              --
           Other associated companies                  5,974            --            12,717
         Notes receivable:                              --
           Associated companies                         --              --              --
            Other                                       --              --              --
         Interest & dividiend receivable                --              --              --
         Prepayments                                    --              --              --
                                               -------------   -------------   -------------
 Total Current Assets                                  5,974               7          12,717
                                               -------------   -------------   -------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                    --              --              --
         Other                                          --              --              --
         Accum. depr. and amortization                  --              --              --
         Valuation allowances                           --              --              --
                                               -------------   -------------   -------------
 Property, Plant and Equipment-net                      --              --              --
                                               -------------   -------------   -------------

INVESTMENTS
-----------
         Subsidiaries                                   --              --              --
         Capital lease agreements                    122,008            --              --
         Partnership interests / Other                  --              --              --
         Corporate joint ventures                       --              --              --
         Securities                                     --              --              --
         Valuation allowances                           --              --              --
                                               -------------   -------------   -------------
 Total Investments                                   122,008            --              --
                                               -------------   -------------   -------------

OTHER ASSETS
------------
         Special funds-pension                          --              --              --
         Unamortized fees
                                               -------------   -------------   -------------
 Total Other Assets                                     --              --              --
                                               -------------   -------------   -------------

 TOTAL ASSETS                                  $     127,982   $           7   $      12,717
                                               =============   =============   =============

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)


                                                  PSRC SC            PSRC SC          PSRC SC           PSRC SC
                                                    ONE                TWO             THREE              FOUR
                                               ---------------   ---------------   ---------------   ---------------
ASSETS

CURRENT ASSETS
--------------
         Cash and temporary cash investments   $             5   $             5   $             5   $             7
         Accounts and Notes receivable:
           Trade                                            --                --                --                --
           Other                                            --                --                --                --
           PSE&G                                            --                --                --                --
           PSEG                                             --                --                --                --
           Other associated companies                        2                 2                 5                 3
         Notes receivable:
           Associated companies                             --                --                --                --
            Other                                           --                --                --                --
         Interest & dividend receivable                     --                --                --                --
         Prepayments                                        --                --                --                --
                                               ---------------   ---------------   ---------------   ---------------
 Total Current Assets                                        7                 7                10                10
                                               ---------------   ---------------   ---------------   ---------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                        --                --                --                --
         Other                                              --                --                --                --
         Accum. depr. and amortization                      --                --                --                --
         Valuation allowances                               --                --                --                --
                                               ---------------   ---------------   ---------------   ---------------
 Property, Plant and Equipment-net                          --                --                --                --
                                               ---------------   ---------------   ---------------   ---------------

INVESTMENTS
-----------
         Subsidiaries                                       --                --                --                --
         Capital lease agreements                           --                --                --                --
         Partnership interests / Other                      --                --                --                --
         Corporate joint ventures                           --                --                --                --
         Securities                                         --                --                --                --
         Valuation allowances                               --                --                --                --
                                               ---------------   ---------------   ---------------   ---------------
 Total Investments                                          --                --                --                --
                                               ---------------   ---------------   ---------------   ---------------

OTHER ASSETS
------------
         Special funds-pension                              --                --                --                --
         Unamortized fees
                                               ---------------   ---------------   ---------------   ---------------
 Total Other Assets                                         --                --                --                --
                                               ---------------   ---------------   ---------------   ---------------

 TOTAL ASSETS                                  $             7   $             7   $            10   $            10
                                               ===============   ===============   ===============   ===============


                                                   THE              PSGMC
                                                WATER SOURCE       CONSOL.            PSRC, INC.
                                               --------------   ---------------   -----------------
ASSETS

CURRENT ASSETS
--------------
         Cash and temporary cash investments   $         --     $            --   $               7
         Accounts and Notes receivable:
           Trade                                         --                  --                --
           Other                                         --                  --                --
           PSE&G                                         --                  --                --
           PSEG                                          --                  --                --
           Other associated companies                      30                --                --
         Notes receivable:                               --
           Associated companies                          --                  --                --
            Other                                        --                  --                --
         Interest & dividiend receivable                 --                  --                --
         Prepayments                                     --                  --                --
                                               --------------   ---------------   -----------------
 Total Current Assets                                      30                --                   7
                                               --------------   ---------------   -----------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                     --                  --              14,442
         Other                                           --                  --                 107
         Accum. depr. and amortization                   --                  --             (10,603)
         Valuation allowances                            --                  --                --
                                               --------------   ---------------   -----------------
 Property, Plant and Equipment-net                       --                  --               3,946
                                               --------------   ---------------   -----------------

INVESTMENTS
-----------
         Subsidiaries                                    --                  --                --
         Capital lease agreements                        --                  --              46,048
         Partnership interests / Other                   --                  --                --
         Corporate joint ventures                        --                  --                --
         Securities                                      --                  --                --
         Valuation allowances                            --                  --                --
                                               --------------   ---------------   -----------------
 Total Investments                                       --                  --              46,048
                                               --------------   ---------------   -----------------

OTHER ASSETS
------------
         Special funds-pension                           --                  --                --
         Unamortized fees
                                               --------------   ---------------   -----------------
 Total Other Assets                                      --                  --                --
                                               --------------   ---------------   -----------------

 TOTAL ASSETS                                  $           30   $            --   $          50,001
                                               ==============   ===============   =================

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                                                       PSEGR Midwest    PSEGR PJM
                                                              PSRC I,     PSRC II,     PSEG COLLINS     EME 2 (LLC)    RELIANT (LLC)
                                                  ENTECH        INC.         INC.         CONSOL.         CONSOL          CONSOL
                                               -----------   ---------   -----------   -------------   -------------   -------------
ASSETS

CURRENT ASSETS
--------------
         Cash and temporary cash investments   $      --     $      --   $       245   $        --     $        --     $        --
         Accounts and Notes receivable:
           Trade                                      --            --          --              --              --              --
           Other                                      --            --          --              --              --               842
           PSE&G                                      --            --          --              --              --              --
           PSEG                                       --            --          --              --              --              --
           Other associated companies                   44          --       185,780            --            19,578           2,106
         Notes receivable:                            --            --          --              --              --              --
           Associated companies                       --            --          --              --              --              --
            Other                                     --            --          --              --              --              --
         Interest & dividend receivable               --            --           236            --              --              --
         Prepayments                                  --            --                          --              --              --
                                               -----------   ---------   -----------   -------------   -------------   -------------
 Total Current Assets                                   44          --       186,261            --            19,578           2,948
                                               -----------   ---------   -----------   -------------   -------------   -------------

PROPERTY, PLANT AND EQUIPMENT
-----------------------------
         Real estate                                  --            --          --              --              --              --
         Other                                        --            --          --              --              --              --
         Accum. depr. and amortization                --            --          --              --              --              --
         Valuation allowances                         --            --          --              --              --              --
                                               -----------   ---------   -----------   -------------   -------------   -------------
 Property, Plant and Equipment-net                    --            --          --              --              --              --
                                               -----------   ---------   -----------   -------------   -------------   -------------

INVESTMENTS
-----------
         Subsidiaries                                 --            --          --              --              --              --
         Capital lease agreements                     --            --          --           167,012         151,652         199,077
         Partnership interests / Other                --            --       163,520            --              --              --
         Corporate joint ventures                     --            --          --              --              --              --
         Securities                                   --            --         5,000            --              --              --
         Valuation allowances                         --            --                          --              --              --
                                               -----------   ---------   -----------   -------------   -------------   -------------
 Total Investments                                    --            --       168,520         167,012         151,652         199,077
                                               -----------   ---------   -----------   -------------   -------------   -------------

OTHER ASSETS
------------
         Special funds-pension                        --            --          --              --              --              --
         Unamortized fees
                                               -----------   ---------   -----------   -------------   -------------   -------------
 Total Other Assets                                   --            --          --              --              --              --
                                               -----------   ---------   -----------   -------------   -------------   -------------

 TOTAL ASSETS                                  $        44   $      --   $   354,781   $     167,012   $     171,230   $     202,025
                                               ===========   =========   ===========   =============   =============   =============


PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)



                                                      PSEG            INTERCOMPANY
                                                     RESOURCES        ELIMINATIONS           PSEG               RCMC
                                                      CONSOL.          & RECLASS.          RESOURCES           CONSOL.
                                                  ----------------   ---------------    ----------------   ----------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                                $           --     $          --      $           --     $           --
             Taxes                                               3              --                     3               --
             Other                                           3,947              --                 3,468                455
             Interest                                        1,355              --                   656                112
             Associated companies                          105,087          (269,852)            336,457             34,460
          Notes payable:
             PSEG Capital Corporation                      258,025              --               185,710             65,685
             Enterprise Capital Funding Corp.                 --                --                  --                 --
             Enterprise Group Development Corp.               --                --                  --                 --
             Energy Holdings Inc.                          923,753              --               902,706             19,117
             PSEG Resources                                   --            (105,225)               --              105,225
          Current portion of long-term debt                    812              --                   812               --
                                                  ----------------   ---------------    ----------------   ----------------
 Total Current Liabilities                               1,292,983          (375,077)          1,429,812            225,054
                                                  ----------------   ---------------    ----------------   ----------------


TOTAL LONG-TERM DEBT                                        22,011              --                22,011               --
--------------------                              ----------------   ---------------    ----------------   ----------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                   1,198,953              --               607,314            508,315
 Deferred investment                                          --                --                  --                 --
   and energy tax credits                                     --                --                  --                 --
 Other                                                       1,066              --                 1,066               --
                                                  ----------------   ---------------    ----------------   ----------------
 Total Deferred Credits                                  1,200,018              --               608,380            508,315
                                                  ----------------   ---------------    ----------------   ----------------


STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                    107,001               (67)            107,001                  2
          Preferred stock                                  134,200              --               134,200               --
          Contributed capital                                 --            (949,245)               --               89,034
          Retained earnings                                270,213          (275,716)            270,213            146,647
                                                  ----------------   ---------------    ----------------   ----------------
 Total Stockholder's Equity                                511,415        (1,225,028)            511,414            235,683
                                                  ----------------   ---------------    ----------------   ----------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $      3,026,427   $    (1,600,105)   $      2,571,617   $        969,052
                                                  ================   ===============    ================   ================


                                                      RCIC            RCSC             RCFC
                                                  -------------   -------------    -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                                $        --     $        --      $        --
             Taxes                                         --              --               --
             Other                                         --              --               --
             Interest                                      --              --               --
             Associated companies                           204              36              113
          Notes payable:
             PSEG Capital Corporation                     4,260            --              2,370
             Enterprise Capital Funding Corp.              --              --               --
             Enterprise Group Development Corp.            --              --               --
             Energy Holdings Inc.                         1,240            --                690
             PSEG Resources                                --              --               --
          Current portion of long-term debt                --              --               --
                                                  -------------   -------------    -------------
 Total Current Liabilities                                5,704              36            3,173
                                                  -------------   -------------    -------------


TOTAL LONG-TERM DEBT                                       --              --               --
--------------------                              -------------   -------------    -------------







DEFERRED CREDITS
----------------
 Deferred income taxes                                   71,800            --                (49)
 Deferred investment                                                        --              --
   and energy tax credits                                  --              --               --
 Other                                                     --              --               --
                                                  -------------   -------------    -------------

 Total Deferred Credits                                  71,800            --                (49)
                                                  -------------   -------------    -------------


STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                       1              10                1
          Preferred stock                                  --              --               --
          Contributed capital                             5,664            --              3,812
          Retained earnings                              44,813             (39)           5,780
                                                  -------------   -------------    -------------
 Total Stockholder's Equity                              50,478             (29)           9,593
                                                  -------------   -------------    -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                           $     127,982   $           7    $      12,717
                                                  =============   =============    =============


PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)


                                                   PSRC SC          PSRC SC           PSRC SC          PSRC SC
                                                     ONE              TWO              THREE            FOUR
                                                 -------------     -------------     ------------     ------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                               $          -      $          -      $         -      $         -
             Taxes                                          -                 -                -                -
             Other                                          -                 -                -                -
             Interest                                       -                 -                -                -
             Associated companies                           -                 -                -                -
          Notes payable:
             PSEG Capital Corporation                       -                 -                -                -
             Enterprise Capital Funding Corp.               -                 -                -                -
             Enterprise Group Development Corp.             -                 -                -                -
             Energy Holdings Inc.                           -                 -                -                -
             PSEG Resources                                 -                 -                -                -
          Current portion of long-term debt                 -                 -                -                -
                                                 -------------     -------------     ------------     ------------
 Total Current Liabilities                                  -                 -                -                -
                                                 -------------     -------------     ------------     ------------

TOTAL LONG-TERM DEBT                                        -                 -                -                -
--------------------
                                                 -------------     -------------     ------------     ------------

DEFERRED CREDITS
----------------
 Deferred income taxes                                      -                 -                -                -
 Deferred investment                                        -                 -                -                -
   and energy tax credits                                   -                 -                -                -
 Other                                                      -                 -                -                -
                                                 -------------     -------------     ------------     ------------
 Total Deferred Credits                                     -                 -                -                -
                                                 -------------     -------------     ------------     ------------

STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                    10                10               10               10
          Preferred stock                                   -                 -                -                -
          Contributed capital                               -                 -                -                -
          Retained earnings                                (3)               (3)               -                -
                                                 -------------     -------------     ------------     ------------
 Total Stockholder's Equity                                 7                 7               10               10
                                                 -------------     -------------     ------------     ------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                          $          7      $          7      $        10      $        10
                                                 =============     =============     =============    ============


                                                           THE                   PSGMC
                                                       WATER SOURCE              CONSOL.          PSRC, INC.
                                                     -------------------     ----------------     -------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                                   $                -       $            -      $          -
             Taxes                                                    -                    -                 -
             Other                                                    -                    -                 -
             Interest                                                 -                    -                 -
             Associated companies                                     -                    -             2,684
          Notes payable:
             PSEG Capital Corporation                                 -                    -                 -
             Enterprise Capital Funding Corp.                         -                    -                 -
             Enterprise Group Development Corp.                       -                    -                 -
             Energy Holdings Inc.                                     -                    -                 -
             PSEG Resources                                           -                    -                 -
          Current portion of long-term debt                           -                    -                 -
                                                     -------------------     ----------------     -------------
 Total Current Liabilities                                            -                    -             2,684
                                                     -------------------     ----------------     -------------

TOTAL LONG-TERM DEBT                                                  -                    -                 -
--------------------
                                                     -------------------     ----------------     -------------

DEFERRED CREDITS
----------------
 Deferred income taxes                                                -                    -            27,102
 Deferred investment                                                  -                    -                 -
   and energy tax credits                                             -                    -                 -
 Other                                                                -                    -                 -
                                                     -------------------     ----------------     -------------
 Total Deferred Credits                                               -                    -            27,102
                                                     -------------------     ----------------     -------------

STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                              10                    -                 1
          Preferred stock                                             -                    -                 -
          Contributed capital                                     1,017                    -            14,534
          Retained earnings                                        (997)                   -             5,680
                                                     ----------------------------------------------------------
 Total Stockholder's Equity                                          30                    -            20,215
                                                     -------------------     ----------------     -------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                              $               30      $             -      $     50,001
                                                     ===================     ================     =============

PSEG RESOURCES INC.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                                                                 PSEG COLLINS
                                                    ENTECH           PSRC I, INC.          PSRC II, INC.             CONSOL.
                                                ---------------     -----------------     -----------------     ---------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
-------------------
          Accounts payable:
             Trade                               $           -                               $           -       $           -
             Taxes                                           -                                           -                   -
             Other                                           -                                           -                 (20)
             Interest                                        -                                         588                   -
             Associated companies                            -                                           -                  22
          Notes payable:                                                                                 -                   -
             PSEG Capital Corporation                        -                                           -                   -
             Enterprise Capital Funding Corp.                -                                           -                   -
             Enterprise Group Development Corp.              -                                           -                   -
             Energy Holdings Inc.                            -                                           -                   -
             PSEG Resources                                  -                                           -                   -
          Current portion of long-term debt                  -                                           -
                                                ---------------     -----------------     -----------------     ---------------
 Total Current Liabilities                                   -                     -                   588                   2
                                                ---------------     -----------------     -----------------     ---------------


TOTAL LONG-TERM DEBT                                         -                     -                     -                   -
--------------------
                                                ---------------     -----------------     -----------------     ---------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                       -                                     (15,530)                  -
 Deferred investment                                         -                                           -                   -
   and energy tax credits                                    -                                           -                   -
 Other                                                       -                                           -                   -
                                                ---------------     -----------------     -----------------     ---------------
 Total Deferred Credits                                      -                     -               (15,530)                  -
                                                ---------------     -----------------     -----------------     ---------------


STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                      1                                           1                   -
          Preferred stock                                    -                                           -                   -
          Contributed capital                            1,018                                     376,657             136,042
          Retained earnings                               (975)                    -                (6,935)             30,968
                                                -------------------------------------------------------------------------------
 Total Stockholder's Equity                                 44                     -               369,723             167,010
                                                ---------------     -----------------     -----------------     ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                         $           44      $              -      $        354,781      $      167,012
                                                ===============     =================     =================     ===============



                                             PSEGR MIDWEST       PSEGR PJM
                                              EME 2 (LLC)      RELIANT (LLC)
                                               CONSOL              CONSOL
                                           ----------------   ---------------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
        Trade                               $            -    $            -
        Taxes                                            -                 -
        Other                                           43                 0
        Interest                                         -                 -
        Associated companies                             -               964
     Notes payable:                                      -                 -
        PSEG Capital Corporation                         -                 -
        Enterprise Capital Funding Corp.                 -                 -
        Enterprise Group Development Corp.               -                 -
        Energy Holdings Inc.                             -                 -
        PSEG Resources                                   -                 -
     Current portion of long-term debt
                                           ----------------   ---------------
 Total Current Liabilities                              43               964
                                           ----------------   ---------------


TOTAL LONG-TERM DEBT                                     -                 -
--------------------
                                           ----------------   ---------------


DEFERRED CREDITS
----------------
 Deferred income taxes                                   -                 -
 Deferred investment                                     -                 -
   and energy tax credits                                -                 -
 Other                                                   -                 -
                                           ----------------   ---------------
 Total Deferred Credits                                  -                 -
                                           ----------------   ---------------


STOCKHOLDER'S EQUITY
--------------------
          Capital stock                                  -                 -
          Preferred stock                                -                 -
          Contributed capital                      149,968           171,500
          Retained earnings                         21,219            29,561
                                           ----------------------------------
 Total Stockholder's Equity                        171,187           201,061
                                           ----------------   ---------------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                    $       171,230    $      202,025
                                           ================   ===============

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF INCOME
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                           INTERCOMPANY
                                                            RCMC           ELIMINATIONS
                                                           CONSOL.          & RECLASS.           RCMC            RCMCSC
                                                      ---------------    ----------------    ------------     -----------
REVENUES:
         Income from partnerships                              $ 469                 $ -             $ -             $ -
         Income from capital lease agreements                 58,472                   -          43,376               -
         Investment gains (losses)                             6,045                   -               -               -
         Interest and dividend income                              -                   -               -               -
         Other                                                     5                   -               -               5
         Equity in subsidiary earnings                             -             (10,017)         10,017               -
                                                      ---------------    ----------------    ------------     -----------
Total revenues                                                64,991             (10,017)         53,393               5
                                                      ---------------    ----------------    ------------     -----------

OPERATING EXPENSES:
         Operation and maintenance                                 -                   -               -               -
         Depreciation and amortization                             -                   -               -               -
         Administrative and general                               40                   -             120               5
                                                      ---------------    ----------------    ------------     -----------
Total operating expenses                                          40                   -             120               5
                                                      ---------------    ----------------    ------------     -----------

OPERATING INCOME                                              64,951             (10,017)         53,273               -
                                                      ---------------    ----------------    ------------     -----------

INTEREST EXPENSE:
         PSEG Capital Corporation                              2,038                   -           1,192               -
         Enterprise Capital Funding Corp.                          -                   -               -               -
         Energy Holdings Inc.                                  5,079                   -           2,968               -
         Other                                                 5,832                   -               -               -
         Capitalized interest                                      -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
Net interest expense                                          12,949                   -           4,160               -
                                                      ---------------    ----------------    ------------     -----------

INCOME BEFORE INCOME TAXES                                    52,002             (10,017)         49,113               -
                                                      ---------------    ----------------    ------------     -----------

INCOME TAXES:
         Current                                              (8,203)                  -         (43,367)              -
         Deferred                                             27,342                   -          59,617               -
         Investment and energy tax credits - net                (377)                  -            (377)              -
                                                      ---------------    ----------------    ------------     -----------
Total income taxes                                            18,762                   -          15,873               -
                                                      ---------------    ----------------    ------------     -----------

MINORITY INTERESTS                                                 -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------

NET INCOME                                                  $ 33,240           $ (10,017)       $ 33,240             $ -
                                                      ===============    ================    ============     ===========




                                                                                               DYNEGY
                                                           RCMC, INC.     RCMC I, INC.         CONSOL
                                                         -------------   -------------     ------------
REVENUES:
         Income from partnerships                             $ 469             $ -              $ -
         Income from capital lease agreements                   124           3,294           11,678
         Investment gains (losses)                            6,045               -                -
         Interest and dividend income                             -               -                -
         Other                                                    -               -                -
         Equity in subsidiary earnings                            -               -                -
                                                       -------------   -------------     ------------
Total revenues                                                6,638           3,294           11,678
                                                       -------------   -------------     ------------
OPERATING EXPENSES:
         Operation and maintenance                                -               -                -
         Depreciation and amortization                            -               -                -
         Administrative and general                             126            (210)               -
                                                       -------------   -------------     ------------
Total operating expenses                                        126            (210)               -
                                                       -------------   -------------     ------------
OPERATING INCOME
                                                              6,512           3,504           11,678
INTEREST EXPENSE:                                      -------------   -------------     ------------
         PSEG Capital Corporation                                 -             847                -
         Enterprise Capital Funding Corp.                         -               -                -
         Energy Holdings Inc.                                     -           2,110                -
         Other                                                    -               -            5,832
         Capitalized interest                                     -               -                -
                                                       -------------   -------------     ------------
Net interest expense                                              -           2,957            5,832
                                                       -------------   -------------     ------------
INCOME BEFORE INCOME TAXES
                                                              6,512             547            5,846
INCOME TAXES:                                          -------------   -------------     ------------

         Current                                             34,384             779                -
         Deferred                                           (31,979)           (296)               -
         Investment and energy tax credits - net                  -               -                -
                                                       -------------   -------------     ------------
Total income taxes                                            2,405             483                -
                                                       -------------   -------------     ------------
MINORITY INTERESTS

NET INCOME                                                        -               -                -
                                                       -------------   -------------     ------------

                                                            $ 4,107            $ 64          $ 5,846
                                                       =============   =============     ============


RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING STATEMENT OF RETAINED EARNINGS
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                          INTERCOMPANY
                                                           RCMC           ELIMINATIONS
                                                          CONSOL.          & RECLASS.            RCMC           RCMCSC
                                                      ---------------    ----------------    ------------     -----------
BALANCE  JANUARY 1, 2001                                   $ 113,407            $ (3,273)      $ 113,407           $ (16)

NET INCOME                                                    33,240             (10,017)         33,240               -
                                                      ---------------    ----------------    ------------     -----------

           TOTAL                                             146,647             (13,290)        146,647             (16)
                                                      ---------------    ----------------    ------------     -----------

DIVIDENDS DECLARED                                                 -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------

BALANCE  DECEMBER 31, 2001                                 $ 146,647           $ (13,290)      $ 146,647           $ (16)
                                                      ===============    ================    ============     ===========


                                                                                            DYNEGY
                                                        RCMC, INC.     RCMC I, INC.         CONSOL
                                                    -------------   -------------     ------------
BALANCE  JANUARY 1, 2001                                  $ (144)        $ 3,433              $ -

NET INCOME                                                 4,107              64            5,846
                                                    -------------   -------------     ------------

           TOTAL                                           3,963           3,497            5,846
                                                    -------------   -------------     ------------

DIVIDENDS DECLARED                                             -               -                -
                                                    -------------   -------------     ------------

BALANCE  DECEMBER 31, 2001                               $ 3,963         $ 3,497          $ 5,846
                                                     =============   =============     ============

RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                          INTERCOMPANY
                                                           RCMC           ELIMINATIONS
                                                          CONSOL.          & RECLASS.            RCMC           RCMCSC
                                                      ---------------    ----------------    ------------     -----------
ASSETS

CURRENT ASSETS
         Cash and temporary cash investments                   $ 292                 $ -             $ -            $ 11
         Accounts  and Notes receivable:                           -                   -               -               -
           Trade                                                   -                   -               -               -
           Other                                                  27                   -              27               -
           PSE&G                                                   -                   -               -               -
           PSEG                                                    -                   -               -               -
           Other associated companies                          8,652                   -               -               0
         Notes receivable:                                         -                   -               -               -
           Associated companies                                    -                   -               -               -
         Prepayments                                               -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
 Total Current Assets                                          8,971                   -              27              11
                                                      ---------------    ----------------    ------------     -----------

PROPERTY, PLANT AND EQUIPMENT
         Real estate                                               -                   -               -               -
         Other                                                     -                   -               -               -
         Accum. depr. and amortization                             -                   -               -               -
         Valuation allowances                                      -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
 Property, Plant and Equipment-net                                 -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------

INVESTMENTS
         Subsidiaries                                              -             (35,957)         35,957               -
         Capital lease agreements                            957,207                   -         622,841               -
         Partnership interests                                 2,875                   -               -               -
         Corporate joint ventures                                  -                   -               -               -
         Securities                                                -                   -               -               -
         Valuation allowances                                      -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
 Total Investments                                           960,082             (35,957)        658,798               -
                                                      ---------------    ----------------    ------------     -----------

OTHER ASSETS
         Other                                                     -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
 Total Other Assets                                                -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------

 TOTAL ASSETS                                              $ 969,053           $ (35,957)      $ 658,825            $ 11
                                                      ===============    ================    ============     ===========


                                                                                       DYNEGY
                                                   RCMC, INC.     RCMC I, INC.         CONSOL
                                                 -------------   -------------     ------------
 ASSETS

 CURRENT ASSETS
          Cash and temporary cash investments            $ 11           $ 270              $ -
          Accounts  and Notes receivable:                   -               -                -
            Trade                                           -               -                -
            Other                                           -               -                -
            PSE&G                                           -               -                -
            PSEG                                            -               -                -
            Other associated companies                  6,307           2,345                -
          Notes receivable:                                 -               -                -
            Associated companies                            -               -                -
          Prepayments                                       -               -                -
                                                 -------------   -------------     ------------
  Total Current Assets                                  6,318           2,615                -
                                                 -------------   -------------     ------------

 PROPERTY, PLANT AND EQUIPMENT
          Real estate                                       -               -                -
          Other                                             -               -                -
          Accum. depr. and amortization                     -               -                -
          Valuation allowances                              -               -                -
                                                 -------------   -------------     ------------
  Property, Plant and Equipment-net                         -               -                -
                                                 -------------   -------------     ------------

 INVESTMENTS
          Subsidiaries                                      -               -                -
          Capital lease agreements                          -         182,387          151,979
          Partnership interests                         2,875               -                -
          Corporate joint ventures                          -               -                -
          Securities                                        -               -                -
          Valuation allowances                              -               -                -
                                                 -------------   -------------     ------------
  Total Investments                                     2,875         182,387          151,979
                                                 -------------   -------------     ------------

 OTHER ASSETS
          Other                                             -               -                -
                                                 -------------   -------------     ------------
  Total Other Assets                                        -               -                -
                                                 -------------   -------------     ------------

  TOTAL ASSETS                                        $ 9,193       $ 185,002        $ 151,979
                                                 =============   =============     ============


RESOURCES CAPITAL MANAGEMENT CORPORATION
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2001
($ IN THOUSANDS)

                                                                          INTERCOMPANY
                                                           RCMC           ELIMINATIONS
                                                          CONSOL.          & RECLASS.            RCMC           RCMCSC
                                                      ---------------    ----------------    ------------     -----------
 LIABILITIES AND
 STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
          Accounts payable:
             Trade                                               $ -                 $ -             $ -             $ -
             Taxes                                                 -                   -               -               -
             Other                                               455                   -             155               -
             Interest                                            112                   -               -               -
             Associated companies                             34,460                   -          27,276              16
          Notes payable:                                           -                   -               -               -
             PSEG Capital Corporation                         65,685                   -          38,391               -
             Enterprise Capital Funding Corp.                      -                   -               -               -
             Enterprise Group Development Corp.                    -                   -               -               -
             Energy Holdings Inc.                             19,118                   -          11,174               -
             PSEG Resources                                  105,225                   -               -               -
          Current portion of long-term debt                        -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
 Total Current Liabilities                                   225,055                   -          76,996              16
                                                      ---------------    ----------------    ------------     -----------


TOTAL LONG-TERM DEBT                                               -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------


DEFERRED CREDITS
 Deferred income taxes                                       508,315                   -         346,146               -
 Deferred investment                                               -                   -               -               -
   and energy tax credits                                          -                   -               -               -
 Other                                                             -                   -               -               -
                                                      ---------------    ----------------    ------------     -----------
 Total Deferred Credits                                      508,315                   -         346,146               -
                                                      ---------------    ----------------    ------------     -----------


STOCKHOLDER'S EQUITY
          Capital stock                                            2                  (3)              2               1
          Preferred stock                                          -                   -               -               -
          Contributed capital                                 89,034             (22,664)         89,034              10
          Retained earnings                                  146,647             (13,290)        146,647             (16)

                                                      ---------------    ----------------    ------------     -----------
 Total Stockholder's Equity                                  235,683             (35,957)        235,683              (5)
                                                      ---------------    ----------------    ------------     -----------

 TOTAL LIABILITIES AND
   STOCKHOLDER'S EQUITY                                    $ 969,053           $ (35,957)      $ 658,825            $ 11
                                                      ===============    ================    ============     ===========

                                                                                         DYNEGY
                                                     RCMC, INC.     RCMC I, INC.         CONSOL
                                                    -------------   -------------     ------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         Accounts payable:
            Trade                                          $ -             $ -              $ -
            Taxes                                            -               -                -
            Other                                          300               -                -
            Interest                                       112               -                -
            Associated companies                            26           1,309            5,833
         Notes payable:                                      -               -                -
            PSEG Capital Corporation                         -          27,294                -
            Enterprise Capital Funding Corp.                 -               -                -
            Enterprise Group Development Corp.               -               -                -
            Energy Holdings Inc.                             -           7,944                -
            PSEG Resources                                   -               -          105,225
         Current portion of long-term debt                   -               -                -
                                                  -------------   -------------     ------------
Total Current Liabilities                                  438          36,547          111,058
                                                  -------------   -------------     ------------
TOTAL LONG-TERM DEBT                                          -               -                -
                                                  -------------   -------------     ------------

DEFERRED CREDITS
Deferred income taxes
Deferred investment                                      2,597         159,572                -
  and energy tax credits                                     -               -                -
Other                                                        -               -                -
                                                             -               -                -
Total Deferred Credits                            -------------   -------------     ------------
                                                         2,597         159,572                -
                                                  -------------   -------------     ------------
TOCKHOLDER'S EQUITY
         Capital stock                                       1               1                -
         Preferred stock                                     -               -                -
         Contributed capital                             2,194         (14,615)          35,075
         Retained earnings                               3,963           3,497            5,846
                                                  -------------   -------------     ------------
Total Stockholder's Equity                               6,158         (11,117)          40,921
                                                  -------------   -------------     ------------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                 $ 9,193       $ 185,002        $ 151,979
                                                   =============   =============     ============


 PSEG ENERGY TECHNOLOGIES INC
 CONSOLIDATING STATEMENT OF INCOME
 FOR THE YEAR ENDING DECEMBER 31, 2001
 ($ IN THOUSANDS)



                                                  PSEG Energy     Intercompany
                                                 Technologies     Eliminations       PSEG Energy                 Fluidics
                                                 Consolidated  & Reclassifications   Technologies    PSCRC     Consolidated  Arden
                                                 ------------  -------------------   ------------  ----------  ------------- -----
REVENUES:
          Mechanical Service Contracts             442,838          (3,544)             12,893           409      96,407     34,623
          DSM-Revenue                               24,549               -                 984        23,415           -          -
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 Total Sales                                       467,387          (3,544)             13,877        23,824      96,407     34,623
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 COST OF SALES:
          Operation and maintenance                414,189                               7,340        11,557      90,834     28,707
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 Total Cost of Sales                               414,189               -               7,340        11,557      90,834     28,707
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 Gross Margin                                       53,198          (3,544)              6,537        12,267       5,573      5,916
          Gain (loss) on sale of Investments          (600)                               (574)
          Equity in Subsidiary earnings                  -          12,955             (12,955)            -           -          -
          Miscellaneous Nonoperating income          2,899                               2,520             -         213          -
                                                 ------------  -------------------   ------------  ----------  ------------- ------
Total Operating Revenues                            55,497           9,411              (4,472)       12,267       5,786      5,916
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 OPERATING EXPENSES:
          Administrative and general                69,722                               3,846         8,088      15,095      6,401
          Goodwill Amort                             2,636               -               2,636             -           -          -
          Depreciation & Amort                       4,793               -               2,424             -         752        188
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 Total Operating Expenses                           77,151               -               8,906         8,088      15,847      6,589
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 OPERATING (LOSS) INCOME                           (21,654)          9,411             (13,378)        4,179     (10,061)      (673)

 INTEREST EXPENSE (INCOME)-NET                       4,605                               4,595             -         (57)


 TAXES:

          Taxes-Current                             (9,249)              -                (710)          582      (3,312)      (310)
          Taxes-Deferred                               641               -                 388                      (140)        76
 Total Taxes                                        (8,608)              -                (322)          582      (3,452)      (234)
                                                 ------------  -------------------   ------------  ----------  ------------- ------
 NET INCOME/(LOSS)                               $ (17,651)        $ 9,411           $ (17,651)      $ 3,597    $ (6,552)    $ (439)
                                                 ============  ===================   ============  ==========  ============= ======




Liber Rich & Sons
-----------------
      9,782
          -
-----------------
      9,782
-----------------

     10,071
-----------------
     10,071
-----------------
       (289)

          -
          6
-----------------
       (283)
-----------------

      1,507
          -
        (63)
-----------------
      1,444
-----------------

     (1,727)

          1




       (702)
         97
-----------------
       (605)
-----------------
   $ (1,123)
=================

                          PSEG ENERGY TECHNOLOGIES INC
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDING DECEMBER 31, 2001
                                ($ IN THOUSANDS)

                                                                      Frank A.
                                                                      McBride
                                                                      Company
                                            Rich Fire   Struble     Consolidated  East Coast   Barham       Tougher      Central
                                            ---------   -------     ------------  ----------   -------      -------     ---------
REVENUES:
      Mechanical Service Contracts           7,431       12,741      101,113        1,722       45,751       37,110       10,308
      DSM-Revenue                             --           --            150         --           --           --           --
                                            ---------   -------     ------------  ----------   -------      -------     ---------
Total Sales                                  7,431       12,741      101,263        1,722       45,751       37,110       10,308
                                            ---------   -------     ------------  ----------   -------      -------     ---------

 COST OF SALES:
      Operation and maintenance              6,535       10,594       89,753        1,744       41,971       32,687       11,242
                                            ---------   -------     ------------  ----------   -------      -------     ---------
 Total Cost of Sales                         6,535       10,594       89,753        1,744       41,971       32,687       11,242
                                            ---------   -------     ------------  ----------   -------      -------     ---------
 Gross Margin                                  896        2,147       11,510          (22)       3,780        4,423         (934)
       Gain (loss) on sale of Investments     --                         (22)        --
       Investment in subsidiaries             --           --           --           --           --
       Miscellaneous Nonoperating income         4            6          117            1            5            5           22
                                            ---------   -------     ------------  ----------   -------      -------     ---------
 Total Operating Revenues                      900        2,153       11,605          (21)       3,785        4,428         (912)
                                            ---------   -------     ------------  ----------   -------      -------     ---------

OPERATING EXPENSES:
      Administrative and general             1,633        3,285       12,286        1,011        5,467        7,201        2,611
      Goodwill Amort                          --           --           --           --
      Depreciation & Amort                     56          135          942          120           54           19           67
                                            ---------   -------     ------------  ----------   -------      -------     ---------
Total Operating Expenses                     1,689        3,420       13,228        1,131        5,521        7,220        2,678
                                            ---------   -------     ------------  ----------   -------      -------     ---------

OPERATING INCOME                              (789)      (1,267)      (1,623)      (1,152)      (1,736)      (2,792)      (3,590)

INTEREST EXPENSE (INCOME)-NET                    8            7           24            3           (5)          26            3


TAXES:

      Taxes-Current                           (294)        (431)        (655)        (402)        (693)      (1,035)      (1,287)
      Taxes-Deferred                            15          (15)          50           (1)          87           54           30
                                            ---------   -------     ------------  ----------   -------      -------     ---------
Total Taxes                                   (279)        (446)        (605)        (403)        (606)        (981)      (1,257)
                                            ---------   -------     ------------  ----------   -------      -------     ---------
NET INCOME/(LOSS)                          $  (518)   $    (828)   $  (1,042)   $    (752)   $  (1,125)   $  (1,837)   $  (2,336)
                                            =========  ========     ============ ===========  ========     ========     ========




  Barham        Arden         Barham
 McBride JV   McBride JV   McBride JV II   Quonset
 ----------   ----------   -------------   -------

                   397       75,695
     --           --
 ----------   ----------   ------------   ------
     --            397       75,695         --
 ----------   ----------   ------------   ------


                   502       70,652
 ----------   ----------   ------------   ------
     --            502       70,652         --
 ----------   ----------   ------------   ------
     --           (105)       5,043


       (4)
 ----------   ----------   ------------   ------
       (4)        (105)       5,043         --
 ----------   ----------   ------------   ------

                   123        1,168         29

                                 99
 ----------   ----------   ------------   ------
     --            123        1,267         29
 ----------   ----------   ------------   ------

       (4)        (228)       3,776        (29)







 ----------   ----------   ------------   ------
     --           --           --           --
 ----------   ----------   ------------   ------
$      (4)   $    (228)   $   3,776       $(29)
===========   ==========   ============   ======

 PSEG ENERGY TECHNOLOGIES INC
 CONSOLIDATING STATEMENT OF RETAINED EARNINGS
 FOR THE YEAR ENDING DECEMBER 31, 2001
 ($ IN THOUSANDS)

                               PSEG Energy     Intercompany
                              Technologies     Eliminations       PSEG Energy                 Fluidics
                              Consolidated  & Reclassifications   Technologies    PSCRC     Consolidated  Arden    Liber Rich & Sons
                              ------------  -------------------   ------------  ----------  ------------- -----    -----------------
 BALANCE  JANUARY 1, 2001        (58,849)         19,970            (58,849)      13,815          (746)     632             (2,179)
 NET LOSS                        (17,651)          9,411            (17,651)       3,597        (6,523)    (439)            (1,123)
                              ------------  -------------------   ------------  ----------  ------------- -----    -----------------
            TOTAL                (76,500)         29,381            (76,500)      17,412        (7,269)     193             (3,302)
                              ------------  -------------------   ------------  ----------  ------------- -----    -----------------
 DIVIDENDS DECLARED                 --                --                 --           --            --       --
                              ------------  -------------------   ------------  ----------  ------------- -----    -----------------
 BALANCE  DECEMBER 31, 2001   $  (76,500)   $     29,381          $ (76,500)    $ 17,412    $   (7,269)   $ 193    $        (3,302)
                              ------------  -------------------   ------------  ----------  ------------- -----    -----------------

                                                          Frank A.
                                                          McBride                                                        Barham
                               Rich Fire   Struble        Company    East Coast    Barham     Tougher      Central     McBride JV
                               ---------   -------     ------------  ----------   -------     -------      -------     ----------
BALANCE JANUARY 1, 2001             214      (619)           9,978      (187)        2,479    (6,394)          (67)          569
NET INCOME/(LOSS)                  (518)     (828)          (1,042)     (752)       (1,125)   (1,837)       (2,336)           (4)
                               ---------   -------     ------------   -------    ----------    -------      -------     ----------
          TOTAL                    (304)   (1,447)           8,936      (939)        1,354    (8,231)       (2,403)          565
                               ---------   -------     ------------   -------    ----------    -------      -------     ----------
DIVIDENDS DECLARED                   --        --               --        --            --        --            --            --
                               ---------   -------     ------------   -------    ----------    -------      -------     ----------
BALANCE DECEMBER 31, 2001      $   (304)  $(1,447)     $     8,936    $ (939)    $   1,354   $(8,231)      $(2,403)     $    565
                               =========   =======     ============   =======    ==========   ========      =======     ==========

    Arden         Barham
 McBride JV   McBride JV II   Quonset
 ----------   -------------   -------
     1,488             987
      (228)          3,776      (29)
 ----------   -------------   -------
     1,260           4,763      (29)
 ----------   -------------   -------
        --              --        --
 ----------   -------------   -------
 $   1,260    $      4,763    $ (29)
 ==========   =============   =======


 PSEG ENERGY TECHNOLOGIES INC
 CONSOLIDATING BALANCE SHEET
 FOR THE YEAR ENDING DECEMBER 31, 2001
 ($ IN THOUSANDS)

                                                  PSEG Energy     Intercompany
                                                 Technologies     Eliminations       PSEG Energy                 Fluidics
                                                 Consolidated  & Reclassifications   Technologies    PSCRC     Consolidated  Arden
                                                 ------------  -------------------   ------------  ----------  ------------- -----
ASSETS
CURRENT ASSETS
         Cash & Cash Equivalents                    --                   660            (1,325)                       132       18
   Trade Receivable:                                --
         Business Solutions                       113,479             (8,969)            9,612                     20,044    8,991
         DSM Receivable                             6,187                 --                          6,187
         Allow. For Doubtful Accts                 (5,253)                --            (2,450)        (338)         (517)    (25)
         A/R-Assoc. Companies                       --            (1,368,452)          684,651       29,728       162,586   51,720
         A/R-Other Receivables                        551                499               307                         49        8
         Notes Receivable                          20,784                               20,201
         N/R-Assoc. Companies                       --               (72,092)           28,636       36,122           122    6,550
         Inventory                                    547                  --               --
         Cost & Earnings in Excess of Billings     19,376                  --               79                      4,112      244
         Prepayments                                  673                  --              184           --           (33)      41
         Interest Receivable                        1,628                  --            1,628           --           --        --
                                                  -------         ----------           -------      -------       -------   ------
Total Current Assets                              157,972         (1,448,354)          741,523       71,699       186,494   67,547
                                                  -------         ----------           -------      -------       -------   ------

PROPERTY, PLANT AND EQUIPMENT
         Office Furniture                           6,230                 --             1,384           --           194      190
         Office Equipment                          11,995                 --             5,503           --                    421
         Computers - Desktop                        5,660                 --             5,356           --                    254
         Software - Bus Sol                         2,460                 --                83           --         1,730
         Intangible Assets                          6,175                 --             6,168           --
         Automobiles                                8,275                 --                69           --         1,411      544
         Misc. Equipment - Bus Sol                    816                 --                --                        558
         Construction in Progress                     681                 --               373           --           --
         Leasehold Improvements                     2,837                 --               300           --           171      132
         Accum. Depr. & Amort                     (31,778)                --           (13,139)          --        (3,293)  (1,228)
                                                  -------         ----------           -------      -------       -------   ------
Property, Plant and Equipment-net                  13,351                 --             6,097           --           771      313
                                                  -------         ----------           -------      -------       -------   ------

INVESTMENTS
         Investment in subsidiaries                    --           (104,869)          104,869           --            --       --
         Joint Ventures                               284            (10,319)               --           --           678    1,748
         Investments in Leases                      4,365                 --                          4,365            --       --
         DSM Investments                           47,001                 --              (103)      47,096            --       --
                                                  -------         ----------           -------      -------       -------   ------
Total Investments                                  51,650           (115,188)          104,766       51,461           678    1,748
                                                  -------         ----------           -------      -------       -------   ------

OTHER ASSETS
         Accum Def Inc Tax                          7,416                 --             (477)        6,869           425     (323)
         Other                                      4,511              2,346             2,165           --
         Special Fund - Pension                     2,095                 --             2,095           --            --       --
         Goodwill                                  52,660                 --            52,660           --            --       --
                                                  -------         ----------           -------      -------       -------   ------
Total Other Assets                                 66,682              2,346            56,443        6,869           425     (323)
                                                  -------         ----------           -------      -------       -------   ------
TOTAL ASSETS                                     $289,655        $(1,561,196)         $908,829     $130,029      $188,368  $69,285
                                                  =======         ==========           =======      =======       =======   ======








                                                 Liber Rich & Sons
                                                 -----------------
ASSETS
CURRENT ASSETS
   Cash & Cash Equivalents                                     4
   Trade Receivable:
         Business Solutions                                2,043
         DSM Receivable
         Allow. For Doubtful Accts
         A/R-Assoc. Companies                               (366)
         A/R-Other Receivables                            17,623
         Notes Receivable                                      2
         N/R-Assoc. Companies                                 85
         Inventory                                            --
         Cost & Earnings in Excess of Billings  -----------------
         Prepayments                                      19,391
         Interest Receivable                    -----------------

Total Current Assets
                                                              69

PROPERTY, PLANT AND EQUIPMENT                                106
         Office Furniture
         Office Equipment
         Computers - Desktop                                 746
         Software - Bus Sol
         Intangible Assets
         Automobiles                                          37
         Misc. Equipment - Bus Sol                          (758)
         Construction in Progress               -----------------
         Leasehold Improvements                              200
         Accum. Depr. & Amort                   -----------------

Property, Plant and Equipment-net

                                                              --
INVESTMENTS                                                    3
         Investment in subsidiaries
         Joint Ventures                                       --
         Investments in Leases                  -----------------
         DSM Investments                                       3
                                                -----------------
Total Investments

                                                             (97)
OTHER ASSETS
         Accum Def Inc Tax                                    --
         Other                                                --
         Special Fund - Pension
         Goodwill                               -----------------
                                                             (97)
Total Other Assets                              -----------------

TOTAL ASSETS                                    $         19,497
                                                ================





 PSEG ENERGY TECHNOLOGIES INC
 CONSOLIDATING BALANCE SHEET
 FOR THE YEAR ENDING DECEMBER 31, 2001
 ($ IN THOUSANDS)




                                                                          Frank A.
                                                                          McBride
                                                                          Company
                                                RICH FIRE   Struble     Consolidated  East Coast    Barham      Tougher      Central
                                                ---------   -------     ------------  ---------   ----------    -------      -------
ASSETS
CURRENT ASSETS
         Cash & Cash Equivalents                       3         121          (97)          2          235          72           42
   Trade Receivable:
         Business Solutions                        2,860       4,657       28,019         809       10,177      13,602        4,883
         DSM Receivable
         Allow. For Doubtful Accts                    (1)       (128)         (92)        (69)        (299)       (817)        (151)
         A/R-Assoc. Companies                      9,758      16,291      146,342       3,464       58,388      75,778       18,130
         A/R-Other Receivables                         2          23           27           9           44          12         (480)
         Notes Receivable                                                                              521          62
         N/R-Assoc. Companies                                                 662
         Inventory                                                            305                                  242
         Cost & Earnings in Excess of Billings        80         588        6,007          87        2,360       2,180          366
         Prepayments                                  --                       10          43          (21)        389
         Interest Receivable                          --          --           --          --           --
                                                --------    --------     --------    --------     --------    --------     --------
Total Current Assets                              12,702      21,552      181,183       4,345       71,405      91,520       22,790
                                                --------    --------     --------    --------     --------    --------     --------

PROPERTY, PLANT AND EQUIPMENT
         Office Furniture                            112         340        2,248         106          346       1,046          173
         Office Equipment                            171         120        3,253          94          296       2,022
         Computers - Desktop                                                    2          21
         Software - Bus Sol                                                   647
         Intangible Assets                                                                  7
         Automobiles                                 448       1,274        1,551         840          235         495          365
         Misc. Equipment - Bus Sol                                             71                                               183
         Construction in Progress
         Leasehold Improvements                       96         244          968                      142         567          159
         Accum. Depr. & Amort                       (554)       (997)      (6,295)       (639)        (820)     (3,352)        (554)
                                                --------    --------     --------    --------     --------    --------     --------
Property, Plant and Equipment-net                    273         981        2,445         429          199         778          326
                                                --------    --------     --------    --------     --------    --------     --------

INVESTMENTS
         Investment in subsidiaries                   --          --           --          --
         Joint Ventures                               --          --        3,629          --        3,025         573
         Investments in Leases                        --          --           --          --
         DSM Investments                              --          --           --           8           --
                                                --------    --------     --------    --------     --------    --------     --------
Total Investments                                     --          --        3,629           8        3,025         573           --
                                                --------    --------     --------    --------     --------    --------     --------

OTHER ASSETS
         Accum Def Inc Tax                           (15)          6        1,255          39          (87)        (54)        (125)
         Other                                        --          --
         Special Fund - Pension                       --          --           --          --           --
         Goodwill                                     --          --           --          --           --
                                                --------    --------     --------    --------     --------    --------     --------
Total Other Assets                                   (15)          6        1,255          39          (87)        (54)        (125)
                                                --------    --------     --------    --------     --------    --------     --------
TOTAL ASSETS                                    $ 12,960    $ 22,539     $188,512    $  4,821     $ 74,542    $ 92,817     $ 22,991
                                                ========    ========     ========    ========     ========    ========     ========





     Barham        Arden          Barham
    McBride JV   McBride JV   McBride JV II     Quonset
    ----------   ----------   -------------     -------



           9           46             78

          --                      16,751


                   17,997         75,992              4
                                      49



                                   3,188
                                      61

    --------     --------     -------------     --------
           9       18,043         96,119              4
    --------     --------     -------------     --------



                        7             15
                                       9
                       27


                      169            128
                                       4
                                                    308
                                      21
                     (123)           (26)
    --------     --------     -------------     --------
          --           80            151            308
    --------     --------     -------------     --------




         556                         391


    --------     --------     -------------     --------
         556           --            391             --
    --------     --------     -------------     --------







    --------     --------     -------------     --------
          --           --             --             --
    --------     --------     -------------     --------
    $    565     $ 18,123     $   96,661        $   312
    ========     ========     =============     ========


 PSEG ENERGY TECHNOLOGIES INC
 CONSOLIDATING BALANCE SHEET
 FOR THE YEAR ENDING DECEMBER 31, 2001
 ($ IN THOUSANDS)



                                       PSEG Energy    Intercompany
                                      Technologies    Eliminations &   PSEG Energy                 Fluidics              Liber Rich
                                      Consolidated  Reclassifications Technologies    PSCRC     Consolidated    Arden      & Sons
                                      ------------  ----------------- ------------    -----     ------------    -----      ------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
         A/P-Accrued                        16,377          (931)          5,921          11         1,737         984        143
         A/P-Trade                          38,088        (1,070)          2,420         727         8,417       2,452        672
         Billings in Excess of
          Costs & Earnings                  18,739             -             599                     3,248       5,181         67
         Taxes Payable                         362             -             (63)        653             -           -         (1)
         A/P-Associated Companies            9,441    (1,374,275)        654,391      36,158       163,561      55,103     19,338
         N/P-Associated Companies           33,629       (72,406)         76,312           -        14,153           -      1,795
         Current Portion of L/T Debt            81           187               -           -             -           -          -
                                           -------    ----------        -------      -------       -------      ------     ------
Total Current Liabilities                  116,717    (1,448,495)        739,580      37,549       191,116      63,720     22,014
                                           -------    ----------        -------      -------       -------      ------     ------

DEFERRED LIABILITIES
         Other Deferred Balance                875             -           1,164           -             -           -
         Long Term Payables                  1,110          (187)              -           -             -           -        104
         Deferred Revenue - DSM              2,868             -                       2,868             -           -          -
         Non-Qualified Pension Accrual       1,256             -           1,256           -             -           -          -
                                           -------    ----------        -------      -------       -------      ------     ------
Total Deferred liabilities                   6,109          (187)          2,420       2,868             -           -        104
                                           -------    ----------        -------      -------       -------      ------     ------

STOCKHOLDER'S EQUITY
         Capital Stock                          10         4,852              10          10             -           -          2
         Contributed Capital               243,319      (106,806)        243,319      72,190         4,521       5,372        679
         Retained Earnings                 (76,500)      (10,560)        (76,500)     17,412        (7,269)        193     (3,302)
                                           -------    ----------        -------      -------       -------      ------     ------
Total Stockholder's Equity                 166,829      (112,514)        166,829      89,612        (2,748)      5,565     (2,621)
                                           -------    ----------        -------      -------       -------      ------     ------
TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                    $289,655   $(1,561,196)       $908,829    $130,029      $188,368     $69,285    $19,497
                                           =======    ==========         =======     =======       =======      ======     ======







 PSEG ENERGY TECHNOLOGIES INC
CONSOLIDATING BALANCE SHEET
FOR THE YEAR ENDING DECEMBER 31, 2001
($ IN THOUSANDS)



                                                                        Frank A.
                                                                        McBride
                                                                        Company
                                                Rich Fire    Struble  Consolidated   East Coast   Barham     Tougher    Central
                                                ---------    -------  ------------   ----------   ------     -------    -------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       A/P-Accrued                                   230           2       3,379         165         311       1,438         268
       A/P-Trade                                     354         583       6,424          54       6,813       3,697         956
       Billings in Excess of Costs & Earnings        196         324       3,267          41       1,249       1,530         462
       Taxes Payable                                   -           -        (218)         (1)         (1)          -          (7)
       A/P-Associated Companies                   11,479      20,691     154,918       4,262      64,681      79,369      23,044
       N/P-Associated Companies                      935       1,561         293         922           -       9,520         544
       Current Portion of L/T Debt                     -           -          (1)       (120)         15           -           -
                                                  ------      ------     -------       -----      ------      ------      ------
Total Current Liabilities                         13,194      23,161     168,063       5,323      73,068      95,555      25,267
                                                  ------      ------     -------       -----      ------      ------      ------

DEFERRED LIABILITIES
       Other Deferred Balance                          -           -        (289)          -           -           -           -
       Long Term Payables                            116         261         289         398          20           -         109
       Deferred Revenue - DSM                          -           -           -           -           -           -           -
       Non-Qualified Pension Accrual                   -           -           -           -           -           -           -
                                                  ------      ------     -------       -----      ------      ------      ------
Total Deferred liabilities                           116         261           -         398          20           -         109
                                                  ------      ------     -------       -----      ------      ------      ------

STOCKHOLDER'S EQUITY
       Capital Stock                                 (46)          2      (3,223)         39           -      (1,654)         18
       Contributed Capital                                       562      14,736                     100       7,147
       Retained Earnings                            (304)     (1,447)      8,936        (939)      1,354      (8,231)     (2,403)
                                                  ------      ------     -------       -----      ------      ------      ------
Total Stockholder's Equity                          (350)       (883)     20,448        (900)      1,454      (2,738)     (2,385)
                                                  ------      ------     -------       -----      ------      ------      ------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                           $12,960     $22,539    $188,512      $4,821     $74,542     $92,817     $22,991
                                                  ======      ======     =======       =====      ======      ======      ======




                                                    Barham       Arden       Barham
                                                  McBride JV  McBride JV  McBride JV II     Quonset
                                                  ----------  ----------  -------------  -------------
LIABILITIES AND
STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
       A/P-Accrued                                                            2,718              1
       A/P-Trade                                                    111       5,470              7
       Billings in Excess of Costs & Earnings                        15       2,560
       Taxes Payable
       A/P-Associated Companies                                  15,239      81,150            331
       N/P-Associated Companies
       Current Portion of L/T Debt
                                                       ---       ------      ------         ------
Total Current Liabilities                                -       15,365      91,898            339
                                                       ---       ------      ------         ------

DEFERRED LIABILITIES
       Other Deferred Balance
       Long Term Payables
       Deferred Revenue - DSM
       Non-Qualified Pension Accrual
                                                       ---       ------      ------         ------
Total Deferred liabilities                               -            -           -              -
                                                       ---       ------      ------         ------

STOCKHOLDER'S EQUITY
       Capital Stock
       Contributed Capital                                        1,498                          2
       Retained Earnings                               565        1,260       4,763            (29)
                                                       ---       ------      ------         ------
Total Stockholder's Equity                             565        2,758       4,763            (27)
                                                       ---       ------      ------         ------

TOTAL LIABILITIES AND
  STOCKHOLDER'S EQUITY                                $565      $18,123     $96,661        $   312
                                                       ===       ======      ======         ======

















                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (i)

                                 BHILAI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International, Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                    PSEG (Bermuda) Holdings II, Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Bhilai Energy Company Ltd.
        ---------------------------------------------------------------
                                   |  45%
                                   |
        ---------------------------------------------------------------
                   Bhilai Power Supply Company Limited
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (ii)

                                      CTSN

        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
                      --------------------------------
             -------            CEMAS                  --------
             |        --------------------------------         |
             |                                                 |
             ASNI  4.95%                                       |
             |                                                 |
             |                                                 |
             |                                                 |
             | 62.74%               |                   18.63% |
             |                      |                          |
             |        --------------------------------         |
             -------              ISN                   -------
                      --------------------------------
                                   |  88%
                                   |
        ---------------------------------------------------------------
                                 CTSN
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (iii)

                                 CUPPI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG China Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                       Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                 CUPPI
        ---------------------------------------------------------------
                                   |  30%
                                   |
        ---------------------------------------------------------------
                                Jingyuan
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (iv)

                                  ZHL



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                 PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG China Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                        Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  ZHL
        ---------------------------------------------------------------
                                   |  60%
                                   |
        ---------------------------------------------------------------
                                GZMHCL
        ---------------------------------------------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (v)

                                  TMC


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG China Inc.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                      Meiya Power Company Limited
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                                  TMC
        ---------------------------------------------------------------
                                   |  80%
                                   |
        ---------------------------------------------------------------
                                 TMCC
        ---------------------------------------------------------------

                                                                       Exhibit C

                 Organizational Chart - Response 4 (b) (vi)

                                   RGE

        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas, Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                       PSEG Brazil Investment Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           Pampa Energia Ltda.
        ---------------------------------------------------------------
                                   |
               100%                |                  100%
               --------------------------------------------
              |                                            |
              |                                            |                           -----------------
---------------------------                 ---------------------------     99.91%       Conversora de
    PSEG Brazil Company                         PSEG Brazil I Company   --------------   Fertilizante
---------------------------                 ---------------------------                Energia do Parana
    |          |                                            |        |                 -----------------
    |          |                                            |        |  50%                      |
    |           --------------------------------------------       ------------------------      |
    |           50%                 |                    50%       PSEG Particiapacoes S.A.      |
    |                  ---------------------------                 ------------------------      |
    |                         IPE Energia S.A.                                 |                 |
    |                  ---------------------------                             |                 |
    |                               |                                          |                 |
    |                               |   32.62%                                 |                 | 0.09%
    |                  ---------------------------                             | 0.3%            |
    |                    Rio Grande Energia S.A.                               |                 |
    |                  ---------------------------                             |                 |
    |                               |                                          |                 |
    |                               |   99.7%                                  |                 |
    |                               |           -------------------------      |                 |
    |                                ---------- Sulgeradora Participacoes -----                  |
    |                                           -------------------------                        |
    |                                                                                            |
     --------------------------------------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (vii), (viii)

                                   EDEN, EDES


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                            PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  90%
                                   |
        ---------------------------------------------------------------
                       PSEG Americas Operating Company
        ---------------------------------------------------------------
                                   |  99.99%
                                   |
        ---------------------------------------------------------------
                     PSEG Operating Argentina S.A.
        ---------------------------------------------------------------
                                   |
                                   |
                       --------------------------
                      |                          |
              33.34%  |                          |  33.34%
                 -------------            -------------
                     EDEN                      EDES
                 -------------            -------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (ix)

                                   TGM


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG Americas II, Ltd.
        ---------------------------------------------------------------
                                   |  50%
                                   |
        ---------------------------------------------------------------
                                  TGV
        ---------------------------------------------------------------
                                   |  17.13%
                                   |
        ---------------------------------------------------------------
                                  TGM
        ---------------------------------------------------------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (x)

                                 EDELAP

                                      100%
        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |
           --------------------------------------------------------
           |                                                       |
     100%                                                            100%
-------------------------------------     -----------------------------------
PSEG Global Holding Company                      PSEG Global USA
-------------------------------------     -----------------------------------
     100%  |                                                       | 100%
-------------------------------------     -----------------------------------
PSEG Global International Holdings LLC         PSEG International, Inc.
-------------------------------------     -----------------------------------
     100%  |                                                       | 100%
       ----------------------                       ----------------------
         PSEG Americas Ltd.                            PSEG Americas, Inc.
       ----------------------                       ----------------------
           |                                                      |
           |                              ---------------------------
     100%  |                  100%        |                          |  33.33%
-----------------------    -----------------------    -----------------------
   Wildwood I Ltd.              La Plata I                   La Plata II
-----------------------    -----------------------    -----------------------
           |                       |                              |
           |                33.33% |                              | 1%
           |                 -----------------------              |
           |                   La Plata Partners LP    -----------
           |                 -----------------------
           |                       |
           |                 100%  |
           |               -----------------------
           |                La Plata Holdings Inc.
           |               -----------------------
    33.33% | Cl. B comm            |
           |                       |
           |                 100%  | Cl. A Prf'd
           |                -----------------------
           |--------------       Camille Ltd.       --------------------
                            -----------------------                     |
                                   |                                    |
                                   |                                    |
                           -----------------------                      |
                           |                      |                     |
                 100%      |                      |         40%         |
                ----------------------  60% ----------------------      |
                  Luz de la Plata S.A. ----     COINELEC                | 7.058% CI. B
                ----------------------     /----------------------      |
                           |              /         |                   |
             31.942% CI. B |             /          |   51%  CI. A      |
                ----------------------  /   ----------------------      |
                        EDELAP     51% /CI. A  Central Dique            |
                ----------------------/     ----------------------      |
                           |      7.058% CI. B                          |
                           |                                            |
                            --------------------------------------------


                                                                                                      Exhibit C

                            Organizational Chart - Response 4 (b) (xi),(xii),(xiii)

                                            CAGUA, MARACAY, VALENCIA

                        ---------------------------------------------------------------
                                                      PSEG
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                Energy Holdings
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                                  PSEG Global
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                            PSEG Global Holding Company
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                      PSEG Global International Holdings LLC
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                              PSEG Americas Ltd.
                        ---------------------------------------------------------------
                                                       | 100%
                                                       |
                        ---------------------------------------------------------------
                                            Venergy Holdings Company
                        ---------------------------------------------------------------
                                                       | 50%
                                                       |
                        ---------------------------------------------------------------
                                                Turboven Company
                        ---------------------------------------------------------------
                                                       |
                                                       |
         --------------------------------------------------------------------------------------
         |                           |                            |                           |
  100%   |                     100%  |                     100%   |                           |   100%
----------------------    ------------------------    -------------------------    ----------------------------
Turboven Cagua Company    Turboven Maracay Company    Turboven Valencia Company    Turboven La Victoria Company
----------------------    ------------------------    -------------------------    ----------------------------


                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (xiv), (xv)

                           PPN Energy, PPN Operations



        ---------------------------------------------------------------
                                 PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                       PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                   PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |
                                   |  100%
                  ---------------------------------------
                            PSEG Americas Ltd.
                  ---------------------------------------
                                   |
                                   |  100%
                  ---------------------------------------
                            PSEG India Company
                  ---------------------------------------
                                   |
                                   |  100%
                  ---------------------------------------
                           PSEG EAMS Ltd.
                  ---------------------------------------
                                   |
                  +--------------------------------------+
                  |                                      |
           100%   |                                      |   100%
   ---------------------------------   ---------------------------------------
 --       PSEG Operations Ltd.               PSEG PPN Energy Company Ltd.
|  ---------------------------------   ---------------------------------------
|                 |                                      |
|            100% |                                      |   20%
|  ---------------------------------   ---------------------------------------
|   PSEG PPN Operations Private Ltd.    PPN Power Generating Company Limited
|  ---------------------------------   ---------------------------------------
|
|  ---------------------------------
 -- GMR PSEG Operations Private Ltd.
   ---------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xvi)

                                CARTHAGE


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |
                                   |  100%
        ---------------------------------------------------------------
                      PSEG International Holding Company
        ---------------------------------------------------------------
                                   |
                                   |  100%
        ---------------------------------------------------------------
                  PSEG International Holding II Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Ltd.
        ---------------------------------------------------------------
                                   |  60%
                                   |
        ---------------------------------------------------------------
                       Carthage Power Company Sarl
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xvii)

                               TRI-SAKTHI


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                 PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                     PSEG (Bermuda) Holdings III Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG India Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
+-------                 PSEG North Chennai Ltd.
|       ---------------------------------------------------------------
|                                  |  26%
|                                  |
|       ---------------------------------------------------------------
50%                  Tri-Sakthi Investments Limited
|       ---------------------------------------------------------------
|                                  |  50%
|                                  |
|       ---------------------------------------------------------------
+-------            Tri-Sakthi Energy Private Limited
        ---------------------------------------------------------------

                                                                       Exhibit C

                      Organizational Chart - Response 4 (b)
                               (xviii), (xix), (xx)

                            Guadalupe, Archer, Odessa



        ---------------------------------------------------------------
                                 PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Global USA
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                         PSEG International Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Inc.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                          PSEG Texgen Holdings Inc.
        ---------------------------------------------------------------
                                   |
                                   |
                  +--------------------------------------+
                  |                                      |
           100%   |                                      |   100%
    -----------------------------       ----------------------------------
          PSEG Texgen I Inc.                    PSEG Texgen II Inc.
    -----------------------------       ----------------------------------
             0.5% |                                      | 49.5%
                  |                                      |
                  +--------------------------------------+
                                   |
                                   |
                  ---------------------------------------
                        Texas Independent Energy LP
                  ---------------------------------------
                                   |
                                   |
        ----------------------------------------------------------------------------------------------------------------------------
        |                             |                     |                           |                            |
        |                             |                     |                           |                            |
------------------------   --------------------------  ----------------------   ----------------------  ----------------------------
 Guadalupe Power I, LLC      Guadalupe Power II, LLC     Archer Power I, LLC     Archer Power II, LLC   Odessa-Ector   Odessa-Ector
                                                                                                        Power I, LLC   Power II, LLC
------------------------   --------------------------  ----------------------   ----------------------  ----------------------------
        |                             |                          |                          |               |                      |
 1% GP  |                             |                  1% GP   |                          |         1% GP |               99% LP |
--------------------------------------                  ------------------------------------         -------------------------------
Guadalupe Power Partners, LP   99% LP                   Archer Power Partners, LP    99% LP          Odessa-Ector Power Partners, LP
----------------------------                            -------------------------                    -------------------------------

                                                                       Exhibit C

          Organizational Chart - Response 4 (b) (xxi), (xxii)

                         Chilquinta, Luz del Sur

                            -----------------------------
                                       PSEG
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                   Energy Holdings
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                     PSEG Global
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                   PSEG Global USA
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                               PSEG International Inc.
                            -----------------------------
                                         |  100%
                                         |
                            -----------------------------
                                 PSEG Americas Inc.
                            -----------------------------
                                         |  100%
                                         |
                        -------------------------------------
                                 PSEG Americas Ltd.          +---------------------------------------------+
                        -------------------------------------                                              |
                                                                                                           |
                          |                                                                             50%|
                          |                                                              50%               |
             ------------------------------                                     ---------------      ------+---------
              PSEG Cayman Equity I Company        +-----| |--------------------+     Sempra    +----+    Peruvian
                       (Cayman)                  /          50%                 ---------------       Opportunity Co.
             ------------------------------     /                                                   +      S.A.
                          |                    /                                                   / -------+--------
                          | 100%              /                                                   /         |
      99%    ------------------------------  /                                                   /          |
     +------+   Sempra/PSEG Inversiones     /                                                   /           |
     |                 (Chile)             +                                       +-----------+            |
     |       ------------------------------                                       /                         |
-----+------              | 100%                                                 /                          |
  Tecnored                |                                                     /                           |
-----+------              |                                                    /                            |
     |       ------------------------------                                   /                             |
     |           Chilquinta Energia                                   41.97% /                              |
     |       ------------------------------                                 /                               |
     |                    | 100%                                           /                                |
     |                    |                                               /     ---------------------       |
  1% |       ------------------------------                              /       Peru Privatization        |
     +------+Chilquinta International A.V.V.--------+                   /                &                  |
             ------------------------------         |                  /       /   Development Fund         |
                          | 100%                    |                 /       /         (PPF)               |
                          |                         |55.29%          /       /  ---------------------       |
             ------------------------------         |               /       /                               |
     +------+       Energy Business                 |              /       /2.74%                     22.4% |
     |       ------------------------------         |             /       /            +--------------------+
     |                                              |            /       /            /
     |                                           ---+-----------+-------+------      /
     |                                                  Ontario Quinta              /
     |                                           ------------------------------    /
     |                                                         |                  /
     |                                                         |                 /               -----------------------------------
     |                                                +-+      |60%             /       +-------+ Shareholders Trading on the Bolsa
     |                                          1.9% /  |      |               /       /         -----------------------------------
     |                                              /   |      |              /       / 11.95%
     |                                   3.7%    --+----+--------------------+-      /
     +------------------------------------------+         Luz del Sur         +----+
                                                 ------------------------------


                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxiii)

                               AES Parana


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             Energy Holdings
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                               PSEG Global
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Global Holding Company
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                    PSEG Global International Holdings LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                           PSEG Americas Ltd.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Cayman Americas Co.
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                        PSEG Cayman Americas V Co.
        ---------------------------------------------------------------
                                   |
                                   |
         +-------------------------+------------------------------------------------------------------------------------------------
         |                         |                             |                          |                         |
  33.33% |                  33.33% |                     33.268% |                   33.33% |                         |     33.33%
---------------------   -----------------------   ------------------------------   ---------------------  --------------------------
   Shazia S.R.L.           AES Parana S.C.A.       AES Parana Operations S.R.L.     AES Parana Gas S.A.   AES Parana Propiedades S.A
---------------------   -----------------------   ------------------------------   ---------------------  --------------------------

                                                                       Exhibit C


         Organizational Chart - Response 4 (b) (xxiv)(xxxi)(xlvi)(xlvii)

            PSEG Fossil LLC, Power New York, Lawrenceburg, Waterford


        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Power LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Fossil LLC
        ---------------------------------------------------------------
    100%                           |  100%                              100%
     |-------------------------------------------------------------------|
     |                             |                                     |
     |  ---------------------------------------------------------------  |
------------                 Power New York                       ------------
Waterford                                                         Lawrenceburg
------------                                                      ------------
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (xxv)

                               PSEG Nuclear LLC



        ---------------------------------------------------------------
                                  PSEG
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Power LLC
        ---------------------------------------------------------------
                                   |  100%
                                   |
        ---------------------------------------------------------------
                             PSEG Nuclear LLC
        ---------------------------------------------------------------

                                                                       Exhibit C

                 Organizational Chart - Response 4 (b) (xxvi)

                               PSEG CHORZOW B.V.

        ---------------------------------------------------------------
                 Public Service Enterprise Group Incorporated
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                           PSEG Energy Holdings Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |--------------------------------------------------------
                                       |                                                        |
        ---------------------------------------------------------------       ---------------------------------------
                          PSEG Global Holding Company                                    PSEG Global USA Inc.
                                  (Cayman)                                                   (New Jersey)
        ---------------------------------------------------------------       ---------------------------------------
                                       |                                                        |
                                       |                                                        |
        ---------------------------------------------------------------       ---------------------------------------
                          PSEG Europe (Delaware) Inc.                                  PSEG International Inc.
                                  (Delaware)                                                (Delaware)
        ---------------------------------------------------------------       ---------------------------------------
                                       |                                                        |
                                       |                                                        |
        ---------------------------------------------------------------       ---------------------------------------
                               PSEG Europe B.V.                                           PSEG Europe Ltd.
                                 (Netherlands)                                                (U.K.)
        ---------------------------------------------------------------       ---------------------------------------
                                       |                                                        |
                                       |                                                        |
        ---------------------------------------------------------------       ---------------------------------------
                               PSEG Silesia B.V.                                    PSEG Technical Services Ltd.
                                 (Netherlands)                                                (U.K.)
        ---------------------------------------------------------------       ---------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                               PSEG Chorzow B.V.
                                 (Netherlands)
        ---------------------------------------------------------------
                                       |
                                       | 54.17%
        ---------------------------------------------------------------
                    Elektrocieplownia Chorzow Elcho S.z.o.o.
                                   (Poland)
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxvii)

                      PSEG Rongjiang Hydropower Ltd.


        ---------------------------------------------------------------
                 Public Service Enterprise Group Incorporated
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                           PSEG Energy Holdings Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                          PSEG Global Holding Company
                                  (Cayman)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                      PSEG Global International Holdings LLC
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                              PSEG Americas Ltd.
                                  (Bermuda)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                               PSEG China Inc.
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       | 50%
        ---------------------------------------------------------------
                          Meiya Power Company Limited
                                  (Bermuda)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                        PSEG Rongjiang Hydropower Ltd.
                                 (Mauritius)
        ---------------------------------------------------------------
                                       |
        ---------------------------------------------------------------
       |                                                               |
       | 55%                                                       80% |
-------------------                                         --------------------
Guangxi Rongjiang                                             Guangxi Rongjiang
Meiya Company Ltd.                                            Meiya Hydropower
     (PRC)                                                      Company Ltd.
-------------------                                                  (PRC)
                                                            --------------------

                                                                       Exhibit C

                Organizational Chart - Response 4 (b) (xxviii)

                             Kalaeloa Partners, LP

                                  --------------------------------------------
                                  Public Service Enterprise Group Incorporated
                                                 (New Jersey)
                                  --------------------------------------------
                                                         |
                                                         |
                                  --------------------------------------------
                                           PSEG Energy Holdings Inc.
                                                  (New Jersey)
                                  --------------------------------------------
                                                         |
                                                         |
                                  --------------------------------------------
                                                PSEG Global Inc.
                                                  (New Jersey)
                                  --------------------------------------------
                                                         |
                                                         |
                                  --------------------------------------------
                                                PSEG Global USA Inc.
                                                  (New Jersey)
                                  --------------------------------------------
                                                         |
                                                         |
               ------------------------------------------------------------------------------------
               |                                         |                                         |
---------------------------                -----------------------------             -----------------------------
     PSEG Kalaeloa Inc.                    PSEG Hawaiian Management Inc.             PSEG Hawaiian Investment Inc.
         (Delaware)                                 (Delaware)                                 (Delaware)
---------------------------                -----------------------------             -----------------------------
               |                                         |                                  48.49% |
                |                                        | 1% GP ---------------------------  LP ---
                 |                                                            |
                  |                                                           |
                   |                                             ---------------------------
                   1% GP                                              Kalaeloa Investment
                       |                                                 Partners, LP
                        |                                                 (Delaware)
                         |                                       ---------------------------
                          |                                                   |
                           |                                                  | 99% LP
                            |                                    ---------------------------
                             |                                            Kalaeloa
                               --------------------------------         Partners, LP
                                                                         (Delaware)
                                                                 ---------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxix)

                           Meiya Electric Asia Ltd.


        ---------------------------------------------------------------
                 Public Service Enterprise Group Incorporated
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                           PSEG Energy Holdings Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                          PSEG Global Holding Company
                                   (Cayman)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                    PSEG Global International Holdings LLC
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                              PSEG Americas Ltd.
                                   (Bermuda)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                                PSEG China Inc.
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       | 50%
        ---------------------------------------------------------------
                          Meiya Power Company Limited
                                   (Bermuda)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                        Meiya Power China Holdings Ltd.
                                   (Caymans)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                  Meiya Power International Holdings I, Ltd.
                                   (Caymans)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                           Meiya Electric Asia, Ltd.
                                  (Mauritius)
        ---------------------------------------------------------------
                                       |
                                       | 92%
        ---------------------------------------------------------------
                   Nantong Entergy Heat & Power Company Ltd.
                                    (China)
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxx)

                     Shanghai Wei-Gang Energy Company Ltd.


        ---------------------------------------------------------------
                 Public Service Enterprise Group Incorporated
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                           PSEG Energy Holdings Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                          PSEG Global Holding Company
                                   (Cayman)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                    PSEG Global International Holdings LLC
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                              PSEG Americas Ltd.
                                   (Bermuda)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                                PSEG China Inc.
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       | 50%
        ---------------------------------------------------------------
                          Meiya Power Company Limited
                                   (Bermuda)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                           PSEG Shanghai BFG Company
                                   (Cayman)
        ---------------------------------------------------------------
                                       |
                                       | 50%
        ---------------------------------------------------------------
                       CanAm Energy China Holdings, LLC
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       | 65%
        ---------------------------------------------------------------
                     Shanghai Wei-Gang Energy Company Ltd.
                                    (China)
        ---------------------------------------------------------------

                                                                       Exhibit C

               Organizational Chart - Response 4 (b) (xxxii)

                                GWF ENERGY LLC


        ---------------------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                             PSEG Global USA Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                            PSEG International Inc.
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                       |
        ---------------------------------------------------------------
                             PSEG California Corp.
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                      50%
                                       |
        ---------------------------------------------------------------
                                GWF Energy LLC
                                  (Delaware)
        ---------------------------------------------------------------

                                                                       Exhibit C

                 Organizational Chart - Response 4 (b) (xxxiv)

                                  Tanir Bavi

        ---------------------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
        ---------------------------------------------------------------
                                       |
                                     100%
                                       |
        ---------------------------------------------------------------
                          PSEG Global Holding Company
                                   (Cayman)
        ---------------------------------------------------------------
                                       |
                                     100%
                                       |
        ---------------------------------------------------------------
                    PSEG Global International Holdings LLC
                                  (Delaware)
        ---------------------------------------------------------------
                                       |
                                     100%
                                       |
        ---------------------------------------------------------------
                              PSEG Americas Ltd.
                                   (Bermuda)
        ---------------------------------------------------------------
                                       |
                                     100%
                                       |
        ---------------------------------------------------------------
                       PSEG (Bermuda) Holdings III Ltd.
                                   (Bermuda)
        ---------------------------------------------------------------
                                       |
                                     100%
                                       |
        ---------------------------------------------------------------
                                PSEG India Ltd.
                                  (Mauritius)
        ---------------------------------------------------------------
                                       |
                                       |
                                     100%
                                       |---------------------------------------------------61%--
                                       |                                                        |
        ---------------------------------------------------------------       ---------------------------------------
                       PSEG Tanir Bavi Energy Company Ltd.                           Alterio Mauritius Co. Ltd.
                                 (Mauritius)                                                 (Mauritius)
        ---------------------------------------------------------------       ---------------------------------------
                                       |                                                        |
                                       |                                                        |
                                       ---- 49% --------------------------------- 40.99% --------
                                                                          |
                                                                          |
                                                        ----------------------------------------
                                                        Tanir Bavi Power Copmany Private Limited
                                                                          (India)
                                                         ---------------------------------------

                                                                       Exhibit C


                 Organizational Chart - Response 4 (b) (xxxv)

                           Texas Independent Energy


                                         ---------------------------
                                              PSEG Global Inc.
                                                (New Jersey)
                                         ---------------------------
                                                      |
                                                    100%
                                                      |
                                         ---------------------------
                                            PSEG Global USA Inc.
                                                (New Jersey)
                                         ---------------------------
                                                      |
                                                    100%
                                                      |
                                         ---------------------------
                                           PSEG International Inc.
                                                 (Delaware)
                                         ---------------------------
                                                      |
                                                    100%
                                                      |
                                         ---------------------------
                                             PSEG Americas Inc.
                                                 (Delaware)
                                         ---------------------------
                                                      |
                                                    100%
                                                      |
                                         ---------------------------
                                          PSEG Texgen Holdings Inc.
                                                 (Delaware)
                                         ---------------------------
                                                      |
                                                      |
                                      --- 100% --------------- 100% ---
                                      |               |                |
                              ------------------      |      -------------------
                              PSEG Texgen I Inc.             PSEG Texgen II Inc.
                                 (Delaware)                      (Delaware)
                              ------------------             -------------------
                                      |                                |
                                      |                                |
                                      --0.8% GP---------------49.5% LP--
                                                      |
                                                      |
                                       -------------------------------
                                        Texas Independent Energy, L.P.
                                                 (Delaware)
                                       -------------------------------
                                                      |
                                                      |
                                                      |
                                                      |
     -------------------------------------------------------------------------------------------------------------------------
     |                  |                   |                  |                |                   |                        |
     |                  |                   |                  |                |                   |                        |
------------      -------------       --------------    --------------    -------------      ---------------           ------------
 Guadalupe          Guadalupe             Archer            Archer         Odessa-Eclor       Odessa-Eclor                 Texas
Power I, LLC      Power II, LLC        Power I, LLC      Power II, LLC     Power I, LLC       Power II, LLC -----       Independent
 (Delaware)        (Delaware)           (Delaware)        (Delaware)        (Delaware)         (Delaware)        |         Energy
                                                                                                                 |     Company, LLC
                                                                                                                 |      (Delaware)
------------     --------------       --------------    --------------    ------------|      ---------------     |     ------------
     |                  |                   |                  |                |      |            |            |
     |                  |                   |                  |                |       |           |            |
     --1% GP ----99% LP -                   --1% GP ----99% LP--              1% GP      |       99% LP          |
              |                                      |                          |        1%         |            |
              |                                      |                          |          |        |            |
     -----------------------                -----------------------     ------------------  |---------------     |
         Guadalupe Power                         Archer Power              Odessa-Eclor      Odessa-Eclor        |
          Partners, LP                           Partners, LP           Power Partners, LP   Power Partners      |
           (Delaware)                             (Delaware)               (Delaware)         Services, LP       |
                                                                                              (Delaware)         |
     -----------------------                -----------------------     ------------------  ----------------     |
                                                                                |                                |
                                                                                |                                |
                                                                                |                              98% LP
                                                                                |                                |
                                                                                ----------------------------------

                                                                       Exhibit C


                 Organizational Chart - Response 4 (b) (xxxvi)

                                    EDEERSA


              ---------------------------------------------------
                 Public Service Enterprise Group Incorporated
                                 (New Jersey)
              ---------------------------------------------------
                                       |
                                       |
              ---------------------------------------------------
                           PSEG Energy Holdings Inc.
                                 (New Jersey)
              ---------------------------------------------------
                                       |
                                       |
              ---------------------------------------------------
                               PSEG Global Inc.
                                 (New Jersey)
              ---------------------------------------------------
                                       |
                                       |
              ---------------------------------------------------
                         PSEG Global Holdings Company
                                   (Cayman)
              ---------------------------------------------------
                                       |
                                       |
              ---------------------------------------------------
                    PSEG Global International Holdings LLC
                                  (Delaware)
              ---------------------------------------------------
                                       |
                                       |
              ---------------------------------------------------
  ----------                  PSEG Americas Ltd.
 |                                 (Bermuda)
 |            ---------------------------------------------------
 |                                     |
 |                                    49%
 |                                     |
 |            ---------------------------------------------------
 |             Compania de Inversiones en Energia Electrica S.A.
19%                               (Argentina)
 |            ---------------------------------------------------
 |                                     |
 |                                   59.5%
 |                                     |
 |                                     |
 |            ---------------------------------------------------
  ----------        Inversora en Distribucion de Entre Rios
                                  (Argentina)
              ---------------------------------------------------
                                       |
                                      90%
                                       |
                                       |
           --------------------------------------------------------
           Empresa Distribuidora De Electricidad De Entre Rios S.A.
                                  (Argentina)
           --------------------------------------------------------

                         Organization Chart - Response 4
                         (xxxviii) (xxxix) (xl) (xli)
                         Danskammer OP, Danskammer OL,
                            Roseton OP, Roseton OL

        ---------------------------------------------------------------
                           PSEG RESOURCES INC.
        ---------------------------------------------------------------
                                   |
                                   |
        ---------------------------------------------------------------
                 RESOURCES CAPITAL MANAGEMENT CORPORATION
        ---------------------------------------------------------------
                                   |
                                   |
        ---------------------------------------------------------------
                      PSEGR NEWBURGH HOLDINGS LLC
        ---------------------------------------------------------------
                                   |
                                   |
        ---------------------------------------------------------------
        |                                                              |
        |                                                              |
-----------------------                                      -------------------
  DANSKAMMER OP LLC                                             ROSETON OP LLC
        EWG                                                           EWG
-----------------------                                      -------------------
        |                                                              |
        |                                                              |
-----------------------                                      -------------------
  DANSKAMMER OL LLC                                             ROSETON OL LLC
        EWG                                                           EWG
-----------------------                                      -------------------

                        Organization Chart - Response 4
                            (xlii) (xliii) (xliv)

                      Conemaugh Lessor, Keystone Lessor
                               Shawville Lessor

                                     ---------------------------------------------------------------
                                                            PSEG Resources Inc.
                                     ---------------------------------------------------------------
                                                                     |
                                                                     |
                                     ---------------------------------------------------------------
                                                              PSEGR PJM, LLC
                                     ---------------------------------------------------------------
                                                                     |
                                                                     |
                 ------------------------------------------------------------------------------------------------------------
                |                                                    |                                      |
                |                                                    |                                      |
-----------------------------------                    -------------------------------     -----------------------------------
       PSEGR Conemaugh, LLC                                 PSEGR Keystone, LLC                   PSEGR Shawville, LLC
-----------------------------------                    -------------------------------     -----------------------------------
                |                                                    |                                      |
                |                                                    |                                      |
-----------------------------------                    -------------------------------     -----------------------------------
 PSEGR Conemaugh Generation, LLC                        PSEGR Keystone Generation, LLC        PSEGR Shawville Generation, LLC
-----------------------------------                    -------------------------------     -----------------------------------
                |                                                    |                                      |
                |                                                    |                                      |
-----------------------------------                    -------------------------------     -----------------------------------
    Conemaugh Lessor Genco LLC                            Keystone Lessor Genco LLC            Shawville Lessor Genco LLC
               EWG                                                  EWG                                    EWG
-----------------------------------                    -------------------------------     -----------------------------------

